Form 10-K, Exhibit 13
period 1996-12-31
SYMONS INTERNATIONAL GROUP INC
filed 1997-03-31
CIK 1013698

[COVER]

                                    SIG LOGO
                               1996 Annual Report




                       [Large SIG logo with three photos]

Corporate Profile

Symons International Group, Inc. owns niche insurance companies principally in the crop and nonstandard automobile insurance markets. Its crop subsidiary, IGF Insurance Company of Des Moines, Iowa is the fifth largest crop insurer in the United States. Its nonstandard automobile division, Pafco General Insurance Company of Indianapolis, Indiana and Superior Insurance Company of Tampa, Florida, is the sixteenth largest provider of nonstandard automobile insurance in the United States. The crop segment markets and sells crop and multi-peril coverages to farmers. This is the fastest growing sector of the commercial insurance market. The nonstandard automobile division markets and sells insurance through the independent agency system to drivers who are unable to obtain coverage from insurers at standard or preferred rates. This market is the fastest growing of the personal lines market.

The common stock of Symons International Group, Inc. was initially offered to the public on November 5, 1996 and trades on The NASDAQ Stock Market's National Market under the symbol "SIGC".

Table of Contents


Financial Highlights                                                        1

Chairman's Report                                                           2

Selected Financial Data                                                     4

Management's Discussion and Analysis                                        6

Consolidated Financial Statements                                          20

Notes to Consolidated Financial Statements                                 24

Report of Independent Accountants                                          49

Stockholder Information                                                    50

Board of Directors and Executive Officers                                  51

Subsidiary and Branch Offices                                             IBC



[GRAPH OMITTED]



                              1992      1993      1994       1995       1996
Gross Premiums Written     $109,219   $88,936   $103,134   $124,634   $305,499

                         Gross Premiums Written By Year

Financial Highlights
(in thousands, except per share data)

For the years ended December 31,             1992          1993           1994           1995            1996
------------------------------------       --------       --------       --------       --------       --------
Gross premiums written                     $109,219       $88,936        $103,134       $124,634
$305,499
Net earnings (loss)(1)                     $    817       $  (323)       $  2,117       $  4,821       $ 13,256
Net operating earnings
 (loss)(2)                                 $    496       $  (244)       $  2,222       $  5,048       $ 13,916
Earnings (loss) per share(1)               $   0.12       $ (0.05)       $   0.30       $   0.69       $   1.76
Operating earnings (loss)
     per share (1)(2)                      $   0.07       $ (0.03)       $   0.32       $   0.72       $   1.85
Stockholders' equity                       $  1,193       $ 2,219        $  4,255       $  9,535       $ 60,900
Return on beginning equity                    168.8%        (27.1%)            95%         113.3%
139.0%
Book value per share                       $   0.17       $  0.32        $   0.61       $   1.36       $   5.83
Market value per share(3)                       N/A           N/A             N/A            N/A       $  16.75

(1) In 1993, the Company recognized an increase to net earnings as a result of a cumulative effect of a change in accounting principle of $1,175. Earnings and operating earnings per share excluding this effect were $(0.20).

(2) Operating earnings and per share amounts exclude the after tax effects of realized capital gains and losses.

(3)  The Company's shares were first publicly traded on November 5, 1996.


                              CORPORATE STRUCTURE
[graphic omitted]

           Symons International Group,
           Inc, Indianapolis, Indiana
             ("SIG or the "Company")
                       |
                       |
      ----------------------------------
     |                                  |
  100% Owned                        52% Owned                   Funds Affiliated
 IGF Holdings, Inc.                GGS Management   ----48%----  with Goldman
   ("IGFH")                        Holdings, Inc.                 Sachs & Co.
                           ("GGSH" or "GGS Holdings")             ("GS Funds")

     |                                  |
     |                                  |
 100% Owned                        100% Owned
IGF Insurance                 GGS Management, Inc.
  Company                       "GGS Management"
  ("IGF")
                                        |
                                        |
                        -----------------------------------
                        |                                  |
                        |                                  |
                 100% Owned                            100% Owned
               PAFCO General                      Superior Insurance Company
               Insurance Company                       ("Superior")
                  ("Pafco")                                |
                                                           |
                                                           |
                                             ----------------------------
                                             |                           |
                                             |                           |
                                        100% Owned                   100% Owned
                                   Superior Guranty                   Superior
                                   Insurance Company                  American
                                                                      Insurance
                                                                       Company

Chairman's Report

--------------------------------------------------------------
Symons International Group, Inc.
--------------------------------------------------------------

1996  saw  Symons   International  Group,  Inc.  ("SIG")  change  from  being  a wholly-owned subsidiary of Goran to a 67% owned newly listed (NASDAQ) public company on the occasion of its Initial Public Offering on November 5, 1996.

Three million of its ten million outstanding common shares were offered to the public at $12.50 per share, and a further 450,000 shares were issued under the terms of the "over-allotment" agreement. The total proceeds were $43.1 million. While this was a significant adventure for SIG, it came late in a year of several outstanding achievements produced by its subsidiary companies.

The year started with the completion on January 31, 1996, of an agreement with the Fortis Group to purchase their nonstandard automobile insurance division, the Superior Group of Insurance Companies. The purchase price was 105% of the "book" value, which developed a selling value to Fortis of $66,600,000, a most satisfactory arrangement for SIG as we will demonstrate.

The funds were raised by the following:

The substantial financial house of Goldman Sachs, through their affiliate, GS Capital Partners II, L.P. contributed $21.2 million in cash to a newly formed nonstandard automobile insurance holding company, GGS Management Holdings Inc. We contributed our previously wholly-owned, nonstandard auto insurer, Pafco General Insurance Company. For its contribution, GS Capital Partners II, L.P. received a 48% interest in GGS Management Holdings, Inc. and we, of course, retained the other 52% of GGS Management Holdings, Inc. in SIG.

With the assistance of our new investors, GS Capital Partners II, L.P., GGS Management Holdings, Inc. borrowed $48 million thus satisfying the cash requirement for the acquisition and a definitive agreement was concluded for the purchase with Fortis on January 31, 1996. The necessary application seeking approval of the purchase was expeditiously made to the regulators and by April 30, 1996, the Florida Department of Insurance sanctioned the deal and GGS Management Holdings, Inc. was in business.

With the keys to Superior firmly in our hands, we proceeded to make several major improvements in the sales and administration of the nonstandard automobile companies. This field of insurance is one of our core lines and we felt most comfortable with the acquisition from the outset. Our first chore was to implement proven and constructive systems and to reduce redundancies that might prevail within our two active nonstandard auto insurers. Time proved that these changes were effective in that by the end of 1996, only eight months after we acquired Superior, gross premiums of the Company had risen from $95 million in 1995 to $159 million. For 1996, we were also able to reduce the operating ratios from 107.6% of premiums to 99.5% over this period.

During 1996 we reduced operation costs and increased production at Pafco as well.

In combination with Pafco, the two nonstandard entities now under the banner of GGS Management Holdings, Inc. moved into 16th place in this the fastest growing segment of personal insurance.

IGF Insurance Company, our crop insurer, now occupies 5th place in volume of income in the crop insurance business, which has been categorized as the fastest growing segment of the commercial insurance business. The company, since we acquired it in November 1990, has progressed from a relatively small writer of this sophisticated line of insurance, doing $22 million of premium income in 1990, to gross premiums for 1996 of $110 million - an increase of 56% over 1995. Pre-tax earnings increased from $11 million in 1995 to $17.7 million in 1996.

A gentleman employed with a major investment house asked a short time ago if we expected to see results, such as we have displayed over the past years, continue into the future. It is a good question and if we could look into a crystal ball and come up with the answer that might prove useful, too. The fact of the matter is that there have been sound and understandable reasons for our growth and we can take credit for that. We have stuck to the business philosophy developed some years back of being a "niche" company, carefully selecting our areas of development. These have been the nonstandard auto insurance and crop insurance segments. We have made antidilutive acquisitions, and managed above average growth while increasing profitability. As the large standard auto insurers tightened their underwriting criteria, this threw a large number of motorists into the nonstandard market. As the nonstandard market grew to accept more business, various legislators brought in tougher laws to eliminate the uninsured motorist. Florida even introduced bounty hunters to hound out the noninsured motorists. Other states have been introducing tighter laws to impose a mandatory obligation to insure with seizure of the car and large fines in the event of non-compliance. The market for nonstandard auto insurance has now reached more than $17 billion and there is still some shortfall in the capacity to absorb these premiums by the insurers. We are selective in the risks we accept which accounts for our results bettering the averages.

Dating as far back as the period following the Dust Bowl of the 30's, there was a lack of insurance markets to accept the risks of farmers for damage or loss of crops. This was not a serious problem in the past for many farmers were not prone to purchase the coverage and relied on the luck of the draw, or as the more religious put it, the hand of God to look after them. The time came, however, when losses became too severe for the well-being of the nation's farmers and the central government in the U.S. had to step in and offer to provide assistance with the creation of a sound insurance market. With reluctance, the Federal Crop Insurance Corporation was established and for some time, along with a small group of speciality insurance companies, a suitable market existed.

In 1993 devastating floods hit the farms in mid-America following some turbulent and unpredictable weather in the years preceding. There were disaster areas aplenty and of course many farmers, as was their tradition, had not insured. The demands for "Disaster Fund" assistance was loud and insistent and the government, of course with taxpayers funds, did its best to render useful assistance. The upshot of this was the 1994 Crop Reform bill and the 1996 Freedom to Farm legislature. These bills, while modernizing many aspects of protection to farmers and the way in which they conducted their business affairs, imposed an obligation on the farmers to purchase protection for their own security. Premiums in the crop insurance industry have doubled since while the number of insurance providers has shrunk. IGF has increased its segment of this business by a greater amount than the overall factor of growth.

We have added many capable people to our staff over the past few years, some through acquisition of companies such as IGF and Superior, but others garnered from other insurers and businesses. Our goal is to continue to grow by increased sales and acquisitions, but the proof of the pudding is in the eating and we have become an efficient producer of business, both in the nonstandard auto field and crop insurance business. We have developed unique marketing strategies and our underwriting results and expense ratios are comparable to the largest and most experienced companies.



G. Gordon Symons, Chairman

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
                       Years Ended December 31,

--------------------------------------------------------------------------------
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
--------------------------------------------------------------------------------
OF SYMONS INTERNATIONAL GROUP, INC.

The selected consolidated financial data presented below is derived from the consolidated financial statements of the Company and its Subsidiaries and should be read in conjunction with the consolidated financial statements of the Company and the notes thereto, included elsewhere in this Report.



                                     1992          1993         1994          1995           1996
                                   ---------    ---------     ---------     ---------     ---------
                                             (in thousands except per share amounts and ratios)
Consolidated Statement of
Operations Data:

Gross Premiums Written             $ 109,219    $  88,936     $ 103,134     $ 124,634     $ 305,499
Net Premiums Written                  35,425       31,760        35,139        53,447       209,592

Net Premiums Earned                   35,985       31,428        32,126        49,641       191,759
Net Investment Income                  1,319        1,489         1,241         1,173         6,733
Other Income                         - - - -          886         1,632         2,170         9,286
Net Realized Capital Gain
(Loss)                                   486         (119)         (159)         (344)       (1,015)
                                   ---------    ---------     ---------     ---------     ---------
Total Revenues                        37,790       33,684        34,840        52,640       206,763
                                   =========    =========     =========     =========
=========

Losses and Loss Adjustment
Expenses                              27,572       25,080        26,470        35,971       137,109
Policy Acquisition and General
and Administrative Expenses            7,955        8,914         5,801         7,981        42,013
Interest Expense                         459          996         1,184         1,248         3,938
                                   ---------    ---------     ---------     ---------     ---------

Total Expenses                        35,986       34,990        33,455        45,200       183,060
                                   =========    =========     =========     =========
=========

Earnings (Loss) Before Taxes,
Extraordinary Item, Cumulative
Effect Of An Accounting Change
And Minority Interest                  1,804       (1,306)        1,385         7,440        23,703
Income Taxes                             996           83          (718)        2,619         8.046
                                   =========    =========     =========     =========
=========
Earnings (Loss) Before
Extraordinary Item,
Cumulative Effect Of An
Accounting Change And
Minority Interest                  $     808    $  (1,389)    $   2,103     $   4,821     $  15,657
Net Earnings (Loss)                $     817    $    (323)    $   2,117     $   4,821     $  13,256
                                   =========    =========     =========     =========
=========

                                 SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
                                                        Years Ended December 31,

--------------------------------------------------------------------------------
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
--------------------------------------------------------------------------------


                                     1992          1993         1994          1995           1996
                                   ---------    ---------     ---------     ---------     ---------
Per Common Share Data:
Earnings (Loss) Before
Extraordinary Item,
And Cumulative Effect Of
An Accounting Change And
Minority Interest                  $    0.12    $   (0.20)    $    0.30     $    0.69     $    2.08
                                   ---------    ---------     ---------     ---------     ---------
Net Earnings (Loss)                $    0.12    $   (0.05)    $    0.30     $    0.69     $    1.76
                                   =========    =========     =========     =========
=========


Weighted Average Shares
Outstanding                            7,000        7,000         7,000         7,000         7,537

GAAP Ratios:
Loss and LAE Ratio                      76.6%        79.8%         82.4%         72.5%         71.5%
Expenses Ratio                          23.4         31.5          21.7          18.6          24.0
                                   ---------    ---------     ---------     ---------     ---------

Combined Ratio                         100.0%       111.3%        104.1%         91.1%         95.5%
                                   =========    =========     =========     =========
=========

Consolidated Balance Sheet Data:
Investments                        $  27,941    $  21,497     $  18,572     $  25,902     $ 178,429
Total Assets                          75,001       81,540        66,628       110,516       344,679
Losses and Loss Adjustment
Expenses                              38,616       54,143        29,269        59,421       101,719
Total Debt                            11,528        9,341        10,683        11,776        48,000
Minority Interest                         55      - - - -            16       - - - -        21,610
Total Shareholders Equity              1,193        2,219         4,255         9,535        60,900
Book Value Per Share               $    0.17    $    0.32     $    0.61     $    1.36     $    5.83

Statutory Capital And Surplus:
Pafco                              $  10,363    $   8,132     $   7,848     $  11,875     $  18,112
IGF                                $   6,400    $   2,789     $   4,512     $   9,219     $  29,412
Superior                                                                                    $57,121

                                  [photographs of automobiles down right margin]

MANAGEMENT'S DISCUSSION AND ANALYSIS


FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY
--------------------------------------------------------------------------------
Overview

Symons International Group, Inc. (the "Company" or "SIG") is a 67% subsidiary of Goran Capital Inc. ("Goran"). Prior to the Company's Initial Public Offering (the "Offering") on November 5, 1996, it was a wholly-owned subsidiary of Goran. The Company underwrites and markets nonstandard private passenger automobile insurance and crop insurance.

Formation of GGS Management Holdings, Inc. ("GGSH" or "GGS Holdings"), The Holding Company For Its Nonstandard Operations

SIG entered into a Letter of Intent on June 3, 1995 with Fortis, Inc. to buy Superior Insurance Company ("Superior"), a nonstandard automobile insurance company operating principally in Florida, Texas, California and four other states. SIG needed to finance the purchase so it turned to Goldman Sachs & Co. ("Goldman Sachs") which has a large fund that invests in equity of growing and profitable companies. SIG formed GGSH through contribution of its nonstandard subsidiary, Pafco General Insurance Company ("Pafco") and a contribution by Goldman Sachs of about $21 Million, or 48% of GGS Holdings' stock. With this cash and the value of Pafco, GGS Holdings borrowed from Chase Manhattan Bank, N.A. ("Chase") $48 Million through a term loan of 6 years at LIBOR plus 2.75%. With these funds, GGS Holdings bought Superior for $66.6 Million in cash and closed the deal on April 30, 1996 (the "Acquisition"). Today, GGS Holdings is the sixteenth largest nonstandard automobile insurance writer in the United States with gross written premiums for 1996 of $187,176,000 compared to $49,005,000 for 1995. GGS Holdings is an acquisition and growth company in the nonstandard automobile insurance sector, which is the fastest growing sector of the personal lines market.

[photographs of automobiles down left margin and across top of page]

The Company wanted to define its business as two distinct units, crop and nonstandard. The Company also wanted Goldman Sachs to invest only in the nonstandard division. In order to accomplish this, SIG moved IGF Insurance Company ("IGF") out from being a subsidiary of Pafco to become a subsidiary of SIG. After all the accountants and lawyers got through their deliberations, IGF Holdings, Inc. ("IGFH") was formed as a subsidiary of SIG and IGFH owned 100% of IGF, now the fifth largest crop insurer in the United States. To replace the value of IGF to Pafco, IGF paid a dividend of $11 Million to Pafco and funded same through our friendly local bank for $7.5 Million (the "IGFH Bank Debt") and a note back from Pafco for $3.5 Million. Both of these loans were paid off through the Offering proceeds.

Nonstandard Automobile Insurance Operations

The Company owns 52% of GGS Holdings, our nonstandard division, with the remaining 48% owned by certain funds affiliated with Goldman Sachs. GGS Holdings, through its wholly-owned subsidiaries, Pafco and Superior, is engaged in the writing of insurance coverage on automobile insurance for "nonstandard risks". Nonstandard insureds are those individuals who are unable to obtain insurance through standard market carriers due to factors such as poor premium payment history, driving experience, record of prior accidents or driving violations, particular occupation or type of vehicle. Premium rates for nonstandard risks are higher than for standard risks. Nonstandard policies have relatively short policy periods and low limits of liability. Due to the low limits of coverage, the period of time that elapses between the occurrence and settlement of losses under nonstandard policies is shorter than many other types of insurance. The nonstandard automobile market is the fastest growing sector of the personal lines market. This is fueled by two main factors. (A) As states clamp down on uninsured motorists, more insureds find their way to our market. For example, Florida, our biggest state, has bounty hunters who take your plates off your car if you fail to have insurance. Further, California just passed strong laws to enforce insurance or lose your car. (B) The baby boomers' children are now reaching driving age and they mainly find their way to our market.

                                        [photographs of crops down right margin]

Crop Insurance Operations

General

Crop insurance consists of two main products. Hail insurance, which is controlled by the private insurance industry, receives no subsidy from the government. The other, Multi-Peril Crop Insurance ("MPCI"), is a government sponsored product that receives subsidy for the farmer to reduce their cost and provide protection for major catastrophic loss. When a farmer wants to borrow money to buy his seed, the bank wants insurance on the seed so it knows the loan can be repaid either through normal harvest or through an insurance policy covering the yield on the crop. There are many types of coverages and percentages that farmers can purchase. Our job is to work with our independent agent to counsel the farmer on the best coverage and premium for his farm. The government supports this effort through commissions it pays us to do this work and through premium subsidy for the farmer's insurance costs. The government also provides back-up risk protection to the 18 or so crop insurance providers in the event of major loss. Based on the results for any given year, the Company and the government share in the results of profit and loss. In order to protect IGF from the loss part of this equation, IGF buys third party reinsurance to reduce the downside from a loss year.

Certain Accounting Policies for Crop Insurance Operations

The majority of the Company's crop insurance business consists of MPCI. MPCI is a government-sponsored program with accounting treatment which differs in certain respects from more traditional property and casualty insurance lines.
Farmers may purchase "CAT Coverage" (the minimum available level of MPCI coverage) upon payment of a fixed administrative fee of $50 per policy (the "CAT Coverage Fee") instead of a premium. This fee is included in other income. Commissions paid to agents to write CAT policies are partially offset by the CAT Coverage Fee, which is also reflected in other income. For purposes of the profit-sharing formula under the MPCI program referred to below, the Company is credited with an imputed premium (its "MPCI Imputed Premium") for all CAT Coverage policies it sells, determined in accordance with the profit-sharing formula established by the Federal Crop Insurance Corporation ("FCIC"). For income statement purposes under GAAP, gross premiums written consist of the aggregate amount of premiums paid by farmers for "Buy-up Coverage" (MPCI coverage in excess of CAT Coverage), and any related federal premium subsidies, but do not include any MPCI Imputed Premium

[photographs of crops down left margin]

credited on CAT Coverage. By contrast, net premiums written and net premiums earned do not include any MPCI premiums or premium subsidies, all of which are deemed to be ceded to the U.S. Government as reinsurer. The Company's profit or loss from its MPCI business is determined after the crop season ends on the basis of a complex profit-sharing formula established by federal regulation and the FCIC. For GAAP income statement purposes, any such profit or loss sharing earned or payable by the Company is treated as an adjustment to commission expense and is included in policy acquisition and general and administrative expenses. Amounts receivable from the FCIC are reflected on the Company's consolidated balance sheet as reinsurance recoverables.

The Company also receives from the FCIC (i) an expense reimbursement payment equal to a percentage of gross premiums written for each Buy-up Coverage policy it writes (the "Buy-up Expense Reimbursement Payment"), (ii) an LAE reimbursement payment equal to 13.0% of MPCI Imputed Premiums for each CAT Coverage policy it writes (the "CAT LAE Reimbursement Payment") and (iii) a small excess LAE reimbursement payment of two hundredths of one percent (.02%) of MPCI Retention (as defined herein) to the extent the Company's MPCI loss ratios on a per state basis exceed certain levels (the "MPCI Excess LAE Reimbursement Payment"). For 1994, 1995 and 1996, the Buy-up Expense Reimbursement Payment has been set at 31% of the MPCI Premium, but it is scheduled to be reduced to 29% in 1997, 28% in 1998 and 27.5% in 1999. The Company is working to reduce costs in order to preserve the profit margins of the Company. For GAAP income statements purposes, the Buy-up Expense Reimbursement Payment is treated as a contribution to income and reflected as an offset against policy acquisition and general and administrative expenses. The CAT LAE Reimbursement Payment and the MPCI Excess LAE Reimbursement Payment are, for income statement purposes, recorded as an offset against LAE, up to the actual amount of LAE incurred by the Company in respect of such policies, and the remainder of the payment, if any, is recorded as other income.

In 1996, the Company instituted a policy of recognizing (i) 35% of its estimated MPCI gross premiums written for each of the first and second quarters, (ii) commission expense at a rate of 16% of MPCI gross premiums written recognized and (iii) Buy-up Expense Reimbursement at a rate of 31% of MPCI gross premiums written recognized along with normal operating expenses incurred in connection with premium writings. In the third quarter, if a sufficient volume of policyholder acreage reports have been received and processed by the Company, the Company's policy is to recognize MPCI gross premiums written for the first nine months based on a re-estimate. If an insufficient volume of policies has been processed, the Company's policy is to recognize 20% of its full year estimate of MPCI gross premiums written in the third quarter. The remaining amount of gross premiums written is recognized in the fourth quarter, when all amounts are reconciled. In prior years, recognition of MPCI gross premiums written was 30%, 30%, 30% and 10%, for the first, second, third and fourth quarters, respectively. Commencing with its June 30, 1995 financial statements, the Company also began recognizing MPCI underwriting gain or loss during the first and second quarters, as well as the third quarter, reflecting the Company's best estimate of the amount of such gain or loss to be recognized for the full year, based on, among other things, historical results, plus a provision for adverse developments. In the fourth quarter, a reconciliation amount is recognized for the underwriting gain or loss based on final premium and loss information.

Discontinuance of Surplus Lines Underwriting Unit

Prior to January 1, 1996, the Company, through its wholly-owned subsidiary, Symons International Group, Inc. - Florida ("SIGF"), a surplus lines underwriting unit based in Florida, provided commercial insurance products through independent insurance agents. SIGF writes these specialty products through Pafco as well as a number of other insurers. Effective January 1, 1996, the Company transferred SIGF to Goran and reinsured all current and future policies issued by Pafco on this business through Goran's subsidiary, Granite Reinsurance Company Ltd. ("Granite Re").

Selected Segment Data of the Company

The following table presents historical segment data for the Company's nonstandard automobile and crop insurance operations. This data does not reflect results of operations attributable to corporate operations nor does it include the results of operations of Superior prior to May 1, 1996.

                                                                 Year Ended December 31,
                                                   1993          1994          1995          1996
                                                            (in thousands, except ratios)


Nonstandard -Automobile Insurance Operations:
     Gross premiums written                     $  52,187     $  45,593     $  49,005       187,176
     Net premiums written                          26,479        28,114        37,302       186,579
     Net premiums earned                           26,747        25,390        34,460       168,746
     Net investment income                          1,144           904           624         6,489
     Other income, principally
         billing fees                                 886         1,545         1,787         7,578
     Net realized capital loss                        (44)          (55)         (508)       (1,014)
     Total revenues                                28,733        27,784        36,363       181,799
     Losses and loss adjustment
          expenses                                 17,152        18,303        25,423       124,385
     Policy acquisition and general and
       administrative expenses                      5,855         8,709        12,929        46,796
     Interest and amortization of
          intangibles                             - - - -       - - - -         - - -         3,184
     Total expenses                                23,007        27,012        38,352       174,365
     Earnings (loss) before income
          taxes                                 $   5,726     $     772     $  (1,989)    $   7,434

GAAP Ratios (Nonstandard Automobile Only):
     Loss ratio                                      55.5%         62.3%         65.8%         65.1%
     LAE ratio                                        8.6%          9.8%          8.0%          8.6%
     Expense ratio, net of bilLing fees              18.6%         28.2%         32.3%         25.1%
     Combined ratio                                  82.7%        100.3%        106.1%         98.8%

Crop Insurance Operations:
     Gross premiums written                     $  35,156     $  54,455     $  70,374     $ 110,059
     Net premiums written                           4,281         4,565        11,608        23,013
     Net premiums earned                            4,281         4,565        11,608        23,013
     Net investment income                            347           339           674           181
     Other income                                       0            73           384         1,672
     Net realized capital gain (loss)                 114          (104)          164            (1)
     Total revenues                                 4,742         4,873        12,830        24,865

     Losses and loss adjustment expenses            6,774         7,031         8,629        12,724
     Policy acquisition and general and
       administrative expenses                      1,468        (4,802)       (7,466)       (6,095)
     Interest expense                                 235           492           627           551
     Total expenses                                 8,477         2,721         1,790         7,180
     Earnings (loss) before income taxe         $  (3,735)    $   2,152     $  11,040     $  17,685

Statutory Capital and Surplus:
     Pafco                                      $   8,132     $   7,848     $  11,875     $  18,112
     IGF                                            2,789         4,512         9,219        29,412
     Superior                                      56,656        43,577        49,277        57,121


Results of Operations

Overview

1996 Compared To 1995

Net earnings and earnings per share increased 175.0% to $13,256,000 and 155.1% to $1.76 in 1996 from $4,821,000 and $0.69 in 1995. Improved earnings in 1996 were attributable to both the nonstandard automobile and crop segments. The nonstandard automobile segment benefited from significant premium growth from the acquisition of Superior, elimination of quota share reinsurance and internal growth. The nonstandard automobile segment also benefited from lower loss and expense ratios due to improved claims management, introduction of multi-tiered products and operating efficiencies through reengineering, management changes and gains from technological advancements. The crop insurance segment also benefited from significant premium growth in both crop hail and MPCI premiums. The crop insurance segment's profitability was enhanced by a lower crop hail loss ratio and improved MPCI underwriting gains.

1995 Compared To 1994

Net earnings and earnings per share increased 128% to $4,821,000 and 130% to $0.69 in 1995 from $2,117,000 and $0.30 in 1994. Improved earnings in 1995 were attributable to the crop insurance segment which demonstrated premium growth, lower loss ratios and higher MPCI underwriting gains than in 1994.

Years Ended December 31, 1996 and 1995:

Gross Premiums Written. Gross premiums written in 1996 increased to $305,499,000 from $124,634,000 in 1995 reflecting a 282% increase in nonstandard automobile insurance and an increase of 56.4% in crop insurance. Other written premiums consist of premiums on commercial business which were 100% ceded to Granite Re effective January 1, 1996. The increase in nonstandard automobile gross premiums written was due to the Acquisition, which generated gross premiums written of $118,661,000 subsequent to the Acquisition, as well as a 21% increase in policies in-force issued by Pafco. The increase in Pafco policies in-force primarily resulted from improved service and product improvements. The increase in crop insurance gross premiums written was primarily due to (i) farmers electing higher percentage of crop price levels to be insured under MPCI Buy-up Coverages, (ii) an increase in MPCI policies in-force and (iii) an increase in the number of acres insured, together with an increase of $10,990,000, or 64.8%, in crop hail premiums in 1996 compared to 1995.

Net Premiums Written. The Company's net premiums written in 1996 increased 292.1% to $209,592,000 from $53,447,000 in 1995 was due to the Acquisition, which generated net premiums written for Superior of $118,298,000 subsequent to the Acquisition, and the increase in gross premiums written in Pafco's nonstandard automobile insurance business. In addition, the increase in net premiums written resulted from the Company's election not to renew, as of January 1, 1996, its 25% quota share reinsurance on its nonstandard automobile business. As a result of increases over time in its statutory capital, the Company determined that it no longer required the additional capacity provided by this coverage in order to maintain acceptable premium to surplus ratios.

Since all MPCI premiums are reported as 100% ceded, MPCI gross premiums written have no effect on net premiums written.

Net Premiums Earned. The Company's net premiums earned in 1996 increased 286.3% reflecting the increase in net premiums written. The ratio of net premiums earned to net premiums written for nonstandard automobile business in 1996 decreased to 90.4% from 92.4% in 1995 due to growth in net premiums written in 1996 exceeding growth in net premiums written in 1995.

Net Investment  Income.  The Company's net  investment  income in 1996 increased
474.0%. This increase was due primarily from the investment earnings of $4,996,000 at Superior subsequent to the Acquisition. Also contributing to the increase in net investment income is an increase in average invested assets (not including Superior) to $30,911,000 in 1996 from $22,653,000 in 1995.

Other Income. The Company's other income in 1996 increased 327.9% due principally to (i) billing fee revenue of $4,655,000 at Superior subsequent to the Acquisition, (ii) increased billing fee revenue at Pafco of $998,000 from nonstandard automobile insurance policies, resulting from the increase in the in-force policy count described above, and an increase in fees charged per installment in late 1995, and (iii) increased CAT Coverage Fees and CAT LAE Reimbursement Payments resulting from the introduction of CAT Coverages in the Federal Crop Insurance Reform Act of 1994 (the "1994 Reform Act").

Net Realized Capital Gain (Loss). The Company recorded a net realized capital loss from the sale of investments of $1,015,000 in 1996 compared to a net realized capital loss from the sale of investments of $344,000 in 1995. The net realized capital loss in 1996 was the result of sales of securities to shorten the portfolio's overall maturity to provide a better duration match with claims payments.

Losses and LAE. The loss and LAE ratio for the nonstandard automobile segment in 1996 was 73.7% as compared to 73.8% in 1995. The reduction in the loss and LAE ratio for 1996 was a function of rate increases and improved claim closure ratios. Crop hail loss ratios decreased in 1996 to 55.3% from 74.3% in 1995 due to more favorable weather conditions and a broader geographic expansion of premiums which serves to reduce exposure.

Policy Acquisition and General and Administrative Expenses. The expense ratio for the nonstandard automobile segment decreased to 29.6% in 1996 from 37.5% in 1995. Excluding interest on the Acquisition debt and amortization of goodwill and other intangibles associated with the Acquisition would reduce this ratio to 27.7% in 1996. This decrease was due to several factors including (i) lower commission expense at Superior through utilization of multi-tiered products,
(ii) lower staff expenses as a result of higher utilization and work flow re-engineering, and (iii) technological advancements in the underwriting, premium processing and claims areas. As a result of the unique accounting for the crop insurance segment, such segment experienced a contribution to income reflected in the policy acquisition and general and administrative expense line item of $6,095,000 in 1996 compared to a contribution to income of $7,466,000 in 1995. This decrease in contribution resulted from a combination of several factors. The primary difference is the decrease in ceding commission income of $2,036,000 which is due to only a 10% quota share agreement for crop hail in 1996 versus a 25% quota share in 1995. Other items include a commission expense increase of $6,217,000 due to higher premium writings and an increase in other operating expenses of $4,153,000. This net increase in expense of $10,370,000 was reduced by an increase of $8,490,000 in Buy-up Expense Reimbursement and an increase in the MPCI underwriting gain of $2,624,000.

Interest Expense. The Company's interest expense in 1996 increased to $3,938,000 from $1,248,000 in 1995 due primarily to interest of $2,774,000 on the $48 Million indebtedness incurred by a subsidiary of GGSH to partially fund the Acquisition (the "GGS Senior Credit Facility").

Income Tax Expense. The effective tax rate in 1996 reflects a 33.9% provision compared to a 35.2% provision in 1995. The reduction in the effective tax rate is due to higher tax-exempt interest and dividend income.

Years Ended December 31, 1995 and 1994:

Gross Premiums Written. Gross premiums written in 1995 increased 20.8%, to $124,634,000 from $103,134,000 in 1994 reflecting an increase in gross premiums written of 29.2% in crop insurance and 7.5% in nonstandard automobile insurance. The increase in gross premiums written for the nonstandard automobile insurance segment was primarily attributable to an increase in policies in-force of 13.4%. The Company experienced a greater percentage increase in certain states due to the introduction of product improvements. In Colorado, policies in-force increased due to the increased number of its deductible options and more favorable pricing for certain personal injury protection coverages. The crop insurance segment experienced growth in both the crop hail and MPCI business. The increase in crop hail gross premiums written to $16,966,000 in 1995 from $10,130,000 in 1994 was due primarily to increased opportunities to market crop hail coverages to farmers as a result of the increases in sales of MPCI products (both Buy-up Coverage and CAT Coverage) due to the 1994 Reform Act. The net increase in MPCI gross premiums written to $53,408,000 in 1995 from $44,325,000 in 1994 resulted from an increase in the number of acres insured in 1995 following the 1994 Reform Act.

Net Premiums Written. The Company's net premiums written in 1995 increased 52.1%, to $53,447,000 from $35,139,000 in 1994 due to an increase in gross premiums written and a reduction in premiums ceded to reinsurers under quota share reinsurance for both nonstandard automobile and crop hail insurance. The percentage of the Company's nonstandard automobile premiums ceded under its quota share reinsurance treaty was reduced to 25% from an effective percentage ceded of 38% in 1994 as a result of a reduction in the Company's need for the additional capacity provided by this reinsurance. Net Premiums Earned. The Company's net premiums earned in 1995 increased 54.5% reflecting an increase in net premiums written and a reduction in quota share reinsurance on the nonstandard automobile insurance business. The ratio of net premiums earned to net premiums written for nonstandard automobile insurance in 1995 remained relatively unchanged at 92.4% as compared to 90.3% in 1994.

Net Investment Income. Net investment income in 1995 decreased 5.5% principally due to a decrease in the average yield earned on invested assets to 5.2% in 1995 from 6.0% in 1994. Although market interest rates increased in 1995, the average yield on investments declined primarily as a result of the repositioning of the Company's investment portfolio, begun in the latter part of 1995, into a higher concentration in fixed income securities, particularly including shorter term securities. The decrease in the average yield was partially offset by an increase in average invested assets to $22,653,000 in 1995 from $20,628,000 in 1994.

Other Income. The Company's other income in 1995 increased 34.0% as a result of increased billing fee income of $351,000 on nonstandard automobile business due primarily to the increase in the in-force policy count as described above, with the remainder due primarily to the receipt of CAT Coverage Fees and CAT LAE Reimbursement Payments following the 1995 introduction of CAT Coverages.

Net Realized Capital Gain (Loss). The Company recorded a net realized capital loss of $344,000 from the sale of investments in 1995 as compared to a net realized capital loss of $159,000 in 1994. The net realized capital loss in 1995 was the result of appointing a new investment manager in October 1995 and the resulting repositioning of the Company's investment portfolio described above, as well as certain write-downs taken on investments with an other than temporary decline in estimated fair value.

Losses and LAE. The nonstandard automobile segment loss and LAE ratio increased to 73.8% in 1995 from 72.1% in 1994 primarily due to increased repair costs for automobile parts resulting from the implementation of laws prohibiting use of reconditioned parts as well as general inflationary pressures on costs of settling claims. The crop hail loss and LAE ratio decreased to 74.3% in 1995 from 154.0% in 1994 due to more favorable weather conditions than in the prior year. Crop insurance losses and LAE were also impacted by net MPCI LAE of $0 in 1995 and $936,000 in 1994, after reduction for LAE reimbursements of $3,324,000 in 1995 compared to $107,000 in 1994. These reimbursements are reflected in losses and LAE up to the actual amount of LAE incurred with any excess reflected in Other Income.

Policy Acquisition and General and Administrative Expenses. The Company's policy acquisition and general and administrative expenses in 1995 increased 37.6%, to $7,981,000 from $5,801,000 in 1994. The nonstandard automobile segment expense ratio increased to 37.5% in 1995 from 34.3% in 1994 primarily due to a $2,390,000, or 44%, reduction in ceding commission income in 1995 arising from reduced reliance on quota share reinsurance. As a result of the unique accounting for the crop insurance segment, such segment experienced a contribution to income reflected in the policy acquisition and general and administrative expense line item of $7,466,000 in 1995 compared to a contribution to income of $4,802,000 in 1994. This increase in contribution resulted from an increase in Buy-Up Expense Reimbursement Payments of $2,521,000 due to higher gross premium writings in 1995, together with an increase in the MPCI underwriting gain of 6,396,000.

Interest Expense. The Company's interest expense in 1995 increased 5.4% as a result of increased line of credit borrowings by IGF due to an increase in cash flow requirements and an increase in applicable interest rates. This was partially offset by interest savings in 1995 over 1994 resulting from debt principal repayments and the retirement of a Company term loan in June 1995.

                                   [photographs of a building down right margin]

Income Tax Expense. The effective tax rate in 1995 was 35.2% as compared to an effective tax rate of (52.2%) in 1994. The tax benefit in 1994 was due to a $1,492,000 reduction in the valuation allowance the Company had previously established for its deferred tax assets.

Liquidity and Capital Resources

The primary sources of funds available to the Company and its Subsidiaries are premiums, billing fees, expense reimbursements, investment income and proceeds from the maturity of invested assets. Such funds are used principally for the payment of claims, operating expenses, commissions, dividends and the purchase of investments. There is variability to cash outflows because of uncertainties regarding settlement dates for liabilities for unpaid losses. Accordingly, the Company maintains investment programs generally intended to provide adequate funds to pay claims without the forced sale of investments.

Net cash provided by operating activities in 1996 was $10,003,000 compared to $9,654,000 in 1995 for an increase of $349,000. This increase was due to improved profitability and growth in written premiums. Loss payments in the nonstandard automobile insurance business tend to lag behind receipt of premiums thus providing cash for operations. Net cash provided by operating activities in 1995 was $9,654,000 compared to net cash used by operating activities of $3,302,000 in 1994. Operations in 1995 provided an additional $12,956,000 in cash compared to 1994 due to additional net earnings of $2,704,000 and cash flow provided of $5,109,000 relating to premium receipts and loss payments, including effects of reinsurance, due primarily to growth in operations with the remainder due to timing of tax and other liability payments.

Net cash used in investing activities increased from $8,835,000 in 1995 to $92,769,000 in 1996. Included in 1996 was a $66,590,000 use of cash for the Acquisition. The remaining increase in cash used in investing activities in 1996 related to the growth in investments due to increased cash provided by operating activities. Net cash of $8,835,000 was used in investing activities in 1995 compared to net cash provided by investing activities in 1994 of $1,473,000. The increase in the use of cash in 1995 over 1994 primarily relates to investing of excess funds generated by additional operating earnings in fixed income securities. Due to the nature of insurance operations, the Company does not have a significant amount of expenditures on property and equipment.

The primary items comprising the $93,550,000 of cash provided by financing activities in 1996 were the $48,000,000 of proceeds from the GGS Senior Credit Facility, $21,200,000 minority interest investment received as part of the formation of GGS Holdings and the funding of the Acquisition and $37,969,000 of proceeds from the Offering.

Cash provided or used by financing activities in 1995 and 1994 primarily related to activity in the Company's line of credit for its crop segment. The nonstandard automobile segment generates sufficient cash from operations to preclude the need for working capital borrowings while the timing of receipts and payments in the crop segment is such that an operating line of credit is necessary.

[photographs of a building down right margin and across top of page]

After the Offering, the Company, on a stand-alone basis, requires funds to defray operating expenses consisting primarily of legal, accounting and other fees and expenses in connection with the disclosure and regulatory obligations of a public company. In order to satisfy its cash requirements, the Company intends to rely primarily on the fees from an administrative agreement between the Company and IGF (the "Administration Agreement") pursuant to which the Company provides certain executive management, accounting, investing, marketing, data processing and reinsurance services in exchange for a fee in the amount of $150,000 quarterly. In addition, the Company is currently in the process of seeking approval from the Indiana Department of Insurance to implement a new arrangement whereby the underwriting, marketing and administrative functions of IGF will be assumed by, and employees will be transferred to, IGFH. There can, however, be no assurance that the required regulatory approval will be obtained. In accordance with industry practice, the FCIC will continue to pay Buy-up Expense Reimbursement Payments to IGF, which will in turn pay management fees to IGFH. Accordingly, IGFH will be able to pay dividends to the Company to the extent that such fees exceed the operating and other expenses of IGFH. There can, however, be no assurance that IGFH will have sufficient excess cash flow to permit the payment of any dividends to the Company.

As a result of the covenants contained in the credit agreement with respect to the GGS Senior Credit Facility, GGS Holdings and its subsidiaries, Pafco and Superior, are not expected to constitute a significant source of funds for the Company. The GGS Senior Credit Facility restricts the ability of GGS Management, Inc., a wholly-owned subsidiary of GGSH ("GGS Management") to undertake certain actions, including making, or permitting any of its subsidiaries to make, certain restricted payments in excess of $100,000 per year in the aggregate. For purposes of the GGS Senior Credit Facility, "restricted payments" include dividends in the form of cash or other tangible or intangible property (other than stock, options, warrants or other rights to purchase stock), as well as administrative, advisory, management and billing fees payable by GGS Management to any of its affiliates (other than investment banking fees payable to Goldman Sachs). As a result, this covenant restricts the ability of GGS Management to pay dividends to its parent company, GGS Holdings, in excess of $100,000 per year.

GGS Management collects billing fees charged to policyholders of Pafco and Superior who elect to make their premium payments in installments. GGS Management also receives management fees under its management agreement with Pafco and Superior. When the Florida Department of Insurance approved the acquisition of Superior by GGS Holdings, it prohibited Superior from paying any dividends (whether extraordinary or not) for four years without the prior written approval of the Florida Department of Insurance, and extraordinary dividends, within the meaning of the Indiana Insurance Code, cannot be paid by Pafco without the prior approval of the Indiana Commissioner of Insurance. The management fees charged to Pafco and Superior by GGS Management are subject to review by the Indiana and Florida Departments of Insurance.

The GGS Senior Credit Facility, with an outstanding principal balance of $48 million, matures on April 30, 2002 and will be repaid in 11 consecutive semi-annual installments, the first of which will occur on the first anniversary of the closing date of the GGS Senior Credit Facility. The first installments of principal repayments will be $3,128,000 and $2,886,500, respectively, with the remaining annual installments to be paid as follows: 1998 - $6,494,500; 1999 - $7,938,000; 2000 - $9,742,000; 2001 - $11,611,500; and 2002 $6,199,500. At the
election of GGS Management, interest on the GGS Senior Credit Facility shall be payable either at the "Base Rate" option or LIBOR option, plus in each case the applicable margin. The Base Rate is defined as the higher of (i) the federal funds rate plus 1/2 of 1% or (ii) the prime commercial lending rate of the lending bank. LIBOR is defined as an annual rate equal to the London Interbank Offered Rate for the corresponding deposits of U.S. dollars. The applicable margin for Base Rate loans is 1.50% and for LIBOR loans is 2.75%. In May, 1996, the Company entered into an interest rate swap agreement to protect the Company against interest rate volatility. As a result, the Company fixed its interest rate on the GGS Senior Credit Facility at 8.85% through January 31, 1997, 9.08% through April 30, 1997, 9.24% through July 30, 1997 and 8.80% through October 30, 1999. The GGS Senior Credit Facility is collateralized by a pledge of all of the tangible and intangible assets of GGS Holdings, including all of the outstanding shares of GGS Management, and by a pledge of all of the tangible and intangible assets of GGS Management, including all of the outstanding shares of capital stock of Pafco and Superior. GGS Management intends to rely primarily on management fees from Pafco and Superior and billing fee income to satisfy these debt service requirements which are subject to review by the Indiana and Florida Departments of Insurance.

As of December 31, 1996, GGS Management was in default of three covenants in the GGS Senior Credit Facility. The first covenant requires Pafco and Superior to maintain a combined ratio of statutory net premiums written for the prior four quarters to surplus of 3:1 (three dollars of premiums to 1 dollar of surplus). As at December 31, 1996 such ratio was 3.06:1. The commercial bank lenders under the GGS Senior Credit Facility amended the agreement to cure this default for the four consecutive fiscal quarters ended December 31, 1996. As of December 31, 1996, GGS Management contributed additional capital to Pafco $3,737,000 and GGS Holdings contributed $4,800,000 to Superior in the form of a note payable, due March 28, 1997, of which the Company guaranteed $2,496,000. The Company loaned $500,000 to GGS Holdings, which was used to fund a portion of the note at December 31, 1996. The outstanding balance of the note payable from GGS Holdings to Superior of $4,300,000 at December 31, 1996 was funded by its due date. The Company believes that premium volume in 1997 will be at a level where capital contributions from GGS Management will be necessary to maintain compliance with this covenant. The Company believes GGS Management will have sufficient cash flow after debt service to provide a significant portion of this capital need. However, GGS Management believes, based on 1997 projcted premium writings, it will need to either obtain reinsurance, reduce premium writings or obtain additional funding of approximately $12,000,000 from either SIG or additional financing. The Company is currently exploring its options including negotiating with its lenders. Should the Company experience less than satisfactory loss experience, it will reduce its premium writings either internally or through additional reinsurance. Certain factors will influence the Company's ability to maintain adequate capital including actual level of premium writings, loss trends, commission rates, investment yields and cash flow. There can be no assurance that GGS Management's plans will provide adequate capital.

The second covenant violation relates to insufficient funds posted by an affiliate reinsurer to cover ceded premiums and loss reserves. Such deficiency was approximately $770,000 at December 31, 1996, or less than 10% of total funds required to be held for ceded premiums and loss reserves. In addition to cash, the affiliate had posted a $1.5 Million letter of credit as of December 31, 1996. However, reserve development calculated subsequent to December 31 created most of the deficiency. The affiliate has posted sufficient funds in March, 1997 and the Company doesnot expect future violations of this covenant to occur. The commercial bank lenders have agreed in writing that this violation has been cured.

The third covenant violation relates to Superior's risk-based capital rating being less than 3 to 1 as of December 31, 1996 due to premium growth. The commercial bank lenders have amended the agreement to cure this violation as of December 31, 1996.

The Company believes cash flows in the nonstandard automobile segment from premiums, investment income and billing fees are sufficient to meet that segment's obligations to policyholders, operating expenses and debt service on both a short and long term basis. This is due primarily to the lag time between receipt of premiums and claims payments. Therefore, the Company does not anticipate additional borrowings for this segment other than in the event of an acquisition or funding of surplus for premium growth. The Company also believes cash flows in the crop segment from premiums and expense reimbursements are sufficient to meet the segment's obligations on both a short and long term basis. Due to the more seasonal nature of the crop segment's operations, it is necessary to obtain short term funding at times during a calendar year in the form of an existing line of credit. Except for this short term funding and normal increases therein resulting from an increase in the business in force, the Company does not anticipate any significant short or long term additional borrowing needs for this segment. Accordingly, while there can be no assurance as to the sufficiency of the Company's cash flow in future periods, the Company believes that its cash flow will be sufficient to meet all of the Company's operating expenses and debt service for the foreseeable future and, therefore, does not anticipate additional borrowings except as may be necessary to finance acquisitions or funding of surplus for premium growth.

While GAAP shareholders' equity was $60,900,000 at December 31, 1996, it does not reflect the statutory equity upon which the Company conducts its various insurance operations. Pafco, Superior and IGF individually had statutory surplus at December 31, 1996 of $18,112,000, $57,121,000 and $29,412,000, respectively.

Cash flows in the Company's MPCI business differ from cash flows from certain more traditional lines. The Company pays insured losses to farmers as they are incurred during the growing season, with the full amount of such payments being reimbursed to the Company by the federal government within three business days. MPCI premiums are not received from farmers until covered crops are harvested. Such premiums are required to be paid over in full to the FCIC by the Company, with interest, if not paid by a specified date in each crop year.

During 1996, IGF continued the practice of borrowing funds under a revolving line of credit to finance premium payables to the FCIC on amounts not yet received from farmers (the "IGF Revolver"). The maximum borrowing amount under the IGF Revolver was $6,000,000 until July 1, 1996, at which time the maximum borrowing amount increased to $7,000,000. The IGF Revolver carried a weighted average interest rate of 6.0%, 8.1%, 9.7% and 8.6%, in 1993, 1994, 1995 and
1996, respectively. These payables to the FCIC accrue interest at a rate of 15%, as do the receivables from farmers. By utilizing the IGF Revolver, which bears interest at a floating rate equal to the prime rate plus 1/4%, IGF avoids incurring interest expense at the rate of 15% on interest payable to the FCIC while continuing to earn 15% interest on the receivables due from the farmer. The IGF Revolver contains certain covenants which restrict IGF's ability to (i) incur indebtedness, (ii) declare dividends or make any capital distribution upon its stock whether through redemption or otherwise, and (iii) make loans to others, including affiliates. The IGF Revolver also contains other customary covenants which, among other things, restricts IGF's ability to participate in mergers, acquire another enterprise or participate in the organization or creation of any other business entity. At December 31, 1996, $7,000,000 remains available under the IGF Revolver. At December 31, 1996, IGF was in compliance with all covenants associated with the line, except the covenant pertaining to certain investments as a percentage of total admitted assets, for which IGF obtained a waiver.

Effects of Inflation

Due to the short term that claims are outstanding in the two product lines the Company underwrites, inflation does not pose a significant risk to the Company.

Primary Variances Between GAAP and SAP

The financial statements in this Annual Report have been prepared in conformity with generally accepted accounting principles ("GAAP") which differ from statutory accounting practices ("SAP") prescribed or permitted for insurance companies by regulatory authorities in the following respects:

Certain assets are excluded as "Nonadmitted Assets" under statutory accounting.

Costs incurred by the Company relating to the acquisition of new business are expensed for statutory purposes.

The investment in wholly owned subsidiaries is consolidated for GAAP rather than valued on the statutory equity method. The net income or loss and changes in unassigned surplus of the subsidiaries is reflected in net income for the period rather than recorded directly to unassigned surplus.

Fixed maturity investments are reported at amortized cost or market value based on their National Association of Insurance Commissioners ("NAIC") rating.

The liability for losses and loss adjustment expenses and unearned premium reserves are recorded net of their reinsured amounts for statutory accounting purposes.

Deferred income taxes are not recognized on a statutory basis.

Credits for reinsurance are recorded only to the extent considered realizable. Under SAP, credit for reinsurance ceded are allowed to the extent the reinsurers meet the statutory requirements of the Insurance Departments of the States of Indiana and Florida, principally statutory solvency.

New Accounting Standards

On January 1, 1994, the Company adopted the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". In accordance with SFAS No. 115, prior period financial statements have not been restated to reflect the change in accounting principle. The cumulative effect as of January 1, 1994 of adopting Statement 115 has no effect on net income. The effect of this change in accounting principle was an increase in stockholders' equity of $139,000, net of deferred taxes of $73,000 on net unrealized gains on fixed maturities classified as available for sale that were previously carried at amortized cost.

On January 1, 1996, the Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". SFAS No. 121 requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This Statement is effective for financial statements for fiscal years beginning after December 15, 1995. Adoption of SFAS No. 121 did not have a material impact on the Company's results of operations.

In December 1995, SFAS No. 123, "Accounting for Stock-Based Compensation" was issued. It introduces the use of a fair-value based method of accounting for stock-based compensation. It encourages, but does not require, companies to recognize compensation expense for stock-based compensation to employees based on the new fair value accounting rules. Companies that choose not to adopt the new rules will continue to apply the existing accounting rules contained in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". However, SFAS No. 123 requires companies that choose not to adopt the new fair value accounting rules to disclose pro forma net income and earnings per share under the new method. SFAS No. 123 is effective for financial statements for fiscal years beginning after December 15, 1995. The Company has chosen not to adopt the new rules but has provided the appropriate disclosure as required.

In February 1996, SFAS No. 128, Earning Per Share, was issued. This Statement establishes standards for computing and presenting Earnings per Share (EPS) and applies to entities with publicly held common stock or potential common stock. This Statement simpliflies the standards for computing Earning per Share previously found in APB Opinion No. 15, Earnings per Share, and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presention of basic and diluted EPS on the face of theincome statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to Opinion 15.

This Statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. This Statement requires restatement of all prior-period EPS data presented. The Company has not yet determined the effects of adopting this Statement.

The National Association of Insurance Commissioners ("NAIC") is considering the adoption of a recommended statutory accounting standard for crop insurers, the impact of which is uncertain since several methodologies are currently being examined. Although the Indiana Department has permitted the Company to continue, for its statutory financial statements through December 31, 1996, its practice of recording its MPCI business as 100% ceded to the FCIC with net underwriting results recognized in ceding commissions, the Indiana Department of Insurance has indicated that in the future it will require the Company to adopt the MPCI accounting practices recommended by the NAIC or any similar practice adopted by the Indiana Department of Insurance. Since such a standard would be adopted industry wide for crop insurers, the Company would also be required to conform its future GAAP financial statements to reflect the new MPCI statutory accounting methodology and to restate all historical GAAP financial statements consistently with this methodology for comparability. The Company can not predict what accounting methodology will eventually be implemented or when the Company will be required to adopt such methodology. The Company anticipates that any such new crop accounting methodology will not affect GAAP net income.

The NAIC currently has a project under way to codify SAP, as existing SAP does not address all accounting issues and may differ from state to state. Upon completion, the Codification is expected to replace prescribed or permitted SAP in each state as the new comprehensive statutory basis of accounting for insurance companies. The final format of the Codification is uncertain at this time, yet implementation could be required as early as January 1, 1998. Due to the project's uncertainty, the Company has not yet quantified the impact any such changes would have on the statutory capital and surplus or results of operations of the Company's insurance subsidiaries. The impact of adopting this new comprehensive statutory basis of accounting is, however, expected to materially impact statutory capital and surplus.

Consolidated FINANCIAL STATEMENTS
as of December 31, 1996 and 1995
(in thousands, except share data)

--------------------------------------------------------------------------------
Consolidated Balance Sheets
--------------------------------------------------------------------------------

Assets                                       1996               1995
Investments
Available for sale:
   Fixed maturities, at market              $127,681           $12,931
   Equity securities, at market               27,920             4,231
   Short-term investments, at
     amortized cost, which
     approximates market                       9,565             5,283
   Real estate, at cost                          466               487
   Mortgage loans, at cost                     2,430             2,920
   Other                                          75                50
                                            --------          --------
Total investments                            168,137            25,902
Investments in and advances to
  related parties                              1,152             2,952
Cash and cash equivalents                     13,095             2,311
Receivables (net of allowance
  for doubtful accounts of
  $1,480 and $927 in 1996 and
  1995, respectively)                         65,194             8,203
Reinsurance recoverable on paid
  and unpaid losses, net                      48,294            54,136
Prepaid reinsurance premiums                  14,983             6,263
Federal income taxes recoverable                 319               ---
Deferred policy acquisition costs             12,800             2,379
Deferred income taxes                          3,329             1,421
Property and equipment, net of
  accumulated depreciation                     8,137             5,502
Other assets                                   9,239             1,447
                                            --------          --------
Total assets                                $344,679          $110,516
                                            ========          ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss adjustment expenses         $101,719          $ 59,421
Unearned premiums                             87,285            17,497
Reinsurance payables                           6,508             6,206
Payables to affiliates                           366             6,474
Federal income tax payable                       ---               133
Line of credit and notes payable                 ---             5,811
Term  debt                                    48,000               ---
Other                                         18,291             5,439
                                            --------          --------
Total liabilities                            262,169           100,981
                                            --------          --------

Minority interest in consolidated
subsidiary                                    21,610               ---
                                            --------          --------
Commitments and contingencies
Stockholders' equity:
  Common stock, no par value,
    100,000,000 shares authorized,
    10,450,000 and 7,000,000 shares
    issued and outstanding in 1996
    and 1995, respectively                    38,969             1,000
 Additional paid-in capital                    5,905             3,130
 Unrealized gain (loss) on invest-
    ments, net of deferred tax of
    $625 in 1996 and $(23) in 1995               820               (45)
 Retained earnings                            15,206             5,450
                                            --------          --------

Total stockholders' equity                    60,900             9,535
                                            --------          --------

Total liabilities and stockholders'
equity                                      $344,679          $110,516
                                            ========          ========

Consolidated FINANCIAL STATEMENTS
for the years ended December 31, 1996, 1995 and 1994 (in thousands, except per share data)

--------------------------------------------------------------------------------
Consolidated  Statements of Earnings
--------------------------------------------------------------------------------


                                           1996           1995           1994

Gross premiums  written                 $ 305,499      $ 124,634      $ 103,134
Less ceded premiums                       (95,907)       (71,187)       (67,995)
                                        ---------      ---------      ---------
Net premiums written                      209,592         53,447         35,139
Change in unearned premiums               (17,833)        (3,806)        (3,013)
Net premiums earned                       191,759         49,641         32,126
Net investment income                       6,733          1,173          1,241
Other income                                9,286          2,170          1,632
Net realized capital loss                  (1,015)          (344)
                                        ---------      ---------      ---------
Total revenues                            206,763         52,640         34,840
                                        ---------      ---------      ---------
Expenses:
Losses and loss adjustment expenses       137,109         35,971         26,470
Policy acquisition and general
and administrative expenses                42,013          7,981          5,801
Interest expense                            3,938          1,248          1,184
Total expenses                            183,060         45,200         33,455
                                        ---------      ---------      ---------
Earnings before income taxes
and minority interest                      23,703          7,440          1,385
                                        ---------      ---------      ---------
Income taxes:
Current income tax expense                  7,982          2,275            462
Deferred income tax expense
 (benefit)                                     64            344         (1,180)
Total income taxes                          8,046          2,619           (718)
                                        ---------      ---------      ---------
Net earnings before minority
interest                                   15,657          4,821          2,103

Minority interest                          (2,401)           ---             14
                                        ---------      ---------      ---------
Net earnings                            $  13,256      $   4,821      $   2,117
                                        =========      =========      =========

Weighted average shares outstanding         7,537          7,000          7,000
                                        =========      =========      =========

Net earnings per share                  $    1.76      $    0.69      $    0.30
                                        =========      =========      =========

Consolidated FINANCIAL STATEMENTS
for the years ended
December 31, 1996, 1995 and 1994 (in thousands)

--------------------------------------------------------------------------------
Consolidated  Statements of Changes in Stockholders'  Equity
--------------------------------------------------------------------------------

                                               Unrealized
                                  Additional   Gain(Loss)     Retained     Total
                        Common    Paid-in      on             Earnings   Stockholders'
                        Stock     Capital      Investments    (Deficit)    Equity
                        -----     -------      -----------    ---------    ------

Balance at
January 1, 1994         $ 1,000   $3,130       $  (423)       $ (1,488)    $ 2,219

Unrealized gain
on fixed maturities
resulting from a
change in accounting
principle, net of
deferred taxes              ---      ---           139             ---         139

Change in unrealized
loss on investments,
net of deferred taxes       ---      ---          (220)            ---        (220)

Net earnings                ---      ---           ---           2,117       2,117
                        -------   ------       -------        --------     -------
Balance at December
31, 1994                  1,000    3,130          (504)            629       4,255

Change in unrealized
loss on investments,
net of deferred taxes       ---      ---           459             ---         459

Net earnings                ---      ---           ---           4,821       4,821
                        -------   ------       -------        --------     -------
Balance at December
31, 1995                  1,000    3,130           (45)          5,450       9,535

Sale of subsidiary
stock                       ---    2,775           ---             ---       2,775

Change in unrealized
loss on investments,
net of deferred taxes       ---      ---           865             ---         865

Issuance of common
stock                    37,969      ---           ---             ---      37,969

Dividend to parent          ---      ---           ---          (3,500)     (3,500)

Net earnings                ---      ---           ---          13,256      13,256
                        -------   ------       -------        --------     -------
Balance at December
31, 1996                $38,969   $5,905       $   820        $ 15,206     $60,900
                        =======   ======       =======        ========     =======

Consolidated Statements of Cash Flows
for the years ended December 31, 1996,1995 and 1994
(in thousands)

                                                  1996        1995        1994

Cash flows from operating activities:

Net earnings                                   $ 13,256    $  4,821    $  2,117
Adjustments to reconcile net earnings
  to net cash provided from (used in)
  operations:
    Minority  interest                            2,401         ---         (14)
    Depreciation and amortization                 2,194         742         690
    Deferred income tax expense (benefit)            64         344      (1,180)
    Net realized capital loss                     1,015         344         159
    Net changes in operating as
     sets and liabilities
     (net of assets acquired):
      Receivables                               (22,673)      6,462      (9,057)
      Reinsurance recoverable on paid and
      unpaid losses, net                          5,842     (41,250)    (25,130)
      Prepaid reinsurance premiums               (8,720)        725      (3,343)
      Federal income taxes recoverable
      (payable)                                  (1,270)        325         759
      Deferred policy acquisition costs          (2,496)       (900)       (727)
      Other assets                               (2,923)      1,019          98
      Losses and loss adjustment expenses        (2,125)     30,152     (24,874)
      Reinsurance payables                       (1,978)      2,133       1,982
      Unearned premiums                          24,508       3,081       6,356
      Other liabilities                           2,908       1,656      (1,398)
                                               --------    --------    --------
Net cash provided from (used in) operations      10,003       9,654      (3,302)
                                               --------    --------    --------

Cash flow from investing activities:
  Cash paid for Superior                        (66,590)        ---         ---
  Net sales (purchases) of short-term
  investments                                     8,026      (4,493)       (308)
  Proceeds from sales, calls and
  maturities of fixed maturities                 56,903       8,603       8,460
  Purchases of fixed maturities                 (73,503)    (12,517)     (7,587)
  Proceeds from sales of equity securities       19,796      29,599      10,510
  Purchase of equity securities                 (34,157)    (28,173)    (10,122)
  Proceeds from the sale of real estate             ---         ---       1,165
  Purchases of mortgage loans                       ---        (100)        (50)
  Proceeds from repayment of mortgage loans         490         120          60
  Purchase of property and equipment             (3,734)     (1,874)       (655)
                                               --------    --------    --------
Net cash (used in) provided from investing
activities                                      (92,769)     (8,835)      1,473
                                               --------    --------    --------

Cash flow from financing activities:
Proceeds from initial public offering,
net of expenses                                  37,969         ---         ---
Proceeds from line of credit and
notes payable                                       ---       1,620      26,900
Proceeds from term debt                          48,000           0         ---
Payments on line of credit and notes
payable                                          (5,811)     (1,250)    (26,459)
Proceeds from consolidated subsidiary
minority interest owner                          21,200         ---         ---
Payment of dividend to parent                    (3,500)        ---         ---
Repayments from related parties                   1,800          44         711
Loans from and (repayments to) related
parties                                          (6,108)      1,036         425
                                               --------    --------    --------
Net cash provided from financing
activities                                        9,355       1,450       1,577
                                               --------    --------    --------
Increase (decrease) in cash and
cash equivalents                                 10,784       2,269        (252)
Cash and cash equivalents, beginning
of year                                           2,311          42         294
                                               --------    --------    --------
Cash and cash equivalents, end of year         $ 13,095    $  2,311    $     42
                                               ========    ========    ========

Notes to Consolidated Financial Statements
(Dollars in thousands)

SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

1. Nature of Operations and Significant Accounting Policies:

Symons International Group, Inc. (the "Company") is a 67% owned subsidiary of Goran Capital, Inc. (Goran). The Company is primarily involved in the sale of personal nonstandard automobile insurance and crop insurance. Nonstandard automobile represents approximately 61% of the Company's premium volume. The Company's products are marketed through independent agents and brokers, within a 31-state area, primarily in the Midwest and Southern United States. The following is a description of the significant accounting policies and practices employed:

a. Principles of Consolidation: The consolidated financial statements include the accounts, after intercompany eliminations, of the Company and its subsidiaries as follows:

     GGS Management Holdings, Inc. (GGSH)-a holding company for the nonstandard automobile operations which includes GGS Management, Inc., Pafco General Insurance Company, Pafco Premium Finance Company and the Superior entities, as described below - 52% owned;

     GGS Management, Inc. (GGS)-a management company for the nonstandard automobile operations-52% owned;

     Superior Insurance Company (Superior)-an insurance company domiciled in Florida-52% owned;

     Superior  American  Insurance  Company  (Superior   American)-an  insurance
     company domiciled in Florida-52% owned;

     Superior  Guaranty  Insurance  Company  (Superior   Guaranty)-an  insurance
     company domiciled in Florida-52% owned;

     Pafco General Insurance Company (Pafco)-an insurance company domiciled in Indiana-52% owned;

     Pafco Premium Finance Company (PPFC)-an Indiana-based premium finance company-52% owned;

     IGF Holdings, Inc. (IGFH)-a holding company for the crop operations which includes IGF and Hail Plus Corp.-100% owned;

     IGF Insurance Company (IGF)-an insurance company domiciled in Indiana-100% owned; and

     Hail Plus Corp.-an Iowa-based premium finance company-100% owned.

On January 31, 1996, the Company entered into an agreement with GS Capital Partners II, L.P. (Goldman Funds) to create a company, GGSH, to be owned 52% by the Company and 48% by Goldman Funds. GGSH created GGS, a management company for the nonstandard automobile operations which include PGIC and the Superior entities.

On April 30, 1996, GGSH acquired the Superior entities through a purchase business combination. The Company's Consolidated Results of Operations for the year ended December 31, 1996 include the results of operations of the Superior entities subsequent to April 30, 1996. (See Note 2.)

                                      Notes to Consolidated Financial Statements
                                                          (Dollars in thousands)

On January 1, 1996, the Company sold its excess and surplus lines insurance operations, Symons International Group, Inc. of Florida (SIGF), with a net book value of $2, to Goran for $2. Accordingly, no gain or loss was recognized in 1996 on the transaction.

b. Basis of Presentation: The accompanying financial statements have been prepared in conformity with generally accepted accounting principles (GAAP) which differ from statutory accounting practices (SAP) prescribed or permitted for insurance companies by regulatory authorities in the following respects:

Certain assets are excluded as "Nonadmitted Assets" under statutory accounting.

Costs incurred by the Company relating to the acquisition of new business are expensed for statutory purposes.

The investment in wholly owned subsidiaries is consolidated for GAAP rather than valued on the statutory equity method. The net income or loss and changes in unassigned surplus of the subsidiaries is reflected in net income for the period rather than recorded directly to unassigned surplus.

Fixed maturity investments are reported at amortized cost or market value based on their National Association of Insurance Commissioners' (NAIC) rating.

The liability for losses and loss adjustment expenses and unearned premium reserves are recorded net of their reinsured amounts for statutory accounting purposes.

Deferred income taxes are not recognized on a statutory basis.

Credits for reinsurance are recorded only to the extent considered realizable. Under SAP, credit for reinsurance ceded are allowed to the extent the reinsurers meet the statutory requirements of the Insurance Departments of the States of Indiana and Florida, principally statutory solvency.

c. Use of Estimates: The preparation of financial statements of insurance companies requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known which could impact the amounts reported and disclosed herein.

Net earnings and capital and surplus for the insurance subsidiaries reported on the statutory accounting basis is as follows:


                                             1996          1995           1994
Capital and surplus:
  Superior entities                        $57,121           N/A            N/A
  PGIC                                      18,112        11,875          7,848
  IGF                                       29,412         9,219          4,512

Net earnings (losses):
  Superior entities                          1,978           N/A            N/A
  PGIC                                       5,151          (553)          (571)
  IGF                                       12,122         6,574          1,511

d. Premiums: Premiums are recognized as income ratably over the life of the related policies and are stated net of ceded premiums. Unearned premiums are computed on the semimonthly pro rata basis.

Notes to Consolidated Financial Statements
(Dollars in thousands)

e.   Investments:  Investments are presented on the following bases:

Fixed maturities and equity securities-at market value-all such securities are classified as available for sale and are carried at market value with the unrealized gain or loss as a component of stockholders' equity, net of deferred tax, and accordingly, has no effect on net income.

Real estate-at cost, less allowances for depreciation.

Mortgage loans-at outstanding principal balance.

Realized gains and losses on sales of investments are recorded on the trade date and are recognized in net income on the specific identification basis. Interest and dividend income are recognized as earned.

f. Cash and Cash Equivalents: For purposes of the statement of cash flows, the Company includes in cash and cash equivalents all cash on hand and demand deposits with original maturities of three months or less.

g. Deferred Policy Acquisition Costs: Deferred policy acquisition costs are comprised of agents' commissions, premium taxes and certain other costs which are related directly to the acquisition of new and renewal business, net of expense allowances received in connection with reinsurance ceded, which have been accounted for as a reduction of the related policy acquisition costs and are deferred and amortized accordingly. These costs are deferred and amortized over the terms of the policies to which they relate. Acquisition costs that exceed estimated losses and loss adjustment expenses and maintenance costs are charged to expense in the period in which those excess costs are determined.

h. Property and Equipment: Property and equipment are recorded at cost. Depreciation for buildings is based on the straight-line method over 31.5 years and the declining balance method for other property and equipment over their estimated useful lives ranging from five to seven years. Asset and accumulated depreciation accounts are relieved for dispositions, with resulting gains or losses reflected in net income.

i. Other Assets: Other assets consists primarily of goodwill, debt acquisition costs, and organization costs. Goodwill resulting from the acquisition of the Superior entities is amortized over a 25-year period on a straight-line basis based upon management's estimate of the expected benefit period. Deferred debt acquisition costs are amortized over the term of the debt (six years). Organization costs are amortized over five years.

j. Losses and Loss Adjustment Expenses: Reserves for losses and loss adjustment expenses include estimates for reported unpaid losses and loss adjustment expenses and for estimated losses incurred but not reported. These reserves have not been discounted. The Company's losses and loss adjustment expense reserves include an aggregate stop-loss program. The Company retains an independent actuarial firm to estimate reserves. Reserves are established using individual case-basis valuations and statistical analysis as claims are reported. Those estimates are subject to the effects of trends in loss severity and frequency. While management believes the reserves are adequate, the provisions for losses and loss adjustment expenses are necessarily based on estimates and are subject to considerable variability. Changes in the estimated reserves are charged or credited to operations as additional information on the estimated amount of a claim becomes known during the course of its settlement. The reserves for losses and loss adjustment expenses are reported net of the receivables for salvage and subrogation of approximately $4,766 and $948 at December 31, 1996 and 1995, respectively.

Notes to Consolidated Financial Statements
(Dollars in thousands)

k. Income Taxes: The Company utilizes the liability method of accounting for deferred income taxes. Under the liability method, companies will establish a deferred tax liability or asset for the future tax effects of temporary differences between book and taxable income. Changes in future tax rates will result in immediate adjustments to deferred taxes. (See Note 11.) Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

l. Reinsurance: Reinsurance premiums, commissions, expense reimbursements, and reserves related to reinsured business are accounted for on bases consistent with those used in accounting for the original policies and the terms of the reinsurance contracts. Premiums ceded to other companies have been reported as a reduction of premium income.

m. Certain Accounting Policies for Crop Insurance Operations: In 1996, IGF instituted a policy of recognizing (i) 35% of its estimated Multi Peril Crop Insurance (MPCI) gross premiums written for each of the first and second quarters, (ii) commission expense at a rate of 16% of MPCI gross premiums written recognized and (iii) Buy-up Expense Reimbursement at a rate of 31% of MPCI gross premiums written recognized along with normal operating expenses incurred in connection with premium writings. In the third quarter, if a sufficient volume of policyholder acreage reports have been received and processed by IGF, IGF's policy is to recognize MPCI gross premiums written for the first nine months based on a reestimate which takes into account actual gross premiums processed. IGF followed the foregoing approach for the 1996 third quarter. If an insufficient volume of policies has been processed, IGF's policy is to recognize in the third quarter 20% of its full year estimate of MPCI gross premiums written, unless other circumstances require a different approach. The remaining amount of gross premiums written is recognized in the fourth quarter, when all amounts are reconciled. In prior years, recognition of MPCI gross premiums written was 30%, 30%, 30% and 10%, for the first, second, third and fourth quarters, respectively. Commencing with its June 30, 1995 financial statements, IGF also began recognizing MPCI underwriting gain or loss during the first and second quarters, as well as the third quarter, reflecting IGF's best estimate of the amount of such gain or loss to be recognized for the full year, based on, among other things, historical results, plus a provision for adverse developments.

n. Accounting Changes: On January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, (Statement 115). In accordance with Statement 115, prior period financial statements have not been restated to reflect the change in accounting principle. The cumulative effect as of January 1, 1994 of adopting Statement 115 had no effect on net earnings. The effect of this change in accounting principle was an increase to stockholders' equity of $139, net of deferred taxes of $73, of net unrealized gains on fixed maturities classified as available for sale that were previously carried at amortized cost.

On January 1, 1996, the Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This statement is effective for financial statements for fiscal years beginning after December 15, 1995. Adoption of SFAS No. 121 did not have a material impact on the Company's results of operations.

In December 1995, SFAS No. 123, Accounting for Stock-Based Compensation, was issued. It introduces the use of a fair value-based method of accounting for stock-based compensation. It encourages, but does not require, companies to recognize compensation expense for stock-based compensation to employees based on the new fair value accounting rules. Companies that choose not to adopt the new rules will continue to apply the existing accounting rules contained in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. However, SFAS No. 123 requires companies that choose not to adopt the new fair value accounting rules to disclose pro forma net income and earnings per share under the new method. SFAS No. 123 is effective for financial statements for fiscal years beginning after December 15, 1995. The Company has adopted the disclosure provisions of SFAS No. 123 (see Note 22).

                                      Notes to Consolidated Financial Statements
                                                          (Dollars in thousands)

In February 1996, SFAS No. 128, Earnings per Share, was issued. This statement establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. This statement simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, Earnings per Share, and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures, and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to Opinion 15.

This statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. This statement requires restatement of all prior period EPS data presented. The Company has not yet determined the effects of adopting this statement.

o. Vulnerability from Concentration: At December 31, 1996, the Company did not have a material concentration of financial instruments in an industry or geographic location. Also at December 31, 1996, the Company did not have a concentration of (1) business transactions with a particular customer, lender or distributor, (2) revenues from a particular product or service, (3) sources of supply of labor or services used in the business, or (4) a market or geographic area in which business is conducted that makes it vulnerable to an event that is at least reasonably possible to occur in the near term and which could cause a serious impact to the Company's financial condition.

p. Earnings Per Share: The Company's net earnings per share calculations are based upon the weighted average number of shares of common stock outstanding during each period, as restated for the 7,000-for-1 stock split. The weighted average shares outstanding in 1996 have been increased by 44,000 shares for the $3.5 million dividend paid to Goran from the proceeds of the offering, in accordance with generally accepted accounting principles. Stock options were not considered to be common stock equivalents and, thus, not included in the calculation of earnings per share as the Company's shares have been traded for less than one calendar quarter.

2. Corporate Reorganization and Acquisition:

In April 1996, Pafco contributed all of the outstanding shares of capital stock of IGF to IGF Holdings, a wholly owned and newly formed subsidiary of Pafco, and the Board of Directors of IGF Holdings declared an $11,000 distribution to Pafco in the form of cash of $7,500 and a note payable of $3,500 (PGIC Note). IGFH borrowed the $7,500 portion of the distribution from a bank (IGFH Note). The notes were paid in full from the proceeds of the Offering. Immediately following the distribution, Pafco distributed all of the outstanding common stock of IGF Holdings to the Company. Although the Company believes the plan of reorganization or spin off did not result in gain or loss, no assurance can be given that the Internal Revenue Service will not challenge the transaction.

Notes to Consolidated Financial Statements
(Dollars in thousands)

On January 31, 1996, the Company entered into an agreement (Agreement) with GS Capital Partners II, L.P. to create GGSH, to be owned 52% by the Company and 48% owned by the Goldman Funds. In accordance with the Agreement, on April 30, 1996, the Company contributed certain fixed assets and PGIC with a combined book value, determined in accordance with generally accepted accounting principles, of $17,186, to GGSH. Goldman Funds contributed $21,200 to GGSH, in accordance with the Agreement. In return for the cash contribution of $21,200, Goldman Funds received a minority interest share in GGSH at the date of contribution of $18,425, resulting in a $2,775 increase to additional paid-in capital. At December 31, 1996, Goldman Funds' minority interest share consisted of the following:

Contribution, April 30, 1996                          $18,425
GGSH earnings                                           2,401
Unrealized gains, net of deferred tax of $599             784
                                                      -------
                                                      $21,610
                                                      =======

In connection with the above transactions, GGSH acquired (the "Acquisition") all of the outstanding shares of common stock of Superior Insurance Company and its wholly owned subsidiaries, domiciled in Florida, (collectively referred to as "Superior") for cash of $66,590. In conjunction with the Acquisition, the Company's funding was through a senior bank facility of $48,000 and a cash contribution from Goldman Funds of $21,200.

The acquisition of Superior was accounted for as a purchase and was recorded as follows:

Assets acquired:

Invested assets                               $118,665
Receivables                                     34,933
Deferred acquisition                             7,925
Other assets                                     2,082
                                              --------
Total                                          163,605
                                              --------

Liabilities assumed:
Unpaid losses and loss adjustment expense       44,423
Unearned premiums                               45,280
Other liabilities                               10,863
                                              --------
Total                                          100,566
                                              --------

Net assets required                             63,039

Purchase price                                  65,590
                                              --------

Excess purchase price                            3,551

Less amounts allocated to deferred income
taxes on unrealized gains on investments         1,334
                                              --------

Goodwill                                      $  2,217
                                              ========

Notes to Consolidated Financial Statements
(Dollars in thousands)

2. Corporate Reorganization and Acquisitin, continued:

The Company's results from operations for the year ended December 31, 1996 include the results of Superior subsequent to April 30, 1996.

3.   Initial Public Offering:

On November 5, 1996, the Company sold 3,000,000 shares at $12.50 per share in an initial public offering of common stock (the "Offering"). An additional 450,000 shares were sold in December 1996 representing the exercise of the overallotment option. The Company generated net proceeds, after underwriter's discount and expenses, of $37,900 from the Offering. The proceeds were used to repay the IGFH Note and PGIC Note totaling $11,000, repay indebtedness to Goran and Granite Re of approximately $7,500, pay Goran a dividend of $3,500 and contribute capital to IGF of $9,000. The remainder will be used for general corporate purposes, including acquisitions. After completion of the Offering, Goran owns 67% of the total common stock outstanding.

Assuming that these transactions, described in Notes 2 and 3, took place (including the Offering) at January 1, 1995 or at January 1, 1996, the pro forma effect of these transactions on the Company's Consolidated Statements of Earnings is as follows:

                                    1996                  1995
                                          (unaudited)
Revenues                          $250,848              $159,899
                                  ========              ========
Net Income                          15,238                 6,701
                                  ========              ========
Net Income per common share           1.42                  0.65
                                  ========              ========

Assuming that these transactions took place (including the Offering) at January 1, 1995 or January 1, 1996 and that shares outstanding only included shares issued in connection with the IPO whose proceeds were used to repay indebtedness, the pro forma effect of these transactions on the Company's net income per common share is as follows:

                                    1996                  1995
                                          (unaudited)

Net Income per common share       $   1.86              $   0.81
                                  ========              ========

Outstanding shares used in the above calculation include the 7,000,000 shares outstanding before the Offering plus 1,200,000 shares issued in connection with the Offering whose proceeds were used to pay external indebtedness. The latter calculation was determined by dividing the aggregate amount of the repayment of the $7.5 million IGFH Note and the $7.5 million repayment of parent indebtedness by the Offering price of $12.50 per share.

The pro forma results are not necessarily indicative of what actually would have occurred if these transactions had been in effect for the entire periods presented. In addition, they are not intended to be a projection of future results.

                                      Notes to Consolidated Financial Statements
                                                          (Dollars in thousands)

4. Investments:
Investments are summarized as follows:

                                       Cost or                              Estimated
                                      Amortized         Unrealized           Market
December 31, 1996                       Cost        Gain          Loss        Value
                                      ---------   -----------------------   ---------
Fixed maturities:
U.S. Treasury securities
and obligations of U.S.
government operations and
agencies                              $  55,034   $     343    $    (233)   $  55,144
Foreign governments                       1,515           0          (30)       1,485
Obligations of states
and political
subdivisions                              2,945          11           (4)       2,952
Corporate securities                     67,545         977         (422)      68,100
                                      ---------   ---------    ---------    ---------
    Total Fixed Maturities             $127,039   $   1,331   $     (689)   $ 127,681
                                      ---------   ---------    ---------    ---------

Equity Securities:
Common stocks                            25,734       2,884         (698)      27,920

Short-term investments                    9,565           0            0        9,565
Real Estate                                 466           0            0          466
Mortgage Loans                            2,430           0            0        2,430
Other loans                                  75           0            0           75
                                      ---------   ---------    ---------    ---------
     Total Investments                $ 165,309   $   4,215    $  (1,387)   $ 168,137
                                      =========   =========    =========    =========

December 31, 1995

Fixed maturities:
U.S. Treasury securities
and obligations of U.S.
government operations and
agencies                              $  10,978   $      63    $      (1)   $  11,040
Obligations of states
and political
subdivisions                              1,470          57           (1)       1,526
Corporate securities                        364           1            0          365
                                      ---------   ---------    ---------    ---------
    Total Fixed Maturities             $ 12,812   $     121    $      (2)   $  12,931
                                      ---------   ---------    ---------    ---------

Equity Securities:
Preferred stocks                            100           1           (4)          97
Common stocks                             4,318         108         (292)       4,134

Short-term investments                    5,283           0            0        5,283
Real Estate                                 487           0            0          487
Mortgage Loans                            2,920           0            0        2,920
Other loans                                  50           0            0           50
                                      ---------   ---------    ---------    ---------
     Total Investments                $  25,970   $     230    $    (298)   $  25,902
                                      =========   =========    =========    =========

Notes to Consolidated Financial Statements
(Dollars in thousands)

4. Investments, continued:

At December 31, 1996, 90.2% of the Company's fixed maturities were considered investment grade by The Standard & Poors Corporation or Moody's Investor Services, Inc. Securities with quality ratings Baa and above are considered investment grade securities. In addition, the Company's investments in fixed maturities did not contain any significant geographic or industry concentration of credit risk.

The amortized cost and estimated market value of fixed maturities at December 31, 1996, by contractual maturity, are shown in the table which follows. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty:

                                                        Estimated
                                      Amortized           Market
Maturity:                                Cost              Value
                                      --------           --------
Due in one year or less               $  6,412          $   6,423
Due after one year through
five years                              70,848             71,086
Due after five years through
ten years                               43,109             43,404
Due after ten years                      6,670              6,768
                                      --------           --------
     Total                            $127,039           $127,681
                                      ========           ========

Gains and losses realized on sales of investments in fixed maturities are as follows:

                                        1996           1995         1994

Proceeds from sales                    $40,153        $7,903       $4,083
Gross gains realized                        92           106          119
Gross losses realized                      561           291           29

Real Estate is reported net of accumulated depreciation of $164 and $143 for 1996 and 1995, respectively. Investments in a single issuer greater than 10% of stockholders' equity at December 31, 1996 are as follows:

                                                 Fixed
Description                                     Maturities
                                                ----------
United States Treasury Notes                     $26,318
Federal National Mortgage Association            $41,203

                                      Notes to Consolidated Financial Statements
                                                          (Dollars in thousands)

An analysis of net investment income for the years ended December 31, 1996, 1995, and 1994 follows:

                                     1996           1995         1994
Fixed maturities                     $5,714         $  534       $  470
Equity securities                       756            256          677
Cash and short-term investments         281            194           99
Real Estate                              51             52          273
Mortgage Loans                          207            231          132
Other                                    25            270           96
Total Investment Income               7,034          1,537        1,747
Investment expenses                    (301)          (364)        (506)
                                     ------         ------       ------
Net Investment Income                $6,733         $1,173       $1,241
                                     ======         ======       ======

In 1992, PGIC acquired a hotel property through a deed in lieu of foreclosure on a mortgage it held in the amount of $2,985. In 1993, the property was renovated and changed to a Comfort Inn. In June 1994, the property was sold for net proceeds of $4,166, resulting in a gain on sale of $147. Upon the sale, PGIC issued an 8% mortgage loan due in the year 2001 in the amount of $3,000. It calls for monthly principal payments of $10 plus interest. All payments on the mortgage were current at December 31, 1996.

Investments with a market value of $23,419 and $6,410 (amortized cost of $22,749 and $6,296) as of December 31, 1996 and 1995, respectively, were on deposit in the United States and Canada. The deposits are required by law to support certain reinsurance contracts, performance bonds and outstanding loss reserves on assumed business.

Fixed maturities and short-term investments with a market value of $1,539 (amortized cost of $1,571) as of December 31, 1996 were pledged as collateral on an unused letter of credit of $1,500 issued to a ceding reinsurer.

5. Deferred Policy Acquisition Costs:

Policy acquisition costs are capitalized and amortized over the life of the policies. Policy acquisition costs are those costs directly related to the issuance of insurance policies including commissions, premium taxes, and underwriting expenses net of reinsurance commission income on such policies. Policy acquisition costs both acquired and deferred, and the related amortization charged to income were as follows:

                                      1996           1995          1994
Balance, beginning of year          $  2,379       $ 1,479        $  752
Deferred policy acquisition
costs purchased in the
Superior acquisition                   7,925             0             0
Costs deferred during year            27,657         8,050         5,579
Amortization during year             (25,161)       (7,150)       (4,852)
                                    --------       -------        ------
Balance, end of year                $ 12,800       $ 2,379        $1,479
                                    ========       =======        ======

Notes to Consolidated Financial Statements
(Dollars in thousands)

6.   Property and Equipment:

Property and equipment at December 31 are summarized as follows:

                           1996      Accumulated       1996       1995
                           Cost      Depreciation       Net        Net
                           -------   -------------    ------      ------
Land                       $   226      $     0        $  226     $   226
Buildings                    4,342       (1,186)        3,156       3,209
Office furniture and
equipment                    2,032         (999)        1,024         610
Automobiles                     20           (7)           13           1
Computer equipment           5,535       (1,817)        3,718       1,456
                           -------      -------        ------      ------
                           $12,146      $(4,009)       $8,137      $5,502
                           =======      =======        ======      ======

Accumulated depreciation at December 31, 1995 was $2,226. Depreciation expense related to property and equipment for the years ended December 31, 1996, 1995 and 1994 were $1,783, $637, and $374, respectively.

7. Other Assets:

Other assets at December 31, 1996 includes the following intangible assets:

                                         Accumulated       Amortization
                           Cost          Amortization         Expense
                           ----          ------------         -------
Goodwill                   $2,217            $ 95              $  95
Deferred debt costs         1,386             154                154
Organization costs          1,689             162                162
                            -----             ---                ---
                            5,292             411                411
                            =====             ===                ===

No such amounts existed at December 31, 1995.

8.   Line of Credit:

At December 31, 1996, IGF maintained a revolving bank line of credit in the amount of $7,000. At December 31, 1996 and 1995, the outstanding balance was $0 and $5,811, respectively. Interest on this line of credit was at the New York prime rate (8.25% at December 31, 1996) plus 0.25% adjusted daily. This line is collateralized by the crop-related uncollected premiums, reinsurance recoverable on paid losses, Federal Crop Insurance Corporation (FCIC) annual settlement, and a first lien on the real estate owned by IGF. The line requires IGF to maintain its primary banking relationship with the issuing bank, limits dividend payments and capital purchases and requires the maintenance of certain financial ratios. At December 31, 1996, IGF was in compliance with all covenants associated with the line, except the covenant pertaining to certain investments as a percentage of total admitted assets, for which IGF obtained a waiver.

The weighted average interest rate on the line of credit was 8.6%, 9.7%, and 8.1% during December 31, 1996, 1995, and 1994, respectively.

                                      Notes to Consolidated Financial Statements
                                                          (Dollars in thousands)

9. Term Debt:

The term debt, with an outstanding principal balance of $48,000, matures on April 30, 2002, and will be repaid in 11 consecutive semiannual installments, the first of which will occur on the first anniversary of the closing date. The first installments of principal repayments will be $3,128 and $2,886 in 1997, respectively, with the remaining annual installments over the term of the debt to be paid as follows: 1998-$6,494; 1999-$7,938; 2000-$9,742; 2001- $11,612; and
2002-$6,200. Interest on the term debt is payable quarterly at LIBOR plus 2.75%. In 1996, the Company entered into an interest rate swap agreement to protect the Company against interest rate volatility. As a result, the Company fixed its interest rate on the term debt at 8.31% through November 1996, 8.85% through January 1997, 9.08% through April 1997, 9.24% through July 1997, and 8.80% through October 1999. The term debt is collateralized by a pledge of all of the tangible and intangible assets of GGSH, including all of the outstanding shares of GGS, and by a pledge of all of the tangible and intangible assets of GGS, including all of the outstanding shares of capital stock of PGIC and Superior.

As of December 31, 1996, GGS was in default of three covenants in the term debt. The first covenant required Pafco and Superior to maintain a combined ratio of statutory net premiums written to surplus of 3:1. The commercial bank lenders under the term debt have amended the agreement to cure this default. While there can be no assurance that GGS will have in the future sufficient cash flow after satisfaction of its debt service requirements to permit GGS to infuse sufficient capital into its insurance subsidiaries to permit them to maintain a ratio of net premiums written to surplus not in excess of 3:1, the Company believes that it or GGS will be able either to contribute additional capital to PGIC and Superior or, if necessary, to obtain reinsurance, reduce premium writings, or obtain additional financing in order to permit them to satisfy this covenant in future years.

The second covenant violation relates to insufficient funds posted by an affiliate reinsurer to cover its obligations under reinsurance treaties with Pafco. The affiliate has posted sufficient funds in 1997, and the Company does not expect future violations of this covenant to occur. The commercial bank lenders under the term debt have agreed that this violation has been cured. The third violation relates to Superior's risk-based capital ratio being less than 300% due to growth in premium writings. The commercial lenders under the term debt have amended the agreement to cure this default.

Notes to Consolidated Financial Statements
(Dollars in thousands)

10.     Unpaid Losses and Loss Adjustment Expenses:

Activity in the liability for unpaid losses and loss adjustment expenses is summarized as follows:

                                  1996             1995           1994
                                --------         -------        -------
Balance at January 1            $ 59,421         $29,269        $54,143
Less reinsurance recoverables     37,798          12,542         36,891
                                --------         -------        -------
Net balance at January 1          21,623          16,727         17,252
                                --------         -------        -------

Reserves required in
connection with the
Superior Acquisition              44,423               0              0
                                --------         -------        -------
Incurred related to:
  Current year                   183,618          35,184         26,268
  Prior years                     (1,509)            787            202
                                --------         -------        -------
Total Incurred                   137,109          35,971         26,470

Paid related to:
  Current year                   102,713          21,057         16,647
  Prior years                     28,182          10,018         10,348
                                --------         -------        -------
Total paid                       130,895          31,075         26,995
                                --------         -------        -------
Net balance at December 31        72,260          21,623         16,727

Plus reinsurance recoverables     29,459          37,798         12,542
                                --------         -------        -------
Balance at December 31          $101,719         $59,421        $29,269
                                ========         =======        =======

The foregoing reconciliation shows that the (redundancies) deficiencies of $(1,509), $787, and $202 in the December 31, 1995, 1994 and 1993 reserves, respectively, emerged in the following year. These (redundancies) deficiencies resulted from (lower) higher than anticipated losses resulting from a change in settlement costs relating to those estimates.

The anticipated effect of inflation is implicitly considered when estimating liabilities for losses and LAE. While anticipated price increases due to inflation are considered in estimating the ultimate claim costs, the increase in average severities of claims is caused by a number of factors that vary with the individual type of policy written. Future average severities are projected based on historical trends adjusted for implemented changes in underwriting standards, policy provisions, and general economic trends. Those anticipated trends are monitored based on actual development and are modified if necessary.

Liabilities for loss and loss adjustment expenses have been established when sufficient information has been developed to indicate the involvement of a specific insurance policy. In addition, a liability has been established to cover additional exposure on both known and unasserted claims. These liabilities are reviewed and updated continually.

                                      Notes to Consolidated Financial Statements
                                                          (Dollars in thousands)

11.     Income Taxes:

The Company files a consolidated federal income tax return with its wholly owned subsidiaries. GGSH files a consolidated tax return with its wholly owned subsidiaries. Intercompany tax sharing agreements between the Company and its wholly owned subsidiaries and GGSH and its wholly owned subsidiaries provide that income taxes will be allocated based upon separate return calculations in accordance with the Internal Revenue Code of 1986, as amended. Intercompany tax payments are remitted at such times as estimated taxes would be required to be made to the Internal Revenue Service.

A reconciliation of the differences between federal tax computed by applying the federal statutory rate of 35% in 1996 and 34% in 1995 and 1994 to income before income taxes and the income tax provision is as follows:

                                      1996            1995            1994
Computed income taxes at
statutory rate                       $8,296          $2,531          $   468
Dividends received deduction           (158)            (54)             (30)
Tax-exempt interest                    (270)            (32)             (36)
Change in valuation allowance           (23)           (237)          (1,492)
Change in tax rate                      (14)              0                0
Other                                   215             414              372
                                     ------          ------           ------
     Income Taxes                    $8,046          $2,622           $ (718)
                                     ======          ======           ======

State income taxes for 1996, 1995 and 1994 are not significant. Therefore, state income taxes have been recorded in general and administrative expenses and not as part of income taxes.

The net deferred tax asset at December 31, 1996 and 1995 is comprised of the following:

                                                1996               1995
Deferred tax assets:
Unpaid losses and loss adjustment expenses      $2,705             $  422
  Unearned premiums                              5,061                764
  Allowance for doubtful accounts                  518                315
  Unrealized losses on investments                   0                 23
  Net operating loss carryforwards                 328                457
  Other                                            685                411
                                                ------             ------
                                                 9,297              2,392
Valuation allowance                                  0                 23
                                                ------             ------
Net deferred tax asset                           9,297              2,369
                                                ------             ------

Deferred tax liabilities:
Deferred policy acquisition costs                (4,480)              (809)
Unrealized gains on investments                 (1,224)                 0
Other                                             (264)              (139)
                                                ------             ------
                                                (5,968)              (948)
                                                ------             ------
     Net Deferred tax asset                     $3,329             $1,421
                                                ======             ======

Notes to Consolidated Financial Statements
(Dollars in thousands)

The Company is required to establish a "valuation allowance" for any portion of its deferred tax assets which is unlikely to be realized. No valuation allowance was established as of December 31, 1996 since management believes it is more likely than not that the Company will realize the benefit of its deferred tax assets through utilization of such amounts under the carryback rules and through future taxable income.

As of December 31, 1996, the Company has unused net operating loss carryovers available as follows:


Years ending not later than December 31:           Amount
                                                   ------
  2000                                              $811
  2002                                               126
  ----                                               ---
     Total                                          $937
                                                    ====

Federal income tax attributed to the Company has been examined through 1993. In the opinion of management, the Company has adequately provided for the possible effects of future assessments related to prior years.

12.     Leases:

The Company has certain commitments under long-term operating leases for a branch office and sales offices for Superior Insurance Company. Rental expense under these commitments was $751 for 1996. Future minimum lease payments required under these noncancelable operating leases are as follows:

1997                             $  928
1998                                466
1999                                373
2000                                 62
2001 and thereafter                   0
                                 ------
     Total                       $1,829
                                 ======

13.     Reinsurance:

The Company limits the maximum net loss that can arise from a large risk, or risks in concentrated areas of exposure, by reinsuring (ceding) certain levels of risks with other insurers or reinsurers, either on an automatic basis under general reinsurance contracts known as "treaties" or by negotiation on substantial individual risks. Such reinsurance includes quota share, excess of loss, stop-loss and other forms of reinsurance on essentially all property and casualty lines of insurance. In addition, the Company assumes reinsurance on certain risks. The Company remains contingently liable with respect to reinsurance, which would become an ultimate liability of the Company in the event that such reinsuring companies might be unable, at some later date, to meet their obligations under the reinsurance agreements.

                                      Notes to Consolidated Financial Statements
                                                          (Dollars in thousands)

13.  Reinsurance, continued:

Approximately 66% of amounts recoverable from reinsurers are with the FCIC, a branch of the federal government. Another 28% of recoverable amounts are with Granite Re, a foreign corporation, which has not applied for an A.M. Best rating. An additional 5% of uncollateralized recoverable amounts are with companies which maintain an A.M. Best rating of at least A+. Company management believes amounts recoverable from reinsurers are collectible. Amounts recoverable from reinsurers relating to unpaid losses and loss adjustment expenses were $29,459, $37,798, and $12,542 as of December 31, 1996, 1995, and
1994, respectively. These amounts are reported gross of the related reserves for unpaid losses and loss adjustment expenses in the accompanying Consolidated Balance Sheets.

On April 29, 1996, PGIC and IGF entered into a 100% quota share reinsurance agreement, whereby all of IGF's nonstandard automobile business from 1996 and forward was ceded to PGIC effective January 1, 1996.

On April 29, 1996, PGIC retroactively ceded all of its commercial business relating to 1995 and previous years to Granite Re, with an effective date of January 1, 1996. Amounts ceded for outstanding losses and loss adjustment expenses and unearned premiums were approximately $3,519 and $2,380, respectively. No gain or loss was recognized in 1996 on the transaction. On this date, PGIC also entered into a 100% quota share reinsurance agreement with Granite Re, whereby all of PGIC's commercial business from 1996 and forward was ceded to Granite Re effective January 1, 1996. (See Note 17.)

Reinsurance activity for 1996, 1995, and 1994, which includes reinsurance with related parties, is summarized as follows:

1996                       Direct       Assumed       Ceded          Net
                           --------     ------       --------      --------
Premiums written           $298,596     $6,903       $(95,907)     $209,592
Premiums earned             279,061      6,903        (94,205)      191,759
Incurred losses and loss
adjustment expenses         223,879      4,260        (91,030)      137,109
Commission expenses
(income)                     44,879      3,663        (46,716)        1,826

1995
Premiums written           $123,381     $1,253       $(71,187)     $ 53,447
Premiums earned             116,860      1,256        (68,475)       49,641
Incurred losses and loss
adjustment expenses         125,382      2,839        (92,250)       35,971
Commission expenses
(income)                     17,177        174        (27,092)       (9,741)

1994
Premiums written           $102,178     $  956       $(67,995)     $ 35,139
Premiums earned              96,053      1,308        (65,235)       32,126
Incurred losses and loss
adjustment expenses          57,951      1,588        (33,069)       26,470
Commission expenses
(income)                     19,619         48        (24,174)       (4,507)

Notes to Consolidated Financial Statements
(Dollars in thousands)

The Company and its subsidiaries have entered into transactions with various related parties including transactions with Goran, and its affiliates, Symons International Group, Ltd. (SIG Ltd.), Goran's parent, Granite Insurance Company (Granite), and Granite Reinsurance Company, Ltd. (Granite Re), Goran's subsidiaries.

The following balances were outstanding at December 31, 1996 and 1995:

                                                    1996               1995
Investments in and advances to related parties:
  Nonredeemable, nonvoting preferred
  stock of Granite                                 $  702             $  702
  Secured notes receivable from
  related parties                                       0              1,355
  Unsecured mortgage loan from
  director and officer                                278                278
  Due from directors and officers                     172                199
  Other receivables from related parties                0                418
                                                   ------             ------
                                                   $1,152             $2,952
                                                   ======             ======

                                                    1996               1995
Payable to affiliates:
  Loan and related interest payable
  to Goran                                         $    0             $2,232
  Loan and related interest payable
  to Granite Re                                         0              3,733
  Other payable to Goran                              350                500
  Other payables to related parties                    16                  9
                                                   ------             ------
                                                   $  366             $6,474
                                                   ======             ======

The following transactions occurred with related parties in the years ended December 31, 1996, 1995, and 1994:

                                        1996          1995          1994
Management fees charged
by Goran                               $  139        $  414        $  494
Reinsurance under various
treaties, net:
  Ceded premiums earned                 5,463         5,235           (73)
  Ceded losses and loss
   adjustment expenses incurred         5,168         2,612             0
  Ceded commissions                     2,620         1,142             0
Consulting fees charged by
various related parties                   180            26            75
Interest charged by Goran                 196           208           188
Dividend income from Granite Re             0             0            18
Interest charged by Granite Re            385           346           312


The unsecured mortgage loan to the Chairman and CEO of the Company was repaid in full in February 1997.

Amounts due from directors and officers of the Company bear interest at the 180-day Treasury bill rate payable semiannually. Loan principal is payable on demand.

The loans payable, including accrued interest, to Goran and Granite Re at December 31, 1995, were repaid in full in 1996 from the proceeds of the offering.

                                      Notes to Consolidated Financial Statements
                                                          (Dollars in thousands)

15.     Stockholders'  Equity:

On July 29, 1996, the Board of Directors approved an increase in the authorized common stock of the Company from 1,000 shares to 100,000,000 shares. The common stock remains no par value. On July 29, 1996, the Board approved a 7,000-for-1 stock split of the Company's issued and outstanding shares. All share and per share amounts have been restated to retroactively reflect the stock split. On July 29, 1996, the Board of Directors authorized the issuance of 50,000,000 shares of preferred stock. No shares of preferred stock have been issued.

16.     Effects of Statutory Accounting Practices and Dividend Restrictions:

At December 31, 1996 and 1995, PGIC's statutory capital and surplus was $18,112 and $11,875, respectively, and IGF's statutory capital and surplus was $29,412 and $9,219, respectively. The minimum regulatory requirement for capital and surplus is $1,250. The Indiana statute allows 10% of surplus as regards policyholders or 100% of net income, whichever is greater, to be paid as dividends only from earned surplus. Statutory requirements place limitations on the amount of funds which can be remitted to the Company from PGIC and to PGIC from IGF.

Subsequent to Board of Directors and regulatory approval, IGF declared and paid in April 1996 and December 1995 extraordinary dividends to PGIC in the amounts of $11 million and $2 million on the 2,494,000 shares of convertible preferred stock owned by PGIC. In December 1995, upon Board of Directors of PGIC and regulatory approval, PGIC declared and paid to the Company a $1.5 million extraordinary dividend on the common stock owned by the Company.

At December 31, 1996, the Superior entities' statutory capital and surplus was $57,121. In the consent order approving the Acquisition, the Florida Department has prohibited Superior from paying any dividends for four years without the prior written approval of the Florida Department.

17.     Regulatory Matters:

PGIC and IGF, domiciled in Indiana, prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by the Indiana Department of Insurance (IDOI). The Superior entities, domiciled in Florida, prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by the Florida Department of Insurance (FDOI). Prescribed statutory accounting practices include a variety of publications of the NAIC, as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed.

Notes to Consolidated Financial Statements
(Dollars in thousands)

IGF received written approval through December 31, 1996 from the IDOI to reflect its business transacted with the FCIC as a 100% cession with any net underwriting results recognized in ceding commissions for statutory accounting purposes, which differs from prescribed statutory accounting practices. As of December 31, 1996, that permitted transaction had no effect on statutory surplus or net income. The underwriting profit results of the FCIC business, net of reinsurance of $12,277, $9,653, and $3,257, are netted with policy acquisition and general and administrative expenses for the years ended December 31, 1996, 1995, and 1994, respectively, in the accompanying Consolidated Statements of Earnings.

PGIC received approval from the IDOI to record its quota share reinsurance agreement with Granite Re for its commercial business as reinsurance effective January 1, 1996 for statutory accounting purposes, which differs from prescribed statutory practices. SAP prescribed by the IDOI require certain administrative matters to be completed by an insurance company to recognize a reinsurance agreement as of its effective date. As of December 31, 1996, these permitted transactions increased statutory surplus by $512 over what it would have been had prescribed accounting practices been followed.

The NAIC is considering the adoption of a recommended statutory accounting standard for crop insurers, the impact of which is uncertain since several methodologies are currently being examined. Although the Indiana Department has permitted the Company to continue for its statutory financial statements through December 31, 1996 its practice of recording its MPCI business as 100% ceded to the FCIC with net underwriting results recognized in ceding commissions, the Indiana Department has indicated that in the future it will require the Company to adopt the MPCI accounting practices recommended by the NAIC or any similar practice adopted by the Indiana Department. Since such a standard would be adopted industry-wide for crop insurers, the Company would also be required to conform its future GAAP financial statements to reflect the new MPCI statutory accounting methodology and to restate all historical GAAP financial statements consistently with this methodology for comparability. The Company cannot predict what accounting methodology will eventually be implemented or when the Company will be required to adopt such methodology. The Company anticipates that any such new crop accounting methodology will not affect GAAP net earnings.

The NAIC has promulgated risk-based capital (RBC) requirements for property/casualty insurance companies to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks, such as asset quality, asset and liability matching, loss reserve adequacy and other business factors. The RBC information is used by state insurance regulators as an early warning tool to identify, for the purpose of initiating regulatory action, insurance companies that potentially are inadequately capitalized. In addition, the formula defines new minimum capital standards that will supplement the current system of fixed minimum capital and surplus requirements on a state-by-state basis. Regulatory compliance is determined by a ratio (the "Ratio") of the enterprise's regulatory total adjusted capital, as defined by the NAIC, to its authorized control level RBC, as defined by the NAIC. Generally, a Ratio in excess of 200% of authorized control level RBC requires no corrective actions by PGIC, IGF or regulators. As of December 31, 1996, IGF, PGIC and the Superior entities had Ratios that were in excess of the minimum RBC requirements.

The NAIC currently has a project under way to codify SAP, as existing SAP does not address all accounting issues and may differ from state to state. Upon completion, the Codification is expected to replace prescribed or permitted SAP in each state as the new comprehensive statutory basis of accounting for insurance companies. The final format of the Codification is uncertain at this time, yet implementation could be required as early as January 1, 1998. Due to the project's uncertainty, the Company has not yet quantified the impact any such changes would have on the statutory capital and surplus or results of operations of the Company's insurance subsidiaries. The impact of adopting this new comprehensive statutory basis of accounting is, however, expected to materially impact statutory capital and surplus.

18.     Commitments and Contingencies:

The Company, and its subsidiaries, are named as defendants in various lawsuits relating to their business. Legal actions arise from claims made under insurance policies issued by the subsidiaries. These actions were considered by the Company in establishing its loss reserves. The Company believes that the ultimate disposition of these lawsuits will not materially affect the Company's operations or financial position.

IGF is responsible for the administration of a run-off book of business. FCIC has requested that IGF take responsibility for the claim liabilities under its administration of these policies, and IGF has requested reimbursement of certain

Notes to Consolidated Financial Statements
(Dollars in thousands)

18.     Commitments and Contingencies:, continued

expenses from the FCIC with respect to this run-off activity. It is the Company's opinion, and that of its legal counsel, that there is no material liability on the part of the Company for claim liabilities of other companies under IGF's administration.

The increase in number of insurance companies that are under regulatory supervision has resulted, and is expected to continue to result, in increased assessments by state guaranty funds to cover losses to policyholders of insolvent or rehabilitated insurance companies. Those mandatory assessments may be partially recovered through a reduction in future premium taxes in certain states. The Company recognizes its obligations for guaranty fund assessments when it receives notice that an amount is payable to a guaranty fund. The ultimate amount of these assessments may differ from that which has already been assessed.

The Company received a commitment from a commercial bank which provided funds to certain executives and a director of the Company to purchase 69,500 shares in the Directed Share Program in the Company's Offering. The Company agreed to guarantee 100% of the aggregate principal amount, including unpaid accrued interest, extended by the commercial bank under this commitment. The amount of the Company's guarantee under this commitment is approximately $869.

The Company has entered into a purchase agreement to acquire an office building in Des Moines, Iowa, to be used as its crop insurance division home office. The purchase price was $2.6 million, of which $2.4 million was escrowed on February 1, 1997. The terms include a floating closing date whereby the transaction will close on the earlier of February 1, 1998 or thirty days after the closing of the Company's currently occupied home office building, also located in Des Moines. The purchase of the new building is not contingent on the sale of the current building.

19. Supplemental Cash Flow Information:

Cash paid for interest and income taxes are summarized as follows:

                                 1996           1995           1994
Cash paid for interest           $5,178         $  553         $685
Cash paid for income taxes,
net of refunds                    9,825          1,953          166

During 1994, IGF exchanged 700,000 shares of Granite Reinsurance Company, Ltd. stock for 9,800 shares of Granite Insurance Company stock, recording no gain or loss. In addition, PGIC exchanged an investment in real estate for a mortgage loan of $3,000 plus cash of $1,166.

During 1996, the Company contributed the stock of PGIC and certain assets of the Company totaling $17,186 to GGSH in exchange for a 52% ownership interest in GGSH. In addition, Goldman Funds received a minority interest share of $18,425 in GGSH for its $21,200 contribution, resulting in a $2,775 increase to additional paid-in capital from the sale of PGIC common stock and certain assets.

Notes to Consolidated Financial Statements
(Dollars in thousands)

20.     Disclosures About Fair Values of Financial Instruments:

The following discussion outlines the methodologies and assumptions used to determine the estimated fair value of the Company's financial instruments. Considerable judgment is required to develop these fair values and, accordingly, the estimates shown are not necessarily indicative of the amounts that would be realized in a one-time, current market exchange of all of the Company's financial instruments.

a. Fixed Maturity and Equity Securities: Fair values for fixed maturity and equity securities are based on market values obtained from the NAIC Securities Valuation Office. Such values approximate quoted market prices from published information.

b. Mortgage Loan: The estimated fair value of the mortgage loan was established using a discounted cash flow method based on credit rating, maturity and future income when compared to the expected yield for mortgages having similar characteristics. The estimated fair value of the mortgage loan was $2,360 at December 31, 1996.

c. Short-term Investments, and Cash and Cash Equivalents: The carrying value for assets classified as short-term investments, and cash and cash equivalents in the accompanying Consolidated Balance Sheets approximates their fair value.

d. Short-term and Long-term Debt: Fair values for long-term debt issues are estimated using discounted cash flow analysis based on the Company's current incremental borrowing rate for similar types of borrowing arrangements. In 1996, the rate on the Company's term debt approximated 8.38%, below the current rate of 8.41% for similar types of borrowing arrangements. The estimated fair value of the term debt was $49,047 at December 31, 1996. For short-term debt, the carrying value approximates fair value.

e. Advances to Related Parties and Payables to Affiliates: It is not practicable to determine the fair value of the advances to related parties or the payables to affiliates as of December 31, 1996 and 1995, because these are related party obligations and no comparable fair value measurement is available.

21.     Segment Information:

The Company has two business segments: Nonstandard automobile and Crop insurance. The Nonstandard automobile segment offers personal nonstandard automobile insurance coverages through a network of independent general agencies. These products are sold by PGIC in seven states, Superior in eight states, and IGF in three states. Effective in the first quarter of 1996, all nonstandard automobile business will be retained in PGIC (see Note 13). The Crop segment writes MPCI and crop hail insurance in 31 states through independent agencies with its primary concentration in the Midwest. Activity which is not included in the major business segments is shown as "Corporate and Other."

"Corporate and Other" includes operations not directly related to the business segments and unallocated corporate items (i.e., corporate investment income, interest expense on corporate debt and unallocated overhead expenses).

Identifiable assets by business segment are those assets in the Company's operations in each segment. Corporate and other assets are principally cash, short-term investments, related-party assets, intangible assets, and property and equipment. Capital expenditures are reported exclusive of the Acquisition.

                                      Notes to Consolidated Financial Statements
                                                          (Dollars in thousands)

Segment information for 1994 through 1996 is as follows (certain information for 1995 and 1994 is not available by segment due to general use by all segments of corporate assets):

                                        Year Ended December 31,
                                  1996            1995            1994

Revenue:
  Nonstandard automobile          $181,799        $36,363         $27,784
  Crop                              24,865         12,830           4,873
  Corporate and other                   99          3,447           2,183
                                  --------        -------         -------
Total Revenue                     $206,763        $52,640         $34,840
                                  ========        =======         =======

Earnings (loss) before taxes
     and minority interest:
  Nonstandard automobile          $  7,434        $(1,989)        $   722
  Crop                              17,685         11,040           2,152
  Corporate and other               (1,416)        (1,611)         (1,539)
                                  --------        -------         -------
Total earnings (loss) before
taxes and minority interest       $ 23,703        $ 7,440         $ 1,385
                                  ========        =======         =======

Identifiable assets:
  Nonstandard automobile          $260,332
  Crop                              72,916
  Corporate and other                6,550
                                  --------
Total Identifiable assets:        $339,798
                                  ========

Depreciation and amortization:
  Nonstandard automobile          $  1,568
  Crop                                 574
  Corporate and other                   52
                                  --------
Total depreciation and
amortization                      $  2,194
                                  ========

Capital expenditures:
  Nonstandard automobile          $  2,058
  Crop                               1,676
  Corporate and other                    0
                                  --------
Total capital expenditures        $  3,374
                                  ========

Notes to Consolidated Financial Statements
(Dollars in thousands)

22.  Stock Option Plans:

On November 1, 1996, the Company adopted the SIG 1996 Stock Option Plan (the "SIG Stock Option Plan"). The SIG Stock Option Plan provides the Company authority to grant nonqualified stock options and incentive stock options to officers and key employees of the Company and its subsidiaries and nonqualified stock options to nonemployee directors of the Company and Goran. A total of 1,000,000 shares of common stock have been reserved for issuance under the SIG Stock Option Plan. On November 1, 1996, the Company issued 830,000 stock options to the Company's nonemployee directors and certain Goran directors and certain officers, and certain other key employees of the Company and Goran. The options were granted at an exercise price equal to the Offering price of the Company's common stock. The Company has granted (i) options to purchase 20,000 shares of common stock to the nonemployee directors of the Company, (ii) options to purchase 791,000 shares of common stock to officers and key employees of the Company and the subsidiaries, (iii) options to purchase 6,000 shares of common stock to certain nonemployee directors of Goran and (iv) options to purchase 13,000 shares of common stock to certain employees of Goran and its subsidiaries who have provided valuable services or assistance for the benefit of the Company and the subsidiaries. The options granted to the Company's Chairman (375,000 shares) vest and become exercisable in full on the first anniversary of the grant date. All of the remaining outstanding stock options vest and become exercisable in three equal installments on the first, second and third anniversaries of the date of grant.

The Board of Directors of GGSH adopted the GGS Management Holdings, Inc. 1996 Stock Option Plan (the "GGS Stock Option Plan"), effective as of April 30, 1996. A maximum of 10% of the issued and outstanding shares of GGSH's common stock (on a fully diluted basis assuming exercise in full of all options) may be made the subject of options granted under the GGS Stock Option Plan. A total of 111,111 shares of common stock of GGSH have actually been reserved for issuance under the GGS Stock Option Plan, which authorizes the granting of nonqualified and incentive stock options to such officers and other key employees as may be designated by the Board of Directors of GGSH. During 1996, 55,922 options have been granted under the GGS Stock Option Plan. Stock options granted under the GGS Stock Option Plan will be exercisable at such times and at such exercise prices as the Board of Directors of GGSH shall determine, but in any event not prior to the earlier of (i) an initial public offering of GGS Holdings, and (ii) a GGSH Sale, as defined, and not later than ten years from the date of the grant. Options granted under the GGS Stock Option Plan vest at a rate of 20% per year for five years after the date of the grant. The exercise price of options granted as of April 30, 1996 is, with respect to 50% of the shares subject to each such option, $44.17 per share. The exercise price per share for the remaining 50% is $44.17, subject to a compound annual increase in the exercise price of 10% for the duration of the vesting period. The exercise price of any options granted under the GGS Stock Option Plan after April 30, 1996, will be subject to a similar formula, with 50% of the shares subject to any such option having an exercise price determined by the Board of Directors in its discretion, and the other 50% having an exercise price which increases on each anniversary of the date of the grant for the duration of the vesting period. No option granted under the GGS Stock Option Plan is transferable by the option holder other than by the laws of descent and distribution. Shares received upon exercise of such an option are not transferable, except as provided in the Stockholder Agreement among the Company and the Goldman Funds.

Notes to Consolidated Financial Statements
(Dollars in thousands)

At December 31, 1996, the Company applied APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans in the accompanying Statement of Earnings. Had compensation cost for the Company's stock option plan been determined consistent with FASB Statement No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                             1996
                                ------------------------------
                                As Reported          Pro Forma
                                -----------          ---------
Net earnings                      $13,256              $13,021
                                  =======              =======
Net earnings per share            $  1.76              $  1.73
                                  =======              =======

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used: no dividend yield for all years; expected volatility of 40% for the SIG Stock Option Plan and no percentage for the GGSH Stock Option Plan, since the GGSH stock is privately held; risk-free interest rate of 6.0% to 6.50% for the SIG Stock Option Plan and 6.4% for the GGSH Stock Option Plan; and an expected life of two to four years for the SIG Stock Option Plan and five years for the GGSH Stock Option Plan.

23.   Quarterly Financial Information (unaudited):

Quarterly financial information is as follows:

                                         Quarters
                          -------------------------------------
1996                       First     Second     Third     Fourth    Total
                          -------   --------   -------   -------   --------
Gross written premiums    $41,422   $105,528   $71,813   $86,736   $305,499
Net earnings                1,586      2,718     4,589     4,363     13,256
Earnings per share           0.22       0.39      0.66      0.49       1.76

1995
Gross written premiums     28,272     67,487    16,978    11,897    124,634
Net earnings                1,066        940     1,464     1,351      4,821
Earnings per share           0.15       0.14      0.21      0.19       0.69

As is customary in the crop insurance industry, insurance company participants in the FCIC program receive more precise financial results from the FCIC in the fourth quarter based upon business written on spring-planted crops. On the basis of FCIC-supplied financial results, IGF recorded, in the fourth quarter, an additional underwriting gain, net of reinsurance, on its FCIC business of $5,572 during 1996 and $3,139 during 1995.

FORWARD-LOOKING STATEMENTS

The statements contained in this Annual Report which are not historical facts, including but not limited to, statements concerning (i) the impact of federal and state laws and regulations on the Company's business and results of operations, (ii) the competitive advantage afforded to the Company's crop insurance operations by approaches adopted by management in the areas of information, technology, claims handling and underwriting, (iii) the sufficiency of the Company's cash flow to meet the operating expenses, debt service obligations and capital needs of the Company and its subsidiaries, and (iv) the impact of declining MPCI Buy-up Expense Reimbursements on the Company's results of operations, are forward-looking statements. The company desires to take advantage of the "safe harbor" afforded such statements under the Private Securities Litigation Reform Act of 1995 when they are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statements. Such cautionary statements which discuss certain risks associated with the Company's business including the variability of the results of operations of the Company's crop insurance business as a result of weather and natural perils, the highly competitive nature of both the Company's crop insurance and nonstandard automobile insurance business and the effects of state and federal regulation, the capital intensive nature of the property and casualty business and potential limitations on the ability of the Company to raise additional capital set forth under the heading "Forward-Looking Statements -- Safe Harbor Provisions" in Item 1 - Business in the Company's Annual Report on Form 10-K for the Year Ended December 31, 1996.

--------------------------------------------------------------------------------
MANAGEMENT RESPONSIBILITY
--------------------------------------------------------------------------------

Management recognizes its responsibility for conducting the Company's affairs in the best interests of all its shareholders. The consolidated financial statements and related information in this Annual Report are the responsibility of management. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles which involve the use of judgement and estimates in applying the accounting principles selected. Other financial information in this Annual Report is consistent with that in the consolidated financial statements.

The Company maintains systems of internal controls which are designed to provide reasonable assurance that accounting records are reliable and to safe-guard the Compnay's assets. The independent accounting firm of Coopers & Lybrand L.L.P. has audited and reported on the Company's financial statements. Their opinion is based upon audits conducted by them in accordance that the consolidated financial statements are free of material misstatements.

The Audit Committee of the Board of Directors, the members of which include outside directors, meets with the independent external auditors and management representative to review the internal accounting controls, the consolidated financial statements and other financial reporting matters. In addition to having unrestricted access to the books and records of the Company, the independent external auditors also have unrestricted access to the Audit Committee. The Audit Committee reports its findings and makes recommendations to the Board of Directors.

Alan G. Symons
Chief Executive Officer



/s/ Gary P. Hutchraft
Gary P. Hutchraft
Vice Presidnet and Chief Financial Officer

March 21, 1997

Board of directors and Stockholders of Symons International Group, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Symons International Group, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Symons International Group, Inc. and subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ Coopers & Lybrand
Indianapolis, Indiana
March 21, 1997

STOCKHOLDER INFORMATION

Corporate Offices
Symons International Group, Inc.
4720 Kingsway Drive
Indianapolis, Indiana  46205
(317) 259-6300

Registrar and Transfer Agent
National City Bank
4100 West 150th Street
3rd Floor
Cleveland, Ohio  44135-1385

Independent Public Accountants
Coopers & Lybrand L.L.P.
Indianapolis, Indiana

Annual Meeting of Stockholders
Tuesday, May 20, 1997
10:00 a.m.
Corporate Offices

Annual Report on Form 10-K
A copy of the Annual Report on Form 10-K for Symons International Group, Inc. for the year ended December 31, 1996, filed with the Securities and Exchange Commission, may be obtained, without charge, upon request to the individual and address noted under Shareholder Inquiries.

Market and Dividend Information
Symons International Group, Inc. effected its initial public offering on November 5, 1996. Symons International Group, Inc.'s common stock trades on the NASDAQ Stock Market's National Market under the symbol SIGC. The initial offering price of its shares of Common Stock was $12.50 per share. The high and low trading prices of the Common Stock for the period from November 5, 1996 through December 31, 1996 were $16.75 and $12.50, respectively.

Trading Period             High             Low
--------------             ----             ---
11/5/96-12/31/96           $16.75         $12.50

As of March 20, 1997, the Company had approximately 120 stockholders based on the number of holders of record and an estimate of the number of individual participants represented by securities position listings.

Symons International Group, Inc. did not declare or pay cash dividends on its common stock during the year ended December 31, 1996. The Company does not plan to pay cash dividends on its common stock in order to retain earnings to support the growth of its business.

Shareholder Inquiries

Inquiries should be directed to:
Alan G. Symons
Chief Executive Officer
Symons International Group, Inc.
Tel:  (317) 259-6402

Board of Directors

G. Gordon Symons
Chairman of the Board
Symons International Group, Inc.
Goran Capital Inc.

Alan G. Symons
Chief Executive Officer, Symons International Group, Inc.
President and Chief Executive Officer, Goran Capital Inc.

Douglas H. Symons
President and Chief Operating Officer, Symons International Group, Inc. Vice President and Chief Operating Officer, Goran Capital Inc.

John K. McKeating
Retired former President and Owner of Vision 2120 Optometric Clinics

Robert C. Whiting
President, Prime Advisors, Ltd

James G. Torrance, Q.C.
Partner Emeritus, Smith, Lyons
Barristers & Solicitors

David R. Doyle
Vice President and Chief
Fnancial Officer
Avantec, Inc.

Executive Officers

G. Gordon Symons
Chairman of the Board
Symons International Group, Inc.

Alan G. Symons
Chief Executive Officer
Symons International Group, Inc.

Douglas H. Symons
President and Chief Operating Officer
Symons International Group, Inc.

Gary P. Hutchcraft
Vice President, Chief Financial Officer and Treasurer
Symons International Group, Inc.

David L. Bates
Vice President, General Counsel and Secretary
Symons International Group, Inc.

Dennis G. Daggett
President and Chief Operating Officer
IGF Insurance Company

Thomas F. Gowdy
Executive Vice President
IGF Insurance Company

Roger C. Sullivan Jr.
Executive Vice President
Superior Insurance Company

Donald J. Goodenow
Executive Vice President
Pafco General Insurance Company

COMPANY, SUBSIDIARIES AND BRANCH OFFICES

CORPORATE OFFICE                                   IGF South
Symons International Group, Inc.                   101 Business Park Drive
4720 Kingsway Drive                                Jackson, Mississippi  39213
Indianapolis, Indiana  46205                       Tel:  601 957-9780
Tel:  317 259-6300                                 Fax:  601 957-9793
Fax:  317 259-6395
                                                   IGF East
SUBSIDIARIES AND BRANCHES                          4720 Kingsway Drive
Pafco General Insurance Company                    Indianapolis, Indiana 46205
4720 Kingsway Drive                                Tel:  317 259-6300
Indianapolis, Indiana  46205                       Fax:  317 259-6395
Tel:  317 259-6300
Fax: 317 259-6395                                  IGF West
                                                   407 Campus Drive
Superior Insurance Company                         Garden City, Kansas 67846
280 Interstate North Circle, N.W.                  Tel:  316 276-4111
Atlanta, Georgia  30339                            Fax:  316 275-6453
Tel:  770 952-4885
Fax:  770 952-6616                                 IGF North
                                                   208 S. Main
Superior Insurance Company                         Stanley, North Dakota 58784
3030 N. Rocky Point Drive                          Tel:  701 628-3536
Suite 770                                          Fax:  701 628-3537
Tampa, Florida  33607
Tel:  813 281-2444                                 IGF California
Fax:  831 281-8036                                 1750 Bullard Avenue
                                                   Suite 106
Superior Insurance Company                         Fresno, California  93710
1745 West Orangewood Road                          Tel:  209 432-0196
Orange, California  92868                          Fax:  209 432-0294
Tel:  714 978-6811
Fax:  714 978-0353

IGF Insurance Company
Corporate Office
2882 106th Street
Des Moines, Iowa  50322
Tel:  515 276-2766
Fax:  515 276-8305

SIG Logo

Symons International Group, Inc.

4720 Kingsway Drive
Indianapolis, Indiana
46205

Tel:  317-259-6300
Fax:  317-259-6395