Form 10-K/A, Exhibit 13
period 1997-12-31
SYMONS INTERNATIONAL GROUP INC
filed 1998-04-01
CIK 1013698

Exhibit 13

 1997 Symons International Group, Inc. Annual Report

                 SIG LOGO
                 1997 Annual Report



                [Large SIG logo with three photos]

[small SIG logo]

Corporate Profile

Symons International Group, Inc. owns niche insurance companies principally in the crop and nonstandard automobile insurance markets. IGF Insurance Company of Des Moines, Iowa is the fourth largest crop insurer in the United States. Pafco General Insurance Company of Indianapolis, Indiana and Superior Insurance
Company of Tampa, Florida, combined are the tenth largest provider of nonstandard automobile insurance in the United States. The crop segment markets and sells crop insurance to farmers. This is the fastest growing sector of the commercial insurance market. The nonstandard automobile division markets and sells insurance through the independent agency system to drivers who are unable to obtain coverage from insurers at standard or preferred rates. This market is the fastest growing segment of the personal lines market.

The common stock of Symons International Group, Inc. was initially offered to the public on November 5, 1996 and trades on The NASDAQ Stock Market's National Market under the symbol "SIGC".


Table of Contents


Financial Highlights                                                   1

Chairman's Report                                                      2

Selected Financial Data                                                4

Management's Discussion and Analysis                                   5

Consolidated Financial Statements                                     17

Notes to Consolidated Financial Statements                            21

Report of Independent Accountants                                     45

Stockholder Information                                               46

Board of Directors and Executive Officers                             47

Subsidiary and Branch Offices                                        IBC


GRAPH        1993      1994       1995       1996       1997
           $88,936   $103,134   $124,634   $305,499   $460,600

           Gross Premiums Written By Year

                                                                [small SIG logo]

Financial Highlights
(in thousands, except per share data)
For the years ended December 31,

----------------------------------------------------------------------------------------------------------------------------
                                                         1997       1996        1995        1994        1993
----------------------------------------------------------------------------------------------------------------------------

Gross premiums written                                 $460,600   $305,499    $124,634    $103,134    $88,936
----------------------------------------------------------------------------------------------------------------------------
Net operating earnings (loss) (1)                       $11,845    $13,916      $5,048      $2,222     $(244)
---------------------------------------------------------------------------------------------------------------------------
Net earnings (loss) (2)                                 $16,305    $13,256      $4,821      $2,117     $(323)
----------------------------------------------------------------------------------------------------------------------------
Basic operating earnings (loss) per share (1) (2)         $1.11      $1.85       $0.72       $0.32    $(0.03)
----------------------------------------------------------------------------------------------------------------------------
Basic earnings (loss) per share                           $1.56      $1.76       $0.69       $0.30    $(0.05)
----------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                    $78,363    $60,900      $9,535      $4,255     $2,219
----------------------------------------------------------------------------------------------------------------------------
Return on average equity                                  21.9%      61.4%       69.9%       65.4%    (18.9%)
---------------------------------------------------------------------------------------------------------------------------
Book value per share                                      $7.50      $5.83       $1.36       $0.61      $0.32
----------------------------------------------------------------------------------------------------------------------------
Market value per share (3)                               $19.22     $16.75         N/A         N/A        N/A
----------------------------------------------------------------------------------------------------------------------------
Weighted average outstanding shares-basic                10,450      7,537       7,000       7,000      7,000
-----------------------------------------------------------------------------------------------------------------------------

(1) Operating earnings and per share amounts exclude the after tax effects of realized capital gains and losses.
(2) In 1993, the Company recognized an increase to net earnings as a result of a cumulative effect of a change in accounting principle of $1,175. Earnings and operating earnings per share excluding this effect were $(0.20).
(3) The Company's shares were first publicly traded on November 5, 1996.

                              CORPORATE STRUCTURE
[graphic omitted]

            Symons International Group, Inc.
                  Indianapolis, Indiana
                 ("SIG or the "Company")
               Wholly-owned subsidiaries
                       |
     ----------------------------------
     |                                 |
 IGF Holdings, Inc.            GGS Management, Inc.
   ("IGFH")                     ("GGS Management")
     |                                 |
                              ----------------------------
     |                          |                        |
IGF Insurance Company      PAFCO General         Superior Insurance
   ("IGF")              Insurance Company             Company
                            ("Pafco")               ("Superior")
                                                         |
                                          ----------------------------
                                          |                           |
                                     Superior Guaranty        Superior American
                                     Insurance Company        Insurance Company

[small SIG logo]

Chairman's Report to Our Shareholders

SYMONS INTERNATIONAL GROUP, INC. MILESTONES

Greetings:

As has been my practice in the past, I have used "milestones" to provide a comparison of our development. I have taken a broader approach this year and carried the results into an appraisal of our efforts as I see it.

I am much encouraged with the future and I feel certain you will be too when you digest the information assembled below.


    YEAR:    No. of Employees   Gross Revenue   Pre-Tax Earnings   Net Earnings


    1994        240               $106,187          $1,375            $2,117

    1995        315               $127,977          $7,440            $4,821

    1996        665               $321,518         $23,703           $13,256

    1997        764               $492,356          $33,94            $16,305

(1) 1998        800               $730,000            N/A                N/A


(1) 1998 information is an estimate based on stated corporate goals. Revenue is gross premiums, interest and fee income.

While I don't always agree with analysts, generally they do a good job. But as a person who has been in the business of insurance for more than fifty years, I have an advantage in assessing the true value of an insurance enterprise over those that do not have my experience. I have a better tuned antenna and feel many analysts miss some important aspects of the true worth of an insurance company.

Over the years I have been the instigator and closer in the sale and purchase of many insurance entities. The true value of those businesses was somewhat more than a mere multiplication of the Earnings Per Share, (EPS).

We believe that our companies are grossly undervalued in the market place in that it does not appreciate the cost and value added for growth in gross revenue. To help you understand what I mean, let's look at values paid by knowing buyers for recent acquisitions in fields of insurance similar to our companies.

Note that the price paid for these entities doesn't follow a straight multiplication of EPS, in fact the most constant number that parallels the price is the Gross Written Premium.


                                                                      Premium
                             Mean        Purchase      Trailing     to Purchase
                            Premiums      Price      EPS Multiple   Price Ratio


Omni Insurance              $140M        $185M          30             132%
(sold to Hartford)
10/16/97

Guaranty National           $510M        $469M          16             91%
(sold to Orion Capital
9/18/97

Titan                       $172M        $240M          17             140%
(sold to U.S.F.&G.
8/8/97

Integon                     $783M        $519M          N/A            62%
(sold to G.M.A.C.           -----        -----          ---            ---
6/3/97

Average                                                   21           88%
                                                          ==           ===

                                      -2-

                                                                [small SIG logo]

In today's world, the value of an insurer is more closely linked to its gross written premiums. Depending on the class of business, this value multiple should be between 75% and 100% of the insurers premium volume. We have outperformed all the above companies in every worthwhile category. Yet, I ponder why no value has been attributed to our $150M of premium growth in 1997.

In the past several years we have acquired businesses in the industry sectors that we felt had the most potential for growth: Crop insurance (the fastest growing segment of the Commercial insurance industry) and Non-Standard automobile insurance (the growth leader in the Personal line component). You will note that our growth parallels this pattern and that we have consistently demonstrated our ability to grow faster than our industry peer group.

Let me recall for you our two most recent acquisitions, Superior Insurance Group, and CNA Crop Book. When we bought Superior Insurance Group on May 1, 1996, it was coming off a year in which it had produced $95M of Gross Written Premiums and earned about $5M of pre-tax income. For 1997, Superior wrote $250M of premiums and earned a pre-tax profit of $20M. This growth came through the repositioning of Superior in its markets and changing the way it did business. This rate of growth is continuing in 1998.

On March 2, 1998 we took over CNA's book of MPCI and Crop Hail insurance. In return, CNA gets a share of our crop reinsurance business that would otherwise be placed with other reinsurers. We feel we can use our marketing expertise and varied products to grow this approximately $110M of business in the same way we have grown our previous acquisition in the past, outpacing other crop insurers in the process.

Over the last 5 years, we have seen our performance as follows:

      annual gross revenue average compound growth:   43%
      annual net income average compound growth:   148%
      annual ROE average compound growth:   40%

This growth and performance is the result of attracting a competent work force, excelling in niche markets and making acquisitions that others look at and say are insightful purchases (oddly, only after we have turned these acquisitions into great producers). We are continuing to look at growth and acquisitions with enthusiasm.

During the second half of 1997, we retained Donaldson, Lufkin & Jenrette ("DLJ") to lead a $135M, thirty-year issue of Trust Preferred Securities. As part of this successful issue, we did a road show to tell the story of our company. DLJ prepared the presentations for that road show and commented, among other positive statements, that we have "a proven management team." This team has the ability, experience and the tools to continue our growth and performance into the future.

The commendations on the quality of our personnel by the firm of Donaldson, Lufkin & Jenrette is self evident and anything I might add on the professional standing of our managers and employees would be redundant. I would be remiss however if I didn't thank them all for their efforts and professional interest in the company's welfare and success.

It has been said that a business is, at its inception, "Desperate," then "Honest" and finally "Respectable." We have worked hard to reach "respectability" and it is this that motivates us. We have made profits for our shareholders and have greatly enhanced the company's corporate governance function. Our growth in the business of insurance, measured by premium income, profits and professionalism has been outstanding. This has come about primarily through the efforts and dedication of our personnel and I extend to all of them the thanks of the Board of Directors.

We have two public companies, Goran Capital Inc. and Symons International Group Inc., and as a public organization we must maintain larger and more diverse Boards. As Chairman, I rely on these gentlemen for their help and advice. Our meetings are often lengthy and diverse and we wrestle with many additional factors because the company is growth oriented. I wish to thank each of these gentlemen for their contribution over the past year and assure them that their efforts are greatly appreciated.

Thanks Board, thanks employees.

[small SIG logo]
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
Years Ended December 31,
--------------------------------------------------------------------------
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
--------------------------------------------------------------------------
OF SYMONS INTERNATIONAL GROUP, INC.

The selected consolidated financial data presented below is derived from the consolidated financial statements of the Company and its Subsidiaries and should be read in conjunction with the consolidated financial statements of the Company and the notes thereto, included elsewhere in this Report.

Consolidated Statement of Operations Data:
(in thousands, except per share amounts and ratios)

                                                          1997           1996         1995         1994       1993
------------------------------------------------------------------------------------------------------------------------------
Gross Premiums Written                                 $ 460,600      $ 305,499    $ 124,634    $ 103,134   $ 88,936
------------------------------------------------------------------------------------------------------------------------------
Net Premiums Earned                                      271,814        191,759       49,641       32,126     31,428
------------------------------------------------------------------------------------------------------------------------------
Fee Income                                                20,309          9,286        2,170        1,632        886
------------------------------------------------------------------------------------------------------------------------------
Net Investment Income                                     11,447          6,733        1,173        1,241      1,489
------------------------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                                    $  16,305      $  13,256    $   4,821    $   2,117    $  (323)
                                                         =======        =======      =======      =======       =====
------------------------------------------------------------------------------------------------------------------------------
Per Common Share Data:
------------------------------------------------------------------------------------------------------------------------------
Basic Earnings (Loss) Before Extraordinary Item          $  1.63        $  1.76     $   0.69    $    0.30    $ (0.05)
                                                         -------         ------       ------        -----      -----
------------------------------------------------------------------------------------------------------------------------------
BASIC NET EARNINGS (LOSS)                                $  1.56        $  1.76     $   0.69    $    0.30    $ (0.05)
                                                         =======         ======       ======        =====      ======

------------------------------------------------------------------------------------------------------------------------------
Basic Weighted Average Shares Outstanding                 10,450          7,537        7,000        7,000      7,000
------------------------------------------------------------------------------------------------------------------------------
GAAP Ratios:
------------------------------------------------------------------------------------------------------------------------------
Loss and LAE Ratio                                         78.0%          71.5%        72.5%         82.4%      79.8%
------------------------------------------------------------------------------------------------------------------------------
Expense Ratio                                              23.0           24.0         18.6          21.7       31.5
                                                           ----           ----         ----          ----        ---
------------------------------------------------------------------------------------------------------------------------------
COMBINED RATIO                                            101.0%          95.5%        91.1%        104.1%     111.3%
                                                          =====           ====         ====         =====      =====

------------------------------------------------------------------------------------------------------------------------------
Consolidated Balance Sheet Data:
------------------------------------------------------------------------------------------------------------------------------
Investments                                           $ 216,518       $ 168,137     $ 25,902     $ 18,572    $ 21,497
------------------------------------------------------------------------------------------------------------------------
Total Assets                                            529,875         344,679      110,516       66,628      81,540
------------------------------------------------------------------------------------------------------------------------
Losses and Loss Adjustment Expenses                     136,772         101,719       59,421       29,269      54,143
------------------------------------------------------------------------------------------------------------------------
Total Debt or Preferred Securities                      135,000          48,000       11,776       10,683       9,341
------------------------------------------------------------------------------------------------------------------------
Total Shareholders Equity                                78,363          60,900        9,535        4,255       2,219
------------------------------------------------------------------------------------------------------------------------
Book Value Per Share                                   $   7.50       $    5.83     $   1.36     $   0.61    $   0.32
------------------------------------------------------------------------------------------------------------------------
Statutory Capital and Surplus:
------------------------------------------------------------------------------------------------------------------------
Pafco                                                 $  19,924       $  18,112     $ 11,875      $ 7,848     $ 8,132
------------------------------------------------------------------------------------------------------------------------
IGF                                                   $  42,809       $  29,412     $  9,219      $ 4,512     $ 2,789
------------------------------------------------------------------------------------------------------------------------
Superior                                              $  65,146       $  57,121
------------------------------------------------------------------------------------------------------------------------

The statutory surplus of Pafco includes Pafco's share of IGF's statutory surplus prior to April 30, 1996. Pafco owned the following percentages of IGF at December 31, 1994, 98.8%; 1995, 100%. At April 30, 1996, Pafco transferred IGF to SIG. Prior to the transfer, IGF also paid a dividend in the form of cash of $7,500,000 and a promissory note of $3,500,000 which have been repaid in full.

                                                                [small SIG logo]

          [photographs of automobiles on freeway down left margin]

MANAGEMENT'S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF THE COMPANY
------------------------------------------------------------
Overview

Symons International Group, Inc. (the "Company" or "SIG") is a 67% subsidiary of Goran Capital Inc. ("Goran"). Prior to the Company's Initial Public Offering (the "Offering") on November 5, 1996, it was a wholly-owned subsidiary of Goran. The Company underwrites and markets nonstandard private passenger automobile insurance and crop insurance.

Acquisitions and Public Offerings

      On April 30 ,1996 the Company purchased the operations of Superior Insurance Company for $66.6 million in cash (the "Acquisition"). Funds for the Acquisition were provided from funds affiliated with Goldman Sachs and a bank term loan of $48 million. Both Goldman Sachs and the bank term loan were taken out in August 1997.

      On November 5, 1996 the Company issued 3,450,000 shares in an initial public offering of 33% of its stock at $12.50 per share.

      On November 12, 1997 the Company issued $135 million of Trust Preferred Securities at 9.50%. The proceeds of this offering were used to purchase Goldman Sachs minority interest share of the nonstandard automobile operations, repay the term loan used to acquire Superior and provide capital to the nonstandard automobile division for future growth. The Preferred Securities carry a 30 year term with a noncallable period of 10 years. Distributions are payable semiannually at 9.5% with all principal paid at maturity. The Company also has the ability to forego distributions for periods of up to five years, although it has no intention to do so, and the Preferred Securities have limited covenants. The Company believed the time was proper to obtain the benefit of 100% of the nonstandard automobile operations, provide longer term financing at favorable terms and provide additional capital for future growth.

Nonstandard Automobile Insurance Operations

      GGS Holdings, through its wholly-owned subsidiaries, Pafco and Superior, is engaged in the writing of automobile insurance for "nonstandard risks." Nonstandard insureds are those individuals who are unable to obtain insurance through standard market carriers due to factors such as poor premium payment history, driving experience, record of prior accidents or driving violations, particular occupation or type of vehicle. Premium rates for nonstandard risks are higher than for

[small SIG logo]
MANAGEMENT'S DISCUSSION AND ANALYSIS


standard risks. Nonstandard policies have relatively short policy periods and low limits of liability. Due to the low limits of coverage, the period of time that elapses between the occurrence and settlement of losses under nonstandard policies is shorter than many other types of insurance. The nonstandard automobile market is the fastest growing sector of the personal lines market.

Crop Insurance Operations

General

      Crop insurance consists of three main products. Hail insurance, which is controlled by the private insurance industry, receives no subsidy from the government. Multi-Peril Crop Insurance ("MPCI"), is a government sponsored product, administered through the Federal Crop Insurance Corporation ("FCIC"). Named perils insurance covers farmers for specific risks to specific crops.
Farmers who purchase insurance receive subsidies to reduce their cost and provide protection for major catastrophic loss. When a farmer wants to borrow money to buy his seed, the bank wants insurance on the harvest so the bank knows the loan can be repaid either through normal harvest or through an insurance policy covering the yield on the crop. There are many types of coverages and percentages that farmers can purchase. The Company works with independent agents to meet the insurable needs of the farmer which includes the best coverage and premium for the farm. The government supports this effort through commissions it pays the Company to do this work and through premium subsidy for the farmer's insurance costs. The government also provides back-up risk protection to the 18 or so crop insurance providers in the event of major loss Based on the results for any given year, the Company and the government share in the results of profit and loss. In order to protect IGF from the loss part of this equation, IGF buys third party reinsurance to reduce the downside from a loss year.

Certain Accounting Policies for Crop Insurance Operations

      The majority of the Company's crop insurance business consists of MPCI. MPCI is a government-sponsored program with accounting treatment which differs in certain respects from more traditional property and casualty insurance lines. Farmers may purchase "CAT Coverage" (the minimum available level of MPCI coverage) upon payment of a fixed administrative fee of $50 per policy (the "CAT Coverage Fee") instead of a premium. This fee is included in other income. Commissions paid to agents to write CAT policies are partially offset by the CAT Coverage Fee. For purposes of the profit-sharing formula under the MPCI program referred to below, the Company is credited with an imputed premium (its "MPCI Imputed Premium") for all CAT Coverage policies it sells, determined in accordance with the profit-sharing formula established by the FCIC. For income statement purposes under GAAP, Gross Premiums Written consist of the aggregate amount of premiums paid by farmers for "Buy-up Coverage" (MPCI coverage in excess of CAT Coverage), and any related federal premium subsidies, but do not include any MPCI Imputed Premium credited on CAT Coverage. By contrast, Net Premiums Written and Net Premiums Earned do not include any MPCI Premiums or premium subsidies, all of which are deemed to be ceded to the United States Government as reinsurer. The Company's profit or loss from its MPCI business is determined after the crop season ends on the basis of a profit-sharing formula established by federal regulation and the FCIC. For GAAP income statement purposes, any such profit or loss sharing earned or payable by the Company is treated as an adjustment to commission expense and is included in policy acquisition and general and administrative expenses. Amounts receivable from the FCIC are reflected on the Company's consolidated balance sheet as reinsurance recoverables.

      The Company also receives from the FCIC (i) an expense reimbursement payment equal to a percentage of Gross Premiums Written for each Buy-up Coverage policy it writes (the "Buy-up Expense Reimbursement Payment"),

                                                                [small SIG logo]

            [photographs of crops down right margin]

(ii) an LAE reimbursement payment equal to 13.0% of MPCI Imputed Premiums for each CAT Coverage policy it writes (the "CAT LAE Reimbursement Payment") and (iii) a small excess LAE Reimbursement Payment of two hundredths of one percent (0.02%) of MPCI Retention to the extent the Company's MPCI Loss Ratios on a per state basis exceed certain levels (the "MPCI Excess LAE Reimbursement Payment"). For GAAP income statement purposes, the Buy-up Expense Reimbursement Payment is treated as a contribution to income and reflected as an offset against policy acquisition and general and administrative expenses. The CAT LAE Reimbursement Payment and the MPCI Excess LAE Reimbursement Payment are, for income statement purposes, recorded as an offset against LAE, up to the actual amount of LAE incurred by the Company in respect of such policies, and the remainder of the payment, if any, is recorded as other income.

      In 1996, the Company instituted a policy of recognizing (i) 35% of its estimated MPCI Gross Premiums Written for each of the first and second quarters,
(ii) commission  expense on MPCI Gross Premiums Written at contractual rates and
(iii) Buy-up Expense Reimbursement at the contractual rate of MPCI Gross Premiums Written along with normal operating expenses incurred in connection with premium writings. In the third quarter, if a sufficient volume of policyholder acreage reports have been received and processed by the Company, the Company's policy is to recognize MPCI Gross Premiums Written for the first nine months based on a re-estimate. If an insufficient volume of policies have been processed, the Company's policy is to recognize 20% of its full year estimate of MPCI Gross Premiums Written in the third quarter. The remaining amount of MPCI Gross Premiums Written is recognized in the fourth quarter, when all amounts are reconciled. In prior years, recognition of MPCI Gross Premiums Written was 30%, 30%, 30% and 10%, for the first, second, third and fourth quarters, respectively. Commencing with its June 30, 1995 financial statements, the Company also began recognizing MPCI underwriting gain or loss during the first, second and third quarters, reflecting the Company's best estimate of the amount of such gain or loss to be recognized for the full year, based on, among other things, historical results, plus a provision for adverse developments. In the fourth quarter, a reconciliation amount is recognized for the underwriting gain or loss based on final premium and loss information.

[small SIG logo]
MANAGEMENT'S DISCUSSION AND ANALYSIS

Selected Segment Data of the Company

      The following table presents historical segment data for the Company's nonstandard automobile and crop insurance operations. This data does not reflect results of operations attributable to corporate overhead, interest costs and amortization of intangibles nor does it include the results of operations of Superior prior to May 1, 1996.


                                                                                      Year ended December 31,
-----------------------------------------------------------------------------------------------------------------------
Nonstandard - Automobile Insurance Operations:
(in thousands, except ratios)                                                      1997           1996          1995
-----------------------------------------------------------------------------------------------------------------------
     Gross premiums written                                                      $323,915       $187,176       $49,005
                                                                                  =======        =======        ======
-----------------------------------------------------------------------------------------------------------------------
     Net premiums written                                                        $256,745       $186,579       $37,302
                                                                                  =======        =======        ======
-----------------------------------------------------------------------------------------------------------------------
     Net premiums earned                                                         $251,020       $168,746       $34,460
-----------------------------------------------------------------------------------------------------------------------
     Fee income                                                                    15,515          7,578         1,787
-----------------------------------------------------------------------------------------------------------------------
     Net investment income                                                         10,969          6,489           624
-----------------------------------------------------------------------------------------------------------------------
     Net realized capital gain (loss)                                               9,462         (1,014)         (508)
                                                                                    -----         ------          ----
-----------------------------------------------------------------------------------------------------------------------
Total Revenues                                                                    286,966        181,799        36,363
                                                                                  -------        -------        ------
-----------------------------------------------------------------------------------------------------------------------
     Losses and loss adjustment expenses                                          195,900        124,385        25,423
-----------------------------------------------------------------------------------------------------------------------
     Policy acquisition and general and administrative expenses                    72,463         46,796        12,929
                                                                                   ------         ------        ------
-----------------------------------------------------------------------------------------------------------------------
Total Expenses                                                                    268,363        171,181        38,352
                                                                                  -------        -------        ------
-----------------------------------------------------------------------------------------------------------------------
     Earnings (loss) before income taxes                                          $18,603        $10,618       $(1,989)
                                                                                   ======         ======        ======
-----------------------------------------------------------------------------------------------------------------------
GAAP RATIOS (Nonstandard Automobile Only)
-----------------------------------------------------------------------------------------------------------------------
     Loss ratio                                                                     70.2%          65.1%         65.8%
-----------------------------------------------------------------------------------------------------------------------
     LAE ratio                                                                       7.8%           8.6%          8.0%
-----------------------------------------------------------------------------------------------------------------------
     Expense ratio, net of billing fees                                             22.7%          23.2%         32.3%
                                                                                    ----           ----          ----
-----------------------------------------------------------------------------------------------------------------------
     Combined ratio                                                                100.7%          96.9%        106.1%
                                                                                   =====           ====         =====
-----------------------------------------------------------------------------------------------------------------------
Crop Insurance Operations:
-----------------------------------------------------------------------------------------------------------------------
     Gross premiums written                                                      $126,401       $110,059       $70,374
                                                                                  =======        =======        ======
-----------------------------------------------------------------------------------------------------------------------
     Net premiums written                                                         $20,796        $23,013       $11,608
                                                                                   ======         ======        ======
-----------------------------------------------------------------------------------------------------------------------
     Net premiums earned                                                          $20,794        $23,013       $11,608
-----------------------------------------------------------------------------------------------------------------------
     Fee income                                                                     4,764          1,672           384
-----------------------------------------------------------------------------------------------------------------------
     Net investment income                                                            191            181           674
-----------------------------------------------------------------------------------------------------------------------
     Net realized capital gain (loss)                                                 (18)            (1)          164
                                                                                     ---             --            ---
-----------------------------------------------------------------------------------------------------------------------
Total Revenues                                                                     25,731         24,865        12,830
                                                                                   ------         ------        ------
-----------------------------------------------------------------------------------------------------------------------
     Losses and loss adjustment expenses                                           16,185         12,724         8,629
-----------------------------------------------------------------------------------------------------------------------
     Policy acquisition and general and administrative expenses(1)                (11,551)        (6,095)       (7,466)
-----------------------------------------------------------------------------------------------------------------------
     Interest and amortization of intangibles                                         235            551           627
                                                                                      ---            ---           ---
-----------------------------------------------------------------------------------------------------------------------
Total Expenses                                                                      4,869          7,180         1,790
                                                                                    -----          -----         -----
-----------------------------------------------------------------------------------------------------------------------
     Earnings before income taxes                                                 $20,862        $17,685       $11,040
                                                                                   ======         ======        ======
-----------------------------------------------------------------------------------------------------------------------
Statutory Capital and Surplus:
-----------------------------------------------------------------------------------------------------------------------
     Pafco                                                                        $19,924        $18,112       $11,875
-----------------------------------------------------------------------------------------------------------------------
     IGF                                                                           42,809         29,412         9,219
-----------------------------------------------------------------------------------------------------------------------
     Superior                                                                      65,146         57,121        49,277
-----------------------------------------------------------------------------------------------------------------------

(1)   Negative   crop   expenses   are  caused  by  inclusion  of  MPCI  expense
reimbursements and underwriting gain

                                                                [small SIG logo]

            [photographs of cars on freeway down left margin]

Results of Operations

Overview

1997 Compared To 1996

The Company recorded net earnings of $16,305,000 or $1.56 per share (basic), respectively in 1997. This is approximately a 23.0% increase in net earnings from 1996 comparable amounts of $13,256,000 or $1.76 per share (basic). The reduction in earnings per share reflects the increase in the weighted average shares outstanding from the Company's IPO in November 1996. The nonstandard automobile insurance segment demonstrated improved earnings due to continued premium growth, improved expense ratios and higher realized gains from investment sales. Premium growth in nonstandard automobile was generated from increased pressure on uninsured motorists to obtain insurance, expansion into new states and increased market share penetration. During 1997, the Company increased reserves for both prior and current accident years at Pafco. The total increase for prior accident years at Pafco was approximately $7.5 million. The improvement in crop insurance earnings relates to growth in market share and favorable underwriting results. Growth in market share occurred in all product lines for crop and is the result of improved marketing and agent service efforts. Record underwriting results are due to favorable crop conditions and continued improvement in risk selection.

1996 Compared To 1995

Net earnings and earnings per share increased 175.0% to $13,256,000 and 155.1% to $1.76 (basic) in 1996 from $4,821,000 and $0.69 (basic) in 1995. Improved earnings in 1996 were attributable to both the nonstandard automobile and crop segments. The nonstandard automobile segment benefitted from significant premium growth from the acquisition of Superior, elimination of quota share reinsurance and internal growth. The nonstandard automobile segment also benefitted from lower loss and expense ratios due to improved claims management, introduction of multi-tiered products and operating efficiencies through reengineering, management changes and gains from technological advancements. The crop insurance segment also benefitted from significant premium growth in both crop hail and MPCI premiums. The crop insurance segment's profitability was enhanced by a lower crop hail loss ratio and improved MPCI underwriting gains.

Years Ended December 31, 1997 and 1996

Gross Premiums Written

      Consolidated Gross Premiums Written increased 50.8% in 1997 due to growth in both the nonstandard auto and crop segments. Gross Premiums Written for the nonstandard auto segment increased 73.1% in 1997. While a portion of this increase relates to four additional months of premium in 1997 of Superior, additional premium growth relates to internal growth due to improved service, certain product improvements, tougher uninsured motorist laws in states such as California and Florida and entrance into new states such as Nevada and Oregon. Such increase was primarily due to volume rather than rate increases, although

[small SIG logo]

the Company adjusts rates on an ongoing basis. Gross Premiums Written for the crop segment increased 14.8% in 1997. Such increase was due to continued industry privatization and aggressive marketing efforts, resulting in continued increase in market share. Remaining gross written premiums represent commercial business which is ceded 100% to an affiliate.

Net Premiums Written

      Net Premiums Written increased in 1997 as compared to 1996 due to the growth in Gross Premiums Written offset by quota share reinsurance.

      In 1997, the Company ceded $67,170,000 of nonstandard automobile premiums as part of a quota share treaty instituted January 1, 1997. For the first three quarters of 1997 the Company ceded 20% of nonstandard automobile premiums and ceded 25% of such premiums in the fourth quarter. In 1998 the Company plans to cede 10% of nonstandard automobile premiums with adjustments as needed for surplus leverage. No such treaty was in effect during 1996. In 1997, the Company ceded $15,640,000 of crop hail premiums as part of a 40% quota share treaty instituted January 1, 1997. In 1996, crop hail premiums were ceded at a rate of 10%.

Net Premiums Earned

      Net Premiums Earned increased in 1997 as compared to the prior year, reflecting the strong growth in Gross Written Premiums offset by the effects of the nonstandard automobile and crop hail quota share treaties. Net premiums earned to net premiums written for the nonstandard automobile segment was 97.8% in 1997 as compared to 90.4% in 1996. The increase in the earned ratio is due to higher premium growth earlier in 1997.

Fee Income

      Fee income increased $11,023,000 in 1997 compared to 1996. Such increase was due to billing fee income on nonstandard automobile business from an increase in in-force policy count. There was also an increase in the receipt of CAT Coverage Fees and CAT LAE Reimbursement Payments due to higher premium volume.

Net Investment Income

      Net investment income increased $4,714,000 in 1997 compared to 1996. Such increase was due partially to four additional months of investment income from Superior but also due to greater invested assets resulting from premium growth and higher profitability.

Net Realized Capital Gains (Loss)

      Realized gains of $9,444,000 in 1997 were due to the significant strength of the equity markets in 1997 and the Company's position to realize gains as securities had reached targeted pricing levels.

Losses and LAE

      The Loss and LAE Ratio for the nonstandard automobile segment was 78.0% for 1997 as compared to 73.7% for 1996. The Crop Hail Loss Ratio in 1997 was 77.8% compared to 55.3% in 1996. The increase in the Loss and LAE Ratio for the nonstandard automobile segment reflects the recent growth in premium volume in an effort to increase market share and improve economies of scale, increased physical damage severity costs and certain pending rate increases. The Company increased 1996 and prior nonstandard automobile reserves at Pafco by $6.0 million in the first two quarters and $1.5 million in the fourth quarter which increased the Loss and LAE Ratio 3.0% in 1997. Deficient reserve development at Superior was approximately $2.5 million in 1997. The increase in the crop hail loss ratio is the result of storm damage in the third quarter in certain eastern states on new business obtained in 1997. The Company continues to aggressively address ways to decrease the nonstandard automobile loss ratios including elimination of unprofitable agents, rate increases and improved claims management and closure rates. The Company is also reviewing the pricing of the crop hail business to improve future loss experience.

Policy Acquisition and General and Administrative Expenses

      Policy acquisition and general and administrative expenses have increased as a result of the increased volume of business produced by the Company. Policy acquisition and general and administrative expenses rose to $62,631,000 or 23.0% of Net Premiums Earned for 1997 compared to $42,013,000 or 21.9% of Net Premium Earned in 1996. Such increase was due to a higher mix of nonstandard automobile premiums in 1997 as compared to 1996. The Expense Ratio, net of billing fees, for the nonstandard automobile segment improved to 22.7% for 1997 as compared to 23.2% for 1996.

      Due to the accounting for the crop insurance

                                                                [small SIG logo]

segment, operating expenses for 1997 includes a contribution to earnings of $11,551,000 as compared to $6,095,000 for 1996. Such increase was due to greater Buy-up Expense Reimbursement Payments and MPCI underwriting gain due to increased premium volumes and more favorable underwriting results.

Amortization of Intangibles

      Amortization of intangibles includes goodwill from the acquisition of Superior, additional goodwill from the acquisition of the minority interest position in GGSH, debt or preferred security issuance costs and organizational costs. The increase in 1997 reflects the effects of the Preferred Securities Offering and the purchase of the minority interest position in GGSH.

Interest Expense

      Interest expense primarily represents interest incurred since April 30, 1996 on the GGS Senior Credit Facility. The GGS Senior Credit Facility was repaid with the proceeds from the Preferred Securities Offering.

Income Tax Expense

      Income tax expense was 35.3% of pre-tax income for 1997 as compared to 33.9% in 1996. The increased rate is due to the higher amount of nondeductible goodwill amortization expense.

Distributions on Preferred Securities

      Distributions on Preferred Securities are calculated at a rate of 9.5% net of federal income taxes from the offering date of August 12, 1997.

Years Ended December 31, 1996 and 1995

Gross Premiums Written

      Gross Premiums Written in 1996 increased to $305,499,000 from $124,634,000 in 1995 reflecting a 282% increase in nonstandard automobile insurance and an increase of 56.4% in crop insurance. Other Gross Premiums Written consist of premiums on commercial business which were 100% ceded to Granite Re Insurance Company Ltd. ("Granite Re") effective January 1, 1996. The increase in nonstandard automobile Gross Premiums Written was due to the Acquisition, which generated Gross Premiums Written of $118,661,000 subsequent to the Acquisition, as well as a 21% increase in policies in-force issued by Pafco. The increase in Pafco policies in-force primarily resulted from improved service and product improvements. The increase in crop insurance Gross Premiums Written was primarily due to (i) farmers electing higher percentage of crop price levels to be insured under MPCI Buy-up Coverages, (ii) an increase in MPCI policies in-force, and (iii) increase in the number of acres insured, together with an increase of $10,990,000, or 64.8%, in crop hail premiums in 1996 compared to 1995.

Net Premiums Written

      The Company's Net Premiums Written in 1996 increased 292.1% to $209,592,000 from $53,447,000 in 1995 due to the Acquisition, which generated Net Premiums Written for Superior of $118,298,000 subsequent to the Acquisition, and the increase in Gross Premiums Written in Pafco's nonstandard automobile insurance business. In addition, the increase in Net Premiums Written resulted from the Company's election not to renew, as of January 1, 1996, its 25% quota share reinsurance on its nonstandard automobile business. As a result of increases over time in its statutory capital, the Company determined that it no longer required the additional capacity provided by this coverage in order to maintain acceptable premium to surplus ratios. Since all MPCI premiums are reported as 100% ceded, MPCI Gross Premiums Written have no effect on Net Premiums Written.

Net Premiums Earned

      The Company's Net Premiums Earned in 1996 increased 286.3% reflecting the increase in Net Premiums Written. The ratio of Net Premiums Earned to Net Premiums Written in 1996 decreased to 90.4% from 92.4% in 1995 due to growth in Net Premiums Written in 1996 exceeding growth in Net Premiums Written in 1995.

Fee Income

      The Company's fee income in 1996 increased 327.9% due principally to (i) billing fee revenue of $4,655,000 at Superior subsequent to the Acquisition,
(ii) increased billing fee revenue at Pafco of $998,000 from nonstandard automobile insurance policies, resulting from the increase in the in-force policy count described above, and an increase in fees charged per installment in late 1995, and

[small SIG logo]

(iii)  increased  CAT  Coverage  Fees and CAT LAE  Reimbursement
Payments resulting from the introduction of CAT Coverages in the Federal Crop Insurance Reform Act of 1994 (the "1994 Reform Act").

Net Investment Income

      The Company's net investment income in 1996 increased 474.0%. This increase was due primarily to the investment earnings of $4,996,000 at Superior subsequent to the Acquisition. Also contributing to the increase in net investment income is an increase in average invested assets (not including Superior) to $30,911,000 in 1996 from $22,653,000 in 1995.

Net Realized Capital Gain (Loss)

      The Company recorded a net realized capital loss from the sale of investments of $1,015,000 in 1996 compared to a net realized capital loss from the sale of investments of $344,000 in 1995. The net realized capital loss in 1996 was the result of sales of securities to shorten the portfolio's overall maturity to provide a better duration match with claims payments.

Losses and LAE

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

Policy Acquisition and General and Administrative Expenses

      The Expense Ratio for the nonstandard automobile segment decreased to 29.6% in 1996 from 37.5% in 1995. Excluding interest on the Acquisition debt and amortization of goodwill and other intangibles associated with the Acquisition would reduce this ratio to 27.7% in 1996. This decrease was due to several factors including: (i) lower commission expense at Superior through utilization of multi-tier products, (ii) lower staff expenses as a result of higher utilization and work flow re-engineering, and (iii) technological advancements in the underwriting, premium processing and claims areas. As a result of the accounting for the crop insurance segment, such segment experienced a contribution to income reflected in the policy acquisition and general and administrative expense line item of $6,095,000 in 1996 compared to a contribution to income of $7,466,000 in 1995. This decrease in contribution resulted from a combination of several factors. The primary difference is the decrease in ceding commission income of $2,036,000 which is due to only a 10% quota share agreement for crop hail in 1996 versus a 25% quota share in 1995. Other items include a commission expense increase of $6,217,000 due to higher premium writings and an increase in other operating expenses of $4,153,000. This net increase in expense of $10,370,000 was reduced by an increase of $8,490,000 in Buy-up Expense Reimbursement and an increase in the MPCI underwriting gain of $2,624,000.

Interest Expense

      The Company's interest expense in 1996 increased to $3,938,000 from $1,248,000 in 1995 due primarily to interest of $2,774,000 on the $48 million indebtedness incurred by a subsidiary of GGSH to partially fund the Acquisition (the "GGS Senior Credit Facility").

Income Tax Expense

      The effective tax rate in 1996 reflects a 33.9% provision compared to a 35.2% provision in 1995. The reduction in the effective tax rate is due to higher tax-exempt interest and dividend income.

                                                                [small SIG logo]

            [photograph of wheat down left margin]

Liquidity and Capital Resources

      The primary source of funds available to the Company are dividends from its primary subsidiaries, IGF, IGF Holdings and GGS Management. The Company also receives $150,000 quarterly pursuant to an administration agreement with IGF to cover the costs of executive management, accounting, investing, marketing, data processing and reinsurance.

      GGS Management collects billing fees charged to policyholders of Pafco and Superior who elect to make their premium payments in installments. GGS Management also receives management fees under its management agreement with Pafco and Superior. When the Florida Department of Insurance ("Florida Department") approved the acquisition of Superior by GGS Holdings, it prohibited Superior from paying any dividends (whether extraordinary or not) for four years from the date of Acquisition without the prior written approval of the Florida Department. Extraordinary dividends, within the meaning of the Indiana Insurance Code, cannot be paid by Pafco without the prior approval of the Indiana Insurance Commissioner. The management fees charged to Pafco and Superior by GGS Management are subject to review by the Indiana and Florida Departments of Insurance.

      The nonstandard automobile insurance subsidiaries' primary source of funds are premiums, investment income and proceeds from the maturity or sale of invested assets. Such funds are used principally for the payment of claims, operating expenses (primarily management fees), commissions, dividends and the purchase of investments. There is variability to cash outflows because of uncertainties regarding settlement dates for liabilities for unpaid losses. Accordingly, the Company maintains investment programs intended to provide adequate funds to pay claims without forced sales of investments. As claim payments tend to lag premium receipts and due to the growth in premium volume the Company has experienced an increase in its investment portfolio and has not experienced any problems with meeting its obligations for claims payments or management fees.

      As of December 31, 1997, IGF has the ability to pay $13,404,000 in dividends without prior regulatory approval.

      Cash flows in the Company's MPCI business differ from cash flows from certain more traditional lines. The Company pays insured losses to farmers as they are incurred during the growing season, with the full amount of such payments being reimbursed to the Company by the federal government within three business days. MPCI premiums are not received from farmers until covered crops are harvested. Such premiums are required to be paid in full to the FCIC by the Company, with interest, if not paid by a specified date in each crop year.

      During 1997, IGF continued the practice of borrowing funds under a revolving line of credit to finance premium payables to the FCIC on amounts not yet received from farmers (the "IGF Revolver"). The maximum borrowing amount under the IGF Revolver was $6,000,000 until July 1, 1996, at which time the maximum borrowing amount increased to $7,000,000. The IGF Revolver carried a

[small SIG logo]

weighted average interest rate of 9.7%, 8.6%, and 8.75% in 1995, 1996 and 1997, respectively. Payables to the FCIC accrue interest at a rate of 15%, as do the receivables from farmers. By utilizing the IGF Revolver, which bears interest at a floating rate equal to the prime rate plus .25%, IGF avoids incurring interest expense at the rate of 15% on interest payable to the FCIC while continuing to earn 15% interest on the receivables due from the farmer. Subsequent to December 31, 1997, IGF had reduced its contractual borrowing rate to prime minus .75%. The IGF Revolver contains certain covenants which restrict IGF's ability to (i) incur indebtedness or (ii) make loans to others, including affiliates. The IGF Revolver also contains other customary covenants which, among other things, restricts IGF's ability to participate in mergers, acquire another enterprise or participate in the organization or creation of any other business entity. At December 31, 1997, $2,918,000 remains available under the IGF Revolver.

      On August 12, 1997, the Company issued $135 million in Trust Originated Preferred Securities (the "Preferred Securities Offering"). These Preferred Securities were offered through a wholly-owned trust subsidiary of the Company and are backed by Senior Subordinated Notes to the Trust from the Company. These Preferred Securities were offered under Rule 144A of the SEC and, pursuant to the Registration Rights Agreement executed at closing, the Company filed a Form S-4 Registration Statement with the SEC on September 16, 1997 to effect the Exchange Offer. The S-4 Registration Statement was declared effective on September 30, 1997 and the Exchange Offer successfully closed on October 31, 1997. The proceeds of the Preferred Securities Offering were used to repurchase the remaining minority interest in GGSH for $61 million, repay the balance of the GGS Senior Credit Facility of $44.9 million and the Company expects to contribute the balance, after expenses, of approximately $24 million to the nonstandard automobile insurers of which $10.5 million was contributed in 1997. Expenses of the issue aggregated $5.1 million and will be amortized over the term of the Preferred Securities (30 years). In the third quarter the Company wrote off the remaining unamortized costs of the GGS Senior Credit Facility of approximately $1.1 million pre-tax or approximately $0.07 per share (basic).

      The Preferred Securities have a term of 30 years with semi-annual interest payments commencing February 15, 1998. The Preferred Securities may be redeemed in whole or in part after 10 years.

      The Company shall not, and shall not permit any subsidiary, to incur directly or indirectly, any indebtedness unless, on the date of such incurrence ( and after giving effect thereto), the consolidated coverage ratio exceeds 2.5 to 1. The coverage ratio is the aggregate of net earnings, plus interest expense, income taxes, depreciation and amortization divided by interest expense for the same period.

      The Company plans to fund the distributions on the Preferred Securities from the excess management and billing fees which are paid by the nonstandard automobile insurers to their management company. The Company believes such funds are adequate to pay the distributions on the Preferred Securities for the foreseeable future. Additionally, the Company has available dividend capacity from IGF to also meet this funding.

      Net cash provided by operating activities in 1997 aggregated $15,945,000 compared to $10,003,000 in 1996. This increase in funds provided was caused by continued premium growth which results in increased cash flows as loss payments lag receipt of premiums. Net cash used in investing activities increased from $92,769,000 in 1996 to $106,164,000 in 1997 reflecting investment of remaining proceeds from the Preferred Securities Offering and cash flow from operations. In 1997, financing activities provided cash of $88,400,000 compared to cash provided of $93,550,000 in 1996, with funds in 1997 primarily from the Preferred Securities Offering while funds provided in 1996 were primarily from the financing of the acquisition of Superior.

      Net cash provided by operating activities in 1996 was $10,003,000 compared to $9,654,000 in 1995 for an increase of $349,000. This increase was due to improved profitability and growth in written premiums. Loss payments in the nonstandard automobile insurance business tend to lag behind receipt of premiums thus providing cash for operations. Net cash used in investing activities increased from $8,835,000 in 1995 to $92,769,000 in 1996. Included in 1996 was a
$66,590,000 use of cash for the Acquisition. The remaining increase in cash used in investing activities in 1996 related to the growth in investments due

                                                                [small SIG logo]

to increased cash provided by operating activities. The primary items comprising the $93,550,000 of cash provided by financing activities in 1996 were the $48,000,000 of proceeds from the GGS Senior Credit Facility, $21,200,000 minority interest investment received as part of the formation of GGS Holdings and the funding of the Acquisition and $37,969,000 of proceeds from the Initial Public Offering.

      The Company believes cash flows in the nonstandard automobile segment from premiums, investment income and billing fees are sufficient to meet that segment's obligations to policyholders, operating expenses and debt service for the foreseeable future. This is due primarily to the lag time between receipt of premiums and claims payments. Therefore, the Company does not anticipate additional borrowings for this segment other than in the event of an acquisition. The Company also believes cash flows in the crop segment from premiums and expense reimbursements are sufficient to meet the segment's obligations for the foreseeable future. Due to the more seasonal nature of the crop segment's operations, it may be necessary to obtain short term funding at times during a calendar year by drawing on an existing line of credit. Except for this short term funding and normal increases therein resulting from an increase in the business in force, the Company does not anticipate any significant short or long term additional borrowing needs for this segment. Accordingly, while there can be no assurance as to the sufficiency of the Company's cash flow in future periods, the Company believes that its cash flow will be sufficient to meet all of the Company's operating expenses and debt service for the foreseeable future and, therefore, does not anticipate additional borrowings except as may be necessary to finance acquisitions.

      While GAAP shareholders' equity was $78,363,000 at December 31, 1997, it does not reflect the statutory equity upon which the Company conducts its various insurance operations. Pafco, Superior and IGF individually had statutory surplus at December 31, 1997 of $19,924,000, $65,146,000 and $42,809,000,
respectively.

Effects of Inflation

      Due to the short term that claims are outstanding in the two product lines the Company underwrites, inflation does not pose a significant risk to the Company.

Primary Differences Between GAAP and SAP

      The financial statements contained herein have been prepared in conformity with Generally Accepted Accounting Principles ("GAAP") which differ from statutory accounting practices ("SAP") prescribed or permitted for insurance companies by regulatory authorities in the following respects: (i) certain assets are excluded as "Nonadmitted Assets" under statutory accounting; (ii) costs incurred by the Company relating to the acquisition of new business are expensed for statutory purposes, (iii) the investment in wholly owned subsidiaries is consolidated for GAAP rather than valued on the statutory equity method. The net income or loss and changes in unassigned surplus of the subsidiaries is reflected in net income for the period rather than recorded directly to unassigned surplus, (iv) fixed maturity investments are reported at amortized cost or market value based on their National Association of Insurance Commissioners ("NAIC") rating; (v) the liability for losses and loss adjustment expenses and unearned premium reserves are recorded net of their reinsured amounts for statutory accounting purposes, (vi) deferred income taxes are not recognized on a statutory basis and (vii) credits for reinsurance are recorded only to the extent considered realizable.

New Accounting Standards

      During 1996, the Company adopted the provisions of SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and SFAS No. 123, "Accounting for Stock-Based Compensation." The Company has adopted SFAS No. 128, "Earnings Per Share" in 1997. There was no material impact on the consolidated financial statements from adoption of these

[small SIG logo]

statements. The Company will adopt SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About A Segments of and Enterprise and Related Information" in 1998. The Company does not expect the adoption of these statements to have a material impact on the financial statements. Refer to Note 1 to the Company's "Consolidated Financial Statements."

      The NAIC is considering the adoption of a recommended statutory accounting standard for crop insurers, the impact of which is uncertain since several methodologies are currently being examined. Although the Indiana Department has permitted the Company to continue, for its statutory financial statements through March 31, 1998, its practice of recording its MPCI business as 100% ceded to the FCIC with net underwriting results recognized in ceding commissions, the Indiana Department has indicated that in the future it will require the Company to adopt the MPCI accounting practices recommended by the NAIC or any similar practice adopted by the Indiana Department. Since such a standard would be adopted industry wide for crop insurers, the Company would also be required to conform its future GAAP financial statements to reflect the new MPCI statutory accounting methodology and to restate all historical GAAP financial statements consistent with this methodology for comparability. The Company cannot predict what accounting methodology will eventually be implemented or when the Company will be required to adopt such methodology. The Company anticipates that any such new crop accounting methodology will not affect GAAP net income.

      The NAIC currently has a project under way to codify SAP, as existing SAP does not address all accounting issues and may differ from state to state. Upon completion, the codification is expected to replace prescribed or permitted SAP in each state as the new comprehensive statutory basis of accounting for insurance companies. The final format of the codification is uncertain at this time, yet implementation could be required as early as January 1, 1999. Due to the project's uncertainty, the Company has not yet quantified the impact any such changes would have on the statutory capital and surplus or results of operations of the Company's insurance subsidiaries. The impact of adopting this new comprehensive statutory basis of accounting may, however, materially impact statutory capital and surplus.

Impact of the Year 2000 Issue

         The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. This could result in recognizing data using "00" as 1900 rather than 2000 which could result in system failures or miscalculations. This could create a disruption in business activities.

      The Company's nonstandard automobile operations have been in the process of developing a completely new array of information technology services. During 1998 the Company will be testing and implementing these new systems and expects to be fully operational with these new systems in 1998. The new systems will be completely Year 2000 compliant. However, the intention of the new systems was to improve transaction processing and the Company's expense ratio rather than any Year 2000 issue. The Company has expended most of the funds necessary for implementation of these new systems prior to January 1, 1998 and does not expect expenditures in 1998 to be material. There is no assurance that such systems will be implemented without a disruption to the Company's operations.

      The Company's crop operations have been implementing changes to incorporate Year 2000 concerns for the past two years and expect completion of such efforts in 1998. Expenditures for these changes have not been material and are not expected to be material in the future.

      While implementation of these new systems or changes to existing systems carries risks that modifications will need to be made in order for them to be completely effective, the Company believes at this time that such modifications will not require material funds and will not be extensive subsequent to December 31, 1998.

                                                                [small SIG logo]
                                               CONSOLIDATED FINANCIAL STATEMENTS
                                                as of December 31, 1997 and 1996
                                               (in thousands, except share data)
                                                     CONSOLIDATED BALANCE SHEETS


                 ASSETS                                                   1997       1996
----------------------------------------------------------------------------------------------

ASSETS:
----------------------------------------------------------------------------------------------
Investments:
----------------------------------------------------------------------------------------------
Available for sale:
----------------------------------------------------------------------------------------------
   Fixed maturities, at market                                         $ 169,385  $ 127,681
----------------------------------------------------------------------------------------------
   Equity securities, at market                                           35,542     27,920
----------------------------------------------------------------------------------------------
   Short-term investments, at amortized cost,
     which approximates market                                             8,871      9,565
----------------------------------------------------------------------------------------------
   Real estate, at cost                                                      450        466
----------------------------------------------------------------------------------------------
   Mortgage loans, at cost                                                 2,220      2,430
----------------------------------------------------------------------------------------------
   Other                                                                      50         75
                                                                         -------    -------
----------------------------------------------------------------------------------------------
   TOTAL INVESTMENTS                                                     216,518    168,137
----------------------------------------------------------------------------------------------
   Investments in and advances to related parties                            839      1,152
----------------------------------------------------------------------------------------------
   Cash and cash equivalents                                              11,276     13,095
----------------------------------------------------------------------------------------------
    Receivables (net of allowance for doubtful accounts of
     $1,993 and $1,480 in 1997 and 1996, respectively)                    91,730     65,194
----------------------------------------------------------------------------------------------
    Reinsurance recoverable on paid and unpaid losses, net                93,832     48,294
----------------------------------------------------------------------------------------------
    Prepaid reinsurance premiums                                          36,606     14,983
----------------------------------------------------------------------------------------------
    Federal income taxes recoverable                                       1,505        319
----------------------------------------------------------------------------------------------
    Deferred policy acquisition costs                                     10,740     12,800
----------------------------------------------------------------------------------------------
    Deferred income taxes                                                  4,722      3,329
----------------------------------------------------------------------------------------------
    Property and equipment, net of accumulated depreciation               12,051      8,137
----------------------------------------------------------------------------------------------
    Intangible assets                                                     43,756      4,881
----------------------------------------------------------------------------------------------
    Other assets                                                           6,300      4,358
                                                                         -------    -------
----------------------------------------------------------------------------------------------
    TOTAL ASSETS                                                       $ 529,875  $ 344,679
                                                                         =======    =======
----------------------------------------------------------------------------------------------
                 LIABILITIES AND STOCKHOLDERS' EQUITY
----------------------------------------------------------------------------------------------
LIABILITIES:
----------------------------------------------------------------------------------------------
    Losses and loss adjustment expenses                                $ 136,772  $ 101,719
----------------------------------------------------------------------------------------------
    Unearned premiums                                                    114,635     87,285
----------------------------------------------------------------------------------------------
    Reinsurance payables                                                  35,692      6,508
----------------------------------------------------------------------------------------------
    Payables to affiliates                                                   ---        366
---------------------------------------------------------------------------------------------
    Line of credit                                                         4,182        ---
---------------------------------------------------------------------------------------------
    Term debt                                                                ---     48,000
---------------------------------------------------------------------------------------------
    Distributions Payable on Preferred Securities                          4,801        ---
---------------------------------------------------------------------------------------------
    Other                                                                 20,430     18,291
                                                                         -------     ------
---------------------------------------------------------------------------------------------
    TOTAL LIABILITIES                                                    316,512    262,169
                                                                         -------    -------
---------------------------------------------------------------------------------------------
    Minority interest:
---------------------------------------------------------------------------------------------
       Preferred Securities                                              135,000       ----
---------------------------------------------------------------------------------------------
       Equity in net assets of subsidiary                                    ---     21,610
                                                                         -------     ------
---------------------------------------------------------------------------------------------
  Stockholders' equity:
    Common stock, no par value, 100,000,000 shares
     authorized, 10,451,667 and 10,450,000 shares
     issued and outstanding in 1997 and 1996, respectively                39,019     38,969
---------------------------------------------------------------------------------------------
  Additional paid-in capital                                               5,925      5,905
---------------------------------------------------------------------------------------------
  Unrealized gain on investments, net of deferred tax
    of $1,008 in 1997 and $625 in 1996                                     1,908        820
--------------------------------------------------------------------------------------------
  Retained earnings                                                       31,511     15,206
                                                                          ------     ------
--------------------------------------------------------------------------------------------

TOTAL STOCKHOLDERS' EQUITY                                                78,363     60,900
                                                                          ------     ------
--------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $ 529,875  $ 344,679
                                                                         =======    =======
--------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

[small SIG logo]
CONSOLIDATED  FINANCIAL  STATEMENTS
for the years ended December 31, 1997, 1996, and 1995
(in  thousands,  except  per share  data)
CONSOLIDATED STATEMENTS OF EARNINGS


                                                                                 1997               1996               1995
-------------------------------------------------------------------------------------------------------------------------------

Gross premiums written                                                        $ 460,600          $ 305,499          $ 124,634
-------------------------------------------------------------------------------------------------------------------------------
Less ceded premiums                                                            (183,059)           (95,907)           (71,187)
                                                                                -------            -------            -------
-------------------------------------------------------------------------------------------------------------------------------
            NET PREMIUMS WRITTEN                                                277,541            209,592             53,447
-------------------------------------------------------------------------------------------------------------------------------
Change in unearned premiums                                                     (5,727)           (17,833)            (3,806)
                                                                                -------           --------            -------
-------------------------------------------------------------------------------------------------------------------------------
            NET PREMIUMS EARNED                                                 271,814            191,759             49,641
-------------------------------------------------------------------------------------------------------------------------------
Fee income                                                                       20,309              9,286              2,170
-------------------------------------------------------------------------------------------------------------------------------
Net investment income                                                            11,447              6,733              1,173
-------------------------------------------------------------------------------------------------------------------------------
Net realized capital gain (loss)                                                  9,444             (1,015)              (344)
                                                                                -------            -------            -------
-------------------------------------------------------------------------------------------------------------------------------
            TOTAL REVENUES                                                      313,014            206,763             52,640
                                                                                -------            -------            -------
-------------------------------------------------------------------------------------------------------------------------------
Expenses:
-------------------------------------------------------------------------------------------------------------------------------
        Losses and loss adjustment expenses                                     212,085            137,109             35,971
-------------------------------------------------------------------------------------------------------------------------------
        Policy acquisition and general and administrative expenses               62,631             42,013              7,981
-------------------------------------------------------------------------------------------------------------------------------
        Interest expense                                                          3,158              3,527              1,248
-------------------------------------------------------------------------------------------------------------------------------
        Amortization of intangibles                                               1,197                411                ---
                                                                                -------            -------             ------
-------------------------------------------------------------------------------------------------------------------------------
        TOTAL EXPENSES                                                          279,071            183,060             45,200
                                                                                -------            -------            -------
-------------------------------------------------------------------------------------------------------------------------------
        EARNINGS BEFORE INCOME TAXES, MINORITY INTEREST,
             AND EXTRAORDINARY ITEM                                              33,943             23,703              7,440
                                                                                -------            -------            -------
-------------------------------------------------------------------------------------------------------------------------------
Income taxes:
-------------------------------------------------------------------------------------------------------------------------------
        Current income tax expense                                               13,105              7,982              2,275
-------------------------------------------------------------------------------------------------------------------------------
        Deferred income tax expense (benefit)                                   (1,124)                 64                344
                                                                                -------            -------            -------
-------------------------------------------------------------------------------------------------------------------------------
        TOTAL INCOME TAXES                                                       11,981              8,046              2,619
                                                                                -------            -------            -------
-------------------------------------------------------------------------------------------------------------------------------
        NET EARNINGS BEFORE MINORITY INTEREST AND
                 EXTRAORDINARY ITEM                                              21,962             15,657              4,821
-------------------------------------------------------------------------------------------------------------------------------
Minority interest:
-------------------------------------------------------------------------------------------------------------------------------
         Earnings in consolidated subsidiary                                    (1,824)            (2,401)                ---
-------------------------------------------------------------------------------------------------------------------------------
         Distributions on Preferred Securities, net of tax                      (3,120)                ---                ---
                                                                                -------            -------            -------
-------------------------------------------------------------------------------------------------------------------------------
        NET EARNINGS BEFORE EXTRAORDINARY ITEM                                   17,018             13,256              4,821
-------------------------------------------------------------------------------------------------------------------------------
        Extraordinary Item, net of tax                                            (713)                ---                ---
                                                                                -------             -------           -------
-------------------------------------------------------------------------------------------------------------------------------
        NET EARNINGS                                                           $ 16,305           $ 13,256           $ 4,821
                                                                                =======            =======            ======
-------------------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding - Basic                                      10,450              7,537              7,000
                                                                                 ======              =====              =====
-------------------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding - Fully Diluted                              10,699              7,537              7,000
                                                                                 ======              =====              =====
-------------------------------------------------------------------------------------------------------------------------------
Net earnings per share - Basic                                                 $   1.56           $   1.76           $   0.69
                                                                                =======            =======            =======
-------------------------------------------------------------------------------------------------------------------------------
Net earnings per share - Fully Diluted                                         $   1.52           $   1.76           $   0.69
                                                                                =======            =======            =======
-------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

                                                                [small SIG logo]
                                               CONSOLIDATED FINANCIAL STATEMENTS
                          for the years ended December 31,  1997,  1996 and 1995
                                                                 (in  thousands)
                      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                             Unrealized
                                                              Additional     Gain/(Loss)                    Total
                                                   Common      Paid-in          on           Retained    Stockholders'
                                                   Stock       Capital       Investments     Earnings       Equity
--------------------------------------------------------------------------------------------------------------------

BALANCE AT JANUARY 1, 1995                       $ 1,000       $ 3,130        $  (504)        $ 629        $ 4,255
--------------------------------------------------------------------------------------------------------------------
Change in unrealized loss on investments,
  net of deferred taxes                              ---           ---            459           ---            459
--------------------------------------------------------------------------------------------------------------------
Net earnings                                         ---           ---            ---         4,821          4,821
                                                  ------         -----          -----         -----          -----
--------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                       1,000         3,130           (45)         5,450          9,535
--------------------------------------------------------------------------------------------------------------------
Sale of subsidiary stock                             ---         2,775            ---           ---          2,775
--------------------------------------------------------------------------------------------------------------------
Change in unrealized loss on investments,
  net of deferred taxes                              ---           ---            865           ---            865
--------------------------------------------------------------------------------------------------------------------
Issuance of common stock                          37,969           ---            ---           ---         37,969
--------------------------------------------------------------------------------------------------------------------
Dividend to parent                                   ---           ---            ---        (3,500)        (3,500)
--------------------------------------------------------------------------------------------------------------------
Net earnings                                         ---           ---            ---        13,256         13,256
                                                  ------        ------          -----        ------        -------
--------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                      38,969         5,905            820        15,206         60,900
--------------------------------------------------------------------------------------------------------------------
Adjustment of offering costs                          50           ---            ---           ---             50
--------------------------------------------------------------------------------------------------------------------
Change in unrealized gain on investments,
  net of deferred taxes                              ---           ---          1,088           ---          1,088
--------------------------------------------------------------------------------------------------------------------
Exercise of stock options                            ---            20            ---           ---             20
--------------------------------------------------------------------------------------------------------------------
Net earnings                                         ---           ---            ---        16,305         16,305
                                                  ------       -------          -----        ------         ------
--------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                    $ 39,019       $ 5,925        $ 1,908      $ 31,511       $ 78,363
                                                 =======        ======         ======       =======        ======
--------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

[small SIG logo]
CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 1997, 1996 and 1995
(in thousands)
CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                               1997         1996        1995
-------------------------------------------------------------------------------------------------------------------------

Cash flows from operating activities:
-------------------------------------------------------------------------------------------------------------------------
   Net earnings                                                              $16,305      $13,256      $4,821
-------------------------------------------------------------------------------------------------------------------------
   Adjustments to reconcile net earnings to net
     cash provided from (used in) operations:
-------------------------------------------------------------------------------------------------------------------------
       Minority interest                                                       1,824        2,401         ---
-------------------------------------------------------------------------------------------------------------------------
       Depreciation, amortization and other                                    5,136        2,194         742
-------------------------------------------------------------------------------------------------------------------------
       Deferred income tax expense (benefit)                                  (1,124)          64         344
-------------------------------------------------------------------------------------------------------------------------
       Net realized capital (gain) loss                                       (9,444)       1,015         344
-------------------------------------------------------------------------------------------------------------------------
        Net changes in operating assets and liabilities
         (net of assets acquired):
-------------------------------------------------------------------------------------------------------------------------
            Receivables                                                      (27,050)     (22,673)      6,462
-------------------------------------------------------------------------------------------------------------------------
            Reinsurance recoverable on losses, net                           (45,538)       5,842     (41,250)
-------------------------------------------------------------------------------------------------------------------------
            Prepaid reinsurance premiums                                     (21,624)      (8,720)        725
-------------------------------------------------------------------------------------------------------------------------
            Federal income taxes recoverable (payable)                        (1,186)      (1,270)        325
--------------------------------------------------------------------------------------------------------------------------
            Deferred policy acquisition costs                                  2,060       (2,496)       (900)
-------------------------------------------------------------------------------------------------------------------------
            Other assets                                                       2,860       (2,923)      1,019
-------------------------------------------------------------------------------------------------------------------------
            Losses and loss adjustment expenses                               35,053       (2,125)     30,152
-------------------------------------------------------------------------------------------------------------------------
            Unearned premiums                                                 27,350       24,508       3,081
-------------------------------------------------------------------------------------------------------------------------
            Reinsurance payables                                              29,184       (1,978)      2,133
-------------------------------------------------------------------------------------------------------------------------
            Other liabilities                                                  2,139        2,908       1,656
                                                                              ------       ------      ------
-------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM (USED IN) OPERATIONS                                   15,945       10,003       9,654
                                                                              ------       ------      ------
-------------------------------------------------------------------------------------------------------------------------
   Cash flow from investing activities:
-------------------------------------------------------------------------------------------------------------------------
      Purchase of minority interest                                          (61,000)         ---         ---
-------------------------------------------------------------------------------------------------------------------------
      Cash paid for Superior                                                     ---      (66,590)        ---
-------------------------------------------------------------------------------------------------------------------------
      Net sales (purchases) of short-term investments                            694        8,026      (4,493)
-------------------------------------------------------------------------------------------------------------------------
      Proceeds from sales, calls and maturities of fixed maturities          224,037       56,903       8,603
-------------------------------------------------------------------------------------------------------------------------
      Purchases of fixed maturities                                         (263,560)     (73,503)    (12,517)
-------------------------------------------------------------------------------------------------------------------------
      Proceeds from sales of equity securities                                34,475       19,796      29,599
-------------------------------------------------------------------------------------------------------------------------
      Purchase of equity securities                                          (35,358)     (34,157)    (28,173)
-------------------------------------------------------------------------------------------------------------------------
      Purchases of mortgage loans                                                ---          ---        (100)
-------------------------------------------------------------------------------------------------------------------------
      Proceeds from repayment of mortgage loans                                  210          490         120
-------------------------------------------------------------------------------------------------------------------------
      Purchase of property and equipment                                      (5,662)      (3,734)     (1,874)
                                                                             -------      -------      ------
-------------------------------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                                       (106,164)     (92,769)     (8,835)
                                                                             -------      -------      ------
-------------------------------------------------------------------------------------------------------------------------
   Cash flow from financing activities:
-------------------------------------------------------------------------------------------------------------------------
      Proceeds from issuance of preferred securities                         129,947          ---         ---
-------------------------------------------------------------------------------------------------------------------------
      Proceeds from initial public offering, net of expenses                     ---       37,969         ---
-------------------------------------------------------------------------------------------------------------------------
      Proceed from exercise of stock options                                      20          ---         ---
-------------------------------------------------------------------------------------------------------------------------
      Net proceeds (payments) from line of credit                              4,182       (5,811)        370
-------------------------------------------------------------------------------------------------------------------------
      Proceeds from/payments made on term debt                               (48,000)      48,000         ---
-------------------------------------------------------------------------------------------------------------------------
      Proceeds from consolidated subsidiary minority interest owner            2,304       21,200         ---
-------------------------------------------------------------------------------------------------------------------------
      Payment of dividend to parent                                              ---       (3,500)         ---
-------------------------------------------------------------------------------------------------------------------------
      Loans from and (repayments to) related parties                             (53)      (4,308)      1,080
                                                                               -----      -------      ------
-------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM FINANCING ACTIVITIES                                   88,400       93,550       1,450
                                                                              ------       ------      ------
-------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                              (1,819)      10,784       2,269
-------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, beginning of year                                  13,095        2,311          42
                                                                              ------        -----      ------
-------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                       $11,276      $13,095     $ 2,311
                                                                              ======       ======      ======
-------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

                                                                [small SIG logo]
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                (Dollars in thousands) Continued

SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

1.   Nature of Operations and Significant Accounting Policies:

Symons International Group, Inc. (the "Company") is a 67% owned subsidiary of Goran Capital, Inc. (Goran). The Company is primarily involved in the sale of personal nonstandard automobile insurance and crop insurance. Nonstandard automobile represents approximately 70% of the Company's premium volume. The Company's products are marketed through independent agents and brokers and is licensed in 38 states, primarily in the Midwest and Southern United States.

The following is a description of the significant accounting policies and practices employed:

a. Principles of Consolidation:  The consolidated  financial  statements include
the  accounts,  after  intercompany   eliminations,   of  the  Company  and  its
wholly-owned subsidiaries as follows:

GGS Management Holdings, Inc. (GGSH)-a holding company for the nonstandard automobile operations which includes GGS Management, Inc., Pafco General Insurance Company, Pafco Premium Finance Company and the Superior entities, as described below:

  GGS Management, Inc. (GGS)-a management company for the nonstandard automobile operations;

  Superior Insurance Company (Superior)-an insurance company domiciled in Florida;

  Superior American Insurance Company (Superior American)-an insurance company domiciled in Florida;

  Superior Guaranty Insurance Company (Superior Guaranty)-an insurance company domiciled in Florida;

  Pafco General Insurance Company (Pafco)-an insurance company domiciled in
     Indiana;

IGF Holdings, Inc. (IGFH)-a holding company for the crop operations which includes IGF and Hail Plus Corp.;

  IGF Insurance Company (IGF)-an insurance company domiciled in Indiana.

On January 31, 1996, the Company entered into an agreement with GS Capital Partners II, L.P. (Goldman Funds) to create a company, GGSH, to be owned 52% by the Company and 48% by Goldman Funds. GGSH created GGS, a management company for the nonstandard automobile operations which include Pafco and the Superior entities. (See Note 2.)

On April 30, 1996, GGSH acquired the Superior entities through a purchase business combination. The Company's Consolidated Results of Operations for the year ended December 31, 1996 include the results of operations of the Superior entities subsequent to April 30, 1996. (See Note 2.)

On August 12, 1997, the Company acquired the 48% minority interest in GGSH from Goldman Funds through a business purchase combination. (See Note 2.)

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

[small SIG logo]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands) Continued

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

Credits for reinsurance are recorded only to the extent considered realizable. Under Statutory Accounting Principles ("SAP"), credit for reinsurance ceded are allowed to the extent the reinsurers meet the statutory requirements of the Insurance Departments of the States of Indiana and Florida.

Net earnings and capital and surplus for the insurance subsidiaries reported on the statutory accounting basis is as follows:


                                  1997           1996           1995
---------------------------------------------------------------------------

Capital and surplus:
---------------------------------------------------------------------------
   Superior entities             $65,146        $57,121            N/A
---------------------------------------------------------------------------
   Pafco                          19,924         18,112        $11,875
---------------------------------------------------------------------------
   IGF                            42,809         29,412          9,219
---------------------------------------------------------------------------
Net earnings (losses):
---------------------------------------------------------------------------
   Superior entities                 379          1,978            N/A
---------------------------------------------------------------------------
   Pafco                          (6,080)         5,151           (553)
---------------------------------------------------------------------------
   IGF                            13,404         12,122          6,574
---------------------------------------------------------------------------

c. Use of Estimates: The preparation of financial statements requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known which could impact the amounts reported and disclosed herein.

d. Premiums: Premiums are recognized as income ratably over the life of the related policies and are stated net of ceded premiums. Unearned premiums are computed on the semimonthly pro rata basis.

e. Investments: Investments are presented on the following bases:

Fixed maturities and equity securities are classified as available for sale and are carried at market value with the unrealized gain or loss as a component of stockholders' equity, net of deferred tax, and accordingly, has no effect on net income.

Real estate-at cost, less allowances for depreciation.

Mortgage loans-at outstanding principal balance.

Realized gains and losses on sales of investments are recorded on the trade date and are recognized in net income on the specific identification basis. Interest and dividend income are recognized as earned.

                                                                [small SIG logo]
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                (Dollars in thousands) Continued

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

i. Intangible Assets: Intangible assets consists primarily of goodwill, debt acquisition costs, and organization costs. Goodwill is amortized over a 25-year period on a straight-line basis based upon management's estimate of the expected benefit period. Deferred debt acquisition costs are amortized over the term of the debt. Organization costs are amortized over five years.

j. Losses and Loss Adjustment Expenses: Reserves for losses and loss adjustment expenses include estimates for reported unpaid losses and loss adjustment expenses and for estimated losses incurred but not reported. These reserves have not been discounted. The Company's loss and loss adjustment expense reserves include an aggregate stop-loss program. The Company retains an independent actuarial firm to estimate reserves. Reserves are established using individual case-basis valuations and statistical analysis as claims are reported. Those estimates are subject to the effects of trends in loss severity and frequency. While management believes the reserves are adequate, the provisions for losses and loss adjustment expenses are necessarily based on estimates and are subject to considerable variability. Changes in the estimated reserves are charged or credited to operations as additional information on the estimated amount of a claim becomes known during the course of its settlement. The reserves for losses and loss adjustment expenses are reported net of the receivables for salvage and subrogation of approximately $8,099 and $ 4,766 at December 31, 1997 and 1996, respectively.

k. Preferred Securities: Preferred securities represent Company-obligated mandatorily redeemable securities of subsidiary holding solely parent debentures and are reported at their liquidation value under minority interest. Distributions on these securities are charged against consolidated earnings.

l. Income Taxes: The Company utilizes the liability method of accounting for deferred income taxes. Under the liability method, companies will establish a deferred tax liability or asset for the future tax effects of temporary differences between book and taxable income. Changes in future tax rates will result in immediate adjustments to deferred taxes. (See Note 11.) Valuation

[small SIG logo]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands) Continued

allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

m. Reinsurance: Reinsurance premiums, commissions, expense reimbursements, and reserves related to reinsured business are accounted for on bases consistent with those used in accounting for the original policies and the terms of the reinsurance contracts.
Premiums ceded to other companies have been reported as a reduction of premium income.

n. Certain Accounting Policies for Crop Insurance Operations: In 1996, IGF instituted a policy of recognizing (i) 35% of its estimated Multi Peril Crop Insurance (MPCI) gross premiums written for each of the first and second quarters, (ii) commission expense at a rate of 16% of MPCI gross premiums written recognized and (iii) Buy-up Expense Reimbursement at a rate of 29% in 1997 and 31% in 1996 of MPCI gross premiums written recognized along with normal operating expenses incurred in connection with premium writings. In the third quarter, if a sufficient volume of policyholder acreage reports have been received and processed by IGF, IGF's policy is to recognize MPCI gross premiums written for the first nine months based on a reestimate which takes into account actual gross premiums processed. If an insufficient volume of policies has been processed, IGF's policy is to recognize in the third quarter 20% of its full year estimate of MPCI Gross Premiums Written, unless other circumstances require a different approach. The remaining amount of Gross Premiums Written is recognized in the fourth quarter, when all amounts are reconciled. In prior years, recognition of MPCI gross premiums written was 30%, 30%, 30% and 10%, for the first, second, third and fourth quarters, respectively. Commencing with its June 30, 1995 financial statements, IGF also began recognizing MPCI underwriting gain or loss during the first and second quarters, as well as the third quarter, reflecting IGF's best estimate of the amount of such gain or loss to be recognized for the full year, based on, among other things, historical results, plus a provision for adverse developments.

o.  Accounting  Changes:  In  December  1995,  SFAS  No.  123,  "Accounting  for
Stock-Based Compensation", was issued. It introduces the use of a fair value-based method of accounting for stock-based compensation. It encourages, but does not require, companies to recognize compensation expense for stock-based compensation to employees based on the new fair value accounting rules. Companies that choose not to adopt the new rules will continue to apply the existing accounting rules contained in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. However, SFAS No. 123 requires companies that choose not to adopt the new fair value accounting rules to disclose pro forma net income and earnings per share under the new method. The Company adopted the disclosure provisions of SFAS No. 123 (see Note 22) in 1996.

On January 1, 1996, the Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". SFAS No. 121 requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of SFAS No. 121 in 1996, did not have a material impact on the Company's results of operations.

In 1997, the Company adopted the provision of SFAS No. 128, "Earnings per Share." This statement establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. This statement simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, "Earnings per Share", and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures, and requires a reconciliation of the numerator and denominator of the basic EPS

                                                                [small SIG logo]
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                (Dollars in thousands) Continued

computation to the numerator and denominator of the diluted EPS computation. The only item impacting the Company's fully diluted EPS is the inclusion of a portion of the Company's stock options which aggregated 249,000 shares in 1997. Prior to 1997, there was no dilutive impact on EPS computations. The provisions of SFAS No. 128 were retroactively applied to all periods presented.

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

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") and Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"), both of which are effective for financial statements issued for periods beginning after December 15, 1997. SFAS 130 will require companies to disclose comprehensive income in their financial statements. In addition to items included in net income, comprehensive income will include items currently charged or credited directly to shareholders' equity, such as the change in unrealized appreciation (depreciation) of securities. Implementing SFAS 130 is not expected to have a material impact on the financial statements.

SFAS 131 establishes new standards for reporting operating segments, products and services, geographic areas and major customers. Segments are to be defined consistent with the basis management uses internally to assess performance and allocate resources. Implementing SFAS 131 is not expected to have a material impact on the financial statements.

p. Vulnerability from Concentration: At December 31, 1997, the Company did not have a material concentration of financial instruments in an industry or geographic location. Also at December 31, 1997, the Company did not have a concentration of (1) business transactions with a particular customer, lender or distributor, (2) revenues from a particular product or service, (3) sources of supply of labor or services used in the business, or (4) a market or geographic area in which business is conducted that makes it vulnerable to an event that is at least reasonably possible to occur in the near term and which could cause a serious impact to the Company's financial condition.

q. Earnings Per Share: The Company's basic earnings per share calculations are based upon the weighted average number of shares of common stock outstanding during each period, as restated for the 7,000-for-1 stock split. The weighted average shares outstanding in 1996 have been increased by 44,000 shares for the $3.5 million dividend paid to Goran from the proceeds of the Initial Public Offering, ("IPO") in accordance with generally accepted accounting principles. The fully diluted earnings per share for 1997 were computed using actual weighted average shares outstanding of 10,450,000 plus 249,000 assumed shares from stock option proceeds based upon the treasury stock method.

r. Reclassifications: Amounts from prior periods have been reclassified to conform to the 1997 presentation. Net earnings and stockholders' equity have not been affected by these reclassifications.

[small SIG logo]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands) Continued

2.   Corporate Reorganization and Acquisitions:

In April 1996, Pafco contributed all of the outstanding shares of capital stock of IGF to IGF Holdings, a wholly owned and newly formed subsidiary of Pafco, and the Board of Directors of IGF Holdings declared an $11,000 distribution to Pafco in the form of cash of $7,500 and a note payable of $3,500 (Pafco Note). IGFH borrowed the $7,500 portion of the distribution from a bank (IGFH Note). The notes were paid in full from the proceeds of the Offering. Immediately following the distribution, Pafco distributed all of the outstanding common stock of IGF Holdings to the Company, collectively referred to as the "IGF Reorganization". Although the Company believes the plan of reorganization or spin off did not result in gain or loss, no assurance can be given that the Internal Revenue Service will not challenge the transaction.

On January 31, 1996, the Company entered into an agreement (Agreement) with GS Capital Partners II, L.P. to create GGSH, to be owned 52% by the Company and 48% by the Goldman Funds. In accordance with the Agreement, on April 30, 1996, the Company contributed certain fixed assets and Pafco with a combined book value, determined in accordance with generally accepted accounting principles, of $17,186, to GGSH. Goldman Funds contributed $21,200 to GGSH, in accordance with the Agreement. In return for the cash contribution of $21,200, Goldman Funds received a minority interest share in GGSH at the date of contribution of $18,425, resulting in a $2,775 increase to additional paid-in capital. At December 31, 1996, Goldman Funds' minority interest share consisted of the following:


   Contribution, April 30, 19                       $ 18,425
   GGSH earnings                                       2,401
   Unrealized gains, net of deferred tax of $599         784
                                                      ------
                                                    $ 21,610
                                                      ======

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

The acquisition of Superior was accounted for as a purchase and recorded as follows:

   Assets acquired                                  $ 163,605
   Liabilities assumed                                100,566
                                                      -------
   Net assets required                                 63,039
   Purchase price                                      66,590
                                                      -------
   Excess purchase price                                3,551
   Less amounts allocated to deferred income
      taxes on unrealized gains on investments          1,334
                                                      -------
   Goodwill                                         $   2,217
                                                      =======

The Company's results from operations for the year ended December 31, 1996 include the results of Superior subsequent to April 30, 1996.

On August 12, 1997, the Company purchased the remaining minority interest in GGSH for $61 million in cash. The excess of the acquisition price over the minority interest liability aggregated approximately $36,045,000 and was assigned to goodwill as the fair market value of acquired assets approximately their carrying value.

                                                                [small SIG logo]
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                (Dollars in thousands) Continued

3.   Public Offerings:

On November 5, 1996, the Company sold 3,000,000 shares at $12.50 per share in an initial public offering of common stock. An additional 450,000 shares were sold in December 1996 representing the exercise of the over allotment option. The Company generated net proceeds, after underwriter's discount and expenses, of $37,900 from the IPO. The proceeds were used to repay the IGFH Note and Pafco Note totaling $11,000, repay indebtedness to Goran and Granite Re of approximately $7,500, pay Goran a dividend of $3,500 and contribute capital to IGF of $9,000. The remainder will be used for general corporate purposes, including acquisitions. After completion of the IPO, Goran owns 67% of the total common stock outstanding.

Assuming that these transactions, described in Notes 2 and 3, took place (including the IPO) at January 1, 1995 or at January 1, 1996, the pro forma effect of these transactions on the Company's Consolidated Statements of Earnings is as follows:


                                                       1996          1995
                                                           (unaudited)
   Revenues                                         $ 250,848      $159,899
                                                      =======       =======
   Net Income                                        $ 15,238       $ 6,701
                                                       ======         =====
   Net Income per common share                         $ 1.42        $ 0.65
                                                         ====          ====

Assuming that these transactions took place (including the IPO) at January 1, 1995 or January 1, 1996 and that shares outstanding only included shares issued in connection with the IPO whose proceeds were used to repay indebtedness, the pro forma effect of these transactions on the Company's net income per common share is as follows:

                                                        1996         1995
                                                           (unaudited)
   Net Income per common share                         $ 1.86        $ 0.81
                                                         ====          ====

Outstanding shares used in the above calculation include the 7,000,000 shares outstanding before the Offering plus 1,200,000 shares issued in connection with the IPO whose proceeds were used to pay external indebtedness. The latter calculation was determined by dividing the aggregate amount of the repayment of the $7.5 million IGFH Note and the $7.5 million repayment of parent indebtedness by the IPO price of $12.50 per share.

On August 12, 1997, the Company issued $135 million in Trust Originated Preferred Securities ("Preferred Securities"). These Preferred Securities were offered through a wholly-owned trust subsidiary of the Company and are backed by Senior Subordinated Notes to the Trust from the Company. These Preferred Securities were offered under Rule 144A of the SEC ("Preferred Securities
Offering") and, pursuant to the Registration Rights Agreement executed at closing, the Company filed a Form S-4 Registration Statement with the SEC on September 16, 1997 to effect the Exchange Offer. The S-4 Registration Statement was declared effective on September 30, 1997 and the Exchange Offer successfully closed on October 31, 1997. The proceeds of the Preferred Securities Offering were used to repurchase the remaining minority interest in GGSH for $61 million, repay the balance of the term debt of $44.9 million and the Company expects to contribute the balance, after expenses, of approximately $24 million to the nonstandard automobile insurers of which $10.5 million was contributed in 1997. Expenses of the issue aggregated $5.1 million and will be amortized over the term of the Preferred Securities (30 years). In the third quarter the Company wrote off the remaining unamortized costs of the term debt of approximately $1.1 million pre-tax or approximately $0.07 per share which was recorded as an extraordinary item.

The Preferred Securities have a term of 30 years with semi-annual interest payments commencing February 15, 1998.

[small SIG logo]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands) Continued

The Preferred Securities may be redeemed in whole or in part after 10 years.

The Company shall not, and shall not permit any subsidiary, to incur directly or indirectly, any indebtedness unless, on the date of such incurrence (and after giving effect thereto), the Consolidated Coverage Ratio exceeds 2.5 to 1. The Coverage Ratio is the aggregate of net earnings, plus interest expense, income taxes, depreciation, and amortization divided by interest expense for the same period.

Assuming the Preferred Securities Offering took place at January 1, 1997, the proforma effect of this offering on the Company's consolidated statement of earnings from continuing operations for the year ended December 31, 1997 is as follows:

                                                               Unaudited
                                                             (In thousands)

Revenues                                                        $313,014
Net earnings from continuing operations                          $15,314
Net earnings from continuing operations per common share
  (fully diluted)                                                  $1.43

Proforma results for the Preferred Securities Offerings for 1996 and 1995 would not be meaningful due to the Acquisition and IPO in 1996.

The pro forma results are not necessarily indicative of what actually would have occurred if these transactions had been in effect for the entire periods presented. In addition, they are not intended to be a projection of future results.

                                                                [small SIG logo]
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                (Dollars in thousands) Continued

4.   Investments:

Investments are summarized as follows:


                                                          Cost or
                                                         Amortized          Unrealized        Estimated
December 31, 1997                                           Cost        Gain         Loss    Market Value
-----------------------------------------------------------------------------------------------------------
Fixed Maturities:
U.S. Treasury securities and obligations of U.S.
   government corporations and agencies                  $ 83,661   $   910     $    (48)     $ 84,523
-----------------------------------------------------------------------------------------------------------
Foreign governments                                           537         11          ---          548
-----------------------------------------------------------------------------------------------------------
Obligations of states and political subdivisions            1,000        ---          ---        1,000
-----------------------------------------------------------------------------------------------------------
Corporate securities                                       82,628        746          (60)      83,314
                                                           ------      -----         ----       ------
-----------------------------------------------------------------------------------------------------------
      TOTAL FIXED MATURITIES                              167,826      1,667         (108)     169,385
                                                          -------      -----         ----      -------
-----------------------------------------------------------------------------------------------------------
Equity securities                                          34,220      4,427       (3,105)      35,542
-----------------------------------------------------------------------------------------------------------
Short-term investments                                      8,871         --          ---        8,871
-----------------------------------------------------------------------------------------------------------
Real estate                                                   450         --          ---          450
-----------------------------------------------------------------------------------------------------------
Mortgage Loans                                              2,220         --          ---        2,220
-----------------------------------------------------------------------------------------------------------
Other loans                                                    50         --          ---           50
                                                          -------      -----        -----      -------
-----------------------------------------------------------------------------------------------------------
      TOTAL  INVESTMENTS                                $ 213,637     $6,094     $ (3,213)    $ 216,518
                                                          =======     ======        ======      =======
-----------------------------------------------------------------------------------------------------------

                                                          Cost or
                                                         Amortized          Unrealized        Estimated
December 31, 1996                                           Cost        Gain         Loss    Market Value
-----------------------------------------------------------------------------------------------------------
Fixed Maturities:
U.S. Treasury securities and obligations of U.S.
   government corporations and agencies                  $ 55,034   $    343     $   (233)     $ 55,144
-----------------------------------------------------------------------------------------------------------
Foreign governments                                         1,515        ---          (30)        1,485
-----------------------------------------------------------------------------------------------------------
Obligations of states and political subdivisions            2,945         11           (4)        2,952
-----------------------------------------------------------------------------------------------------------
Corporate securities                                       67,545        977         (422)       68,100
                                                          -------     ------        -----        ------
-----------------------------------------------------------------------------------------------------------
      TOTAL FIXED MATURITIES                              127,039      1,331         (689)      127,681
                                                          -------      -----        -----       -------
-----------------------------------------------------------------------------------------------------------
Equity securities                                          25,734      2,884         (698)       27,920
-----------------------------------------------------------------------------------------------------------
Short-term investments                                      9,565        ---          ---         9,565
-----------------------------------------------------------------------------------------------------------
Real estate                                                   466        ---          ---           466
-----------------------------------------------------------------------------------------------------------
Mortgage Loans                                              2,430        ---          ---         2,430
----------------------------------------------------------------------------------------------------------
Other loans                                                    75        ---          ---            75
                                                            -----      -----        -----         ------
-----------------------------------------------------------------------------------------------------------
      TOTAL  INVESTMENTS                                $ 165,309     $4,215     $ (1,387)    $ 168,137
                                                          =======     ======       ======       =======
------------------------------------------------------------------------------------------------------------

[small SIG logo]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands) Continued

At December 31, 1997, 90.2% of the Company's fixed maturities were considered investment grade by The Standard & Poors Corporation or Moody's Investor Services, Inc. Securities with quality ratings Baa and above are considered investment grade securities. In addition, the Company's investments in fixed maturities did not contain any significant geographic or industry concentration of credit risk.

The amortized cost and estimated market value of fixed maturities at December 31, 1997, by contractual maturity, are shown in the table which follows. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty:


                                                                              Estimated
                                                               Amortized        Market
                                                                 Cost           Value
------------------------------------------------------------------------------------------
Maturity:
------------------------------------------------------------------------------------------
       Due in one year or less                                   $1,882          $1,880
------------------------------------------------------------------------------------------
       Due after one year through five years                     57,350          57,782
------------------------------------------------------------------------------------------
       Due after five years through ten years                    30,102          30,793
------------------------------------------------------------------------------------------
       Due after ten years                                        8,139           8,390
                                                                 ------          ------
------------------------------------------------------------------------------------------
                                                                 97,473          98,845
------------------------------------------------------------------------------------------
Mortgage-backed securities                                       70,353          70,540
                                                                -------         -------
------------------------------------------------------------------------------------------
                 TOTAL                                         $167,826        $169,385
                                                                =======         =======
------------------------------------------------------------------------------------------

Gains and losses realized on sales of investments are as follows:


                                                  1997           1996            1995
-----------------------------------------------------------------------------------------
Proceeds from sales                             $254,470       $76,699         $38,202
-----------------------------------------------------------------------------------------
Gross gains realized                              10,639         1,194             653
-----------------------------------------------------------------------------------------
Gross losses realized                              1,195         2,209             997
-----------------------------------------------------------------------------------------

Net investment income for the years ended December 31 are as follows:


                                                  1997           1996            1995
----------------------------------------------------------------------------------------
Fixed maturities                                $10,061         $5,714           $534
----------------------------------------------------------------------------------------
Equity securities                                   305            756            256
----------------------------------------------------------------------------------------
Cash and short-term investments                   1,385            281            194
----------------------------------------------------------------------------------------
Mortgage loans                                      182            207            231
----------------------------------------------------------------------------------------
Other                                              (39)             76            322
                                                 -----           -----           ----
----------------------------------------------------------------------------------------
Total investment income                          11,894          7,034          1,537
----------------------------------------------------------------------------------------
Investment expenses                                (447)          (301)          (364)
                                                 ------          -----           -----
----------------------------------------------------------------------------------------
Net investment income                           $11,447         $6,733         $1,173
                                                 ======          =====          =====
----------------------------------------------------------------------------------------

Investments with a market value of $24,067 and $23,419 (amortized cost of $23,913 and $22,749) as of December 31, 1997 and 1996, respectively, were on deposit in the United States and Canada. The deposits are required by various insurance departments and others to support licensing requirements and certain reinsurance contracts, respectively.

                                                                [small SIG logo]
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                (Dollars in thousands) Continued

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


                                                                          1997           1996            1995
----------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                              $12,800         $2,379          $1,479
----------------------------------------------------------------------------------------------------------------
Deferred policy acquisition costs purchased in
  the Superior acquisition                                                  ---          7,925             ---
----------------------------------------------------------------------------------------------------------------
Costs deferred during year                                               57,155         27,657           8,050
----------------------------------------------------------------------------------------------------------------
Amortization during year                                                (59,215)       (25,161)         (7,150)
                                                                         ------         ------           -----
----------------------------------------------------------------------------------------------------------------
Balance, end of year                                                    $10,740        $12,800          $2,379
                                                                        =======        =======          ======
----------------------------------------------------------------------------------------------------------------

6.   Property and Equipment:

Property and equipment at December 31 are summarized as follows:


                                                       1997        Accumulated       1997        1996
                                                       Cost        Depreciation       Net         Net
---------------------------------------------------------------------------------------------------------------
Land                                                $   226           $  --      $    226     $   226
---------------------------------------------------------------------------------------------------------------
Buildings                                             5,421           1,323         4,098       3,156
---------------------------------------------------------------------------------------------------------------
Office furniture and equipment                        3,449           1,636         1,813       1,024
---------------------------------------------------------------------------------------------------------------
Automobiles                                              20              13             7          13
---------------------------------------------------------------------------------------------------------------
Computer equipment                                    8,344           2,437         5,907       3,718
                                                      -----           -----         -----       -----
--------------------------------------------------------------------------------------------------------------
Total                                              $ 17,460         $ 5,409      $ 12,051     $ 8,137
                                                     ======           =====        ======       =====
--------------------------------------------------------------------------------------------------------------

Accumulated depreciation at December 31, 1996 was $4,009. Depreciation expense related to property and equipment for the years ended December 31, 1997, 1996 and 1995 were $1,764, $1,783, and $637, respectively.

7.   Intangible Assets:

Intangible assets at December 31 are as follows:


                                                       1997         Accumulated      1997         1996
                                                       Cost        Amortization       Net          Net
-------------------------------------------------------------------------------------------------------------
Goodwill                                           $ 38,168           $ 654      $ 37,514      $ 2,122
-------------------------------------------------------------------------------------------------------------
Deferred debt costs                                   5,123              69         5,054        1,232
-------------------------------------------------------------------------------------------------------------
Organization costs                                    1,527             339         1,188        1,527
                                                      -----             ---         -----        -----
-------------------------------------------------------------------------------------------------------------
                                                   $ 44,818         $ 1,062      $ 43,756      $ 4,881
                                                     ======           =====        ======        =====
-------------------------------------------------------------------------------------------------------------

Accumulated amortization at December 31, 1996 was $411. Amortization expense related to intangible assets for the years ended December 31, 1997, 1996, and 1995 was $1,197, $411 and $0, respectively.

8.   Line of Credit:

At December 31, 1997, IGF maintained a revolving bank line of credit in the amount of $7,000. At December 31, 1997 and 1996, the outstanding balance including accrued interest of $100, was $4,182 and $0, respectively. Interest on this line of credit was at the New York prime rate (8.5% at December 31, 1997) plus 0.25% adjusted daily. Subsequent to December 31, 1997 this rate was adjusted to prime minus .75%. This line is collateralized by the crop-related uncollected premiums, reinsurance recoverable on paid losses, Federal Crop

[small SIG logo]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands) Continued

Insurance Corporation (FCIC) annual settlement, and a first lien on the real estate owned by IGF. The line requires IGF to maintain its primary banking relationship with the issuing bank, limits capital purchases and requires the maintenance of certain financial ratios. At December 31, 1997, IGF was in compliance with all covenants associated with the line or had received proper waivers.

The weighted average interest rate on the line of credit was 8.75%, 8.6%, and 9.7% during 1997, 1996, and 1995, respectively.

9.   Term Debt:

The term debt, with an outstanding principal balance of $44,872 was repaid in full on August 12, 1997. The interest on the term debt was paid fully at LIBOR plus 2.75%.

10.   Unpaid Losses and Loss Adjustment Expenses:

Activity in the liability for unpaid losses and loss adjustment expenses is summarized as follows:



                                                                      1997          1996          1995
--------------------------------------------------------------------------------------------------------
Balance at January 1                                                $101,719       $59,421      $29,269
--------------------------------------------------------------------------------------------------------
Less reinsurance recoverables                                         29,459        37,798       12,542
                                                                      ------        ------       ------
--------------------------------------------------------------------------------------------------------
       NET BALANCE AT JANUARY 1                                       72,260        21,623       16,727
                                                                      ------        ------       ------
--------------------------------------------------------------------------------------------------------
Reserves acquired in connection with the Superior Acquisition             --        44,423           --
--------------------------------------------------------------------------------------------------------
Incurred related to:
--------------------------------------------------------------------------------------------------------
    Current year                                                     201,118       138,618       35,184
--------------------------------------------------------------------------------------------------------
    Prior years                                                       10,967       (1,509)          787
                                                                      ------       -------     --------
--------------------------------------------------------------------------------------------------------
       TOTAL INCURRED                                                212,085       137,109       35,971
                                                                     -------       -------       ------
--------------------------------------------------------------------------------------------------------
Paid related to:
--------------------------------------------------------------------------------------------------------
     Current year                                                    138,111       102,713       21,057
--------------------------------------------------------------------------------------------------------
     Prior years                                                      60,566        28,182       10,018
                                                                      ------        ------       ------
--------------------------------------------------------------------------------------------------------
       TOTAL PAID                                                    198,677       130,895       31,075
                                                                     -------       -------       ------
--------------------------------------------------------------------------------------------------------
       NET BALANCE AT DECEMBER 31                                     85,668        72,260       21,623
--------------------------------------------------------------------------------------------------------
Plus reinsurance recoverables                                         51,104        29,459       37,798
                                                                      ------        ------       ------
--------------------------------------------------------------------------------------------------------
Balance at December 31                                              $136,772      $101,719      $59,421
                                                                     =======       =======       ======
--------------------------------------------------------------------------------------------------------

Reserve  estimates  are  regularly  adjusted in  subsequent  reporting  periods, consistent with sound insurance reserving practices, as new facts and circumstances emerge which indicates a modification of the prior estimate is necessary. The adjustment, referred to as "reserve development," is inevitable given the complexities of the reserving process and is recorded in the statements of earnings in the period the need for the adjustments becomes apparent. The foregoing reconciliation indicates that deficient (redundant) reserve developments of $10,967, $(1,509) and $787 in the December 31, 1996, 1995 and 1994 loss and loss adjustment expense reserves, respectively, emerged in the following year. The higher than anticipated 1996 deficient reserve development occurred primarily due to volatility in the historical trends for the nonstandard automobile business as a result of significant growth during

                                                                [small SIG logo]
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                (Dollars in thousands) Continued

1996. Reserve developments also result from lower or higher than anticipated losses resulting from a change in settlement costs relating to those estimates.

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

Liabilities for loss and loss adjustment expenses have been established when sufficient information has been developed to indicate the involvement of a specific insurance policy. In addition, a liability has been established to cover additional exposure on both known and unasserted claims. The effects of changes in settlement costs, inflation, growth and other factors have all been considered in establishing the current year reserve for unpaid losses and loss adjustment expenses.

11.   Income Taxes:

The Company files a consolidated federal income tax return with its wholly owned subsidiaries. GGSH filed a short-period consolidated tax return with its wholly owned subsidiaries through July 31, 1997. In 1998, the Company shall file a consolidated federal income tax return which includes GGSH. Intercompany tax sharing agreements between the Company and its wholly owned subsidiaries provide that income taxes will be allocated based upon separate return calculations in accordance with the Internal Revenue Code of 1986, as amended. Intercompany tax payments are remitted at such times as estimated taxes would be required to be made to the Internal Revenue Service.

The difference between federal tax at the statutory rate of 35% in 1997 and 1996 and 34% in 1995 and actual income tax recorded was primarily the effects of nondeductible goodwill and the dividends received deduction.

The net deferred tax asset at December 31, 1997 and 1996 is comprised of the following:


                                                      1997           1996
--------------------------------------------------------------------------
Deferred tax assets:
--------------------------------------------------------------------------
   Unpaid losses and loss adjustment expenses        $2,974        $2,705
--------------------------------------------------------------------------
   Unearned premiums and prepaid reinsurance          5,462         5,061
--------------------------------------------------------------------------
   Allowance for doubtful accounts                      698           518
--------------------------------------------------------------------------
   Net operating loss carryforwards                     233           328
--------------------------------------------------------------------------
   Other                                                242           685
                                                        ---         -----
--------------------------------------------------------------------------
          DEFERRED TAX ASSET                          9,609         9,297
                                                      -----         -----
--------------------------------------------------------------------------
Deferred tax liabilities:
--------------------------------------------------------------------------
Deferred policy acquisition costs                    (3,759)       (4,480)
--------------------------------------------------------------------------
Unrealized gains on investments                      (1,008)       (1,224)
--------------------------------------------------------------------------
Other                                                  (120)         (264)
                                                      -----         -----
--------------------------------------------------------------------------
          DEFERRED TAX LIABILITY                      4,887        (5,968)
                                                      -----         -----
--------------------------------------------------------------------------
          NET DEFERRED TAX ASSET                     $4,722        $3,329
                                                      =====         =====
--------------------------------------------------------------------------

[small SIG logo]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands) Continued

The Company is required to establish a "valuation allowance" for any portion of its deferred tax assets which is unlikely to be realized. No valuation allowance has been established as of December 31, 1997 and 1996 since management believes it is more likely than not that the Company will realize the benefit of its deferred tax assets through utilization of such amounts under the carryback rules and through future taxable income.

As of December 31, 1997, the Company has unused net operating loss carryovers available as follows:


                                                                       Amount
-------------------------------------------------------------------------------
Years ending not later than December 31:
-------------------------------------------------------------------------------
       2000                                                             $541
-------------------------------------------------------------------------------
       2002                                                              126
                                                                         ---
-------------------------------------------------------------------------------
            TOTAL                                                       $667
-------------------------------------------------------------------------------

Federal income tax filings attributed to the Company have been examined by the Internal Revenue Service through 1993.

12.   Leases:

The Company has certain commitments under long-term operating leases for a branch office and sales offices for Superior Insurance Company. Rental expense under these commitments was $1,176 for 1997 and $751 in 1996. Future minimum lease payments required under these noncancellable operating leases are as follows:



1998                                                                    $  502
--------------------------------------------------------------------------------
1999                                                                       417
--------------------------------------------------------------------------------
2000                                                                       274
--------------------------------------------------------------------------------
2001                                                                       214
--------------------------------------------------------------------------------
2002 and thereafter                                                        136
                                                                          ----
--------------------------------------------------------------------------------
      TOTAL                                                             $1,543
--------------------------------------------------------------------------------

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

Approximately 34% of amounts recoverable from reinsurers are with the FCIC, a branch of the federal government. Another 30% of recoverable amounts are with Granite Re Insurance Company Ltd. ("Granite Re"), an affiliated foreign corporation, which has not applied for an A.M. Best rating. An additional 3.8% of uncollateralized recoverable amounts are with companies which maintain an

                                                                [small SIG logo]
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                (Dollars in thousands) Continued

A.M. Best rating of at least A+. Company management believes amounts recoverable from reinsurers are collectible.

On April 29, 1996, Pafco and IGF entered into a 100% quota share reinsurance agreement, whereby all of IGF's nonstandard automobile business from 1996 and forward was ceded to Pafco effective January 1, 1996.

On April 29, 1996, Pafco retroactively ceded all of its commercial business relating to 1995 and previous years to Granite Re, with an effective date of January 1, 1996. Approximately $3,519 and $2,380 of loss and loss adjustment expense reserves and unearned premium reserves, respectively, were ceded and no gain or loss recognized. Effective January 1, 1998, Granite Re ceded the 1995 and prior commercial business back to Pafco. Approximately $1,803 in loss and loss adjustment expense reserves were ceded back to Pafco and no gain or loss was recognized.

On April 29, 1996, Pafco also entered into a 100% quota share reinsurance agreement with Granite Re, whereby all of Pafco's commercial business from 1996 and thereafter was ceded effective January 1, 1996.

Reinsurance activity for 1997, 1996, and 1995, which includes reinsurance with related parties, is summarized as follows:



                            1997                    Direct     Assumed      Ceded        Net
-------------------------------------------------------------------------------------------------
Premiums Written                                   $430,002    $30,598    $(183,059)  $277,541
-------------------------------------------------------------------------------------------------
Premiums Earned                                     400,081     33,209     (161,476)   271,814
-------------------------------------------------------------------------------------------------
Incurred losses and loss adjustment expenses        290,712     35,034     (133,661)   212,085
-------------------------------------------------------------------------------------------------
Commission expenses (income)                         59,951      7,461      (77,898)  (10,486)
-------------------------------------------------------------------------------------------------
                           1996
-------------------------------------------------------------------------------------------------
Premiums Written                                   $298,596     $6,903     $(95,907)  $209,592
-------------------------------------------------------------------------------------------------
Premiums Earned                                     279,061      6,903      (94,205)   191,759
-------------------------------------------------------------------------------------------------
Incurred losses and loss adjustment expenses        223,879      4,260      (91,030)   137,109
-------------------------------------------------------------------------------------------------
Commission expenses (income)                         44,879      3,663      (46,716)     1,826
-------------------------------------------------------------------------------------------------
                           1995
-------------------------------------------------------------------------------------------------
Premiums Written                                   $123,381     $1,253     $(71,187)   $53,447
-------------------------------------------------------------------------------------------------
Premiums Earned                                     116,860      1,256      (68,475)    49,641
-------------------------------------------------------------------------------------------------
Incurred losses and loss adjustment expenses        125,382      2,839      (92,250)    35,971
-------------------------------------------------------------------------------------------------
Commission expenses (income)                         17,177        174      (27,092)   (9,741)
-------------------------------------------------------------------------------------------------

Amounts recoverable from reinsurers relating to unpaid losses and loss adjustment expenses were $51,104, $29,459, and $37,798, as of December 31, 1997, 1996, and 1995, respectively. These amounts are reported gross of the related reserves for unpaid losses and loss adjustment expenses in the accompanying Consolidated Balance Sheets.

14.   Related Parties:

The Company and its subsidiaries have entered into transactions with various related parties including transactions with Goran, and its affiliates, Symons International Group, Ltd. (SIG Ltd.), Goran's parent, Granite Insurance Company (Granite), and Granite Re, Goran's subsidiaries.

[small SIG logo]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands) Continued

The following balances were outstanding at December 31:

                                                                   1997       1996
------------------------------------------------------------------------------------
Investments in and advances to related parties:
------------------------------------------------------------------------------------
    Nonredeemable, nonvoting preferred stock of Granite            $ 702    $   702
------------------------------------------------------------------------------------
    Unsecured mortgage loan from director and officer                 --        278
------------------------------------------------------------------------------------
    Due from directors and officers                                  110        172
------------------------------------------------------------------------------------
    Other receivables from related parties                            27        ---
------------------------------------------------------------------------------------
                                                                   $ 839    $ 1,152
                                                                    ====      =====
------------------------------------------------------------------------------------

                                                                   1997       1996
------------------------------------------------------------------------------------
Payable to affiliates:
------------------------------------------------------------------------------------
     Other payables to Goran                                       $ ---      $ 350
------------------------------------------------------------------------------------
     Other payables to related parties                               ---         16
------------------------------------------------------------------------------------
                                                                   $ ---      $ 366
                                                                     ===       ====
------------------------------------------------------------------------------------

The following transactions occurred with related parties in the years ended December 31:

                                                                    1997        1996      1995
------------------------------------------------------------------------------------------------------------
Management fees charged by Goran                                  $  ---      $  139     $ 414
------------------------------------------------------------------------------------------------------------
Reinsurance under various treaties, net:
------------------------------------------------------------------------------------------------------------
      Ceded premiums earned                                       13,537       5,463     5,235
------------------------------------------------------------------------------------------------------------
      Ceded losses and loss adjustment expenses incurred          11,876       5,168     2,612
------------------------------------------------------------------------------------------------------------
      Ceded commissions                                            3,523       2,620     1,142
----------------------------------------------------------------------------------------------------------
Consulting fees charged by various related parties                    26         180        26
------------------------------------------------------------------------------------------------------------
Interest charged by Goran                                            ---         196       208
------------------------------------------------------------------------------------------------------------
Interest charged by Granite Re                                       ---         385       346
------------------------------------------------------------------------------------------------------------

In February 1998, GGS Management loaned Granite Re $3,199 payable in February 2002 with interest due semiannually at 6.8% to be used as collateral for reinsurance transactions.

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

16. Effects of Statutory Accounting Practices and Dividend Restrictions:

The minimum capital and surplus required by Indiana statute for Pafco and IGF is $1,250. Statutory requirements place limitations on the amount of funds which can be remitted to the Company from Pafco and IGF. The Indiana statute allows

                                                                [small SIG logo]
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                (Dollars in thousands) Continued

10% of surplus as regard to policyholders or 100% of net income, whichever is greater, to be paid as dividends only from earned surplus.

The minimum capital and surplus required by Florida statute for Superior is $1,950 and $2,100 at December 31, 1997 and 1996, respectively. In the consent order approving the Acquisition, the Florida Department has prohibited Superior from paying any dividends for four years without the prior written approval of the Florida Department.

Subsequent to Board of Directors and regulatory approval, IGF declared and paid in April 1996 and December 1995 extraordinary dividends to Pafco in the amounts of $11 million and $2 million on the 2,494,000 shares of convertible preferred stock owned by Pafco. In December 1995, upon Board of Directors of Pafco and regulatory approval, Pafco declared and paid to the Company a $1.5 million extraordinary dividend on the common stock owned by the Company.

17.   Regulatory Matters:

Pafco and IGF, domiciled in Indiana, prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by the Indiana Department of Insurance (IDOI). The Superior entities, domiciled in Florida, prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by the Florida Department of Insurance (FDOI). Prescribed statutory accounting practices include a variety of publications of the NAIC, as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed.

IGF received written approval through March 31, 1998 from the IDOI to reflect its business transacted with the FCIC as a 100% cession with any net underwriting results recognized in ceding commissions for statutory accounting purposes, which differs from prescribed statutory accounting practices. As of December 31, 1997, that permitted transaction had no effect on statutory surplus or net income. The underwriting profit results of the FCIC business, net of reinsurance of $26,589, $12,277 and $9,653, are netted with policy acquisition and general and administrative expenses for the years ended December 31, 1997, 1996, and 1995, respectively, in the accompanying Consolidated Statements of Earnings.

The NAIC is considering the adoption of a recommended statutory accounting standard for crop insurers, the impact of which is uncertain since several methodologies are currently being examined. Although the Indiana Department has permitted the Company to continue for its statutory financial statements through December 31, 1997 its practice of recording its MPCI business as 100% ceded to the FCIC with net underwriting results recognized in ceding commissions, the Indiana Department has indicated that in the future it will require the Company to adopt the MPCI accounting practices recommended by the NAIC or any similar practice adopted by the Indiana Department. Since such a standard would be adopted industry-wide for crop insurers, the Company would also be required to conform its future GAAP financial statements to reflect the new MPCI statutory accounting methodology and to restate all historical GAAP financial statements consistently with this methodology for comparability. The Company cannot predict what accounting methodology will eventually be implemented or when the Company will be required to adopt such methodology. The Company anticipates that any such new crop accounting methodology will not affect GAAP net earnings.

As of December 31, 1997, IGF, Pafco and the Superior entities had risk-based capital ratios that were in excess of the minimum requirements.

[small SIG logo]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands) Continued

The NAIC currently has a project under way to codify SAP, as existing SAP does not address all accounting issues and may differ from state to state. Upon completion, the Codification is expected to replace prescribed or permitted SAP in each state as the new comprehensive statutory basis of accounting for insurance companies. The final format of the Codification is uncertain at this time, yet implementation could be required as early as January 1, 1999. Due to the project's uncertainty, the Company has not yet quantified the impact any such changes would have on the statutory capital and surplus or results of operations of the Company's insurance subsidiaries. The impact of adopting this new comprehensive statutory basis of accounting is, however, expected to materially impact statutory capital and surplus.

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

On October 27, 1997, IGF reached an agreement with the FCIC to settle a lawsuit started March 23, 1995, with both parties dismissing all claims against one another which were subject to the litigation. The FCIC has agreed to pay IGF a lump sum payment of $60,000.

The Company bought an office building in Des Moines, Iowa, as its crop insurance division home office. The purchase price was $2.6 million. The sale of the old building is expected to close on April 1, 1998 for $1,350,000.

19.   Supplemental Cash Flow Information:

Cash paid for interest and income taxes are summarized as follows:

                                                         1997    1996   1995
------------------------------------------------------------------------------
Cash paid for interest                                 $3,467  $5,178   $553
------------------------------------------------------------------------------
Cash paid for federal income taxes, net of refunds     11,670   9,825  1,953
------------------------------------------------------------------------------

During 1996, the Company contributed the stock of Pafco and certain assets of the Company totaling $17,186 to GGSH in exchange for a 52% ownership interest in GGSH. In addition, Goldman Funds received a minority interest share of $18,425 in GGSH for its $21,200 contribution, resulting in a $2,775 increase to additional paid-in capital from the sale of Pafco common stock and certain assets.

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

   a. Fixed Maturity and Equity Securities: Fair values for fixed maturity and equity securities are based on quoted market prices.

                                                                [small SIG logo]
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                (Dollars in thousands) Continued

   b. Mortgage Loan: The estimated fair value of the mortgage loan was established using a discounted cash flow method based on credit rating, maturity and future income when compared to the expected yield for mortgages having similar characteristics. The estimated fair value of the mortgage loan was $2,130 at December 31, 1997.

   c. Short-term Investments, and Cash and Cash Equivalents: The carrying value for assets classified as short-term investments, and cash and cash equivalents in the accompanying Consolidated Balance Sheets approximates their fair value.

   d. Short-term Debt: The carrying value for short-term debt approximates fair value.

   e. Preferred Securities: The December 31, 1997 market value of the Preferred Securities was $136,350 based on quoted market prices.

21.   Segment Information:

The Company has two business segments: Nonstandard automobile and Crop insurance. The Nonstandard automobile segment offers personal nonstandard automobile insurance coverages through a network of independent general agencies. These products are sold by Pafco in eleven states, Superior in nine states, and IGF in four states. The Crop segment writes MPCI and crop hail insurance in thirty-six states through independent agencies with its primary concentration in the Midwest. Activity which is not included in the major business segments is shown as "Corporate and Other."

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

[small SIG logo]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands) Continued


Segment information for 1995 through 1997 is as follows (certain information for 1995 is not available by segment due to general use by all segments of corporate assets):


                                                                      Year Ended December 31,
----------------------------------------------------------------------------------------------------------
                                                                1997               1996           1995
----------------------------------------------------------------------------------------------------------
Revenues:
----------------------------------------------------------------------------------------------------------
   Nonstandard automobile                                    $ 286,966          $ 181,799       $ 36,363
----------------------------------------------------------------------------------------------------------
   Crop                                                         25,731             24,865         12,830
----------------------------------------------------------------------------------------------------------
   Corporate and other                                             317                 99          3,447
                                                               -------            -------         ------
----------------------------------------------------------------------------------------------------------
         TOTAL REVENUE                                       $ 313,014          $ 206,763       $ 52,640
                                                               =======            =======         ======

----------------------------------------------------------------------------------------------------------
Earnings (loss) before taxes and minority interest:
----------------------------------------------------------------------------------------------------------
   Nonstandard automobile                                    $  18,603          $  10,618       $ (1,989)
----------------------------------------------------------------------------------------------------------
   Crop                                                         20,862             17,685         11,040
----------------------------------------------------------------------------------------------------------
   Corporate and other                                          (5,522)            (4,600)        (1,611)
                                                               -------             -------         ------
----------------------------------------------------------------------------------------------------------
       TOTAL EARNINGS BEFORE TAXES AND
            MINORITY INTEREST                                $  33,943          $  23,703       $  7,440
                                                               =======            =======        =======
----------------------------------------------------------------------------------------------------------
Identifiable assets:
----------------------------------------------------------------------------------------------------------
   Nonstandard automobile                                    $ 302,795          $ 260,332
----------------------------------------------------------------------------------------------------------
   Crop                                                        108,650             72,916
----------------------------------------------------------------------------------------------------------
   Corporate and other                                         118,430             11,431
                                                               -------            -------
----------------------------------------------------------------------------------------------------------
        TOTAL IDENTIFIABLE ASSETS                            $ 529,875          $ 344,679
                                                               =======            =======
----------------------------------------------------------------------------------------------------------
Depreciation and amortization:
----------------------------------------------------------------------------------------------------------
   Nonstandard automobile                                    $   1,007          $   1,209
----------------------------------------------------------------------------------------------------------
   Crop                                                            754                574
----------------------------------------------------------------------------------------------------------
   Corporate and other                                           1,200                411
                                                               -------            -------
----------------------------------------------------------------------------------------------------------
         TOTAL DEPRECIATION AND AMORTIZATION                 $   2,961          $   2,194
                                                               =======            =======
----------------------------------------------------------------------------------------------------------
Capital expenditures:
----------------------------------------------------------------------------------------------------------
   Nonstandard automobile                                    $   4,409          $   2,058
----------------------------------------------------------------------------------------------------------
   Crop                                                          1,241              1,676
----------------------------------------------------------------------------------------------------------
   Corporate and other                                              12                  -
                                                               -------            -------
----------------------------------------------------------------------------------------------------------
           TOTAL CAPITAL EXPENDITURES                        $   5,662          $   3,734
                                                               =======            =======
----------------------------------------------------------------------------------------------------------

22.   Stock Option Plans:

On November 1, 1996, the Company adopted the Symons International Group, Inc. 1996 Stock Option Plan (the "SIG Stock Option Plan"). The SIG Stock Option Plan provides the Company authority to grant nonqualified stock options and incentive

                                                                [small SIG logo]
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                (Dollars in thousands) Continued

stock options to officers and key employees of the Company and its subsidiaries and nonqualified stock options to nonemployee directors of the Company and Goran. Options were granted at an exercise price equal to the Offering price of the Company's common stock. The options granted to the Company's Chairman (436,567 shares) vest and become exercisable in full on the first anniversary of the grant date. All of the remaining outstanding stock options vest and become exercisable in three equal installments on the first, second and third anniversaries of the date of grant. All options were granted at an exercise price equal to the fair market value of the Company's common stock at time of grant.

Information regarding the SIG Stock Option Plan is summarized below:


                                                                              1997                               1996
                                                                            Weighted                           Weighted
                                                                            average                             average
                                                                            exercise                           exercise
                                                           Shares            price            Shares             price
-----------------------------------------------------------------------------------------------------------------------------

Outstanding at the beginning of the year                   830,000            $12.50              ---            $  ---
-----------------------------------------------------------------------------------------------------------------------------
Granted                                                    185,267             15.35          830,000             12.50
-----------------------------------------------------------------------------------------------------------------------------
Exercised                                                   (1,667)            12.50              ---               ---
-----------------------------------------------------------------------------------------------------------------------------
Forfeited                                                  (13,600)            12.50              ---               ---
                                                           -------                                ---
-----------------------------------------------------------------------------------------------------------------------------
Outstanding at the end of the year                       1,000,000            $13.03          830,000            $12.50
                                                         =========                            =======
-----------------------------------------------------------------------------------------------------------------------------
Options exercisable at year end                            521,578                                ---
-----------------------------------------------------------------------------------------------------------------------------
Available for future grant                                     ---                            170,000
-----------------------------------------------------------------------------------------------------------------------------

                                                                               Options                             Options
                                                            Weighted         outstanding                         exercisable
                                                             average          weighted                            weighted
                                                            remaining          average                             average
                                           Number           life (in          exercise           Number           exercise
Range of exercise prices                 outstanding         years)             price          exercisable          price
---------------------------------------------------------------------------------------------------------------------------------

$12.50-$13.75                              933,733              8.9            $12.66           521,578             $12.50
---------------------------------------------------------------------------------------------------------------------------------
$17.75-$19.25                               66,267              9.7             18.23               ---                ---
                                            ------                                                  ---
---------------------------------------------------------------------------------------------------------------------------------
                                         1,000,000                                              521,578
                                         =========                                              =======
---------------------------------------------------------------------------------------------------------------------------------

The Board of Directors of GGSH adopted the GGS Management Holdings, Inc. Stock Option Plan (the "GGS Stock Option Plan"), effective April 30, 1996. The GGS Stock Option Plan authorizes the granting of nonqualified and incentive stock options to such officers and other key employees as may be designated by the Board of Directors of GGSH. Options granted under the GGS Stock Option Plan have a term of ten years and vest at a rate of 20% per year for the five years after the date of the grant. The exercise price of any options granted under the GGS Stock Option Plan shall be subject to the following formula: 50% of each grant of options having an exercise price determined by the Board of Directors of GGSH at its discretion, with the remaining 50% of each grant of options subject to a compound annual increase in the exercise price of 10%, with a limitation on the exercise price escalation as such options vest.

[small SIG logo]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands) Continued

Information regarding the GGS Stock Option Plan is summarized below:

                                                                              1997                               1996
                                                                            Weighted                           Weighted
                                                                            average                             average
                                                                            exercise                           exercise
                                                           Shares            price            Shares             price
-----------------------------------------------------------------------------------------------------------------------------

Outstanding at the beginning of the year                    55,972            $51.75              ---            $  ---
-----------------------------------------------------------------------------------------------------------------------------
Granted                                                        ---               ---           55,972             51.75
-----------------------------------------------------------------------------------------------------------------------------
Forfeited                                                   (1,950)            51.75              ---               ---
                                                            ------                             ------
-----------------------------------------------------------------------------------------------------------------------------
Outstanding at the end of the year                          54,022            $51.75           55,972            $51.75
                                                            ======                             ======
-----------------------------------------------------------------------------------------------------------------------------
Options exercisable at year end                             10,804                                ---
-----------------------------------------------------------------------------------------------------------------------------
Available for future grant                                  57,089                             55,139
-----------------------------------------------------------------------------------------------------------------------------


                                                                               Options                             Options
                                                            Weighted         outstanding                         exercisable
                                                             average          weighted                            weighted
                                                            remaining          average                             average
                                           Number           life (in          exercise           Number           exercise
Range of exercise prices                 outstanding         years)             price          exercisable          price
---------------------------------------------------------------------------------------------------------------------------

$44.17-$53.45                               37,815              8.3            $46.13            10,804             $46.38
---------------------------------------------------------------------------------------------------------------------------

$58.79-$71.14                               16,207              8.3             64.87               ---                ---
                                            ------                                                  ---
---------------------------------------------------------------------------------------------------------------------------
                                            54,022                                               10,804
                                            ======                                               ======
---------------------------------------------------------------------------------------------------------------------------

The Company applies Accounting Principles Board Opinion No. 25, "Accounting of Stock Issued to Employees" and related interpretation in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for such plans. Had compensation cost been determined, based on the fair value at the grant dates for options granted under both the SIG Stock Option Plan and the GGS Stock Option Plan during 1997 and 1996, consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's pro forma net earnings and pro forma earnings per share for the years ended December 31, 1997 and 1996 would have been as follows:

---------------------------------------------------------------------------------------------
(Dollars in thousands,                    1997          1997          1996       1996
except per share amounts)              As Reported    Pro forma   As Reported  Pro forma
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
Net earnings                             $16,305       $14,927       $13,256    $13,021
---------------------------------------------------------------------------------------------
Basic earnings per share                   $1.56         $1.43         $1.76      $1.73
---------------------------------------------------------------------------------------------
Fully diluted earnings per share           $1.52         $1.38         $1.76      $1.73
---------------------------------------------------------------------------------------------

The fair value of each option grant used for purposes of estimating the pro forma amounts summarized above is estimated on the date of grant using the Black-Scholes option-price model with the weighted average assumptions for 1997 and 1996 shown in the following table:



--------------------------------------------------------------------------------------------
                                            SIG             SIG            GGSH
                                        1997 Grants     1996 Grants    1996 Grants
                                        -----------     -----------    -----------
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
Risk-free interest rates                    6.40%          6.27%           6.41%
--------------------------------------------------------------------------------------------
Dividend yields                              ---            ---             ---
---------------------------------------------------------------------------------------------
Volatility factors                          0.39           0.40             ---
---------------------------------------------------------------------------------------------
Weighted average expected life           3.3 years      3.1 years      5.0 years
---------------------------------------------------------------------------------------------
Weighted average fair value per share      $5.54          $4.27           $5.90
---------------------------------------------------------------------------------------------

                                                                [small SIG logo]
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                (Dollars in thousands) Continued

23.   Subsequent Event:

On March 2, 1998, the Company announced that it had signed a definitive agreement with CNA to purchase its multi-peril and crop hail operations. The Company will reinsure back to CNA a small portion of the Company's total crop book of business. CNA wrote approximately $110 million of multi-peril and crop hail insurance business in 1997. Starting in the year 2000, assuming no event of change of control as defined in the agreement, the Company can purchase the insurance premiums reinsured to CNA through a call provision or CNA can require the Company to buy the insurance premiums reinsured to CNA. Regardless of the method of takeout of CNA, CNA must not compete in MPCI or crop hail for a period of time after the buyout. The formula for the buyout is based on a multiple of average pre-tax earnings that CNA receives from reinsuring the Company's book of business.

24.   Quarterly Financial Information (unaudited):

Quarterly financial information is as follows:

                                                                        Quarters
-------------------------------------------------------------------------------------------------------------------
                             1997           First          Second         Third           Fourth           Total
-------------------------------------------------------------------------------------------------------------------
Gross written premiums                    $129,890        $149,175        $103,919        $77,616        $460,600
-------------------------------------------------------------------------------------------------------------------
Net earnings                                 5,909           3,677           6,013            706          16,305
-------------------------------------------------------------------------------------------------------------------
Basic earnings per share                      0.56            0.35            0.56           0.09            1.56
-------------------------------------------------------------------------------------------------------------------
Fully diluted earnings per share              0.56            0.35            0.55           0.06            1.52
-------------------------------------------------------------------------------------------------------------------
                             1996
-------------------------------------------------------------------------------------------------------------------
Gross written premiums                     $41,422        $105,528         $71,813        $86,736        $305,499
-------------------------------------------------------------------------------------------------------------------
Net earnings                                 1,586           2,718           4,589          4,363          13,256
-------------------------------------------------------------------------------------------------------------------
Basic earnings per share                      0.22            0.39            0.66           0.49            1.76
-------------------------------------------------------------------------------------------------------------------
Fully diluted earnings per share              0.22            0.39            0.66           0.49            1.76
-------------------------------------------------------------------------------------------------------------------
                             1995
-------------------------------------------------------------------------------------------------------------------
Gross written premiums                     $28,272         $67,487         $16,978        $11,897        $124,634
-------------------------------------------------------------------------------------------------------------------
Net earnings                                 1,066             940           1,464          1,351           4,821
-------------------------------------------------------------------------------------------------------------------
Basic earnings per share                      0.15            0.14            0.21           0.19            0.69
-------------------------------------------------------------------------------------------------------------------
Fully diluted earnings per share              0.15            0.14            0.21           0.19            0.69
-------------------------------------------------------------------------------------------------------------------

During the fourth quarter of 1997, the Company increased reserves on its nonstandard automobile business by $1.5 million for accident years 1996 and prior and by $1.5 million for accident year 1997.

As is customary in the crop insurance industry, insurance company participants in the FCIC program receive more precise financial results from the FCIC in the fourth quarter based upon business written on spring-planted crops. On the basis of FCIC-supplied financial results, IGF recorded, in the fourth quarter, an additional underwriting gain, net of reinsurance, on its FCIC business of $6,979, $5,572 and $3,139 during 1997, 1996 and 1995, respectively.

FORWARD-LOOKING STATEMENTS

The statements contained in this Annual Report which are not historical facts, including but not limited to, statements concerning (i) the impact of federal and state laws and regulations on the Company's business and results of operations, (ii) the competitive advantage afforded to the Company's crop insurance operations by approaches adopted by management in the areas of information, technology, claims handling and underwriting, (iii) the sufficiency of the Company's cash flow to meet the operating expenses, debt service obligations and capital needs of the Company and its subsidiaries, and
(iv) the impact of declining MPCI Buy-up Expense Reimbursements on the Company's results of operations, are forward-looking statements. The Company desires to take advantage of the "safe harbor" afforded such statements under the Private Securities Litigation Reform Act of 1995 when they are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statements. Such cautionary statements which discuss certain risks associated with the Company's business including the variability of the results of operations of the Company's crop insurance business as a result of weather and natural perils, the highly competitive nature of both the Company's crop insurance and nonstandard automobile insurance business and the effects of state and federal regulation, the capital intensive nature of the property and casualty business and potential limitations on the ability of the Company to raise additional capital set forth under the heading "Forward-Looking Statements --Safe Harbor Provisions" in Item 1 - Business in the Company's Annual Report on Form 10-K for the Year Ended December 31, 1997.
-------------------------------------------------------------------------------
MANAGEMENT RESPONSIBILITY
--------------------------------------------------------------------------------

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

The Company maintains systems of internal controls which are designed to provide reasonable assurance that accounting records are reliable and to safe-guard the Company's assets. The independent accounting firm of Coopers & Lybrand L.L.P. has audited and reported on the Company's financial statements. Their opinion is based upon audits conducted by them in accordance that the consolidated financial statements are free of material misstatements.

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


/s/ Alan G. Symons
Chief Executive Officer


/s/ Gary P. Hutchcraft
Gary P. Hutchcraft
Vice President and Chief Financial Officer

February 27, 1998

                                                                [small SIG logo]
                                              REPORTS OF INDEPENDENT ACCOUNTANTS



Board of Directors And Stockholders of Symons International Group, Inc.
  And Subsidiaries

We have audited the accompanying consolidated balance sheets of Symons International Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Symons International Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


/s/ Coopers & Lybrand
Indianapolis, Indiana
February 27, 1998 , except as to note 23
   which is as of March 2, 1998

[small SIG logo]

Stockholder Information

Corporate Offices
Symons International Group, Inc.
4720 Kingsway Drive
Indianapolis, Indiana  46205
(317) 259-6300

Registrar and Transfer Agent
National City Bank
4100 West 150th Street
3rd Floor
Cleveland, Ohio  44135-1385

Independent Public Accountants
Coopers & Lybrand L.L.P.
Indianapolis, Indiana

Annual Meeting of Stockholders
Wednesday, May 20, 1998
10:00 a.m.
Corporate Offices

Annual Report on Form 10-K
A copy of the Annual Report on Form 10-K for Symons International Group, Inc. for the year ended December 31, 1997, filed with the Securities and Exchange Commission, may be obtained, without charge, upon request to the individual and address noted under Shareholder Inquiries.

Market and Dividend Information
Symons International Group, Inc. effected its initial public offering on November 5, 1996. Symons International Group, Inc.'s common stock trades on the NASDAQ Stock Market's National Market under the symbol SIGC. The initial offering price of its shares of Common Stock was $12.50 per share.


                                     NASDAQ

---------------------------------------------------------------------
                             1997                    1996
---------------------------------------------------------------------
Quarter Ended          High        Low         High        Low
---------------------------------------------------------------------
March 31              17.625      14.00         N/A         N/A
---------------------------------------------------------------------
June 30               16.625     13.625         N/A         N/A
---------------------------------------------------------------------
September 30           23.25      15.75         N/A         N/A
---------------------------------------------------------------------
December 31            23.75      18.63        16.75       12.50
---------------------------------------------------------------------

As of March 20, 1998, the Company had approximately 120 stockholders based on the number of holders of record and an estimate of the number of individual participants represented by securities position listings.

Symons International Group, Inc. did not declare or pay cash dividends on its common stock during the years ended December 31, 1997 and 1996. The Company does not plan to pay cash dividends on its common stock in order to retain earnings to support the growth of its business.

Shareholder Inquiries

Inquiries should be directed to:
Alan G. Symons
Chief Executive Officer
Symons International Group, Inc.
Tel:  (317) 259-6402

                                                                [small SIG logo]

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

John K. McKeating
Retired former President and Owner of Vision 2120 Optometric Clinics

Robert C. Whiting
President, Prime Advisors, Ltd

James G. Torrance, Q.C.
Partner Emeritus, Smith, Lyons
Barristers & Solicitors

David R. Doyle
Director and Vice President, Secretary and
Treasurer of ONEX, Inc.

Jerome B. Gordon
Managing Director of Lutine Corporation

Executive Officers

G. Gordon Symons                            Roger C. Sullivan Jr.
Chairman of the Board                       Executive Vice President
Symons International Group, Inc.            Superior Insurance Company

Alan G. Symons                              David L. Bates
Chief Executive Officer                     Vice President, General Counsel and
Symons International Group, Inc.               and Secretary
                                            Symons International Group, Inc.

Douglas H. Symons                          Dennis G. Daggett
President and Chief Operating Officer      President and Chief Operating Officer
Symons International Group, Inc.           IGF Insurance Company

Gary P. Hutchcraft                         Thomas F. Gowdy
Vice President, Chief Financial Officer    Executive Vice Presidenter
   and Treasurer                           IGF Insurance Company
Symons International Group, Inc.

Carl F. Schnaufer
Vice President, Chief Information Officer
Symons International Group, Inc.

Donald E. Barrett
Vice President, Human Resources
Symons International Group, Inc.

Terry E. Diers
Vice President, Marketing
GGS Management, Inc.

[small SIG logo]

Company, Subsidiaries and Branch Offices

CORPORATE OFFICE

Symons International Group, Inc.
4720 Kingsway Drive
Indianapolis, Indiana  46205
Tel:  317 259-6300
Fax:  317 259-6395

SUBSIDIARIES AND BRANCHES
Pafco General Insurance Company                 IGF Southwest
4720 Kingsway Drive                             7914 Abbeville Avenue
Indianapolis, Indiana  46205                    Lubbock, Texas  79424
Tel:  317 259-6300                              Tel:  806 783-3010
Fax:  317 259-6395                              Fax:  806 783-3017

Superior Insurance Company                      IGF South
280 Interstate North Circle, N.W.               101 Business Park Drive, Suite C
Atlanta, Georgia  30339                         Jackson, Mississippi  39213
Tel:  770 952-4885                              Tel:  601 957-9780
Fax:  770 952-6616                              Fax:  601 957-9793

Superior Insurance Company                      IGF East
3030 N. Rocky Point Drive                       8000 Regency Park, Suite 280
Suite 770                                       Cary, North Carolina  27511
Tampa, Florida  33607                           Tel:  919 462-7850
Tel:  813 281-2444                              Fax:  919 462-7863
Fax:  813 281-8036
                                                IGF West
Superior Insurance Company                      1750 Bullard Avenue, Suite 106
1745 West Orangewood Road                       Fresno, California  93710
Orange, California  92868                       Tel:  209 432-0196
Tel:  714 978-6811                              Fax:  209 432-0294
Fax:  714 978-0353
                                                IGF North
IGF Insurance Company                           116 South Main, Box 1090
Corporate Office                                Stanley, North Dakota  58784
6000 Grand Avenue                               Tel:  701 628-3536
Des Moines, Iowa  50312                         Fax:  701 628-3537
Tel:  515 633-1000
Fax:  515 633-1010

IGF Mid West
6000 Grand Avenue
Des Moines, Iowa  50312
Tel:  515 633-1000
Fax:  515 633-1012

IGF Mid East
3900 Wood Duck Drive, Suite B
Springfield, Illinois  62707
Tel:  217 726-2450
Fax:  217 726-2451

BACK PAGE
[SIG logo]

Symons International Group, Inc.
4720 Kingsway Drive
Indianapolis, Indiana 46205

Tel:  317-259-6300
Fax:  317-259-6395