Form 10-K, Exhibit 13
period 1998-12-31
SYMONS INTERNATIONAL GROUP INC
filed 1999-04-15
CIK 1013698

Exhibit 13

           SIG LOGO
           1998 Annual Report



                       [Large SIG logo with three photos]

Corporate Profile

Symons International Group, Inc. owns niche insurance companies principally in the crop and nonstandard automobile insurance markets. IGF Insurance Company of Des Moines, Iowa is the fourth largest crop insurer in the United States. Pafco General Insurance Company of Indianapolis, Indiana and Superior Insurance Company of Tampa, Florida, combined is the twelfth largest provider of nonstandard automobile insurance in the United States. The crop segment markets and sells crop insurance and other fee based services to farmers. This is the fastest growing sector of the commercial insurance market. The nonstandard automobile division markets and sells insurance through the independent agency system to drivers who are unable to obtain coverage from insurers at standard or preferred rates. This market is the fastest growing segment of the personal lines market.

The common stock of Symons International Group, Inc. was initially offered to the public on November 5, 1996 and trades on The NASDAQ Stock Market's National Market under the symbol "SIGC".


Table of Contents


Financial Highlights
Chairman's Report
Selected Financial Data
Management's Discussion and Analysis of Results of Operations
  and Financial Condition
Consolidated Financial Statements
Notes to Consolidated Financial Statements
Report of Independent Accountants
Stockholder Information
Board of Directors and Executive Officers
Subsidiary and Branch Offices


GRAPH             1994        1995        1996        1997        1998
                $103,134    $124,634    $305,499    $460,600    $553,190

                Gross Premiums Written By Year

Financial Highlights
(in thousands, except per share data)
For the years ended December 31,

                                                 1998        1997        1996       1995        1994

Gross premiums written                         $553,190    $460,600    $305,499   $124,634    $103,134

Net operating earnings (loss) (1)              $(17,239)    $11,845     $13,916     $5,048      $2,222

Net earnings (loss)                            $(14,417)    $16,305     $13,256     $4,821      $2,117

Basic operating earnings (loss) per share (1)    $(1.66)      $1.11       $1.85      $0.72       $0.32

Basic earnings (loss) per share                  $(1.39)      $1.56       $1.76      $0.69       $0.30

Stockholders' equity                            $61,995     $78,363     $60,900     $9,535      $4,255

Return on average equity                          (20.5%)      21.9%       61.4%      69.9%       65.4%

Book value per share                              $5.97       $7.50       $5.83      $1.36       $0.61

Market value per share (2)                        $7.25      $19.22      $16.75        N/A         N/A

Weighted average outstanding shares-basic        10,402      10,450       7,537      7,000       7,000


(1) Operating earnings and per share amounts exclude the after tax effects of realized capital gains and losses and any extraordinary items.
(2)  The Company's shares were first publicly traded on November 5, 1996.


                               CORPORATE STRUCTURE
[graphic omitted]

             Symons International Group, Inc.
                  Indianapolis, Indiana
                 ("SIG or the "Company")
                Wholly-owned subsidiaries
                               |
          ---------------------------
         |                           |
  IGF Holdings, Inc.        GGS Management, Inc.
    ("IGFH")                ("GGS Management")
     |                     |                    |
  IGF Insurance        PAFCO General        Superior Insurance
  Company              Insurance Company    Company
  ("IGF")              ("PAFCO")            ("Superior")
                                             |                      |
                                     Superior Guaranty       Superior American
                                     Insurance Company       Insurance Company

Chairman's Report to our Shareholders

Greetings:

SYMONS INTERNATIONAL GROUP, INC. MILESTONES:

Usually I am in a good frame of mind when I sit down to rough out the Chairman's comments for the annual report. This year I am far less happy for as you are aware, our results, at least with respect to the profit aspects, are less than I would have liked.

You will be aware of that, yet many of our shareholders are "profit" trained and while that is not a bad formula for investing, it is not the only criterion for considering the merits of an insurance company. Scattered in among our results, there is a statement to the effect that Gross Premium rose to $546.8 million in 1998, up 22% from $449 million in 1997. We have concentrated on eliminating those factors that had such a negative effect on our results.

When we acquired the crop insurance book of CNA, we had to close offices and take other measures to reduce redundant personnel at a cost of $3.5 million. During 1998 we upgraded our computer and reporting systems at an operating cost in excess of $5 million. Adding to these non-recurring items, a further $12 million in reserve increases for years prior due to projected increases in the cost of auto repairs, and higher liability settlements. As new business cures, it becomes better with age. At the same time, the cost to put the business on the books reduces thus improving our profitability. Today we have a company with one of the lowest operating costs in both non-standard automobile insurance and crop insurance. With this low operating cost, we can compete with the best of our competition.

Those added expenses are in part, the cost of acquisition. What happened to our crop insurers in 1998 was catastrophic. In the year of the worst loss record for the industry, we took our share of hail and hurricane damage with losses in 1998 exceeding premiums by $16 million. We do not expect to see anything like that in 1999, in fact we are optimistic about the crop year ahead.

There have been a number of changes in the crop insurance industry with respect to legislation put into effect by the U.S. government to increase the subsidies to farmers. The effect on the crop insurance sector will increase the federal government MPCI. insurance program from $1.8 billion to approximately $2.2 billion for 1999. This has a direct effect on the premium revenues we receive and with the acquisition of new business in 1998 our premium levels will be proportionately higher. The effect of this is to proportionately reduce costs as a result of the size of the business we are handling. We have taken an ultra conservative approach to the underwriting of the business through the use of broader terms and scope of coverage available to us now from the re-insurance markets.

As you may recall, up to the end of the second quarter of 1998, we were moving along nicely, anticipating good results represented by volume gains in both crop and non-standard auto insurance. Halfway through the year, the non-standard automobile insurance writers took a very competitive attitude to the business, forcing many of the smaller insurers to cut rates to remain competitive and protect their market share. There is no sure reason for this action, but many felt that the leading underwriter of non-standard auto, Progressive Insurance Company's decision to go direct, cutting out many agents and reducing rates had some effect on the psyche of the underwriting fraternity.

The summer months brought in the most severe weather patterns to hit the crop insurance companies. Devastating heat and drought in Texas followed by hurricanes and storms with large hail losses throughout the U.S. To add to this burden, world commodity prices tumbled, leading us to the end of the crop year with very poor underwriting results despite a large gain in our book of business.

A little more information on our crop insurance business. When we acquired IGF Insurance Company in 1990, it wrote $23 million of premiums and there were 55 crop insurers. In 1999 we will write in excess of approximately $300 million of crop business and are the fourth ranked company in the field of 17 crop insurers. The Gross Premium for the industry has grown from $1.3 billion in 1990 to $2.2 billion in 1998. With the recently announced federal legislation increasing the support for farmers buying crop insurance by $400 million in 1999 and an additional $1.5 billion for the crop year 2001 onward, a large number of farmers who heretofore did not buy crop insurance will find the incentive to do so through the generosity of their government. We will also be the benefactors of this largesse for our share of the business should be considerably enhanced in view of the gains we have made in our share of the market. Oh yes, we expect to see better underwriting results in 1999.

We have some cause for optimism in 1999, for among other factors:

   o Our crop insurance sales are showing the result early in the year that would signal a banner year income.

   o We increased the amount of re-insurance applicable to our crop insurance enterprise to reduce exposure to catastrophic losses.

   o Crop insurance has two components, fee income and premium income. We developed Geo AgPLUS, a fee based innovative soil analysis service using GPS (global positioning system) and through the advent of other fee based products, we are increasing our fee income as it relates to our risk income.

   o We improved our operational staff by several new appointments and added an in-house senior actuary to our professional staff.

   o At considerable but necessary expense, we developed and are installing a state of the art computer system to replace one that was proving costly and non-compatible to our increased needs.

I anticipate that I will have a happier time writing the next Chairman's Report, probably my last, but I must not forget to thank those ladies and gentlemen who have helped our companies through the rough passage of 1998, our Board members and our loyal staff.

Ladies and gentlemen, my heartfelt thanks to all of you.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
Years Ended December 31,
-----------------------------------------------------------------------------
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
-----------------------------------------------------------------------------
OF SYMONS INTERNATIONAL GROUP, INC.

The selected consolidated financial data presented below is derived from the consolidated financial statements of the Company and its Subsidiaries and should be read in conjunction with the consolidated financial statements of the Company and the notes thereto, included elsewhere in this Report.

Consolidated Statement of Operations Data:
(in thousands, except per share amounts and ratios)

                                                     1998         1997      1996       1995        1994

Gross Premiums Written                             $553,190     $460,600  $305,499   $124,634    $103,134

Net Premiums Earned                                 324,923     271,814    191,759     49,641      32,126

Fee Income                                           20,203      17,821      9,286      2,170       1,632

Net Investment Income                                12,373      11,447      6,733      1,173       1,241

NET EARNINGS (LOSS)                                $(14,417)    $16,305    $13,256     $4,821      $2,117
                                                     ======      ======     ======      =====       =====
Per Common Share Data:

Basic Earnings (Loss) Before
  Extraordinary Item                                $(1.39)       $1.63      $1.76      $0.69       $0.30

BASIC NET EARNINGS (LOSS)                           $(1.39)       $1.56      $1.76      $0.69       $0.30
                                                      ====         ====       ====       ====        ====
Basic Weighted Average Shares Outstanding           10,402       10,450      7,537      7,000       7,000
                                                    ======       ======      =====      =====       =====
GAAP Ratios:

Loss and LAE Ratio                                    83.2%        78.2%      71.5%      72.5%       82.4%

Expense Ratio                                         29.8%        22.0%      24.0%      18.6%       21.7%
                                                     -----        -----      -----       ----       -----
COMBINED RATIO                                       113.0%       100.2%      95.5%      91.1%      104.1%
                                                     =====        =====      =====       ====       =====
Consolidated Balance Sheet Data:

Investments                                       $222,853     $216,518   $168,137    $25,902     $18,572

Total Assets                                       569,437      526,293    344,679    110,516      66,628

Losses and Loss Adjustment Expenses                200,972      136,772    101,719     59,421      29,269

Total Long-term Debt or Preferred
  Securities                                       135,000      135,000     48,000     11,776      10,683

Total Shareholders Equity                           61,995       78,363     60,900      9,535       4,255

Book Value Per Share                                 $5.97        $7.50      $5.83      $1.36       $0.61

Statutory Capital and Surplus:
Pafco                                              $16,275      $19,924    $18,112    $11,875      $7,848
IGF                                                $31,234      $42,809    $29,412     $9,219      $4,512
Superior                                           $57,571      $65,146    $57,121


            [photograph of crop field and automobiles down left side]

MANAGEMENT'S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF THE COMPANY
-------------------------------------------------------------------------------
Overview

Symons International Group, Inc. (the "Company" or "SIG") is a 67% subsidiary of Goran Capital Inc. ("Goran"). Prior to the Company's Initial Public Offering (the "Offering") on November 5, 1996, it was a wholly-owned subsidiary of Goran. The Company underwrites and markets nonstandard private passenger automobile insurance and crop insurance.

Acquisitions and Public Offerings

On April 30, 1996, the Company purchased the operations of Superior Insurance Company for $66.6 million in cash (the
"Acquisition"). Funds for the Acquisition were provided from funds affiliated with Goldman Sachs and a bank term loan of $48 million. Goldman Sachs was bought out and the bank term loan was repaid in August 1997.

On November 5, 1996, the Company issued 3,450,000 shares in an initial public offering of 33% of its stock at $12.50 per share.

On November 12, 1997, the Company issued $135 million of Trust Preferred Securities at 9.50%. The proceeds of this offering were used to purchase Goldman Sachs minority interest share of the nonstandard automobile operations, repay the term loan used to acquire Superior and provide capital to the nonstandard automobile division for future growth.

On March 2, 1998, the Company announced that it had signed an agreement with CNA to assume its multi-peril and crop hail operations. CNA wrote approximately $80 million of multi-peril and crop hail insurance business in 1997. The Company will reinsure a small portion of the Company's total crop book of business (approximately 22% MPCI and 15% crop hail) to CNA. Starting in the year 2000, assuming no event of change in control as defined in the agreement, the Company can purchase this reinsurance from CNA through a call provision or CNA can require the Company to buy the premiums reinsured to CNA. Regardless of the method of takeout of CNA, CNA must not compete in MPCI or crop hail for a period of time. There was no purchase price. The formula for the buyout in the year 2000 is based on a multiple of average pre-tax earnings that CNA received from reinsuring the Company's book of business.

Nonstandard Automobile Insurance Operations

The Company, through its wholly-owned subsidiaries, Pafco and Superior, is engaged in the writing of insurance coverage on automobile physical damage and liability policies for "nonstandard risks". Nonstandard insureds are those individuals who are unable to obtain insurance coverage through standard market carriers due to factors such as poor premium payment history, driving experience, record of prior accidents or driving violations, particular occupation or type of vehicle. The Company offers several different policies which are directed towards different classes of risk within the nonstandard market. Premium rates for nonstandard risks are higher than for standard risks. Since it can be viewed as a residual market, the size of the nonstandard private passenger automobile insurance market changes with the insurance environment and grows when the standard coverage becomes more restrictive. Nonstandard policies have relatively short policy periods and low limits of liability. Due to the low limits of coverage, the period of time that elapses between the occurrence and settlement of losses under nonstandard policies is shorter than many other types of insurance. Also, since the nonstandard automobile insurance business typically experiences lower rates of retention than standard automobile insurance, the number of new policyholders underwritten by nonstandard automobile insurance carriers each year is substantially greater than the number of new policyholders underwritten by standard carriers.

Crop Insurance Operations

General

The two principal components of the Company's crop insurance business are Multi-Peril Crop Insurance ("MPCI") and private named peril, primarily crop hail insurance. Crop insurance is purchased by farmers to reduce the risk of crop loss from adverse weather and other uncontrollable events. Farms are subject to drought, floods and other natural disasters that can cause widespread crop losses and, in severe cases, force farmers out of business. Historically, one out of every twelve acres planted by farmers has not been harvested because of adverse weather or other natural disasters. Because many farmers rely on credit to finance their purchases of such agricultural inputs as seed, fertilizer, machinery and fuel, the loss of a crop to a natural disaster can reduce their ability to repay these loans and to find sources of funding for the following year's operating expenses.

The Company, like other private insurers participating in the MPCI program, generates revenues from the MPCI program in two ways. First, it markets, issues and administers policies, for which it receives administrative fees; and second, it participates in a profit-sharing arrangement in which it receives from the government a portion of the aggregate profit, or pays a portion of the aggregate loss, in respect of the business it writes. The Company writes MPCI and crop hail insurance through 2,007 independent agencies in 43 states.

In addition to MPCI, the Company offers stand alone crop hail insurance, which insures growing crops against damage resulting from hail storms and which involves no federal participation, as well as its proprietary product which combines the application and underwriting process for MPCI and hail coverages. This product tends to produce less volatile loss ratios than the stand alone product since the combined product generally insures a greater number of acres, thereby spreading the risk of damage over a larger insured area. Approximately half of the Company's hail policies are written in combination with MPCI. Although both crop hail and MPCI provide coverage against hail damage, under crop hail coverages farmers can receive payments for hail damage which would not be severe enough to require a payment under an MPCI policy. The Company believes that offering crop hail insurance enables it to sell more policies than it otherwise would.

In addition to crop hail insurance, the Company also sells insurance against crop damage from other specific named perils. These products cover specific crops and are generally written on terms that are specific to the kind of crop and farming practice involved and the amount of actuarial data available. The Company plans to seek potential growth opportunities in this niche market by developing basic policies on a diverse number of named crops grown in a variety of geographic areas and to offer these policies primarily to large producers through certain select agents.

AgPI(R) is business interruption insurance that protects businesses that depend upon a steady flow of a crop (or crops) to stay in business. This protection is available to those involved in agribusiness who are a step beyond the farm gate, such as elevator operators, custom harvesters, cotton gins and other processing businesses that are dependent upon a single supplier of products, (i.e., popping corn).

These businesses have been able to buy normal business interruption insurance to protect against on-site calamities such as a fire, wind storm or tornado. But until now, they have been totally unprotected by the insurance industry if they encounter a production shortfall in their trade area which limited their ability to bring raw materials to their operation. AgPI(R) allows the agricultural business to protect against a disruption in the flow of the raw materials it depends on. AgPI(R) was formally introduced at the beginning of the 1998 crop year.

Geo AgPLUS(TM) provides to the farmer measuring, gridding and soil sampling services combined with fertility maps and the software that is necessary to run their precision farming program. Grid soil sampling, when combined with precision farming technology, allows the farmer to apply just the right amount of fertilization, thus balancing soil nutrients for a maximum crop yield. Precision farming technology increases the yield to the farmer, reduces the cost of unnecessary fertilization and enhances the environment by reducing overflows of fertilization into the ecosystem. Geo AgPLUS(TM) is an IGF Insurance Company trademarked precision farming division that is now marketing its fee based services to the farmer.

Certain Accounting Policies for Crop Insurance Operations

MPCI is a government-sponsored program with accounting treatment which differs in certain respects from the more traditional property and casualty insurance lines. For income statement purposes under generally accepted accounting principles, gross premiums written consist of the aggregate amount of MPCI premiums paid by farmers for buy-up coverage (MPCI coverage in excess of CAT

Coverage - the minimum available level of MPCI Coverage), and any related federal premium subsidies, but do not include MPCI premium on CAT Coverage. By contrast, net premiums written do not include any MPCI premiums or subsidies, all of which are deemed to be ceded to the Federal Crop Insurance Corporation
(FCIC) as a reinsurer. The Company's profit or loss from its MPCI business is determined after the crop season ends on the basis of a complex profit sharing formula established by law and the FCIC. For generally accepted accounting principles income statement purposes, any such profit or loss sharing earned or payable by the Company is treated as an adjustment to commission expense and is included in policy acquisition and general and administrative expenses.

Company also receives from the FCIC (i) an expense reimbursement payment equal to a percentage of gross premiums written for each Buy-Up Coverage policy it writes ("Buy-Up Expense Reimbursement Payment") and (ii) an LAE reimbursement payment equal to 13.0% of MPCI Imputed Premiums for each CAT Coverage policy it writes (the "CAT LAE Reimbursement Payment"). For 1998 and 1997, the Buy-Up Expense Reimbursement Payment has been set at 27% and 29%, respectively, of the MPCI Premium. For generally accepted accounting principles income statement purposes, the Buy-Up Expense Reimbursement Payment is treated as a contribution to income and reflected as an offset against policy acquisition and general and administrative expenses. The CAT LAE Reimbursement Payment is, for income statement purposes, recorded as an offset against LAE, up to the actual amount of LAE incurred by the Company in respect of such policies, and the remainder of the payment, if any, is recorded as Other Income.

In June 1998, the United States Congress passed legislation which provided permanent funding for the crop insurance industry. However, beginning with the 1999 crop year, the Buy-Up Expense Reimbursement Payment was reduced to 24.5%, the CAT LAE Reimbursement Payment was reduced to 11% and the $60 CAT coverage fee will no longer go to the insurance companies.

The Company expects to more than offset these reductions through growth in fee income from non-federally subsidized programs such as AgPI(R) and Geo AgPLUS(TM) initiated in 1998. The Company has also been working to reduce its costs. While the Company fully believes it can more than offset these reductions, there is no assurance the Company will be successful in its efforts or that further reductions in federal reimbursements will not continue to occur.

In 1996, the Company instituted a policy of recognizing (i) 35% of its estimated MPCI gross premiums written for each of the first and second quarters, 20% for the third quarter and 10% for the fourth quarter, (ii) commission expense at the applicable rate of MPCI gross premiums written recognized and (iii) Buy-Up Expense Reimbursement at the applicable rate of MPCI gross premiums written recognized along with normal operating expenses incurred in connection with premium writings. In the third quarter, if a sufficient volume of policyholder acreage reports have been received and processed by the Company, the Company's policy is to recognize MPCI gross premiums written for the first nine months based on a re-estimate which takes into account actual gross premiums processed. If an insufficient volume of policies has been processed, the Company's policy is to recognize in the third quarter 20% of its full year estimate of MPCI gross premiums written, unless other circumstances require a different approach. The remaining amount of gross premiums written is recognized in the fourth quarter, when all amounts are reconciled. The Company also recognizes the MPCI underwriting gain or loss during each quarter, reflecting the Company's best estimate of the amount of such gain or loss to be recognized for the full year, based on, among other things, historical results, plus a provision for adverse developments. In the third and fourth quarters, a reconciliation amount is recognized for the underwriting gain or loss based on final premium and latest available loss information.

Selected Segment Data of the Company

The following table presents historical segment data for the Company's nonstandard automobile and crop insurance operations. This data does not reflect results of operations attributable to corporate overhead, interest costs and amortization of intangibles nor does it include the results of operations of Superior prior to May 1, 1996.


Nonstandard - Automobile Insurance Operations:                                     Year ended December 31,
(in thousands, except ratios)                                                     1998       1997       1996

Gross premiums written                                                           $303,737   $323,915   $187,176
                                                                                  =======    =======    =======
Net premiums written                                                             $269,741   $256,745   $186,579
                                                                                  =======    =======    =======
Net premiums earned                                                              $264,022   $251,020   $168,746

Fee income                                                                         16,431     15,515      7,578

Net investment income                                                              11,958     10,969      6,489

Net realized capital gain (loss)                                                    4,124      9,462     (1,014)
                                                                                  -------    -------    -------
Total Revenues                                                                    296,535    286,966    181,799
                                                                                  -------    -------    -------
Losses and loss adjustment expenses                                               217,916    195,900    124,385

Policy acquisition and general and administrative expenses                         73,346     72,463     46,796
                                                                                  -------    -------    -------
Total Expenses                                                                    291,262    268,363    171,181
                                                                                  -------    -------    -------
Earnings before income taxes                                                       $5,273    $18,603    $10,618
                                                                                  =======    =======    =======
GAAP RATIOS (Nonstandard Automobile Only)

Loss and LAE ratio                                                                   82.5%      78.0%      73.7%

Expense ratio, net of billing fees                                                   21.6%      22.7%      23.2%
                                                                                    -----      -----      -----
Combined ratio                                                                      104.1%     100.7%      96.9%
                                                                                    =====      =====      =====
Crop Insurance Operations:

Gross premiums written                                                           $243,026    $126,401  $110,059
                                                                                  =======     =======   =======
Net premiums written                                                              $62,467     $20,796   $23,013
                                                                                  =======     =======   =======
Net premiums earned                                                               $60,901     $20,794   $23,013

Fee income                                                                          3,772       2,276     1,672

Net investment income                                                                 275         191       181

Net realized capital gain (loss)                                                      217         (18)       (1)
                                                                                  -------     -------    ------
Total Revenues                                                                     65,165      23,243    24,865
                                                                                  -------     -------    ------
Losses and loss adjustment expenses                                                52,550      16,550    12,724

Policy acquisition and general and administrative expenses (1)                     21,906     (14,404)   (6,095)

Interest and amortization of intangibles                                              502         235       551
                                                                                  -------     -------    ------
Total Expenses                                                                     74,958       2,381     7,180
                                                                                  -------     -------    ------
Earnings (loss) before income taxes                                               $(9,793)    $20,862   $17,685
                                                                                  =======     =======   =======
Statutory Capital and Surplus:

Pafco                                                                             $16,275     $19,924   $18,112
IGF                                                                               $31,234     $42,809   $29,412
Superior                                                                          $57,571     $65,146   $57,121


(1)   Negative  crop  expenses   are  caused  by  inclusion  of  MPCI  expense
      reimbursements and underwriting gain.

           [photograph of automobiles and crop field down left side]

Results of Operations

Overview

1998 Compared To 1997

The Company recorded a net loss of $(14,417,000) or $(1.39) per share (basic) compared to net earnings of $16,305,000 or $1.56 per share in 1997. The loss in 1998 was due to reduced earnings in both crop and nonstandard automobile operations. Results for 1998 for the crop operations were significantly impacted by catastrophic crop hail losses primarily from Hurricane Bonnie and other weather related events of approximately $14 million pre-tax. Contributing to the lower results were higher than expected commission and integration costs related to the CNA transaction of approximately $3.0 million pre-tax and a lower underwriting gain on MPCI (11.2% in 1998 versus 25.0% in 1997) due primarily to severe drought conditions in certain parts of the country, overly wet conditions in other parts of the country and higher frequency of Crop Revenue Coverage ("CRC") claims due to extremely low commodity prices. Results for 1998 for the nonstandard automobile operations were impacted by a higher loss ratio and lower premium volume. These were the result of problems encountered with timely rate filings, implementation of the Company's new operating system and competitive pressure. The Company also increased loss reserves for prior accident years by approximately $13.0 million in 1998 due to adverse loss development.

1997 Compared To 1996

The Company recorded net earnings of $16,305,000 or $1.56 per share (basic), respectively in 1997. This is approximately a 23.0% increase in net earnings from 1996 comparable amounts of $13,256,000 or $1.76 per share (basic). The reduction in earnings per share reflects the increase in the weighted average shares outstanding from the Company's IPO in November 1996. The nonstandard automobile insurance segment demonstrated improved earnings due to continued premium growth, improved expense ratios and higher realized gains from investment sales. Premium growth in nonstandard automobile was generated from increased pressure on uninsured motorists to obtain insurance, expansion into new states and increased market share penetration. During 1997, the Company increased nonstandard auto reserves for prior accident years by approximately $10 million due to adverse loss development. The improvement in crop insurance earnings relates to growth in market share and favorable underwriting results. Growth in market share occurred in all product lines for crop and is the result of improved marketing and agent service efforts. Record underwriting results were due to favorable crop conditions and continued improvement in risk selection.

Years Ended December 31, 1998 and 1997

Gross Premiums Written

Consolidated Gross Premiums Written increased 20.1% in 1998 due to growth in the crop operations from the integration of CNA, internal growth and introduction of a new product line, AgPI(R). Crop Gross Premiums Written increased 92.3% in 1998 from 1997.
The following represents the breakdown of crop Gross Premiums Written by line:

                                                   1998            1997

CAT imputed                                       $50,127         $33,294
MPCI                                              157,225          88,052
Crop hail                                          76,198          38,349
Named perils                                        2,074            -
AgPI(R)                                             7,529            -
                                                  -------         -------
                                                  293,153         159,695
Less CAT imputed                                  (50,127)        (33,294)
                                                  -------         -------
Total                                            $243,026        $126,401
                                                  =======         =======

Nonstandard automobile Gross Premiums Written decreased 6.2% in 1998 as compared to 1997 due primarily to reduced volume in the states of Florida and California for the reasons previously cited. Remaining Gross Premiums Written represent commercial business which is ceded 100% to an affiliate, Granite Re.

Net Premiums Written

Net Premiums Written increased in 1998 as compared to 1997 due to the growth in Gross Premiums Written offset by quota share reinsurance.

In 1998, the Company ceded 10% of its nonstandard automobile premiums as part of a quota share treaty. This treaty and all previous quota share treaties for 1997 and 1998 were commuted effective October 1, 1998 with the Company receiving back the unearned premiums on those treaties as of that date and their respective loss reserves. For the first three quarters of 1997, the Company ceded 20% of nonstandard automobile premiums and ceded 25% of such premiums in the fourth quarter of 1997. In 1998, the Company ceded 25% of its crop hail premiums as part of a quota share treaty as compared to 40% in 1997. Named peril premiums were ceded at a 50% rate in both 1998 and 1997 under a quota share treaty.

Net Premiums Earned

Net Premiums Earned increased in 1998 as compared to the prior year reflecting growth in Gross and Net Premiums Written. The ratio of Net Premiums Earned to Net Premiums Written for the nonstandard automobile segment was 97.9% in 1998 as compared to 97.8% in 1997.

Fee Income

Fee income increased 13.4% in 1998 compared to 1997. Fee income on nonstandard automobile operations increased as a result of higher fees as a percentage of gross premiums written, 5.41% in 1998 and 4.79% in 1997, offset by lower premium volume. Crop fees primarily include CAT fees. CAT fees increased in 1998 as compared to 1997 due to growth in premium volume. Fees in 1998 also increased due to introduction of Geo AgPLUS(TM) and other processing fees.

Net Investment Income

Net investment income increased 8.1% in 1998 compared to 1997. Such increase was due to greater invested assets offset somewhat by declining yields due to market conditions.

Net Realized Capital Gains

Capital transaction activity primarily reflects activity in the Company's equity portfolio. The higher level of gains in 1997 reflects the strong market conditions during that year. Gains decreased in 1998 as a result of market conditions. In the fourth quarter of 1998, the Company significantly reduced its exposure to equities reflecting the Company's concern with the market and its desire to increase investment income.

Losses and LAE

The Loss and LAE Ratio for the nonstandard automobile segment was 82.5% for 1998 as compared to 78.0% for 1997. The Crop Hail Loss and LAE Ratio was 79.4% in 1998 compared to 75.1% in 1997. The increase in the Loss and LAE Ratio for the nonstandard automobile segment reflects adverse development on prior years of approximately 5.0%. The Company estimates its nonstandard automobile 1998 accident year loss ratio was 77.5% as compared to 76.1% in accident year 1997. The increase in the accident year loss ratio results from product and pricing decisions and increases in frequency in certain product lines. The increase in the Crop Hail Loss and LAE Ratio includes $10.7 million for the effects of catastrophic events net of reinsurance recoveries. The Crop Hail Loss and LAE Ratio prior to reinsurance recoveries was 100.6%. The named perils loss ratio was 100% and the AgPI(R) loss ratio was 100% in 1998 due to losses on certain coverages due to unusual weather related events estimated to be $3.3 million.

Policy Acquisition and General and Administrative Expenses

Policy acquisition and general and administrative expenses have increased as a result of the increased volume of business produced by the Company. Policy acquisition and general and administrative expenses rose to $96,876,000 or 29.8% of Net Premiums Earned in 1998 compared to $59,778,000 or 22.0% of Net Premiums Earned for 1997. The increase in the Company's overall expense ratio reflects certain changes in the Company's crop operations as follows:


                                                    1998           1997

MPCI expense reimbursements                      $(37,982)       $(24,788)
MPCI underwriting gain, net of stop loss
   and CNA reinsurance in 1998                    (14,902)        (26,589)
Commissions                                        50,089          25,713
Ceding commission income                           (6,899)         (5,030)
Operating expenses                                 31,600          16,290
                                                   ------          ------
                                                  $21,906        $(14,404)
                                                   ======          ======


MPCI expense reimbursements declined to 24.2% of MPCI premiums for 1998 as compared to 28.2% in 1997 due to federally mandated reductions. The MPCI underwriting gain, net of stop loss costs, decreased to 9.5% of CAT and MPCI premiums in 1998 (after adding back CNA share of $4,861,000 in 1998) compared to 21.9% in 1997 due to severe drought in certain sections of the country and overly wet conditions in other sections of the country. The Company considers the 1998 underwriting gain to be well below average while the 1997 gain was well above average. Commission expense as a percentage of gross written premiums (including CAT) increased in 1998 to 17.1% of gross written premiums compared to 16.1% in 1997 due to the integration of CNA and competitive industry pressure. Ceding commission income increased in 1998 compared to 1997 due to a increase in ceded premiums. Operating expenses as a percentage of gross written premiums (including CAT) increased in 1998 to 10.8% compared to 10.2% 1997. Operating expenses in 1998 include $3 million, or 1.0% of gross written premiums (including CAT), of one time costs primarily related to the integration of CNA. Operating expenses in 1998 also include a $3.2 million reserve, or 1.1% of gross written premiums (including CAT), for potential processing errors during 1998 on assumed premiums from CNA.

Nonstandard automobile expenses net of fee income were 21.6% of earned premiums in 1998 compared to 22.7% in 1997.

Amortization of Intangibles

Amortization of intangibles includes goodwill from the acquisition of Superior, additional goodwill from the acquisition of the minority interest portion of GGSH and the acquisition of NACU, debt or preferred security issuance costs and organizational costs. The increase in 1998 over 1997 reflects a full year's impact of amortization of goodwill associated with the purchase of the minority interest position in GGSH and a full year's amortization of deferred issuance costs on the Preferred Securities.

Interest Expense

Interest expense in 1998 represents the crop segment's borrowings on its seasonal line of credit. Interest expense for 1997 includes both interest for the crop segment and interest on the GGSH Senior Credit Facility which was repaid in 1997 from the proceeds of the Preferred Securities Offering.

Income Tax Expense (Benefit)

The variance in the rate from the federal statutory rate of 35% is primarily due to nondeductible goodwill amortization.

Distributions on Preferred Securities

Distributions on Preferred Securities are calculated at 9.5% net of federal income taxes from the offering date of August 12, 1997.

Years Ended December 31, 1997 and 1996

Gross Premiums Written

              Consolidated Gross Premiums Written increased 50.8% in 1997 due to growth in both the nonstandard auto and crop segments. Gross Premiums Written for the nonstandard auto segment increased 73.1% in 1997. While a portion of this increase relates to four additional months of premium in 1997 of Superior, additional premium growth relates to internal growth due to improved service, certain product improvements, tougher uninsured motorist laws in states such as California and Florida and entrance into new states such as Nevada and Oregon. Such increase was primarily due to volume rather than rate increases, although the Company adjusts rates on an ongoing basis. Gross Premiums Written for the crop segment increased 14.8% in 1997. Such increase was due to continued industry privatization and aggressive marketing efforts, resulting in continued increase in market share. Remaining gross written premiums represent commercial business which is ceded 100% to an affiliate.

Net Premiums Written

              Net Premiums Written increased in 1997 as compared to 1996 due to the growth in Gross Premiums Written offset by quota share reinsurance.

              For the first three quarters of 1997 the Company ceded 20% of nonstandard automobile premiums and ceded 25% of such premiums in the fourth quarter. No such treaty was in effect during 1996. In 1997, the Company ceded 40% of crop hail premiums as part of a quota share treaty. In 1996, crop hail premiums were ceded at a rate of 10%.

Net Premiums Earned

              Net Premiums Earned increased in 1997 as compared to the prior year, reflecting the strong growth in Gross Written Premiums offset by the effects of the nonstandard automobile and crop hail quota share treaties. The ratio of Net premiums earned to Net premiums written for the nonstandard automobile segment was 97.8% in 1997 as compared to 90.4% in 1996. The increase in the earned ratio is due to higher premium growth earlier in 1997.

Fee Income

              Fee income increased $8,535,000 in 1997 compared to 1996. Such increase was due to billing fee income on nonstandard automobile business from an increase in in-force policy count. There was also an increase in the receipt of CAT Coverage Fees and CAT LAE Reimbursement Payments due to higher premium volume.

Net Investment Income

              Net investment income increased $4,714,000 in 1997 compared to 1996. Such increase was due partially to four additional months of investment income from Superior, but also due to greater invested assets resulting from premium growth and higher profitability.

Net Realized Capital Gains (Loss)

              Realized gains of $9,444,000 in 1997 were due to the significant strength of the equity markets in 1997 and the Company's position to realize gains as securities had reached targeted pricing levels.

Losses and LAE

              The Loss and LAE Ratio for the nonstandard automobile segment was 78.0% for 1997 as compared to 73.7% for 1996. The Crop Hail Loss and LAE Ratio in 1997 was 75.1% compared to 59.2% in 1996. The increase in the Loss and LAE Ratio for the nonstandard automobile segment reflects the growth in premium volume in an effort to increase market share and improve economies of scale, increased physical damage severity costs and certain pending rate increases. Deficient reserve development was approximately $10 million in 1997. The increase in the crop hail loss ratio was the result of storm damage in the third quarter in certain eastern states on new business obtained in 1997.

Policy Acquisition and General and Administrative Expenses

              Policy acquisition and general and administrative expenses increased as a result of the increased volume of business produced by the Company. Policy acquisition and general and administrative expenses rose to $59,778,000 or 22.0% of Net Premiums Earned for 1997 compared to $42,013,000 or 21.9% of Net Premium Earned in 1996. Such increase was due to a higher mix of nonstandard automobile premiums in 1997 as compared to 1996. The Expense Ratio, net of billing fees, for the nonstandard automobile segment improved to 22.7% for 1997 as compared to 23.2% for 1996.

              Due to the accounting for the crop insurance segment, operating expenses for 1997 includes a contribution to earnings of $14,404,000 as compared to $6,095,000 for 1996. Such increase was due to greater Buy-up Expense Reimbursement Payments and MPCI underwriting gain due to increased premium volumes and more favorable underwriting results.

Amortization of Intangibles

              The increase in 1997 over 1996 reflects the effects of the Preferred Securities Offering and the purchase of the minority interest position in GGSH.

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

              The nonstandard automobile insurance subsidiaries' primary source of funds are premiums, investment income and proceeds from the maturity or sale of invested assets. Such funds are used principally for the payment of claims, operating expenses (primarily management fees), commissions, dividends and the purchase of investments. There is variability to cash outflows because of uncertainties regarding settlement dates for liabilities for unpaid losses. Accordingly, the Company maintains investment programs intended to provide adequate funds to pay claims without forced sales of investments. As claim payments tend to lag premium receipts and due to the growth in premium volume, the Company has experienced an increase in its investment portfolio and has not experienced any problems with meeting its obligations for claims payments or management fees.

              As of December 31, 1998, IGF has the ability to pay $3,123,000 in dividends without prior regulatory approval.

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

              During 1998, IGF continued the practice of borrowing funds under a revolving line of credit to finance premium payables to the FCIC on amounts not yet received from farmers (the "IGF Revolver"). The maximum borrowing amount under the IGF Revolver is $12,000,000. The IGF Revolver carried a weighted average interest rate of 8.6%, 8.75% and 6.96% in 1996, 1997 and 1998, respectively. Payables to the FCIC accrue interest at a rate of 15%, as do the receivables from farmers. By utilizing the IGF Revolver, which bears interest at a floating rate equal to the prime rate minus 1.00% in 1998 (prime rate plus
 .25% in 1997), IGF avoids incurring interest expense at the rate of 15% on interest payable to the FCIC while continuing to earn 15% interest on the receivables due from the farmer. The IGF Revolver contains certain covenants which (i) restricts IGF's ability to accumulate common stock, (ii) sets minimum standards for investments and policyholder surplus and (iii) limits ratio of net written premiums to surplus. The IGF Revolver also contains other customary covenants which, among other things, restricts IGF's ability to participate in mergers, acquire another enterprise or participate in the organization or creation of any other business entity. At December 31, 1998, IGF had borrowed the full amount available.

              On August 12, 1997, the Company issued $135 million in Trust Originated Preferred Securities (the "Preferred Securities Offering") at a rate of 9.5% paid semi-annually. These Preferred Securities were offered through a wholly-owned trust subsidiary of the Company and are backed by Senior Subordinated Notes to the Trust from the Company. The proceeds of the Preferred Securities Offering were used to repurchase the remaining minority interest in GGSH for $61 million, repay the balance of the GGS Senior Credit Facility of $44.9 million and contribute $10.5 million to the nonstandard automobile insurers with the balance held for general corporate purposes. Expenses of the issue aggregated $5.1 million and are amortized over the term of the Preferred Securities (30 years). In the third quarter of 1997, the Company wrote off the remaining unamortized costs of the GGS Senior Credit Facility of approximately $1.1 million pre-tax or approximately $0.07 per share (basic) as an extraordinary item.

              The Preferred Securities have a term of 30 years with semi-annual interest payments commencing February 15, 1998. The Preferred Securities may be redeemed in whole or in part after 10 years.

              The Preferred Security obligations of approximately $13 million per year is funded from the Company's nonstandard automobile management company and dividend capacity from the crop operations. The nonstandard auto funds are the result of management and billing fees in excess of operating costs. For calendar 1998 and 1997, the coverage ratio of nonstandard automobile cash flows to Preferred Security costs was 2.1x and 2.2x, respectively. Coverage from the Company's crop operations entailed a dividend capacity of $13.4 million in 1998 that will reduce to approximately $3.1 million in 1999 as a result of the Company's operations and statutory limitations. The Company also has approximately $10 million in excess funds for debt service. Surplus needs at the insurance companies will be handled primarily by reinsurance for which the Company believes it has good relationships and numerous alternatives. The
Company believes it can continue to meet its obligations in 1999 and that coverage will increase through higher nonstandard automobile premium volumes and more profitable crop operations.

              The Trust Indenture for the Preferred Securities contains certain preventative covenants. These covenants are based upon the Company's Consolidated Coverage Ratio of earnings before interest, taxes, depreciation and amortization (EBITDA) whereby if the Company's EBITDA falls below 2.5 times Consolidated Interest Expense (including Preferred Security distributions) for the most recent four quarters the following restrictions become effective:

  o The Company may not incur additional Indebtedness or guarantee additional Indebtedness.
  o The Company may not make certain Restricted Payments including loans for advances to affiliates, stock repurchases and a limitation on the amount of dividends is inforce.
  o The Company may not increase its level of Non-Investment Grade Securities defined as equities, mortgage loans, real estate, real estate loans and non-investment grade fixed income securities.

              These restrictions currently apply as the Company's Consolidated Coverage Ratio was (.15x) in 1998, and will continue to apply until the Company's Consolidated Coverage Ratio is in compliance with the terms of the Trust Indenture. This does not represent a Default by the Company on the Preferred Securities. The Company is in compliance with these preventative covenants as of December 31, 1998.

              Net cash provided by operating activities in 1998 aggregated $15,328,000 compared to $15,945,000 in 1997 due to reduced cash provided by operations as a result of the net loss offset primarily by funds provided by the commutation of the nonstandard automobile quota share treaty.

              Net cash used in investing activities decreased from $106,164,000 in 1997 to $15,650,000 in 1998. Such decrease was due to the purchase of minority interest in 1997 and less investing activities in 1998 due to lower earnings offset by increased fixed asset expenditures from continued technological improvements and the purchase of a new building for the crop operations and the purchase of NACU. In 1998, financing activities provided cash of $3,846,000 compared to $88,400,000 in 1997. Such decrease was due to the proceeds of the Preferred Securities Offering in 1997 net of payments on term debt and increased borrowings on the seasonal crop line of credit due to hail losses and use of cash for loans to affiliates and repurchase of stock.

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

              While GAAP shareholders' equity was $61,995,000 at December 31, 1998, it does not reflect the statutory equity upon which the Company conducts its various insurance operations. Pafco, Superior and IGF individually had statutory surplus at December 31, 1998 of $16,275,000, $57,571,000 and $31,234,000, respectively.

Effects of Inflation

              Due to the short term that claims are outstanding in the two product lines the Company underwrites, inflation does not pose a significant risk to the Company.

Primary Differences Between GAAP and SAP

              The financial statements contained herein have been prepared in conformity with Generally Accepted Accounting Principles ("GAAP") which differ from Statutory Accounting Practices ("SAP") prescribed or permitted for insurance companies by regulatory authorities in the following respects: (i) certain assets are excluded as "Nonadmitted Assets" under statutory accounting;
(ii) costs incurred by the Company relating to the acquisition of new business are expensed for statutory purposes; (iii) the investment in wholly-owned subsidiaries is consolidated for GAAP rather than valued on the statutory equity method. The net income or loss and changes in unassigned surplus of the subsidiaries is reflected in net income for the period rather than recorded directly to unassigned surplus; (iv) fixed maturity investments are reported at amortized cost or market value based on their National Association of Insurance Commissioners ("NAIC") rating; (v) the liability for losses and loss adjustment expenses and unearned premium reserves are recorded net of their reinsured amounts for statutory accounting purposes; (vi) deferred income taxes are not recognized on a statutory basis; and (vii) credits for reinsurance are recorded only to the extent considered realizable.

New Accounting Standards

              In 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." There was no material impact on the consolidated financial statements from adoption of these statements. Refer to
Note 1 to the Company's "Consolidated Financial Statements."

              On March 4, 1998, the AICPA Accounting Standards Executive Committee issued Statement of Position No. 98-1 (SOP 98- 1), "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 was issued to address diversity in practice regarding whether and under what conditions the costs of internal-use software should be capitalized. SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. The Company will adopt the new requirements of the SOP in 1999. Management has not completed its review of SOP 98-1, but does not anticipate that the adoption of this SOP will have significant effect on net earnings during 1999.

              The NAIC is considering the adoption of a recommended statutory accounting standard for crop insurers, the impact of which is uncertain since several methodologies are currently being examined. Although the Indiana Department has permitted the Company to continue, for its statutory financial statements through March 31, 1999, its practice of recording its MPCI business as 100% ceded to the FCIC with net underwriting results recognized in ceding commissions, the Indiana Department has indicated that in the future it will require the Company to adopt the MPCI accounting practices recommended by the NAIC or any similar practice adopted by the Indiana Department. Since such a standard would be adopted industry wide for crop insurers, the Company would also be required to conform its future GAAP financial statements to reflect the new MPCI statutory accounting methodology and to restate all historical GAAP financial statements consistent with this methodology for comparability. The Company cannot predict what accounting methodology will eventually be implemented or when the Company will be required to adopt such methodology. The Company anticipates that any such new crop accounting methodology will not affect GAAP net income.

              In 1998, the National Association of Insurance Commissioners ("NAIC") adopted the Codification of Statutory Accounting Principles guidance, which will replace the current Accounting Practices and Procedures manual as the NAIC's primary guidance on statutory accounting. The NAIC is now considering amendments to the Codification guidance that would also be effective upon implementation. The NAIC has recommended an effective date of January 1, 2001. The Codification provides guidance for areas where statutory accounting has been silent and changes current statutory accounting in some areas.

              It is not known whether the Indiana and Florida Insurance Departments will adopt the Codification, and whether the Departments will make any changes to the guidance. The Company has not estimated the potential effect of the Codification guidance if adopted by the Departments. However, the actual effect of adoption could differ as changes are made to the Codification guidance, prior to its recommended effective date of January 1, 2001.

Impact of the Year 2000 Issue

              The Year 2000 Project ("Project") is addressing the inability of computer software and hardware to distinguish between the year 1900 and the year 2000. In 1996, the Company began a company-wide replacement of hardware and software systems to address this and other issues. This replacement is using systems from Dell, Hewlett Packard, Sun Systems, Compaq, Oracle and ZIM as well as some software conversions using Java. The new hardware is in place and operational at all subsidiaries. The software systems are in place in our nonstandard auto operations and are being implemented on a state-by-state basis. The Company began implementing the new nonstandard auto operating system in those states in which the Company writes annual policies (annual states). 100% of those annual states are currently in production. The remaining non-annual states are scheduled to be completed by June 30, 1999. The Y2K issue does not have an effect on the crop operations until October 1, 1999. The Company is converting non-compliant crop systems, through programmatic means, into a Y2K compliant environment. The crop operations are at 70% of completion for this conversion and are scheduled to be completed by the end of June 1999. A number of the Company's other IT projects are being delayed or completely eliminated due to the implementation of the Project. Additionally, the Company continues to experience certain processing concerns related to its nonstandard automobile operating system. The delay and/or elimination of these projects and the current processing concerns has caused or could cause a loss of market share in the nonstandard auto market.

Project

              The Company has divided the Project into three sections-Infrastructure, Applications/Business Systems and Third Party Suppliers. There are common portions of each of these divisions which are: (1) identifying Y2K items; (2) assigning a priority for those items identified; (3) repairing or replacing those items; (4) testing the fixes; and (5) designing a contingency and business continuation plan for each subsidiary.

              In February 1998, all items had been identified and the plans for replacement or repair were proposed to management. These plans were approved and the process began.

              The infrastructure section of the Project was quickly implemented and tested by the Company's IT staff and has been completed since May of 1998. All desktop, mini and midrange systems as well as phone switches, phones and building security systems have been tested for Y2K compliance. Any new systems required by the Company are being tested and certified prior to purchase with completion by June 30, 1999. Two mainframes being used by the Company are not Y2K certified or compliant. These machines have been replaced by Sun and HP compliant systems and are being kept in production until new applications are put in place on the new machines.

              The applications systems section of the Project includes: (1) the replacement of nonstandard auto companies Policy Administration and Claims systems; (2) the conversion of crop operations systems in total; and (3) replacement of non-compliant business systems company-wide (this includes wordprocessors, network operating systems, spreadsheet programs, presentation systems, etc.).

              The Company had already made the decision to transition off all of its nonstandard auto legacy systems and this process had been in work since 1996. These systems are Y2K compliant and are scheduled for completion by the end of June 30, 1999. The conversion of crop systems began in August 1998 and is scheduled for completion by the end of June 1999. Business systems are being replaced as vendors certify their compliance. The Company is at 75% compliance in this area.

              The Company relies on third party vendors for investments, reinsurance treaties and banking. The Company began inquiring about Y2K compliance with its third party vendors beginning in July 1998. To date, all vendors have replied regarding their compliance efforts. Those that are not in compliance have until the end of second quarter 1999 to do so, or they will be replaced.

Costs

              The Company considers the cost associated with the Project to be material. The Company has estimated the total cost to be $5.7 million, the majority of which has been capitalized as hardware or software costs. The Company has also incurred substantial costs for carrying two systems including personnel costs and outside service fees. The component of these costs specifically associated with Y2K cannot be reasonably estimated. The total amount expended through December 31, 1998 on all infrastructure and software upgrades is approximately $4.6 million. The Company expects to spend another $1.1 million in its efforts to complete the Project. This does not include additional annual maintenance costs that will be incurred as we move forward. Funding for these costs will continue to be provided by funds from operations. The Company believes that the new nonstandard auto system will significantly enhance service capability and reduce future operating costs.

Risks

              Failure to correct the Y2K problem through efficient and timely implementation of the Company's new operating system could cause a failure or interruption of normal business operations. These failures could materially affect the Company's operational results, financial condition and liquidity through reduction of premium volume and an increase in operating costs as a percentage of premium volume or deterioration of loss experience. Due to the nature of the Y2K problem, the Company is uncertain whether it will have a material affect or the potential magnitude of any financial impact. The Company believes that the possibility of significant business interruptions should be reduced by successful implementation of the Project.

CONSOLIDATED  FINANCIAL  STATEMENTS
as of December 31, 1998 and 1997
(in thousands, except share data)
CONSOLIDATED BALANCE SHEETS

                                     ASSETS                                        1998        1997
ASSETS:
Investments:
Available for sale:
  Fixed maturities, at market                                                    $191,002    $169,385
  Equity securities, at market                                                     13,264      35,542
  Short-term investments, at amortized cost, which approximates market             15,597       8,871
  Mortgage loans, at cost                                                           2,100       2,220
  Other invested assets                                                               890         500
                                                                                  -------     -------
TOTAL INVESTMENTS                                                                 222,853     216,518
Investments in and advances to related parties                                      3,545         839
Cash and cash equivalents                                                          14,800      11,276
Receivables (net of allowance for doubtful accounts of
  $6,393 in 1998 and $1,993 in 1997)                                              120,559      91,730
Reinsurance recoverable on paid and unpaid losses, net                             71,640      90,250
Prepaid reinsurance premiums                                                       31,172      36,606
Federal income taxes recoverable                                                   12,672       1,505
Deferred policy acquisition costs                                                  16,332      10,740
Deferred income taxes                                                               5,146       4,722
Property and equipment, net of accumulated depreciation                            18,863      12,051
Intangible assets                                                                  45,781      43,756
Other assets                                                                        6,074       6,300
                                                                                  -------     -------
TOTAL ASSETS                                                                     $569,437    $526,293
                                                                                  =======     =======
                      LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Losses and loss adjustment expenses                                              $200,972    $136,772
Unearned premiums                                                                 110,664     114,635
Reinsurance payables                                                               25,484      32,110
Notes payable                                                                      13,744       4,182
Distributions payable on preferred securities                                       4,809       4,801
Other                                                                              16,769      20,430
                                                                                  -------     -------
TOTAL LIABILITIES                                                                 372,442     312,930
                                                                                  -------     -------
Minority interest:
Preferred Securities                                                              135,000     135,000
                                                                                  -------     -------
Stockholders' equity:
  Common stock, no par value, 100,000,000 shares authorized,
    10,385,399 and 10,451,667 shares issued and outstanding
    in 1998 and 1997, respectively                                                 38,136      39,019
  Additional paid-in capital                                                        5,851       5,925
  Unrealized gain on investments, net of deferred tax of
    $680 in 1998 and $1,008 in 1997                                                 1,261       1,908
  Retained earnings                                                                16,747      31,511
                                                                                  -------     -------
TOTAL STOCKHOLDERS' EQUITY                                                         61,995      78,363
                                                                                  -------     -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                       $569,437    $526,293
                                                                                  =======     =======

The accompanying notes are an integral part of the consolidated financial statements.
                                       19

CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 1998, 1997, and 1996
(in thousands, except per share data)
CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

                                             1998          1997          1996

Gross premiums written                     $553,190      $460,600      $305,499

Less ceded premiums                        (220,982)     (183,059)      (95,907)
                                            -------       -------       -------
NET PREMIUMS WRITTEN                       $332,208      $277,541      $209,592
                                            =======       =======       =======
NET PREMIUMS EARNED                        $324,923      $271,814      $191,759

Fee income                                   20,203        17,821         9,286

Net investment income                        12,373        11,447         6,733

Net realized capital gain (loss)              4,341         9,444        (1,015)
                                            -------       -------       -------
TOTAL REVENUES                              361,840       310,526       206,763
                                            -------       -------       -------
Expenses:

Losses and loss adjustment expenses         270,466       212,450       137,109

Policy acquisition and general and
  administrative expenses                    96,876        59,778        42,013

Interest expense                                163         3,158         3,527

Amortization of intangibles                   2,379         1,197           411
                                            -------       -------       -------
TOTAL EXPENSES                              369,884       276,583       183,060
                                            -------       -------       -------
EARNINGS (LOSS) BEFORE INCOME TAXES,
MINORITY INTEREST, AND EXTRAORDINARY ITEM    (8,044)       33,943        23,703

Income taxes:

Current income tax expense (benefit)         (1,706)       13,105         7,982

Deferred income tax expense (benefit)          (332)       (1,124)           64
                                            -------       -------       -------
TOTAL INCOME TAXES                           (2,038)       11,981         8,046
                                            -------       -------       -------
NET EARNINGS (LOSS) BEFORE MINORITY
INTEREST AND EXTRAORDINARY ITEM              (6,006)       21,962        15,657

Minority interest:

Earnings in consolidated subsidiary              --        (1,824)       (2,401)

Distributions on preferred securities,
net of tax                                   (8,411)       (3,120)           --
                                            -------       -------       -------
NET EARNINGS (LOSS) BEFORE EXTRAORDINARY
ITEM                                        (14,417)       17,018        13,256

Extraordinary item, net of tax                   --          (713)           --
                                            -------       -------       -------
NET EARNINGS (LOSS)                        $(14,417)      $16,305       $13,256
                                            =======       =======       =======
Weighted average shares outstanding -
Basic                                        10,402        10,450         7,537
                                             ======        ======        ======
Weighted average shares outstanding -
Fully Diluted                                10,708        10,699         7,537
                                             ======        ======        ======
Net earnings (loss) per share - Basic        $(1.39)        $1.56         $1.76
                                               ====          ====          ====
Net earnings (loss) per share - Fully
Diluted                                      $(1.39)        $1.52         $1.76
                                               ====          ====          ====

The accompanying notes are an integral part of the consolidated financial statements.
                                       20

CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 1998, 1997, and 1996 in thousands, except number of shares)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                        Shares            Total
                                                                        Common        Stockholders'    Retained
                                                                        Stock           Equity         Earnings

BALANCE AT JANUARY 1, 1996                                            7,000,000          $9,535          $5,450

Comprehensive income:
   Net earnings                                                              -           13,256          13,256
   Change in unrealized gains (losses) on securities                         -              865             --
                                                                                         ------
Comprehensive income                                                         -           14,121             --
                                                                                         ------
Sale of subsidiary stock                                                     -            2,775              -
Issuance of common stock                                              3,450,000          37,969              -
Dividend to parent                                                          --           (3,500)         (3,500)
                                                                     ----------          ------          ------
BALANCE AT DECEMBER 31, 1996                                         10,450,000          60,900          15,206
                                                                     ----------          ------          ------
Comprehensive income:
   Net earnings                                                              -           16,305          16,305
   Change in unrealized gains (losses) on securities                         -            1,088              -
                                                                                         ------
Comprehensive income                                                         -           17,393              -
                                                                                         ------
Adjustment of offering costs                                                 -               50              -
Exercise of stock options                                                 1,667              20              -
                                                                     ----------          ------          ------
BALANCE AT DECEMBER 31, 1997                                         10,451,667          78,363          31,511
                                                                     ----------          ------          ------
Comprehensive income:
   Net earnings (loss)                                                       -          (14,417)        (14,417)
   Change in unrealized gains (losses) on securities                         -             (647)            -
                                                                                         ------
Comprehensive income (loss)                                                  -          (15,064)            -
                                                                                         ------
Exercise of stock options                                                 4,332              37             -
Shares acquired                                                         (70,600)         (1,341)          (347)
                                                                     ----------          ------          ------
BALANCE AT DECEMBER 31, 1998                                         10,385,399         $61,995         $16,747
                                                                     ==========          ======          ======

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 1998, 1997, and 1996
(in thousands)
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    1998       1997       1996
Cash flows from operating activities:
Net earnings (loss)                                                              $(14,417)   $16,305    $13,256
Adjustments  to reconcile  net earnings  (loss) to net cash provided from operations:
  Minority interest                                                                    --      1,824      2,401
  Depreciation, amortization and other                                              5,901      5,136      2,194
  Deferred income tax expense (benefit)                                               326     (1,124)        64
  Net realized capital (gain) loss                                                 (4,341)    (9,444)     1,015
  Net changes in operating  assets and liabilities (net of assets acquired):
    Receivables                                                                    (8,690)   (27,050)   (22,673)
    Reinsurance recoverable on losses, net                                         18,610    (41,956)     5,842
    Prepaid reinsurance premiums                                                    5,434    (21,624)    (8,720)
    Federal income taxes recoverable (payable)                                    (11,167)    (1,186)    (1,270)
    Deferred policy acquisition costs                                              (5,592)     2,060     (2,496)
    Other assets and liabilities                                                  (24,339)     4,999        (15)
    Losses and loss adjustment expenses                                            64,200     35,053     (2,125)
    Unearned premiums                                                              (3,971)    27,350     24,508
    Reinsurance payables                                                           (6,626)    25,602     (1,978)
                                                                                   ------     ------     ------
NET CASH PROVIDED FROM OPERATIONS                                                  15,328     15,945     10,003
                                                                                   ------     ------     ------
Cash flow from investing activities net of assets acquired:
   Purchase of minority interest and subsidiaries                                  (3,000)   (61,000)   (66,590)
   Net sales (purchases) of short-term investments                                 (6,726)       694      8,026
   Proceeds from sales, calls and maturities of fixed maturities                  127,428    224,037     56,903
   Purchases of fixed maturities                                                 (147,428)  (263,560)   (73,503)
   Proceeds from sales of equity securities                                        65,916     34,475     19,796
   Purchase of equity securities                                                  (42,572)   (35,358)   (34,157)
   Net proceeds from (purchases) sales of other investments                            (3)       210        490
   Purchase of property and equipment                                              (9,265)    (5,662)    (3,734)
                                                                                   ------    -------     ------
NET CASH USED IN INVESTING ACTIVITIES                                             (15,650)  (106,164)   (92,769)
                                                                                   ------    -------     ------
Cash flow from financing activities net of assets acquired:
   Proceeds from issuance of preferred securities                                      --    129,947         --
   Proceeds from initial public offering, net of expenses                              --         --     37,969
   Net proceeds (payments) from line of credit                                      7,855      4,182     (5,811)
   Proceeds from/payments made on term debt                                            --    (48,000)    48,000
   Proceeds from consolidated subsidiary minority interest owner                       --      2,304     21,200
   Other investing activities                                                      (1,303)        20     (3,500)
   Loans from and (repayments to) related parties                                  (2,706)       (53)    (4,308)
                                                                                   ------     ------     ------
NET CASH PROVIDED FROM FINANCING ACTIVITIES                                         3,846     88,400     93,550
                                                                                   ------     ------     ------
Increase (decrease) in cash and cash equivalents                                    3,524     (1,819)    10,784

Cash and cash equivalents, beginning of year                                       11,276     13,095      2,311
                                                                                   ------     ------     ------
Cash and cash equivalents, end of year                                            $14,800    $11,276    $13,095
                                                                                   ======     ======     ======

The accompanying notes are an integral part of the consolidated financial statements.
                                       22

[HEADER]                                                  (Dollars in thousands)

SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------

1.   Nature of Operations and Significant Accounting Policies:

Symons International Group, Inc. (the "Company") is a 67% owned subsidiary of Goran Capital, Inc. (Goran). The Company is primarily involved in the sale of personal nonstandard automobile insurance and crop insurance. The Company's products are marketed through independent agents and brokers and is licensed in 35 states, primarily in the Midwest and Southern United States.

The following is a description of the significant accounting policies and practices employed:

a. Basis of Presentation: The consolidated financial statements include the accounts, after intercompany eliminations, of the Company and its wholly-owned subsidiaries as follows:

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

   IGF Insurance Company (IGF)-an insurance company domiciled in Indiana;

   North American Crop Underwriters (NACU) - a managing general agency with exclusive focus on crop insurance.

On January 31, 1996, the Company entered into an agreement with GS Capital Partners II, L.P. (Goldman Funds) to create a company, GGSH, to be owned 52% by the Company and 48% by Goldman Funds. GGSH created GGS, a management company for the nonstandard automobile operations which include Pafco and the Superior entities. (See Note 2.)

On April 30, 1996, GGSH acquired the Superior entities through a purchase business combination. The Company's Consolidated Statement of Earnings for the year ended December 31, 1996 includes the results of operations of the Superior entities subsequent to April 30, 1996. (See Note 2.)

On August 12, 1997, the Company acquired the 48% minority interest in GGSH from Goldman Funds through a purchase business combination. (See Note 2.)

On July 8, 1998, the Company acquired NACU through a purchase business combination. The Company's Consolidated Statement of Earnings for the year ended December 31, 1998 includes the results of operations of NACU subsequent to July 8, 1998. (See Note 2.)

b. Use of Estimates: The preparation of financial statements requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known which could impact the amounts reported and disclosed herein.

c. Premiums: Premiums are recognized as income ratably over the life of the related policies and are stated net of ceded premiums. Unearned premiums are computed on the semimonthly pro rata basis.

[HEADER]                                                  (Dollars in thousands)

d. Investments: Investments are presented on the following basis:

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

e. Cash and Cash Equivalents: For purposes of the statement of cash flows, the Company includes in cash and cash equivalents all cash on hand and demand deposits with original maturities of three months or less.

f. Deferred Policy Acquisition Costs: Deferred policy acquisition costs are comprised of agents' commissions, premium taxes and certain other costs which are related directly to the acquisition of new and renewal business, net of expense allowances received in connection with reinsurance ceded, which have been accounted for as a reduction of the related policy acquisition costs and are deferred and amortized accordingly. These costs are deferred and amortized over the terms of the policies to which they relate. Acquisition costs that exceed estimated losses and loss adjustment expenses and maintenance costs are charged to expense in the period in which those excess costs are determined.

g. Property and Equipment: Property and equipment are recorded at cost. Depreciation for buildings is based on the straight-line method over 31.5 years and the straight-line method for other property and equipment over their estimated useful lives ranging from five to seven years. Asset and accumulated depreciation accounts are relieved for dispositions, with resulting gains or losses reflected in net income.

h. Intangible Assets: Intangible assets consists primarily of goodwill, debt acquisition costs, and organization costs. Goodwill is amortized over a 25-year period on a straight-line basis based upon management's estimate of the expected benefit period. Deferred debt acquisition costs are amortized over the term of the debt. Organization costs are amortized over five years.

i. Losses and Loss Adjustment Expenses: Reserves for losses and loss adjustment expenses include estimates for reported unpaid losses and loss adjustment expenses and for estimated losses incurred but not reported. These reserves have not been discounted. The Company's loss and loss adjustment expense reserves include an aggregate stop-loss program. The Company retains an independent actuarial firm to estimate reserves. Reserves are established using individual case-basis valuations and statistical analysis as claims are reported. Those estimates are subject to the effects of trends in loss severity and frequency. While management believes the reserves are adequate, the provisions for losses and loss adjustment expenses are necessarily based on estimates and are subject to considerable variability. Changes in the estimated reserves are charged or credited to operations as additional information on the estimated amount of a claim becomes known during the course of its settlement. The reserves for losses and loss adjustment expenses are reported net of the receivables for salvage and subrogation of approximately $9,927 and $8,099 at December 31, 1998 and 1997, respectively.

j. Preferred Securities: Preferred securities represent Company-obligated mandatorily redeemable securities of subsidiary holding solely parent debentures and are reported at their liquidation value under minority interest. Distributions on these securities are charged against consolidated earnings.

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

l. Reinsurance: Reinsurance premiums, commissions, expense reimbursements, and reserves related to reinsured business are accounted for on basis consistent with those used in accounting for the original policies and the terms of the reinsurance contracts.
Premiums ceded to other companies have been reported as a reduction of premium income.

m. Certain Accounting Policies for Crop Insurance Operations: In 1996, IGF instituted a policy of recognizing (i) 35% of its estimated Multi Peril Crop Insurance (MPCI) gross premiums written for each of the first and second quarters; (ii) commission expense at the applicable rate of MPCI gross premiums written recognized; and (iii) Buy-up Expense Reimbursement at a rate of 27%

[HEADER]                                                  (Dollars in thousands)

in 1998, 29% in 1997 and 31% in 1996 of MPCI gross premiums written recognized along with normal operating expenses incurred in connection with premium writings. In the third quarter, if a sufficient volume of policyholder acreage reports have been received and processed by IGF, IGF's policy is to recognize MPCI gross premiums written for the first nine months based on a reestimate which takes into account actual gross premiums processed. If an insufficient volume of policies has been processed, IGF's policy is to recognize in the third quarter 20% of its full year estimate of MPCI Gross Premiums Written, unless other circumstances require a different approach. The remaining amount of Gross Premiums Written is recognized in the fourth quarter, when all amounts are reconciled. IGF recognizes MPCI underwriting gain or loss during the first and second quarters, as well as the third quarter, reflecting IGF's best estimate of the amount of such gain or loss to be recognized for the full year, based on, among other things, historical results, plus a provision for adverse developments.

n. Accounting Changes: In 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS 130 requires companies to disclose comprehensive income in their financial statements. In addition to items included in net income, comprehensive income includes items currently charged or credited directly to stockholders' equity, such as the change in unrealized appreciation (depreciation) of securities. SFAS 131 established new standards for reporting operating segments, products and services, geographic areas and major customers. Segments are defined consistent with the basis management used internally to assess performance and allocate resources.

On March 4, 1998, the AICPA Accounting Standards Executive Committee issued Statement of Position No. 98-1 (SOP 98-1), "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 was issued to address diversity in practice regarding whether and under what conditions the costs of internal-use software should be capitalized. SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. The Company will adopt the new requirements of the SOP in 1999. Management has not completed its review of SOP 98-1, but does not anticipate that the adoption of this SOP will have significant effect on net earnings during 1999.

o. Earnings Per Share: The Company's basic earnings per share calculations are based upon the weighted average number of shares of common stock outstanding during each period, as restated for the 7,000-for-1 stock split. The weighted average shares outstanding in 1996 have been increased by 44,000 shares for the $3.5 million dividend paid to Goran from the proceeds of the Initial Public Offering, ("IPO") in accordance with generally accepted accounting principles. The fully diluted earnings per share for 1997 was computed using actual weighted average shares outstanding of 10,450,000 plus 249,000 assumed shares from stock option proceeds based upon the treasury stock method. Due to the net loss in 1998, fully diluted earnings per share is the same as basic earnings per share.

p. Reclassifications: Amounts from prior periods have been reclassified to conform to the 1998 presentation. Net earnings and stockholders' equity have not been affected by these reclassifications.

2.   Corporate Reorganization and Acquisitions:

In April 1996, Pafco contributed all of the outstanding shares of capital stock of IGF to IGF Holdings, a wholly-owned and newly formed subsidiary of Pafco, and the Board of Directors of IGF Holdings declared an $11,000 distribution to Pafco in the form of cash of $7,500 and a note payable of $3,500 (Pafco Note). IGFH borrowed the $7,500 portion of the distribution from a bank (IGFH Note). The notes were paid in full from the proceeds of the Offering. Immediately following the distribution, Pafco distributed all of the outstanding common stock of IGF Holdings to the Company, collectively referred to as the "IGF Reorganization".

On January 31, 1996, the Company entered into an agreement (the "Agreement") with GS Capital Partners II, L.P. to create GGSH, to be owned 52% by the Company and 48% by the Goldman Funds. In accordance with the Agreement, on April 30, 1996, the Company contributed certain fixed assets and Pafco with a combined book value, determined in accordance with generally accepted accounting principles, of $17,186, to GGSH. Goldman Funds contributed $21,200 to GGSH, in accordance with the Agreement. In return for the cash contribution of $21,200, Goldman Funds received a minority interest share in GGSH at the date of contribution of $18,425, resulting in a $2,775 increase to additional paid-in capital.

In connection with the above transactions, GGSH acquired (the "Acquisition") all of the outstanding shares of common stock of Superior Insurance Company and its wholly-owned subsidiaries, domiciled in Florida, (collectively referred to as "Superior") for cash of $66,590. In conjunction with the Acquisition, the Company's funding was through a senior bank facility of $48,000 and a cash contribution from Goldman Funds of $21,200.

[HEADER]                                                  (Dollars in thousands)

The acquisition of Superior was accounted for as a purchase and recorded as follows:

     Assets acquired                                               $163,605
     Liabilities assumed                                            100,566
                                                                    -------
     Net assets required                                             63,039
     Purchase price                                                  66,590
                                                                    -------
     Excess purchase price                                            3,551
     Less amounts allocated to deferred income
         taxes on unrealized gains on investments                     1,334
                                                                    -------
     Goodwill                                                      $  2,217
                                                                    =======

The Company's results from operations for the year ended December 31, 1996 include the results of Superior subsequent to April 30, 1996.

On August 12, 1997, the Company purchased the remaining minority interest in GGSH for $61 million in cash. The excess of the acquisition price over the minority interest liability aggregated approximately $36,045 and was assigned to goodwill as the fair market value of assets and liabilities approximated their carrying value.

In July 1998, IGFH acquired all of the outstanding shares of common stock of North American Crop Underwriters ("NACU"), a Henning, Minnesota based managing general agency which focuses exclusively on crop insurance. The acquisition price for NACU was $4,000 of which $3,000 was paid in cash and the remaining $1,000 payable July 1, 2001 without interest.

The acquisition of NACU was accounted for as a purchase and recorded as follows:

     Assets acquired                                                $21,035
     Liabilities assumed                                             19,705
                                                                     ------
     Net assets acquired                                              1,330
     Purchase price                                                   4,000
                                                                     ------
     Excess purchase price (goodwill)                               $ 2,670
                                                                     ======

The Company's results from operations for the year ended December 31, 1998 include the results of NACU subsequent to July 8, 1998.

3.   Public Offerings:

On November 5, 1996, the Company sold 3,000,000 shares at $12.50 per share in an initial public offering of common stock. An additional 450,000 shares were sold in December 1996 representing the exercise of the over allotment option. The Company generated net proceeds, after underwriter's discount and expenses, of $37,900 from the IPO. The proceeds were used to repay the IGFH Note and Pafco Note totaling $11,000, repay indebtedness to Goran and Granite Re of approximately $7,500, pay Goran a dividend of $3,500 and contribute capital to IGF of $9,000. The remainder was used for general corporate purposes. After completion of the IPO, Goran owned 67% of the total common stock outstanding.

Assuming  that  these  transactions,  described  in  Notes 2 and 3,  took  place
(including the IPO) at January 1, 1996, the pro forma effect of these transactions on the Company's Consolidated Statements of Earnings is as follows:

                                                                   1996
                                                                (unaudited)
     Revenues                                                     $250,848
                                                                   =======
     Net income                                                    $15,238
                                                                    ======
     Net income per common share                                     $1.42
                                                                      ====

Assuming that these transactions took place (including the IPO) at January 1, 1996 and that shares outstanding only included shares issued in connection with the IPO whose proceeds were used to repay indebtedness, the pro forma effect of these transactions on the Company's net income per common share is as follows:

                                                                   1996
                                                                (unaudited)
     Net income per common share                                   $1.86
                                                                    ====

                                       26

[HEADER]                                                  (Dollars in thousands)

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

4.   Investments:

Investments are summarized as follows:

                                                      Cost or                    Estimated
                                                     Amortized      Unrealized     Market
December 31, 1998                                      Cost      Gain      Loss    Value
Fixed Maturities:
U.S. Treasury securities and obligations
  of U.S. government corporations and agencies       $71,033   $1,956    $(174)   $72,815
Foreign governments                                       --       --       --         --
Obligations of states and political subdivisions       6,765       --     (115)     6,650
Corporate securities                                 110,657    1,579     (699)   111,537
                                                     -------    -----    -----    -------
TOTAL FIXED MATURITIES                               188,455    3,535     (988)   191,002
Equity securities                                     13,918      755   (1,409)    13,264
Short-term investments                                15,597       --       --     15,597
Mortgage loans                                         2,100       --       --      2,100
Other invested assets                                    890       --       --        890
                                                     -------    -----    -----    -------
TOTAL  INVESTMENTS                                  $220,960   $4,290  $(2,397)  $222,853
                                                     =======    =====    =====    =======


                                                      Cost or                    Estimated
                                                     Amortized      Unrealized     Market
December 31, 1997                                      Cost      Gain      Loss    Value
Fixed Maturities:
U.S. Treasury securities and obligations of
  of U.S. government corporations and agencies       $83,661     $910     $(48)   $84,523
Foreign governments                                      537       11       --        548
Obligations of states and political subdivisions       1,000       --       --      1,000
Corporate securities                                  82,628      746      (60)    83,314
                                                     -------    -----    -----    -------
TOTAL FIXED MATURITIES                               167,826    1,667     (108)   169,385
Equity securities                                     34,220    4,427   (3,105)    35,542
Short-term investments                                 8,871       --       --      8,871
Mortgage loans                                         2,220       --       --      2,220
Other invested assets                                    500       --       --        500
                                                     -------    -----    -----    -------
TOTAL  INVESTMENTS                                  $213,637   $6,094  $(3,213)  $216,518
                                                     =======    =====    =====    =======

At December 31, 1998, 92.8% of the Company's fixed maturities were considered investment grade by The Standard & Poors Corporation or Moody's Investor Services, Inc. Securities with quality ratings Baa and above are considered investment grade securities. In addition, the Company's investments in fixed maturities did not contain any significant geographic or industry concentration of credit risk.

[HEADER]                                                  (Dollars in thousands)

The amortized cost and estimated market value of fixed maturities at December 31, 1998, by contractual maturity, are shown in the table which follows. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty:

                                                                       Estimated
                                                            Amortized   Market
                                                               Cost     Value
Maturity:
Due in one year or less                                       $7,872     $7,937
Due after one year through five years                         49,631     50,099
Due after five years through ten years                        34,013     35,215
Due after ten years                                           22,838     23,034
Mortgage-backed securities                                    74,101     74,717
                                                             -------    -------
TOTAL                                                       $188,455   $191,002
                                                             =======    =======

Gains and losses realized on sales of investments are as follows:

                                                  1998        1997       1996

Proceeds from sales                             $194,514    $254,470    $76,699
Gross gains realized                              10,901      10,639      1,194
Gross losses realized                              6,560       1,195      2,209

Net investment income for the years ended December 31 are as follows:

                                                   1998        1997       1996

Fixed maturities                                 $11,034     $10,061     $5,714
Equity securities                                    551         305        756
Cash and short-term investments                    1,245       1,385        281
Mortgage loans                                       173         182        207
Other                                                 32         (39)        76
Total investment income                           13,035      11,894      7,034
Investment expenses                                 (662)       (447)      (301)
                                                  ------      ------      -----
Net investment income                            $12,373     $11,447     $6,733
                                                  ======      ======      =====

Investments with a market value of $14,950 and $24,067 (amortized cost of $14,726 and $23,913) as of December 31, 1998 and 1997, respectively, were on deposit in the United States and Canada. The deposits are required by various insurance departments and others to support licensing requirements and certain reinsurance contracts, respectively.

[HEADER]                                                  (Dollars in thousands)

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

                                                      1998      1997      1996

Balance, beginning of year                          $10,740   $12,800    $2,379

Deferred policy acquisition costs
purchased in the Superior acquisition                    --       --      7,925

Costs deferred during year                           53,658    57,155    27,657

Amortization during year                            (48,066)  (59,215)  (25,161)
                                                     ------    ------    ------
Balance, end of year                                $16,332   $10,740   $12,800
                                                     ======    ======    ======

6.   Property and Equipment:

Property and equipment at December 31 are summarized as follows:

                                             1998  Accumulated   1998     1997
                                             Cost  Depreciation   Net      Net

Land                                          $260      $--       $260     $226
Buildings                                    7,397     1,049     6,348    4,098
Office furniture and equipment               6,172     3,182     2,990    1,813
Automobiles                                     82        27        55        7
Computer equipment                          14,353     5,143     9,210    5,907
                                            ------     -----    ------   ------
Total                                      $28,264    $9,401   $18,863  $12,051
                                            ======     =====    ======   ======

Accumulated depreciation at December 31, 1997 was $5,409. Depreciation expense related to property and equipment for the years ended December 31, 1998, 1997 and 1996 were $3,109, $1,764 and $1,783, respectively.

7.   Intangible Assets:

Intangible assets at December 31 are as follows:

                                             1998  Accumulated   1998     1997
                                             Cost  Depreciation   Net      Net

Goodwill                                   $41,853    $2,521    $39,332  $37,514
Deferred debt costs                          5,131       242      4,889    5,054
Organization costs                           2,494       934      1,560    1,188
                                            ------     -----     ------   ------
                                           $49,478    $3,697    $45,781  $43,756
                                            ======     =====     ======   =====

Accumulated amortization at December 31, 1997 was $1,062. Amortization expense related to intangible assets for the years ended December 31, 1998, 1997 and 1996 was $2,379, $1,197 and $411, respectively.

[HEADER]                                                  (Dollars in thousands)

8.   Notes Payable:

At December 31, 1998, IGF maintained a revolving bank line of credit in the amount of $12,000. At December 31, 1998 and 1997, the outstanding balance was $12,000 and $4,182, respectively. Interest on this line of credit was at the New York prime rate (7.75% at December 31, 1998) minus 1% adjusted daily. Prior to December 31, 1997 this rate was adjusted to prime plus .25%. This line is collateralized by the crop-related uncollected premiums, reinsurance recoverable on paid losses, Federal Crop Insurance Corporation (FCIC) annual settlement, and a first lien on the real estate owned by IGF. The IGF Revolver contains certain covenants which (i) restricts IGF's ability to accumulate common stock; (ii) sets minimum standards for investments and policyholder surplus; and (iii) limits ratio of net written premiums to surplus. At December 31, 1998, IGF was in compliance with all covenants associated with the line or had received proper waivers.

The weighted average interest rate on the line of credit was 6.96%, 8.75% and 8.6% during 1998, 1997 and 1996, respectively.

Notes payable at December 31, 1998 also includes a $1,000,000 note due 2001 on the purchase of NACU at no interest. The balance of notes payable at December 31, 1998 includes three smaller notes (less than $300,000 each) assumed in the acquisition of NACU due 2002-2006 with periodic payments at interest rates ranging from 7% to 9.09%.

9.   Preferred Securities:

On August  12,  1997,  the  Company  issued  $135  million  in Trust  Originated
Preferred Securities ("Preferred Securities") at a rate of 9.5% paid semi-annually. These Preferred Securities were offered through a wholly-owned trust subsidiary of the Company and are backed by Senior Subordinated Notes to the Trust from the Company. These Preferred Securities were offered under Rule 144A of the SEC ("Preferred Securities Offering") and, pursuant to the Registration Rights Agreement executed at closing, the Company filed a Form S-4 Registration Statement with the SEC on September 16, 1997 to effect the Exchange Offer. The S-4 Registration Statement was declared effective on September 30, 1997 and the Exchange Offer successfully closed on October 31, 1997. The proceeds of the Preferred Securities Offering were used to repurchase the remaining minority interest in GGSH for $61 million, repay the balance of the term debt of $44.9 million and the Company expects to contribute the balance, after expenses, of approximately $24 million to the nonstandard automobile insurers of which $10.5 million was contributed in 1997. Expenses of the issue aggregated $5.1 million and are amortized over the term of the Preferred Securities (30 years). In the third quarter of 1997, the Company wrote off the remaining unamortized costs of the term debt of approximately $1.1 million pre-tax or approximately $0.07 per share which was recorded as an extraordinary item.

The Preferred Securities have a term of 30 years with semi-annual interest payments commencing February 15, 1998. The Preferred Securities may be redeemed in whole or in part after 10 years. The Preferred Security obligations of approximately $13 million per year is funded from the Company's nonstandard automobile management company and dividend capacity from the crop operations. The nonstandard auto funds are the result of management and billing fees in excess of operating costs.

For calendar 1998 and 1997, the coverage ratio of nonstandard automobile cash flows to Preferred Security costs was 2.1x and 2.2x, respectively. Coverage from the Company's crop operations entailed a dividend capacity of $13.4 million in 1998 that will reduce to approximately $3.1 million in 1999 as a result of the Company's operations and statutory limitations. The Company also has approximately $10 million in excess funds for debt service.

The Trust Indenture for the Preferred Securities contains certain preventative covenants. These covenants are based upon the Company's Consolidated Coverage Ratio of earnings before interest, taxes, depreciation and amortization (EBITDA) whereby if the Company's EBITDA falls below 2.5 times Consolidated Interest Expense (including Preferred Security distributions) for the most recent four quarters the following restrictions become effective:

  o The Company may not incur additional Indebtedness or guarantee additional Indebtedness.
  o The Company may not make certain Restricted Payments including loans or advances to affiliates, stock repurchases and a limitation on the amount of dividends is inforce.
  o The Company may not increase its level of Non-Investment Grade Securities defined as equities, mortgage loans, real estate, real estate loans and non-investment grade fixed income securities.

These restrictions currently apply as the Company's Consolidated Coverage Ratio was (.15x) in 1998, and will continue to apply until the Company's Consolidated Coverage Ratio is in compliance with the terms of the Trust Indenture. This does not represent a Default by the Company on the Preferred Securities. The Company is in compliance with these preventative covenants as of December 31, 1998.

[HEADER]                                                  (Dollars in thousands)

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

Proforma results for the Preferred Securities Offerings for 1996 would not be meaningful due to the Acquisition and IPO in 1996.

The pro forma results are not necessarily indicative of what actually would have occurred if these transactions had been in effect for the entire periods presented. In addition, they are not intended to be a projection of future results.

10.   Unpaid Losses and Loss Adjustment Expenses:

Activity in the liability for unpaid losses and loss adjustment expenses is summarized as follows:

                                                  1998        1997       1996

Balance at January 1                            $136,772    $101,719    $59,421
Less reinsurance recoverables                     51,104      29,459     37,798
                                                 -------     -------    -------
NET BALANCE AT JANUARY 1                          85,668      72,260     21,623
                                                 -------     -------    -------
Reserves acquired in connection with the
  Superior Acquisition                                --         --      44,423

Incurred related to:
  Current year                                   257,470     201,118    138,618
  Prior years                                     12,996      10,967     (1,509)
                                                 -------     -------    -------
TOTAL INCURRED                                   270,466     212,085    137,109
                                                 -------     -------    -------
Paid related to:
  Current year                                   167,171     138,111    102,713
  Prior years                                     62,361      60,566     28,182
                                                 -------     -------    -------
TOTAL PAID                                       229,532     198,677    130,895
                                                 -------     -------    -------
NET BALANCE AT DECEMBER 31                       126,602      85,668     72,260
Plus reinsurance recoverables                     74,370      51,104     29,459
                                                 -------     -------    -------
BALANCE AT DECEMBER 31                          $200,972    $136,772   $101,719
                                                 =======     =======    =======

Reserve  estimates  are  regularly  adjusted in  subsequent  reporting  periods, consistent with sound insurance reserving practices, as new facts and circumstances emerge which indicates a modification of the prior estimate is necessary. The adjustment, referred to as "reserve development," is inevitable given the complexities of the reserving process and is recorded in the statements of earnings in the period the need for the adjustments becomes apparent. The foregoing reconciliation indicates that deficient (redundant) reserve developments of $12,996, $10,967 and $(1,509) in the December 31, 1998, 1997 and 1996 loss and loss adjustment expense reserves, respectively, emerged in the following year. The higher than anticipated 1996 and 1997 deficient reserve development occurred primarily due to volatility in the historical trends for the nonstandard automobile business as a result of significant growth during 1996 and 1997. Reserve developments also result from lower or higher than anticipated losses resulting from a change in settlement costs relating to those estimates.

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

[HEADER]                                                  (Dollars in thousands)

exposure on both known and unasserted claims. The effects of changes in settlement costs, inflation, growth and other factors have all been considered in establishing the current year reserve for unpaid losses and loss adjustment expenses.

11.   Income Taxes:

The Company files a consolidated federal income tax return with its wholly-owned subsidiaries. GGSH filed a short-period consolidated tax return with its wholly-owned subsidiaries through July 31, 1997. In 1998, the Company shall file a consolidated federal income tax return which includes GGSH. Intercompany tax sharing agreements between the Company and its wholly-owned subsidiaries provide that income taxes will be allocated based upon separate return calculations in accordance with the Internal Revenue Code of 1986, as amended. Intercompany tax payments are remitted at such times as estimated taxes would be required to be made to the Internal Revenue Service.

A reconciliation of the differences between federal tax computed by applying the federal statutory rate of 35% to income before income taxes and the income tax provision is as follows:

                                                      1998       1997     1996

Computed income taxes at statutory rate             $(2,815)   $11,880   $8,296
Dividends received deduction                           (130)       (78)    (158)
Goodwill                                                621        229       --
Other                                                   286        (50)     (92)
                                                      -----     ------    -----
INCOME TAX EXPENSE (BENEFIT)                        $(2,038)   $11,981   $8,046
                                                      =====     ======    =====

The net deferred tax asset at December 31, 1998 and 1997 is comprised of the following:

                                                      1998       1997

Deferred tax assets:
  Unpaid losses and loss adjustment expenses         $3,353     $2,974
  Unearned premiums and prepaid reinsurance           5,972      5,462
  Allowance for doubtful accounts                     1,118        698
  Net operating loss carryforwards                      233        233
  Other                                               1,468        242
                                                     ------      -----
DEFERRED TAX ASSET                                   12,144      9,609
                                                     ------      -----
Deferred tax liabilities:
  Deferred policy acquisition costs                  (5,716)    (3,759)
  Unrealized gains on investments                      (680)    (1,008)
  Other                                                (602)      (120)
                                                      -----      -----
DEFERRED TAX LIABILITY                               (6,998)    (4,887)
                                                      -----      -----
NET DEFERRED TAX ASSET                               $5,146     $4,722
                                                      =====      =====

The Company is required to establish a "valuation allowance" for any portion of its deferred tax assets which is unlikely to be realized. No valuation allowance has been established as of December 31, 1998 and 1997 since management believes it is more likely than not that the Company will realize the benefit of its deferred tax assets through utilization of such amounts under the carryback rules and through future taxable income.

[HEADER]                                                  (Dollars in thousands)

As of December 31, 1998, the Company has unused net operating loss carryovers available as follows:

Years ending not later than December 31:
   2000                                                $541
   2002                                                 126
                                                        ---
   TOTAL                                               $667
                                                        ===

Federal income tax filings attributed to the Company have been examined by the Internal Revenue Service through 1996.

12.   Leases:

The Company has certain commitments under long-term operating leases for a branch office and sales offices for Superior Insurance Company. Rental expense under these commitments was $2,939 in 1998 and $1,176 for 1997. Future minimum lease payments required under these noncancellable operating leases are as follows:

   1999                                                 $3,087
   2000                                                  1,522
   2001                                                  1,291
   2002                                                  1,099
   2003 and thereafter                                     284
                                                         -----
   TOTAL                                                $7,283
                                                         =====

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

Approximately 54.6% of amounts recoverable from reinsurers are with the FCIC, a branch of the federal government. Another 34.8% of recoverable amounts are with Granite Re Insurance Company Ltd. ("Granite Re"), an affiliated foreign corporation which has not applied for an A.M. Best rating, related primarily to commercial business which is ceded 100% to Granite Re, which are fully collateralized. An additional 1.6% of uncollateralized recoverable amounts are with companies which maintain an A.M. Best rating of at least A+. Company management believes amounts recoverable from reinsurers are collectible.

In the fourth quarter of 1998, the Company commuted its nonstandard automobile quota share reinsurance treaties with an unrelated party at no gain or loss and completely absolved the reinsurer of all future liabilities.

[HEADER]                                                  (Dollars in thousands)

On March 2, 1998, the Company announced that it had signed an agreement with CNA to assume its multi-peril and crop hail operations. CNA wrote approximately $80 million of multi-peril and crop hail insurance business in 1997. The Company will reinsure a small portion of the Company's total crop book of business (approximately 22% MPCI and 15% crop hail) to CNA. Starting in the year 2000, assuming no event of change in control as defined in the agreement, the Company can purchase the reinsurance from CNA through a call provision or CNA can require the Company to buy the premiums reinsured to CNA. Regardless of the method of takeout of CNA, CNA must not compete in MPCI or crop hail for a period of time. There was no purchase price. The formula for the buyout in the year 2000 is based on a multiple of average pre-tax earnings that CNA received from reinsuring the Company's book of business.

Reinsurance activity for 1998, 1997 and 1996, which includes reinsurance with related parties, is summarized as follows:

                 1998                              Direct   Assumed     Ceded      Net

Premiums Written                                 $425,526  $127,664  $(220,982)  $332,208
Premiums Earned                                   426,817   125,045   (226,938)   324,923
Incurred losses and loss adjustment expenses      402,093   127,970   (259,597)   270,466
Commission expenses (income)                       65,652    28,900    (85,081)     9,471

                 1997
Premiums Written                                 $430,002   $30,598  $(183,059)  $277,541
Premiums Earned                                   400,081    33,209   (161,476)   271,814
Incurred losses and loss adjustment expenses      290,712    35,034   (113,296)   212,450
Commission expenses (income)                       59,951     7,461    (77,898)   (10,486)

                 1996
Premiums Written                                 $298,596    $6,903   $(95,907)  $209,592
Premiums Earned                                   279,061     6,903    (94,205)   191,759
Incurred losses and loss adjustment expenses      223,879     4,260    (91,030)   137,109
Commission expenses (income)                       44,879     3,663    (46,716)     1,826


Amounts recoverable from reinsurers relating to unpaid losses and loss adjustment expenses were $74,370 and $51,104, as of December 31, 1998 and 1997, respectively. These amounts are reported gross of the related reserves for unpaid losses and loss adjustment expenses in the accompanying Consolidated Balance Sheets.

14.   Related Parties:

The Company and its subsidiaries have entered into transactions with various related parties including transactions with Goran, and its affiliates, Granite Insurance Company (Granite) and Granite Re, Goran's subsidiaries.

The following balances were outstanding at December 31:

                                                                1998    1997
Investments in and advances to related parties:
  Nonredeemable, nonvoting preferred stock of Granite           $702    $702
  Due from directors and officers                              1,443     110
  Other receivables from related parties                       1,400      27
                                                               -----     ---
                                                              $3,545    $839
                                                               =====     ===

                                       34

[HEADER]                                                  (Dollars in thousands)


The following transactions occurred with related parties in the years ended December 31:

                                                       1998      1997      1996

Management fees charged by Goran                         $--       $--     $139
Reinsurance under various treaties, net:
  Ceded premiums earned                               21,439    13,537    5,463
  Ceded losses and loss adjustment expenses
    incurred                                          14,069    11,876    5,168
  Ceded commissions                                    4,048     3,523    2,620
Consulting fees charged by various related parties     3,134     1,150      872
Interest charged by Goran                                 --        --      196
Interest charged by Granite Re                            --        --      385

In February 1998, GGS Management loaned Granite Re $3,199 payable in February 2002 with interest due semiannually at 6.8% to be used as collateral for reinsurance transactions. At December 31, 1998, the amount outstanding on this loan was $1,302. The amounts due from officers and directors is composed substantially of interest bearing loans with definitive principal repayment schedules. The Company paid $2,832,000, $1,034,000 and $692,000 in 1998, 1997 and 1996, respectively, for consulting and other services relative to the conversion to the Company's new non-standard automobile operating system. The Company has capitalized these costs as part of its new non-standard automobile operating system. Approximately 90% of these payments are for services provided by consultants and vendors unrelated to the Company. Stargate Solutions ("Stargate") manages the work of each unrelated consultants and vendors and, as compensation for such work, has retained approximately 10% of the payments referred to above in return for management services provided. During 1998, Stargate was owned generally by certain directors of the Company and a relative of those directors. Also included in consulting fees to related parties is $270 and $86 in 1998 and 1997, respectively, for payments to Onex, Inc., an officer of whom is on the Company's Board of Directors, for employment related matters.

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

16.   Regulatory Matters:

Pafco and IGF, domiciled in Indiana, prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by the Indiana Department of Insurance (IDOI). Statutory requirements place limitations on the amount of funds which can be remitted to the Company from Pafco and IGF. The Indiana statute allows 10% of surplus as regard to policyholders or 100% of net income, whichever is greater, to be paid as dividends only from earned surplus. The Superior entities, domiciled in Florida, prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by the Florida Department of Insurance (FDOI). In the consent order approving the Acquisition, the Florida Department has prohibited Superior from paying any dividends for four years without the prior written approval of the Florida Department. Prescribed statutory accounting practices include a variety of publications of the NAIC, as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed.

IGF received written approval through March 31, 1999 from the IDOI to reflect its business transacted with the FCIC as a 100% cession with any net underwriting results recognized in ceding commissions for statutory accounting purposes, which differs from prescribed statutory accounting practices. As of December 31, 1998, that permitted transaction had no effect on statutory surplus or net income. The underwriting profit results of the FCIC business, net of reinsurance of $19,763, $26,589 and $12,277, are netted with policy acquisition and general and administrative expenses for the years ended December 31, 1998, 1997 and 1996, respectively, in the accompanying Consolidated Statements of Earnings.

The NAIC is considering the adoption of a recommended statutory accounting standard for crop insurers, the impact of which

[HEADER]                                                  (Dollars in thousands)

is uncertain since several methodologies are currently being examined. Although the Indiana Department has permitted the Company to continue for its statutory financial statements through March 31, 1999 its practice of recording its MPCI business as 100% ceded to the FCIC with net underwriting results recognized in ceding commissions, the Indiana Department has indicated that in the future it will require the Company to adopt the MPCI accounting practices recommended by the NAIC or any similar practice adopted by the Indiana Department. Since such a standard would be adopted industry-wide for crop insurers, the Company would also be required to conform its future GAAP financial statements to reflect the new MPCI statutory accounting methodology and to restate all historical GAAP financial statements consistently with this methodology for comparability. The Company cannot predict what accounting methodology will eventually be implemented or when the Company will be required to adopt such methodology. The Company anticipates that any such new crop accounting methodology will not affect GAAP net earnings.

Net income (loss) of the insurance subsidiaries, as determined in accordance with statutory accounting practices (SAP), was $(21,459), $7,702 and $19,251 for 1998, 1997 and 1996, respectively. Consolidated statutory capital and surplus for the insurance subsidiaries was $105,080 and $127,879 at December 31, 1998 and 1997, respectively.

As of December 31, 1998, IGF and the Superior entities had risk-based capital ratios that were in excess of the minimum requirements. Pafco's risk-based capital ratio was 186% or $1.2 million less than the Company Active Level. Pafco has filed its plan of corrective action with the IDOI.

In 1998, the National Association of Insurance Commissioners (NAIC) adopted the Codification of Statutory Accounting Principles guidance, which will replace the current Accounting Practices and Procedures manual as the NAIC's primary guidance on statutory accounting. The NAIC is now considering amendments to the Codification guidance that would also be effective upon implementation. The NAIC has recommended an effective date of January 1, 2001. The Codification provides guidance for areas where statutory accounting has been silent and changes current statutory accounting in some areas.

It is not known whether the Indiana and Florida Insurance Departments will adopt the Codification, and whether the Departments will make any changes to the guidance. The Company has not estimated the potential effect of the Codification guidance if adopted by the Departments. However, the actual effect of adoption could differ as changes are made to the Codification guidance, prior to its recommended effective date of January 1, 2001.

17.   Commitments and Contingencies:

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

As part of the agreement by the Company to assume the multi-peril and crop operations of CNA, the Company agreed to reimburse CNA for certain direct overhead costs incurred by CNA during the first quarter of 1998 before the Company assumed the book of business. CNA has requested reimbursement of $2.0 million in expenses which the Company believes should only be $1.1 million. Negotiations are in process to settle this reimbursement. The Company fully expects the ultimate settlement will approximate $1.1 million and has therefore, accrued this amount in its consolidated financial statements. In the unforeseen event the ultimate settlement is greater than $1.1 million, the Company will accrue the full additional amount at that time.

The California Department of Insurance (CDOI) has advised the Company that they are reviewing a possible assessment which could total $3 million. The Company does not believe it will owe anything for this possible assessment. This possible assessment relates to the charging of brokers fees to policyholders by independent agents who have placed business for one of the Company's nonstandard automobile carriers, Superior Insurance Company. The CDOI has indicated that such broker fees charged by the independent agent to the policyholder were improper and has requested reimbursement to the policyholders by Superior Insurance Company. The Company did not receive any of these broker fees. As the ultimate outcome of this potential assessment is not deemed probable the Company has not accrued any amount in its consolidated financial statements. Although the assessment has not been formally made by the CDOI at this time, the Company believes it will prevail and will vigorously defend any potential assessment.

The Company began writing a new crop insurance product in 1998, AgPI(R), which provides business interruption coverage to

[HEADER]                                                  (Dollars in thousands)

agricultural product processors. At December 31, 1998 certain coverages exist, the results of which will not be fully known until the second quarter of 1999. The Company fully believes it has sufficient reserves at December 31, 1998; however, ultimate results could vary materially.

At December 31, 1998, the Company provided an allowance of $3.2 million associated with discrepancies identified in connection with the processing of premiums from the assumption of the CNA business and the related premiums receivable balance. The Company has been unable to resolve these discrepancies and has fully provided for this amount as the Company continues its investigation. Ultimate resolution of this matter may result in a change in the $3.2 million allowance.

An assertion has been made in Florida alleging that service charges or finance charges are in violation of Florida law. The plaintiff is attempting to obtain a class certification in this action. The Company believes that it has substantially complied with the premium financing statue and intends to vigorously defend any potential loss. The ultimate outcome is uncertain.

18.   Supplemental Cash Flow Information:

Cash paid for interest and income taxes are summarized as follows:

                                                       1998    1997     1996
Cash paid for interest                                 $260   $3,467   $5,178
Cash paid for federal income taxes, net of refunds    5,351   11,670    9,825

During 1996, the Company contributed the stock of Pafco and certain assets of the Company totaling $17,186 to GGSH in exchange for a 52% ownership interest in GGSH. In addition, Goldman Funds received a minority interest share of $18,425 in GGSH for its $21,200 contribution, resulting in a $2,775 increase to additional paid-in capital from the sale of Pafco common stock and certain assets.

19.   Disclosures About Fair Values of Financial Instruments:

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

b. Mortgage Loan: The estimated fair value of the mortgage loan was established using a discounted cash flow method based on credit rating, maturity and future income when compared to the expected yield for mortgages having similar characteristics. The estimated fair value of the mortgage loan was $2,036 at December 31, 1998.

c. Short-term Investments, and Cash and Cash Equivalents: The carrying value for assets classified as short-term investments, and cash and cash equivalents in the accompanying Consolidated Balance Sheets approximates their fair value.

d. Short-term Debt: The carrying value for short-term debt approximates fair value.

e. Preferred Securities: The December 31, 1998 market value of the Preferred Securities was $113,400 based on quoted market prices.

[HEADER]                                                  (Dollars in thousands)

20.   Segment Information:

In 1998, the Company adopted FAS 131, "Disclosures About Segments of an Enterprise and Related Information." The prior year's segment data has been restated to present the Company's operating segments in accordance with the requirement of FAS 131.

The Company has two reportable segments based on products: Nonstandard automobile insurance and Crop insurance. The Nonstandard automobile segment offers personal nonstandard automobile insurance coverages through a network of independent general agencies. The Crop segment writes MPCI and crop hail insurance through independent agencies with its primary concentration in the Midwest. The accounting policies of the segments are the same as those described in "Nature of Operations and Significant Accounting Policies." There are no significant intersegment transactions. The Company evaluates performance and allocates resources to the segments based on profit or loss from operations before income taxes.

The following is a summary of the Company's segment data and a reconciliation of the segment data to the Consolidated Financial Statements. The "Corporate and Other" includes operations not directly related to the reportable business segments and unallocated corporate items (i.e., corporate investment income, interest expense on corporate debt and unallocated overhead expenses). Segment assets are those assets in the Company's operations in each segment. "Corporate and Other" assets are principally cash, short-term investments, related-party assets, intangible assets, and property and equipment.

                                                     Nonstandard               Segment     Corporate  Consolidated
Year ended December 31, 1998                            Auto         Crop      Totals      and Other     Totals
                                                        ----         ----      ------      ---------     ------
Premiums earned                                     $264,022      $60,901    $324,923        $-       $324,923
Fee income                                            16,431        3,772      20,203         -         20,203
Net investment income                                 11,958          275      12,233         140       12,373
Net realized capital gain                              4,124          217       4,341         -          4,341
                                                     -------       ------     -------       -----      -------
Total revenue                                        296,535       65,165     361,700         140      361,840
                                                     -------       ------     -------       -----      -------
Loss and loss adjustment expenses                    217,916       52,550     270,466         -        270,466
Operating expenses                                    73,346       21,906      95,252       1,624       96,876
Amortization of intangibles                            -              339         339       2,040        2,379
Interest expense                                       -              163         163         -            163
                                                     -------       ------     -------       -----      -------
Total expenses                                       291,262       74,958     366,220       3,664      369,884
                                                     -------       ------     -------       -----      -------
Earnings (loss) before income taxes, minority
   interest and extraordinary item                  $  5,273      $(9,793)    $(4,520)    $(3,524)     $(8,044)
                                                     =======      =======     =======      ======      =======
Segment assets                                      $376,831     $143,434    $520,265     $49,172     $569,437
                                                     =======      =======     =======      ======      =======

                                                     Nonstandard               Segment     Corporate  Consolidated
Year ended December 31, 1997                            Auto         Crop      Totals      and Other     Totals
                                                        ----         ----      ------      ---------     ------
Premiums earned                                     $251,020      $20,794    $271,814      $  -       $271,814
Fee income                                            15,515        2,276      17,791          30       17,821
Net investment income                                 10,969          191      11,160         287       11,447
Net realized capital gain                              9,462          (18)      9,444         -          9,444
                                                     -------       ------     -------      ------      -------
Total revenue                                        286,966       23,243     310,209         317      310,526
                                                     -------       ------     -------      ------      -------
Loss and loss adjustment expenses                    195,900       16,550     212,450         -        212,450
Operating expenses                                    72,463      (14,404)     58,059       1,719       59,778
Amortization of intangibles                              -              2           2       1,195        1,197
Interest expense                                         -            233         233       2,925        3,158
                                                     -------       ------     -------       -----      -------
Total expenses                                       268,363        2,381     270,744       5,839      276,583
                                                     -------       ------     -------       -----      -------
Earnings before income taxes, minority
   interest and extraordinary item                   $18,603      $20,862     $39,465     $(5,522)     $33,943
                                                      ======       ======      ======       =====       ======
Extraordinary item, net of tax                          (713)          --        (713)         --         (713)
                                                         ===      =======         ===       =====          ===
Segment assets                                      $363,864     $119,660    $483,524     $46,351      $529,875
                                                     =======      =======     =======      ======       =======

[HEADER]                                                  (Dollars in thousands)

                                                     Nonstandard               Segment     Corporate  Consolidated
Year ended December 31, 1996                            Auto         Crop      Totals      and Other     Totals
                                                        ----         ----      ------      ---------     ------
Premiums earned                                     $168,746      $23,013    $191,759       $ -        $191,759
Fee income                                             7,578        1,672       9,250          36         9,286
Net investment income                                  6,489          181       6,670          63         6,733
Net realized capital gain                             (1,014)          (1)     (1,015)        -          (1,015)
                                                     -------       ------     -------       -----       -------
Total revenue                                        181,799       24,865     206,664          99       206,763
                                                     -------       ------     -------       -----       -------
Loss and loss adjustment expenses                    124,385       12,724     137,109         -         137,109
Operating expenses                                    46,796       (6,095)     40,701       1,312        42,013
Amortization of intangibles                              -             -           -          411           411
Interest expense                                         -            551         551       2,976         3,527
                                                     -------      -------     -------       -----       -------
Total expenses                                       171,181        7,180     178,361       4,699       183,060
                                                     -------      -------     -------       -----       -------
Earnings before income taxes, minority
   interest and extraordinary item                   $10,618      $17,685     $28,303     $(4,600)      $23,703
                                                      ======       ======      ======       =====        ======
Segment assets                                      $264,067      $73,443    $337,510      $7,169      $344,679
                                                     =======       ======     =======       =====       =======

21.   Stock Option Plans:

On November 1, 1996, the Company adopted the Symons International Group, Inc. 1996 Stock Option Plan (the "SIG Stock Option Plan"). The SIG Stock Option Plan provides the Company authority to grant nonqualified stock options and incentive stock options to officers and key employees of the Company and its subsidiaries and nonqualified stock options to nonemployee directors of the Company and Goran. Options have been granted at an exercise price equal to the fair market value of the Company's stock at date of grant. The options granted to the Company's Chairman (633,900 shares) vest and become exercisable in full on the first anniversary of the grant date. All of the remaining outstanding stock options vest and become exercisable in three equal installments on the first, second and third anniversaries of the date of grant. On October 14, 1998, all SIG options were repriced to $6.3125 per share.

Information regarding the SIG Stock Option Plan is summarized below:

                                                           1998                      1997                   1996
                                                           Weighted                  Weighted               Weighted
                                                           average                   average                average
                                                           exercise                  exercise               exercise
                                             Shares        price        Shares       price     Shares       price
Outstanding at the beginning of the year    1,000,000     $6.3125       830,000     $12.50          --       $--
Granted                                       478,000      6.3125       185,267      15.35     830,000      12.50
Exercised                                      (4,332)     6.3125        (1,667)     12.50          --        --
Forfeited                                     (15,835)     6.3125       (13,600)     12.50          --        --
                                            ---------                 ---------                -------
Outstanding at the end of the year          1,457,833     $6.3125     1,000,000     $13.03     830,000     $12.50
                                            =========                 =========                =======
Options exercisable at year end               760,289     $6.3125       521,578     $12.50
Available for future grant                     42,167                        --                170,000

The weighted average remaining life of the SIG options as of December 31, 1998 is 8.5 years.

The Board of Directors of GGSH adopted the GGS Management Holdings, Inc. Stock Option Plan (the "GGS Stock Option Plan"), effective April 30, 1996. The GGS Stock Option Plan authorizes the granting of nonqualified and incentive stock options to such officers and other key employees as may be designated by the Board of Directors of GGSH. Options granted under the GGS Stock Option Plan have a term of ten years and vest at a rate of 20% per year for the five years after the date of the grant. The exercise price of any options granted under the GGS Stock Option Plan shall be subject to the following formula: 50% of each grant of options having an exercise price determined by the Board of Directors of GGSH at its
                                       39

[HEADER]                                                  (Dollars in thousands)

discretion, with the remaining 50% of each grant of options subject to a compound annual increase in the exercise price of 10%, with a limitation on the exercise price escalation as such options vest.

Information regarding the GGS Stock Option Plan is summarized below:

                                                           1998                      1997                  1996
                                                           Weighted                  Weighted              Weighted
                                                           average                   average               average
                                                           exercise                  exercise              exercise
                                               Shares      price        Shares       price     Shares      price
Outstanding at the beginning of the year       54,022      $51.75        55,972     $51.75        $--        $--
Granted                                            --          --            --         --     55,972        51.75
Forfeited                                        (150)      51.75        (1,950)      51.75        --         --
                                               ------                    ------                ------
Outstanding at the end of the year             53,872      $51.75        54,022      $51.75    55,972       $51.75
                                               ======                    ======                ======
Options exercisable at year end                21,549                    10,804                    --
Available for future grant                     57,239                    57,089                55,139

                                                                Options                   Options
                                                    Weighted    outstanding               exercisable
                                                    average     weighted                  weighted
                                                    remaining   average                   average
                                        Number      life (in    exercise    Number        exercise
Range of exercise prices              outstanding   years       price       exercisable   price

$44.17-$53.45                           37,710       7.3        $46.13        21,549       $47.60
$58.79-$71.14                           16,162       7.3         64.87            --          --
                                        ------                                ------
                                        53,872                                21,549
                                        ======                                ======

The Company applies Accounting Principles Board Opinion No. 25, "Accounting of Stock Issued to Employees" and related interpretation in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for such plans. Had compensation cost been determined, based on the fair value at the grant dates for options granted under both the SIG Stock Option Plan and the GGS Stock Option Plan during 1998, 1997 and 1996 consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's pro forma net earnings and pro forma earnings per share for the years ended December 31, 1998, 1997 and 1996 would have been as follows:

(Dollars in thousands,                       1998         1998       1997         1997        1996         1996
except per share amounts)                  As Reported  Pro Form   As Reported  Pro Forma   As Reported  Pro Forma

Net earnings (loss)                        $(14,417)    $(16,352)   $16,305      $14,927     $13,256      $13,021

Basic earnings (loss) per share              $(1.39)      $(1.57)     $1.56        $1.43       $1.76        $1.73

Fully diluted earnings (loss) per share     $(1.39)       $(1.57)     $1.52        $1.38       $1.76        $1.73

[HEADER]                                                  (Dollars in thousands)

The fair value of each option grant used for purposes of estimating the pro forma amounts summarized above is estimated on the date of grant using the Black-Scholes option-price model with the weighted average assumptions shown in the following table:

                                               SIG            SIG           GGSH          SIG
                                            1998 Grants    1997 Grants   1996 Grants   1996 Grants

Risk-free interest rates                           5.4%        6.40%         6.41%        6.27%

Dividend yields                                      --          --           --            --

Volatility factors                                  0.41        0.39          --            0.40

Weighted average expected life                 3.2 years   3.3 years     5.0 years     3.1 years

Weighted average fair value per share              $5.73       $5.54         $5.90         $4.27

22.   Quarterly Financial Information (unaudited):

Quarterly financial information is as follows:

                                                                                                                   Quarters
                  1998             First    Second     Third     Fourth    Total

Gross written premiums            $178,396  $173,094   $97,353   $104,347  $553,190

Net earnings (loss)                  4,924     5,668   (13,326)   (11,683)  (14,417)

Basic earnings (loss) per share       0.47      0.55     (1.28)     (1.13)    (1.39)

Fully diluted earnings (loss) per
  share                               0.46      0.53     (1.28)     (1.13)    (1.39)

                   1997

Gross written premiums            $129,890   $149,175  $103,919   $77,616  $460,600

Net earnings                         5,909      3,677     6,013       706    16,305

Basic earnings per share              0.56       0.35      0.56      0.09      1.56

Fully diluted earnings per share      0.56       0.35      0.55      0.06      1.52

                   1996

Gross written premiums             $41,422   $105,528  $71,813    $86,736  $305,499

Net earnings                         1,586      2,718    4,589      4,363    13,256

Basic earnings per share              0.22       0.39     0.66       0.49      1.76

Fully diluted earnings per share      0.22       0.39     0.66       0.49      1.76

During the fourth quarters of 1998 and 1997, the Company increased reserves on its nonstandard automobile business by $6.9 million and $3.0 million for both current and prior accident years.

In the fourth quarter of 1998, the Company provided a $3.2 million reserve for potential processing errors in the crop business assumed from CNA. The Company also increased its reserves on AgPI(R) exposures by approximately $1.8 million. As is customary in the crop insurance industry, insurance company participants in the FCIC program receive more precise financial results from the FCIC in the fourth quarter based upon business written on spring-planted crops. On the basis of FCIC-supplied financial results, IGF recorded, in the fourth quarter, an additional underwriting gain (loss), net of reinsurance, on its FCIC business of $(3,506), $6,979 and $5,572 during 1998, 1997 and 1996, respectively.

FORWARD-LOOKING STATEMENTS

All statements, trend analyses, and other information contained in this Annual Report and elsewhere (such as in other filings by the Company or its affiliates with the Securities and Exchange Commission, press releases, presentations by the Company or its management or oral statements) relative to markets for the Company's products and/or trends in the Company's operations or financial results, as well as other statements including words such as "anticipate,"
"could," "feel(s)," "believe," "believes," "plan," "estimate," "expect," "should," "intend" and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, among other things: (i) general economic conditions, including prevailing interest rate levels and stock market performance; (ii) factors affecting the Company's crop operations such as weather-related events, final harvest results, commodity price levels, governmental program changes, new product acceptance and commission levels paid to agents; and (iii) factors affecting the Company's nonstandard automobile operations such as premium volume, levels of operating expenses as compared to premium volume, ultimate development of loss reserves and implementation of the Company's operating system. The Company desires to take advantage of the "safe harbor" afforded such statements under the Private Securities Litigation Reform Act of 1995 when they are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statements. Such cautionary statements which discuss certain risks associated with the Company's business are set forth under the heading "Forward-Looking Statements -- Safe Harbor Provisions" in Item 1 - Business in the Company's Annual Report on Form 10-K for the Year Ended December 31, 1998.

-------------------------------------------------------------------------------
MANAGEMENT RESPONSIBILITY
-------------------------------------------------------------------------------

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

The Company maintains systems of internal controls which are designed to provide reasonable assurance that accounting records are reliable and to safe-guard the Company's assets. The independent accounting firm of PricewaterhouseCoopers LLP has audited and reported on the Company's financial statements. Their opinion is based upon audits conducted by them in accordance that the consolidated financial statements are free of material misstatements.

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




/s/ Alan G. Symons
Chief Executive Officer
April 13, 1999

Board of Directors And Stockholders of Symons International Group, Inc.
  And Subsidiaries

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, changes in stockholders' equity and cash flows present fairly, in all material respects, the consolidated financial position of Symons International Group, Inc. and subsidiaries (the Company) at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity  with  generally  accepted  accounting  principles.  These  financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




/s/ PricewaterhouseCoopers LLP
Indianapolis, Indiana
April 13, 1999

Stockholder Information

Corporate Offices
Symons International Group, Inc.
4720 Kingsway Drive
Indianapolis, Indiana  46205
(317) 259-6300

Registrar and Transfer Agent
National City Bank
4100 West 150th Street
3rd Floor
Cleveland, Ohio  44135-1385

Independent Public Accountants
PricewaterhouseCoopers LLP
Indianapolis, Indiana

Annual Meeting of Stockholders
Wednesday, June 16, 1999
10:00 a.m.
Corporate Offices

Annual Report on Form 10-K
A copy of the Annual Report on Form 10-K for Symons International Group, Inc. for the year ended December 31, 1998, filed with the Securities and Exchange Commission, may be obtained, without charge, upon request to the individual and address noted under Shareholder Inquiries.

Market and Dividend Information
Symons International Group, Inc. effected its initial public offering on November 5, 1996. Symons International Group, Inc.'s common stock trades on the NASDAQ Stock Market's National Market under the symbol SIGC. The initial offering price of its shares of Common Stock was $12.50 per share.

                                     NASDAQ
                            1998                 1997
Quarter Ended          High      Low        High     Low

March 31              20.375    16.125     17.625   14.00

June 30                20.50    16.375     16.625   13.625

September 30           19.875   16.0       23.25    15.75

December 31           15.75      5.375     23.75    18.63


As of March 22, 1999, the Company had approximately 120 stockholders based on the number of holders of record and an estimate of the number of individual participants represented by securities position listings.

Symons International Group, Inc. did not declare or pay cash dividends on its common stock during the years ended December 31, 1998 and 1997. The Company does not plan to pay cash dividends on its common stock in order to retain earnings to support the growth of its business.

Shareholder Inquiries

Inquiries should be directed to:
Alan G. Symons
Chief Executive Officer
Symons International Group, Inc.
Tel:  (317) 259-6302
E-mail:  AGSymons@AOL.com

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

James G. Torrance, Q.C.
Partner Emeritus, Smith, Lyons
Barristers & Solicitors

David R. Doyle
Director and Vice President, Secretary and
Treasurer of ONEX, Inc.

Executive Officers

G. Gordon Symons                           Roger C. Sullivan Jr.
Chairman of the Board                      Executive Vice President
Symons International Group, Inc.           Superior Insurance Company

Alan G. Symons                             David L. Bates
Chief Executive Officer                    Vice President, General Counsel
Symons International Group, Inc.             and Secretary
                                           Symons International Group, Inc.

Douglas H. Symons                          Dennis G. Daggett
President and Chief Operating Officer      President and Chief Operating Officer
Symons International Group, Inc.           IGF Insurance Company

Gary P. Hutchcraft                         Thomas F. Gowdy
Vice President, Chief Financial Officer    Executive Vice President
  and Treasurer                            IGF Insurance Company
Symons International Group, Inc.

Carl F. Schnaufer                          James J. Lund
Vice President, Chief Information          Vice President, Chief Accounting
  Officer                                    Officer
Symons International Group, Inc.           Symons International Group, Inc.

Mark C. Gozdecki
Vice President, Marketing
GGS Management, Inc.

Company, Subsidiaries and Branch Offices

CORPORATE OFFICE

Symons International Group, Inc.
4720 Kingsway Drive
Indianapolis, Indiana  46205
Tel:  317-259-6300
Fax:  317-259-6395
Website:  SIGINS.com

SUBSIDIARIES AND BRANCHES                       IGF Southwest
Pafco General Insurance Company                 7914 Abbeville Avenue
4720 Kingsway Drive                             Lubbock, Texas  79424
Indianapolis, Indiana  46205                    Tel:  806-783-3010
Tel:  317-259-6300                              Fax:  806-783-3017
Fax:  317-259-6395
                                                IGF South
Superior Insurance Company                      101 Business Park Drive, Suite C
280 Interstate North Circle, N.W.               Jackson, Mississippi  39213
Atlanta, Georgia  30339                         Tel:  601-957-9780
Tel:  770-952-4885                              Fax:  601-957-9793
Fax:  770-988-8583
                                                IGF West
Superior Insurance Company                      1750 Bullard Avenue, Suite 106
3030 N. Rocky Point Drive                       Fresno, California  93710
Suite 770                                       Tel:  209-432-0196
Tampa, Florida  33607                           Fax:  209-432-0294
Tel:  813-281-2444
Fax:  813-287-8362                              IGF North
                                                161 South Main, Box 1090
Superior Insurance Company                      Stanley, North Dakota  58784
1745 West Orangewood Road                       Tel:  701-628-3536
Anaheim, California  92868                      Fax:  701-628-3537
Tel:  714-978-6811
Fax:  714-978-0353                              IGF Mid West
                                                6000 Grand Avenue
IGF Insurance Company                           Des Moines, Iowa  50312
Corporate Office                                Tel:  515-633-1000
6000 Grand Avenue                               Fax:  515-633-1012
Des Moines, Iowa  50312
Tel:  515-633-1000                              IGF - NACU
Fax:  515-633-1010                              Highway 210 West, Box 375
                                                Henning, Minnesota  56551
IGF Mid East                                    Tel:  218-583-4800
3900 Wood Duck Drive, Suite B                   Fax:  218-583-4852
Springfield, Illinois  62707
Tel:  217-726-2450
Fax:  217-726-2451

BACK PAGE

SIG Logo

SYMONS INTERNATIONAL GROUP, INC.

4720 Kingsway Drive
Indianapolis, Indiana  46205

Tel:  317-259-6300
Fax:  317-259-6395