Form 10-K, Exhibit 13
period 1999-12-31
SYMONS INTERNATIONAL GROUP INC
filed 2000-04-14
CIK 1013698

SIG LOGO

                               1999 Annual Report

                                     [Large SIG logo with three photos]
Corporate Profile

Symons International Group, Inc. owns niche insurance companies principally in the crop and nonstandard automobile insurance markets. IGF Insurance Company of Des Moines, Iowa is the fifth largest crop insurer in the United States. Superior Insurance Group is the twelfth largest provider of nonstandard automobile insurance in the United States. The crop segment markets and sells crop insurance and other fee based services to farmers. The nonstandard automobile division markets and sells insurance through the independent agency system to drivers who are unable to obtain coverage from insurers at standard or preferred rates. This market is the fastest growing segment of the personal lines market.

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
Stockholder Information
Board of Directors and Executive Officers
Subsidiary and Branch Offices


GRAPH                 1995       1996          1997        1998     1999
                    $124,634    $305,499    $460,600    $553,190    $473,687

Gross Premiums Written By Year

Financial Highlights
(in thousands, except per share data)
For the years ended December 31,

                                                     1999          1998         1997         1996          1995
                                                     ----          ----         ----         ----          ----
Gross premiums written                                $473,687     $553,190     $460,600     $305,499      $124,634
Net operating earnings (loss) (1)                     (80,620)    $(17,239)      $11,845      $13,916        $5,048
Net earnings (loss)                                   (80,816)    $(14,417)      $16,305      $13,256        $4,821
Basic operating earnings (loss) per share (1)          $(7.76)      $(1.66)        $1.11        $1.85         $0.72
Basic earnings (loss) per share                        $(7.78)      $(1.39)        $1.56        $1.76         $0.69
Stockholders' equity (3)                              (24,980)      $61,995      $78,363      $60,900        $9,535
Return on average equity                                   N/A      (20.5%)        21.9%        61.4%         69.9%
Book value per share                                    (2.41)        $5.97        $7.50        $5.83         $1.36
Market value per share (2)                               $1.44        $7.25       $19.22       $16.75           N/A
Weighted average outstanding shares-basic               10,385       10,402       10,450        7,537         7,000

1) Operating earnings and per share amounts exclude the after tax effects of realized capital gains and losses and any extraordinary items.
2)       The Company's shares were first publicly traded on November 5, 1996.
3) Return on average equity can not be calculated due to the accumulated deficit in shareholders' equity.

                                                             CORPORATE STRUCTURE
[graphic omitted]

                       Symons International Group, Inc.
                              Indianapolis, Indiana
                            Wholly-owned subsidiaries

                         -----------------------------------

                                     Superior Insurance Group Management, Inc.

                  |                                   |
           IGF Holdings,Inc.            Superior Insurance Group, Inc.

     |                       |             |                  |
North American Crop   IGF Insurance   PAFCO General    Superior Insurance
 Underwriters, Inc.         Company Insurance Company        Company

                                                             |
                                           Superior Guaranty   Superior American
                                           Insurance Company   Insurance Company

Chairman's Report to our Shareholders

On this Millennium New Year, I gathered with my family for a New Year's repast, strangely hopeful that it would see the beginning of a better business period for our companies and us. During the past two years we had concentrated money and time on extensive adjustments in our reporting and operational systems and in the past year accelerated our search for people who could add expertise and experience to the basic divisions of the Company, nonstandard auto and crop insurance.

Many of our problems stemmed from our active acquisition program, our premium income rising from $103 million in 1994 to $553 million in 1998. The integration of this business with its diverse data processing systems, has been an expensive and difficult experience, but I'm pleased to say we have made substantial improvements and I expect these modifications to show tangible benefits in the near future. These systems play an important role in the functionality of the Company and its subsidiaries but in addition can have a significant effect on the expense ratio of our insurance entities. I will not dwell further on this aspect of our operations, but those shareholders who have been active in business, know that it is impossible to survive without a compliant and functional EDP program.

Our shareholders know that we had significant losses in our Crop Operations in 1998 and 1999, the most devastating losses coming from a relatively new program called AgPI. This is a form of business interruption insurance designed initially to fill a coverage requirement for processors of crops such as grain dealers and companies that purchase the products grown by the farms. This business produced in 1998 approximately $7 million of premium and we have paid losses or established loss reserves against liabilities totaling approximately $35 million. The reserves are established by our staff, then reviewed by professional actuaries and our auditors. The business was issued on policies of a third-party insurance company licensed in California and elsewhere, and reinsured to us. A portion of the losses incurred resulted from the actions of certain independent brokers who sold policies to insureds who knew they had losses before they applied for the coverage. The issuing company settled certain losses over our objections, which calls into question whether we have an obligation to meet liabilities of this magnitude. All of this business and its resultant losses, whether reserved or paid, arose in 1998. However, the major increase in reserves took place in 1999 when the magnitude of the loss could finally be estimated. The losses are excessive by any standard, but regardless of our feelings on the quantum of the losses and practices employed to write this business, we have to pay some losses and reserve for others. The Company is pursuing all applicable recovery rights.

Unlike many other forms of insurance, crop insurance is a year-by-year thing. As the coverage is against losses occurring in the growing season, it has no "long tail" exposure and it is generally possible to determine the profit or loss to the insurers at the end of the term. We start with a clean sheet, so to speak, the exception being rare. There is cause for some optimism, concerning crop year 2000, for not only has there been upward movement in the price of the products we insure but farmers realize that the Federal Government program is the safety net to the farmer and bankers are demanding more coverage. These two factors will increase the premium volume and we have seen this in the number and value of the applications received to date. With the substance of our reinsurance program and our emphasis on increased fee income, we are optimistic about our results for the current year.

Fee income is earned from such programs as our Geo Ag, which uses global positioning satellites to grid map the farm and match with soil sampling for precision farming. Our agronomy-trained staff is proving to farmers the benefits of no-till techniques, to increase yields and stop soil run-off and air blown run-off. These techniques create carbon credits from the stalks remaining in the ground over the winter and we assist the farmers by marketing these credits to the power companies. We maintain a large staff of agronomists whose services are sold to the farmers on such matters as to the types of seed to plant for better results, the best fertilizer to use in certain areas of the farm, such information coming as a product of the GPS information we obtain on a specific piece of land.

In the past three years the nonstandard auto insurance market was overly competitive as the larger companies fought to increase their market share. The resultant poor underwriting results has eventuated a return to sounder underwriting principles in the past short while. Our problems in the auto division were two fold; excessive competition coupled with a rising expense ratio. One of our system providers went out of business and flaws in other systems inherited from acquisitions needed to be overhauled. At considerable expense this has been attended to and we look for a return to lower expense ratios which previously prevailed. Rates have been rising in most states as many companies have reduced their market share in an attempt to return to profitability, while other nonstandard companies have withdrawn from the business.

We inaugurated a program to find the best man available to head up our nonstandard business. We believe Gene Yerant who had an impressive record building Leader National Insurance Company, a nonstandard provider, is the right man for the job, and in January he assumed the Presidency of Superior Insurance Group. The Board has been impressed with the progress he has made in the relatively short time since he joined us. He has effected changes in key positions of senior personnel and has achieved a major improvement in the flow of business. The agents, several of them returning to the Company with business, have been most complimentary to these changes.

I believe we are returning to the position we maintained when results were profitable and that evidence of that should not be very distant.

It has been a hard haul for our staff as changes were implemented and I would like to express my gratitude to those who have remained with us through these changing times. I specifically wish to thank the Board members for their support as we tussled with these problems, and while we are not out of the woods yet, there is realistic cause for optimism.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
 Years Ended December 31,

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

OF SYMONS INTERNATIONAL GROUP, INC.

The selected consolidated financial data presented below is derived from the consolidated financial statements of the Company and its Subsidiaries and should be read in conjunction with the consolidated financial statements of the Company and the notes thereto, included elsewhere in this Report.

Consolidated Statement of Operations Data:
(in thousands, except per share amounts and ratios)

                                                          1999         1998          1997         1996         1995

Gross Premiums Written                                $473,687     $553,190      $460,000     $305,499     $124,634
Net Premiums Earned                                    263,334      324,923       271,814      191,759       49,641
Fee Income                                              15,641       20,203        17,821        9,286        2,170
Net Investment Income                                   12,535       12,373        11,447        6,733        1,173
NET EARNINGS (LOSS)                                   $(80,816)    $(14,417)      $16,305      $13,256       $4,821
                                                      =========    =========      =======      =======       ======
Per Common Share Data:
Basic Earnings (Loss) Before Extraordinary Item          $(7.78)      $(1.39)        $1.63        $1.76        $0.69
BASIC NET EARNINGS (LOSS)                                $(7.78)      $(1.39)        $1.56        $1.76        $0.69
Basic Weighted Average Shares Outstanding               10,385       10,402        10,450        7,537        7,000
GAAP Ratios:
Loss and LAE Ratio (1)                                    100.7%        83.2%         78.2%        71.5%        72.5%
Expense Ratio (2)                                          35.8%        29.8%         22.0%        24.0%        18.6%
COMBINED RATIO (3)                                        136.5%       113.0%        100.2%        95.5%        91.1%
Consolidated Balance Sheet Data:
Investments                                           $204,928     $222,853      $216,518     $168,137      $25,902
Total Assets                                           499,811      569,437       526,293      344,679      110,516
Losses and Loss Adjustment Expenses                    214,948      200,972       136,722      101,719       59,421
Total Long-term Debt or Preferred Securities           135,000      135,000       135,000       48,000       11,776
Total Shareholders Equity                              (24,980)      61,995        78,363       60,900        9,535
Book Value Per Share                                    $(2.41)       $5.97         $7.50        $5.83        $1.36

(1) Loss and LAE ratio: The ratio of loss and loss adjustment expenses incurred during the period, as a percentage of premiums earned.

(2)  Expense ratio: The ratio of policy acquisition, general and administrative expenses, as percentage of premiums earned.

(3)  Combined ratio: The sum of the loss and LAE ratio plus the expense ratio as a percentage of premiums earned.


                       [photograph of crop field and automobiles down left side]

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

All statements, trend analyses, and other information herein contained relative to markets for the Company's products and/or trends in the Company's operations or financial results, as well as other statements including words such as "anticipate," "could," "feel (s)," "believe," "believes," "plan," "estimate," "expect," "should," "intend," "will," and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks; uncertainties and other factors which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, among other things: (i) general economic conditions, including prevailing interest rate levels and stock market performance; (ii) factors affecting the Company's crop insurance operations such as weather-related events, final harvest results, commodity price levels, governmental program changes, new product acceptance and commission levels paid to agents; (iii) factors affecting the Company's nonstandard automobile operations such as premium volume; and (iv) the factors described in this section and elsewhere in this report.

Overview

Symons International Group, Inc. (the "Company") owns insurance companies which underwrite and market nonstandard private passenger automobile insurance and crop insurance. The Company's principal insurance company subsidiaries are Pafco General Insurance Company ("Pafco"), Superior Insurance Company ("Superior") and IGF Insurance Company ("IGF"). The Company is a 67.2% subsidiary of Goran Capital Inc. ("Goran").

Nonstandard  Automobile Insurance Operations

Pafco, Superior, Superior Guaranty Insurance Company ("Superior Guaranty"), and Superior American Insurance Company ("Superior American"), are engaged in the writing of insurance coverage for automobile physical damage and liability policies for nonstandard risks. Nonstandard risk insureds are those individuals who are unable to obtain insurance coverage through standard market carriers due to factors such as poor premium payment history, driving experience or violations, particular occupation or type of vehicle. The Company offers several different policies which are directed towards different classes of risk within the nonstandard market. Premium rates for nonstandard risks are higher than for standard risks. Since it can be viewed as a residual market, the size of the nonstandard private passenger automobile insurance market changes with the insurance environment and grows when the standard coverage becomes more restrictive. Nonstandard policies have relatively short policy periods and low limits of liability. Due to the low limits of coverage, the period of time that elapses between the occurrence and settlement of losses under nonstandard policies is shorter than many other types of insurance. Also, since the nonstandard automobile insurance business typically experiences lower rates of retention than standard automobile insurance, the number of new policyholders underwritten by nonstandard automobile insurance carriers each year is substantially greater than the number of new policyholders underwritten by standard carriers.

Crop Insurance Operations

General

The two principal components of the Company's crop insurance business are multiple-peril crop insurance (MPCI) and private named peril crop insurance, primarily crop hail insurance. Crop insurance is purchased by farmers to reduce the risk of crop loss from adverse weather and other uncontrollable events. Farms are subject to drought, floods and other natural disasters that can cause widespread crop losses and, in severe cases, force farmers out of business. Historically, one out of every twelve acres planted by farmers has not been harvested because of adverse weather or other natural disasters. Because many farmers rely on credit to finance their purchases of such agricultural inputs as seed, fertilizer, machinery and fuel, the loss of a crop to a natural disaster can reduce their ability to repay these loans and to find sources of funding for the following year's operating expenses.

The Company generates revenue like other private insurers participating in MPCI program in two ways. First, it markets, issues and administers policies, for which it receives administrative fees; and second, it participates in a profit-sharing arrangement with the federal government. However, the Company may also pay a portion of the aggregate loss, in respect of the business it writes, if the losses exceed certain levels. The Company writes MPCI and crop hail insurance through approximately 2,850 independent agencies in 46 states.

In addition to MPCI, the Company offers stand alone crop hail insurance, which insures growing crops against damage resulting from hail storms and involves no federal participation. The Company also offers a proprietary product which combines the application and underwriting process for MPCI and hail coverages - HailPlus(TM). This product tends to produce less volatile loss ratios than the stand alone product since the combined product generally insures a greater number of acres, thereby spreading the risk of damage over a larger insured area. Approximately 37% of the Company's hail policies are written in combination with MPCI. Although both crop hail and MPCI provide coverage against hail damage, the private crop hail coverages allow farmers to receive payments for hail damage which would not be severe enough to require a payment under an MPCI policy. The Company believes that offering crop hail insurance enables it to sell more policies than it otherwise would.

In addition to crop hail insurance, the Company also sells insurance against crop damage from other specific named perils. These products cover specific crops and are generally written on terms that are specific to the kind of crop and farming practice involved and the amount of actuarial data available. The Company plans to seek potential growth opportunities in this niche market by developing basic policies on a diverse number of named crops grown in a variety of geographic areas.

The Company has started three new business initiatives related to agriculture risk management: agronomy services, price risk management, and carbon emission reduction credits. Each will provide the opportunity to increase fee revenue. Fee revenue provides the Company with limited risk and high profit margins from its same base of operations and thus contributes to capital and surplus growth.

The Company, through its IGF subsidiary,  has launched additional pilot programs
- IGF Agronomics, IGF Price Risk Management, and Carbon Credits - aimed at generating fee income in addition to continuing its GeoAgPLUS services. IGF Agronomics is a new program where farmer-clients work hand-in-hand with IGF employed professional agronomists to maximize the producer's return by helping lower costs and increase yields. This is accomplished through the employment of best management practices ranging from tillage techniques to seed selection to fertilizer and pesticide application programs. Research shows that every dollar spent by farmers on agronomy services yields a multiple positive return per acre. IGF Price Risk Management is then designed to help farmers market their crop so as to generate a return sufficient to at least cover costs of production, if not generate a profit. Finally, IGF is established as a solicitor and accumulator of Carbon Emission Reduction Credits (CERC1s). CERCs are a tradable commodity sought by power companies and other industries with operations resulting in a net addition of carbon dioxide (CO2) to the atmosphere due to upcoming restrictions on such emissions imposed by regulators under international treaties. Certain agricultural practices, many already employed by American farmers, result in a net "sink" or actual reduction of emissions by avoidance or substitution (removing CO2) thereby generating CERCs. IGF has already participated in one large sale of CERCs and is awaiting Federal standards criteria for expanding this initiative.

Geo AgPLUS(TM) Services ("Geo Ag") provides to the farmer measuring, gridding, and soil sampling services combined with fertility maps and the software that is necessary to run their precision farming program. Grid soil sampling, when combined with precision farming technology, allows the farmer to apply the right amount of fertilization, thus balancing soil nutrients for a maximum crop yield. Precision farming technology increases the yield to the farmer, reduces the cost of unnecessary fertilization, and enhances the environment by reducing overflows of fertilization into the ecosystem. Geo AgPLUS(TM) is an IGF trademarked precision farming service operating through a division that is now marketing its fee based services to the farmer.

Seasonality

The crop insurance business is seasonal by geographic region; spring crops in northern and midwestern states, fall crops in southern states such as fruit and nuts, winter crops in coastal states such as California and summer cash crops grown in all states. The Company also insures long term crops such as timber and nurseries. While this seasonality is time specific for each crop, the associated tasks of sales and marketing primarily occur before each respective crop growing season. The customer support, applications and claims processing tasks are time and event driven within the mid to later part of the growing season; many times being finished after the growing season and harvest is completed. The bulk of the loss adjustment activities for the spring and fall crops occur between May and November. These same activities occur for winter crops, such as fruits, in January and February, and for cash crops throughout the year.

Throughout the year the Company provides to its customers services such as education, agronomy training, soil sampling, grid mapping for precision farming, insurance advice and loss adjusting.

Certain Accounting Policies for Crop Insurance Operations

MPCI is a government-sponsored program with accounting treatment which differs in certain respects from the more traditional property and casualty insurance lines. For income statement purposes under generally accepted accounting principles ("GAAP"), gross premiums written consist of the aggregate amount of MPCI premiums paid by farmers for buy-up coverage (MPCI coverage in excess of catastrophic ("CAT") coverage - the minimum available level of MPCI coverage), and any related federal premium subsidies, but do not include MPCI imputed premiums on CAT coverage. By contrast, net premiums written do not include any MPCI premiums or subsidies, all of which are deemed to be ceded to the Federal Crop Insurance Corporation (FCIC) as a reinsurer. The Company's profit or loss from its MPCI business is determined after the crop season ends on the basis of a complex profit sharing formula established by law and the FCIC under a Standard Reinsurance Agreement (SRA). For income statement purposes, any such profit or loss sharing earned or payable by the Company is treated as an adjustment to commission expense and is included in policy acquisition and general and administrative expenses.

The Company also receives from the FCIC (i) an expense reimbursement payment (made on the farmer's behalf) equal to a percentage of gross premiums written for each Buy-Up Coverage policy it writes and (ii) a loss adjustment expense ("LAE") reimbursement payment equal to a percentage of MPCI imputed premiums for each CAT coverage policy it writes. The Buy-Up Expense Reimbursement Payment was reduced in 1999 to 24.5%, from 27.0% in 1998 of the MPCI Premium on regular MPCI yield-based policies and 21.1% Crop Revenue Coverage (CRC) revenue-based policies. For generally accepted accounting principles income statement purposes, the Buy-Up Expense Reimbursement Payment is treated as a contribution to income and reflected as an offset against policy acquisition and general and administrative expenses. The CAT LAE Reimbursement Payment is, for income statement purposes, recorded as an offset against LAE, up to the actual amount of LAE incurred by the Company in respect of such policies. The remainder of the payment, if any, is recorded as Other Income.

In June 1998, the United States Congress passed legislation which provided permanent funding for the crop insurance industry. However, it also contained the Expense Reimbursement reductions noted above that began in 1999. In addition the new law reduced the CAT LAE Reimbursement Payment from 14.1% to 11% of imputed premium and the $60 CAT administrative fee previously retained by private carriers must, beginning in 1999, be remitted in full to the FCIC.

Although the Company had hoped to offset these reductions through growth in fee income from non-federally subsidized programs, it was not fully able to do so in 1999.

In 1996, the Company instituted a policy of recognizing (i) 35% of its estimated MPCI gross premiums written for each of the first and second quarters, 20% for the third quarter and 10% for the fourth quarter, (ii) commission expense at the applicable rate of MPCI gross premiums written recognized, (iii) Buy-Up Expense Reimbursement at the applicable rate of MPCI gross premiums written recognized along with normal operating expenses incurred in connection with premium writings and (iv) an estimate of underwriting profit based on historic results. In the third quarter, if a sufficient volume of policyholder acreage reports have been received and processed by the Company, the Company's policy is to recognize MPCI gross premiums written for the first nine months based on a re-estimate which takes into account actual gross premiums processed and growing conditions. If an insufficient volume of policies has been processed, the Company's policy is to recognize in the third quarter 20% of its full year estimate of MPCI gross premiums written, unless other circumstances require a different approach. The remaining amount of gross premiums written is recognized in the fourth quarter, when all amounts are reconciled. The Company also recognizes the MPCI underwriting gain or loss during each quarter, reflecting the Company's best estimate of the amount of such gain or loss to be recognized for the full year, based on, among other things, historical results, plus a provision for adverse development. In the third and fourth quarters, a reconciliation amount is recognized for the underwriting gain or loss based on final premium and latest available loss information. The growing seasons vary by region and crop. The determination of amounts of risk and volume of premium often is arrived at after the attachment of risk. For these reasons, management believes that the best method to arrive at an allocation of premium, expense and estimate of profit and loss is as stated above.

Currently, the National Association of Insurance Commissioners (" NAIC") does not provide guidelines for the reporting of underwriting gains/losses. The Company's position is embedded in the understanding that these amounts more closely relate to ceding commission rather than normal revenues. Underwriting gain is a function of premiums less loss, which in non-MPCI insurance would result in commissions, which are returned to the Company from the reinsurer. Amounts are a function of the ceding commission related to the MPCI business and have been reported as such (included with the other commission expense items). These amounts are reported as a reduction to commission expense (gain) from a statutory basis. The Company's position has been to maintain consistency.

The Company is currently involved with an industry taskforce working with the NAIC and the FCIC to develop standard accounting and reporting procedures for this line of business. The taskforce's goal is to provide to the NAIC the standard methodology, which can be incorporated no earlier than the year 2000 codification. Currently there are seventeen companies writing this line of business with varying reporting formats.

Selected Segment Data of the Company

The following table presents historical segment data for the Company's nonstandard automobile and crop insurance operations. This data does not reflect results of operations attributable to corporate overhead, interest costs and amortization of intangibles.

                                                                               Year Ended December 31,

Nonstandard  - Automobile Insurance Operations:
(in thousands, except ratios)                                              1999         1998          1997
                                                                           ----         ----          ----

    Gross premiums written                                               $235,773      $303,737     $323,915
                                                                         --------      --------     --------
    Net premiums written                                                 $244,826      $269,741     $256,745
                                                                         --------      --------     --------
    Net premiums earned                                                  $249,094      $264,022     $251,020
    Fee income                                                             15,185        16,431       15,515
    Net investment income                                                  12,339        11,958       10,969
    Net realized capital gain (loss)                                         (281)        4,124        9,462
                                                                             -----        -----        -----
Total Revenues                                                            276,337       296,535      286,966
                                                                          -------       -------      -------
    Losses and loss adjustment expenses                                   230,973       217,916      195,900
    Policy acquisition and general administrative expenses                 91,859        73,346       72,463
                                                                           ------        ------       ------
Total Expenses                                                            322,832       291,262      268,363
                                                                          -------       -------      -------
Earnings before income taxes                                             $(46,495)       $5,273      $18,603
                                                                         ---------       ------      -------
GAAP RATIOS (Nonstandard  Automobile Only)
Loss and LAE ratio (1)                                                       92.7%         82.5%        78.0%
Expense ratio, net of billing fees (2)                                       30.8%         21.6%        22.7%
                                                                             -----         -----        -----
Combined ratio (3)                                                          123.5%        104.1%       100.7%
Crop Insurance Operations:
    Gross premiums written                                               $237,286      $243,026     $126,401
                                                                         --------      --------     --------
    Net premiums written                                                  $12,737       $62,467      $20,796
                                                                          -------       -------      -------
    Net premiums earned                                                   $14,240       $60,901      $20,794
    Fee income                                                                456         3,772        2,276
    Net investment income                                                     293           275          191
    Net realized capital gain (loss)                                           21           217          (18)
                                                                               --           ---          ----
Total Revenues                                                             15,010        65,165       23,243
                                                                           ------        ------       ------
    Losses and loss adjustment expenses                                    34,225        52,550       16,550
    Policy acquisition and general and administrative expenses (4)            215        21,906      (14,404)
    Interest and amortization of intangibles                                1,113           502          235
                                                                            -----           ---          ---
Total Expenses                                                             35,553        74,958        2,381
                                                                           ------        ------        -----
    Earnings (loss) before income taxes                                  $(20,543)      $(9,793)     $20,862
                                                                         =========      ========     =======


(1) Loss and LAE ratio: The ratio of losses incurred during the financial reporting year plus the cost to settle losses during the same period as a percentage of premiums earned.

(2) Expense ratio: The ratio of policy acquisition, general administrative expenses, as percentage of premiums earned.

(3) Combined ratio: The sum of the loss, plus LAE, plus the expense ratio as a percentage of premiums earned. Loss is the claims incurred on policies written. LAE is loss adjusting expense on claims for which policies have been written.

(4) Negative   crop   expenses   are  caused  by   inclusion   of  MPCI  expense
    reimbursements and underwriting gain as a set off to expense. See certain accounting policies for crop insurance operations.

 [photograph of automobiles and crop field down left side]
Results of Operations

Overview

1999 Compared To 1998

The Company recorded a net loss of $(80,816,000) or $(7.78) per share (basic and diluted) compared to a net loss of $(14,417,000) or $(1.39) per share (basic and diluted) in 1998. The loss in 1999 was due to reduced earnings in both crop and nonstandard automobile operations. Results for 1999 for the crop operations were significantly impacted by an increase in claims settlements and reserves for an agricultural business interruption product that was offered in 1998 and has since been discontinued ("AgPI"). The MPCI produced a profit while the named perils and hail programs had combined loss and expense ratios of 117.5% and 84.6%, respectively. Results for 1999 for the nonstandard automobile operations were impacted by a higher loss ratio and lower premium volume. These were the result of problems encountered with untimely rate filings, implementation of the Company's new operating system and competitive pressure. The Company also increased loss reserves for prior accident years by approximately $16.4 million in 1999 due to adverse loss development.

1998 Compared To 1997

The Company recorded a net loss of $(14,417,000) or $(1.39) per share (basic and diluted) compared to net earnings of $16,305,000 or $1.56 per share (basic) and $1.52 per share (diluted) in 1997. The loss in 1998 was due to reduced earnings in both crop and nonstandard automobile operations. Results for 1998 for the crop operations were significantly impacted by catastrophic crop hail losses primarily from Hurricane Bonnie and other weather related events of approximately $14 million pre-tax. Contributing to the lower results were higher than expected related to the alliance with Continental Casualty Company ("CNA") for its crop insurance business (the "CNA Transaction") of approximately $3.0 million pre-tax and a lower underwriting gain on MPCI (11.2% in 1998 versus 25.0% in 1997) due primarily to severe drought conditions in certain parts of the country, overly wet conditions in other parts of the country and higher frequency of CRC claims due to extremely low commodity prices. Results for 1998 for the nonstandard automobile operations were impacted by a higher loss ratio and lower premium volume. These were the result of problems encountered with timely rate filings, implementation of the Company's new operating system and competitive pressure. The Company also increased loss reserves for prior accident years by approximately $13.0 million in 1998 due to adverse loss development.

Years Ended December 31, 1999 and 1998

Gross Premiums Written

Consolidated Gross Premiums Written decreased 14.4% in 1999 due to a withdrawal from certain areas of hail sales, a reduction in the price of crops leading to less insurable values upon which to price insurance, a reduction in nonstandard auto sales due to increased competition, rate increases and withdrawal from certain small volume states. The following shows gross premiums written for crop insurance products:

(in thousands)      1999      1998
CAT imputed      $  39,727  $  50,127
MPCI               179,727    157,225
Crop Hail           53,647     76,198
Named perils         3,816      2,074
AgPI                    96      7,529
                 ---------  ---------
                 $ 277,013  $ 293,153
Less CAT imputed   (39,727)   (50,127)
                 ---------  ---------
Total            $ 237,286  $ 243,026

Net Premiums Written

Net premiums written decreased 22.5% in 1999 as compared to 1998 due to a larger quota share reinsurance cover for hail, from 25.0% in 1998 to 69.0% in 1999, along with lower written premiums in the auto segment.

Net Premiums Earned

Net premiums earned decreased 19.0% in 1999 as compared to the prior year reflecting reduction in gross and net premiums written. The ratio of net premiums earned to net premiums written for the nonstandard automobile segment was 101.7% in 1999 due to lower written premium in the auto segment.

Fee Income

Fee income decreased 22.6% in 1999 compared to 1998. Fee income on nonstandard automobile operations decreased as a result of lower gross premiums written. Crop fees primarily include CAT fees and service fees such as GeoAg which totaled $456,000 in 1999 compared to $3,772,000 in 1998, a decline of 87.9%. The primary reason for the decline is due to the law change prohibiting company retention of the CAT fee.

Net Investment Income

Net investment income increased 1.3% in 1999 compared to 1998. Such increase was due to higher yields.

Net Realized Capital Gains (Losses)

In 1999, the investment portfolio realized a small loss of $303,000 compared to a realized gain in 1998 of $4,314,000 which emanated from a high level of activity in the equity portfolio in 1998.

Losses and LAE

The loss and LAE ratio (the ratio of claims and loss adjusting expense as a percentage of earned premiums) ("Loss and LAE Ratio") for the nonstandard automobile segment was 92.7% for 1999 as compared to 82.5% for 1998. The crop hail Loss and LAE Ratio was 240.6% in 1999 compared to 79.4% in 1998. The increase in the Loss and LAE Ratio for the nonstandard automobile segment reflects adverse development on prior years of approximately 6.6%. The Company estimates its nonstandard automobile 1999 accident year loss ratio was 86.2% as compared to its current estimate of 81.1% in accident year 1998. The increase in the accident year loss ratio results from product and pricing decisions and increases in claim frequency. The increase in the crop hail Loss and LAE Ratio primarily reflects the adverse reserve development on 1998 AgPI losses. In addition, the pricing for crop insurance was inadequate and crop experience in the whole market was poor. The reinsurance program helped reduce the net effect to the Company as detailed in the reinsurance section. During 1998, premiums of $7.5 million were recognized from AgPI; however, the Company suffered losses during 1999 from this program. Adverse development, almost exclusively associated with AgPI, on 1998 crop Loss and LAE reserves affected 1999 by $14.1 million.

Policy Acquisition and General and Administrative Expenses

Policy acquisition and general and administrative expenses have increased as a result of the following. As previously reported, the Company had problems with its policy administration systems which resulted in higher expenses being incurred in 1999. The crop operation wrote approximately the same number of policies but at a lower average premium than in 1998 due to depressed commodity prices. Thus, as a percentage, the Company experienced an increase in its expense ratio in 1999. Policy acquisition and general and administrative expenses reduced to $94,137,000 or 35.7% of net premiums earned in 1999 compared to $96,876,000 or 29.8% of net premiums earned for 1998.

The following represents the breakdown of crop policy acquisition and general and administrative expenses:

(in thousands)                                 1999      1998
                                           --------  --------

MPCI expense reimbursements                $(38,580) $(37,982)
MPCI  underwriting  gain, net of stop loss
and CNA reinsurance in 1998                 (18,404)  (14,902)
Commissions                                  44,797    50,089
Ceding commission income                    (12,266)   (6,899)
Operating expenses                           24,668    31,600
                                           --------  --------

Total                                      $    215  $ 21,906

                                           ========  ========

MPCI expense reimbursements declined to 21.5% of MPCI premiums for 1999 as compared to 24.2% in 1998 due to federally mandated reductions. Commission expense as a percentage of gross written premiums were, in 1999, 16.2% of gross written premiums compared to 17.1% in 1998. Operating expenses as a percentage of gross written premiums were 9.3% in 1999 compared to 10.8% in 1998. Nonstandard automobile expenses net of fee income were 30.8% of earned premiums in 1999 compared to 21.6% in 1998.

In 1998 the Company reserved for uncollectable items as a result of issues with the operating system acquired as part of the CNA transaction.

Amortization of Intangibles

Amortization of intangibles includes goodwill from the acquisition of Superior, additional goodwill from the acquisition of the minority interest portion of Superior Insurance Group Management, Inc. ("Superior Group Management, formerly, GGS Management Holdings, Inc. ("GGSH")), the acquisition of North American Crop Underwriters, Inc. ("NACU") and debt or preferred security issuance costs. Amortization expense in 1999 of $2,453,000 is an increase of 3.1 % over 1998.

Interest Expense

Interest expense in 1999 represents the crop segment's borrowings on its seasonal line of credit at weighted average rate of 7.02% and from the FCIC, at 15% interest. Due to the payments of approximately $21.9 million for gross losses in 1999 on AgPI, the cash reserves of IGF were lower than in 1998. Therefore, IGF deferred remittance to the FCIC of uncollected premiums in accordance with the Standard Reinsurance Agreement ("SRA").

Income Tax Expense (Benefit)

The variance in the rate from the federal statutory rate of 35% is primarily due to nondeductible goodwill amortization, alternative minimum taxes, tax versus book basis in capital assets and securities disposed.

At December 31, 1999 the Company's net deferred tax assets are fully offset by a valuation allowance. The Company will continue to assess the valuation allowance and to the extent it is determine that such allowance is no longer required, the tax benefit of the remaining net deferred tax assets will be recognized in the future.

Approximately $21.4 million of the 1999 net operating loss ("NOL") was carried back to the 1997 tax year which resulted in a refund claim. The ability of the Company to utilize the 1999 NOL is dependent upon future taxable income generated by the Company.

Years Ended December 31, 1998 and 1997

Gross Premiums Written

Consolidated gross premiums written increased 20.1% in 1998 due to growth in the crop operations from the integration of business from the CNA Transaction, internal growth and AgPI revenue. Crop gross premiums written increased 92.3% in 1998 from 1997.

Nonstandard automobile gross premiums written decreased 6.2% in 1998 as compared to 1997 due primarily to reduced volume in the states of Florida and California for the reasons previously disclosed. Remaining gross premiums written represent commercial business which was ceded 100% to Granite Reinsurance Company Ltd. ("Granite Re"), an affiliate of the Company.

Net Premiums Written

Net premiums written increased in 1998 as compared to 1997 due to the growth in gross premiums written offset by quota share reinsurance.

In 1998, the Company ceded 10% of its nonstandard automobile premiums as part of a quota share treaty. This treaty and all previous quota share treaties for 1997 and 1998 were commuted effective October 1, 1998 and the Company received a return of unearned premiums and loss reserves from such treaties as of that date. For the first three quarters of 1997, the Company ceded 20% of nonstandard automobile premiums and ceded 25% of such premiums in the fourth quarter of 1997. In 1998, the Company ceded 25% of its crop hail premiums as part of a quota share treaty as compared to 40% in 1997. Named peril premiums were ceded at a 50% rate in both 1998 and 1997 under a quota share treaty.

Net Premiums Earned

Net premiums earned increased in 1998 as compared to 1997 reflecting growth in gross and net premiums written. The ratio of net premiums earned to net premiums written for the nonstandard automobile segment was 97.9% in 1998 as compared to 97.8% in 1997.

Fee Income

Fee income increased 13.4% in 1998 compared to 1997. Fee income on nonstandard automobile operations increased as a result of higher fees as a percentage of gross premiums written, 5.41% in 1998 and 4.79% in 1997, offset by lower premium volume. Crop fees primarily included CAT fees. CAT fees increased in 1998 as compared to 1997 due to growth in premium volume. Fees in 1998 also increased due to the introduction of Geo Ag and other processing fees.

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

Losses and LAE

The Loss and LAE Ratio for the nonstandard automobile segment was 82.5% for 1998 as compared to 78.0% for 1997. The crop hail Loss and LAE Ratio was 79.4% in 1998 compared to 75.1% in 1997. The increase in the Loss and LAE Ratio for the nonstandard automobile segment reflects adverse development on prior years of approximately 5.0%. The Company estimates its nonstandard automobile 1998 accident year loss ratio was 77.5% as compared to 76.1% in accident year 1997. The increase in the accident year loss ratio results from product and pricing decisions and increases in frequency in certain product lines. The increase in the crop hail loss and LAE Ratio includes $10.7 million for the effects of catastrophic events net of reinsurance recoveries. The crop hail Loss and LAE Ratio prior to reinsurance recoveries was 100.6%. The named perils loss ratio was 100% and the AgPI loss ratio was 100% in 1998 due to losses on certain coverages due to unusual weather related events estimated to be $3.3 million.

Policy Acquisition and General and Administrative Expenses

Policy acquisition and general and administrative expenses increased in 1998 over 1997 as a result of the increased volume of business produced by the Company. Policy acquisition and general and administrative expenses rose to $96,876,000 or 29.8% of net premiums earned in 1998 compared to $59,778,000 or 22.0% of net premiums earned for 1997.

MPCI expense reimbursements declined to 24.2% of MPCI premiums for 1998 as compared to 28.2% in 1997 due to federally mandated reductions. The MPCI underwriting gain, net of stop loss costs, decreased to 9.5% of CAT and MPCI premiums in 1998 (after adding $4,861,000 in 1998 as a result of the CNA Transaction) compared to 21.9% in 1997 due to severe drought in certain sections of the country and overly wet conditions in other sections of the country. The Company considers the 1998 underwriting gain to be well below average while the 1997 gain was well above average. Commission expense as a percentage of gross written premiums (including CAT) increased in 1998 to 17.1% of gross written premiums compared to 16.1% in 1997 due to the integration of business from the CNA Transaction and competitive industry pressure. Ceding commission income increased in 1998 compared to 1997 due to a increase in ceded premiums.
Operating expenses as a percentage of gross written premiums (including CAT) increased in 1998 to 10.8% compared to 10.2% 1997. Operating expenses in 1998 include $3 million, or 1.0% of gross written premiums (including CAT), of one time costs primarily related to the integration of business from the CNA Transaction. These additional one-time expenses, due to a reduction of offices, severances and write down of assets, were recorded as normal operating expenses and were deducted in 1998 as incurred in accordance with APB16. Operating expenses in 1998 also include a $3.2 million reserve, or 1.1% of gross written premiums (including CAT), for potential processing errors during 1998 on assumed premiums from business from the CNA Transaction. This increase in reserve was due to the integration of a processing system acquired in the CNA Transaction that did not reconcile properly. The Company reserved for this unreconciled amount subsequently throughout 1999. The Company has determined that the amount is not recoverable, and it has been written off in 1998 and set off to the reserve in 1998.

Nonstandard automobile expenses net of fee income were 21.6% of earned premiums in 1998 compared to 22.7% in 1997.

Amortization of Intangibles

Amortization of intangibles includes goodwill from the acquisition of Superior, additional goodwill from the acquisition of the minority interest portion of Superior Group Management and the acquisition of NACU and debt or preferred security issuance costs. The increase in 1998 over 1997 reflected a full year's impact of amortization of goodwill associated with the purchase of the minority interest position in Superior Group Management and a full year's amortization of deferred issuance costs on the Company's manditorily redeemable preferred securities issued by the Company's trust subsidiary ("Preferred Securities").

Interest Expense

Interest expense in 1998 represents the crop segment's borrowings on its seasonal line of credit. Interest expense for 1997 includes both interest for the crop segment and interest on the Superior Insurance Group ("Superior Group") Senior Credit Facility which was repaid in 1997 from the proceeds of the offering of the Preferred Securities.

Income Tax Expense (Benefit)

The variance in the rate from the federal statutory rate of 35% is primarily due to nondeductible goodwill amortization.

Distributions on Preferred Securities

Distributions on the Preferred Securities are calculated at 9.5% net of federal income taxes from the offering date of August 12, 1997.

Liquidity and Capital Resources

    The primary source of funds available to the management and holdings companies are fees from policy holders, management fees and dividends from its primary subsidiaries. The Company also receives $150,000 quarterly pursuant to an administration agreement with IGF to cover the costs of executive management, accounting, investing, marketing, data processing and reinsurance.

Superior Group collects billing fees charged to policyholders of Pafco and Superior who elect to make their premium payments in installments. Superior Group also receives management fees under its management agreement with Pafco and Superior. When the Florida Department of Insurance ("Florida Department") approved the acquisition of Superior by Superior Group Management, it prohibited Superior from paying any dividends (whether extraordinary or not) for four years from the date of acquisition (May 1, 1996) without the prior written approval of the Florida Department. Extraordinary dividends, within the meaning of the Indiana Insurance Code, cannot be paid by Pafco without the prior approval of the Indiana Insurance Commissioner. The management fees charged to Pafco and Superior by Superior Group are subject to review by the Indiana Department of Insurance ("Indiana Department") and Florida Department.

    The nonstandard automobile insurance subsidiaries' primary source of funds are premiums, investment income and proceeds from the maturity or sale of invested assets. Such funds are used principally for the payment of claims, payment of claims settlement costs, operating expenses (primarily management fees), commissions to independent agents, dividends and the purchase of investments. There is variability to cash outflows because of uncertainties regarding settlement dates for liabilities for unpaid losses. Accordingly, the Company maintains investment programs intended to provide adequate funds to pay claims. During 1999, due to a slow down in premium volume, the Company began liquidating investments to pay claims. The Company historically has tried to maintain duration averages of 3.5 years. However, the reduction in new funds due to lower premium has and will cause the Company to shorten duration. The Company may incur a cost of selling longer bonds to pay claims. Claim payments tend to lag premium receipts. Due to the decline in premium volume, the Company has experienced a reduction in its investment portfolio but to date has not experienced any problems meeting its obligations for claims payments.

    Cash flows in the Company's MPCI business differ from cash flows from certain more traditional lines. The Company pays insured losses to farmers as they are incurred during the growing season, with the full amount of such payments being reimbursed to the Company by the federal government within three business days. MPCI premiums are not received from farmers until covered crops are harvested. Collected and uncollected premiums are required to be paid in full to the FCIC by the Company, with interest at 15%, if not paid by a specified date during the crop year.

    During 1999, IGF borrowed funds under its revolving line of credit to finance payables to the FCIC for collected and uncollected premiums (the "IGF Revolver"). In 1999, the maximum borrowing amount under the IGF Revolver was $15,000,000. The IGF Revolver carried a weighted average interest rate of 8.75%, 6.96% and 7.02% in 1997, 1998 and 1999, respectively. Payables to the FCIC accrue interest at a rate of 15%, as do the receivables from farmers. By utilizing the IGF Revolver, which bears interest at a floating rate equal to the prime rate minus .75% in 1999 (prime rate plus 1.00% in 1998), IGF avoids the higher interest expense to the FCIC while continuing to earn 15% interest on the receivables due from the farmer. The IGF Revolver contains certain covenants which (i) restricts IGF's ability to accumulate common stock, (ii) sets minimum standards for investments and policyholder surplus and (iii) limits the ratio of net written premiums to surplus. The IGF Revolver also contains other customary covenants which, among other things, restricts IGF's ability to participate in mergers, acquire another enterprise or participate in the organization or creation of any other business entity. At December 31, 1999, IGF had borrowed the full amount available. This line of credit has been extended through December 15, 2000; however, the authorized line of credit has been reduced to $8,000,000 as of March 17, 2000, all of which was available April 1, 2000. At December 31, 1999, IGF was not in compliance with a minimum statutory surplus covenant; however, IGF received a waiver of such covenant for December 31, 1999. IGF does expect to meet the minimum statutory surplus covenant for 2000.

During 1999 the Company deferred remittance of uncollected premium amounts to the FCIC and therefore incur interest of 15% on such amounts. The Company expects to continue this practice in 2000.

    On August 12, 1997, the Company's trust subsidiary issued $135 million in Preferred Securities at a rate of 9.5% paid semi-annually. These Preferred Securities are backed by Senior Subordinated Notes to the trust from the
Company. The proceeds of the Preferred Securities offering were used to repurchase the remaining minority interest in Superior Group Management, Inc. (formerly GGS Management Holdings, Inc.) for $61 million, repay the balance of the Superior Group Senior Credit Facility of $44.9 million and contribute $10.5 million to the nonstandard automobile insurers with the balance held for general corporate purposes. Expenses of the issue aggregated $5.1 million and are amortized over the term of the Preferred Securities (30 years). In the third quarter of 1997, the Company wrote off the remaining unamortized costs of the Superior Group Senior Credit Facility of approximately $1.1 million pre-tax or approximately $0.07 per share (basic) as an extraordinary item.

    The Preferred Securities have a term of 30 years with semi-annual interest payments which commenced February 15, 1998. The Preferred Securities may be redeemed in whole or in part after 10 years.

    The Preferred Security interest obligation of approximately $13 million was funded from the Company's nonstandard automobile management company and surplus funds available in the Company in 1999. During 1999 the Company paid the two Preferred Securities interest payments. Semi-annual interest payments of $6,412,500 were made in February and August 1999. In February 2000, the Company deferred the interest payment in accordance with the terms of the Trust Indenture. The Company may defer payment of any or all interest payments for up to five years. The unpaid interest installment amounts accrue interest at 9.5%. The Company presently intends to defer interest payments in the year 2000; however, it will reconsider this intention depending upon cash flow and profitability.

    The Trust Indenture contains certain restrictive covenants. These covenants are based upon the Company's Consolidated Coverage Ratio of earnings before interest, taxes, depreciation and amortization (EBITDA) whereby if the Company's EBITDA falls below 2.5 times consolidated interest expense (including Preferred Security distributions) for the most recent four quarters, the following restrictions become effective:

o The Company may not incur additional indebtedness or guarantee additional Indebtedness.

o The Company may not make certain restricted payments including loans or advances to affiliates, stock repurchases and a limitation on the amount of dividends is in force. o The Company may not increase its level of non-investment grade securities defined as equities, mortgage loans, real estate, real estate loans and non-investment grade fixed income securities.

         These restrictions currently apply as the Company's consolidated coverage ratio was (4.9) in 1999, and will continue to apply until the Company's consolidated coverage ratio is in compliance with the terms of the Trust Indenture. The Company is in compliance with these additional restrictions and, therefore, this does not represent a default by the Company on the Preferred Securities.

         Net cash provided/(used) by operating activities in 1999 aggregated $(17,490,000) compared to $15,328,000 in 1998 due to reduced cash provided by operations as a result of the net loss.

         The Company believes cash flows in the nonstandard automobile segment from premiums, investment income and billing fees are sufficient to meet that segment's obligations to policyholders and operating expenses for the foreseeable future. This is due primarily to the lag time between receipt of premiums and claims payments. Therefore, the Company does not anticipate borrowings for this segment. The Company also believes cash flows in the crop segment from premiums and expense reimbursements are sufficient to meet the segment's obligations for the foreseeable future. Due to the more seasonal nature of the crop segment's operations, it may be necessary to obtain short term funding at times during a calendar year by drawing on the IGF Revolver or deferring remittance of premiums to the FCIC. Except for this short term funding and normal increases therein resulting from an increase in the business in force, the Company does not anticipate any significant short or long term additional borrowing needs for crop business. Accordingly, while there can be no assurance as to the sufficiency of the Company's cash flow in future periods, the Company believes that its cash flow will be sufficient to meet all of the Company's operating expenses and operating debt service (not including the Preferred) for the foreseeable future and, therefore, does not anticipate additional borrowings.

While GAAP shareholders' equity reflected a deficit of $25 million at December 31, 1999, it does not reflect the statutory equity upon which the company conducts its various insurance operations. Its insurance subsidiaries had statutory surplus of approximately $50 million at December 31, 1999.

         Effects of Inflation

         Due to the short term that claims are outstanding in the two product lines the Company underwrites, inflation does not pose a significant risk to the Company.

Primary Differences Between GAAP and SAP

         The financial statements contained herein have been prepared in conformity GAAP which differ from Statutory Accounting Practices ("SAP") prescribed or permitted for insurance companies by regulatory authorities in the following respects: (i) certain assets are excluded as "Nonadmitted Assets" under statutory accounting; (ii) costs incurred by the Company relating to the acquisition of new business are expensed for statutory purposes; (iii) the investment in wholly- owned subsidiaries is consolidated for GAAP rather than valued on the statutory equity method. The net income or loss and changes in unassigned surplus of the subsidiaries is reflected in net income for the period rather than recorded directly to unassigned surplus; (iv) fixed maturity investments are reported at amortized cost or market value based on their NAIC rating; (v) the liability for losses and loss adjustment expenses and unearned premium reserves are recorded net of their reinsured amounts for statutory accounting purposes; (vi) deferred income taxes are not recognized on a statutory basis; and (vii) credits for reinsurance are recorded only to the extent considered realizable.

New Accounting Standards

On March 4, 1998, the AICPA Accounting Standards Executive Committee issued Statement of Position No. 98-1 (SOP 98-1), "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 was issued to address diversity in practice regarding whether and under what conditions the costs of internal-use software should be capitalized. SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. The Company has adopted the new requirements of the SOP in 1999. There is no material impact on the net earnings in 1999.

The NAIC is considering the adoption of a recommended statutory accounting standard for crop insurers, the impact of which is uncertain since several methodologies are currently being examined. Although the Indiana Department has permitted the Company to continue, for its statutory financial statements through December 31, 1999, its practice of recording its MPCI business as 100% ceded to the FCIC with net underwriting results recognized in ceding commissions, the Indiana Department has indicated that in the future it will require the Company to adopt the MPCI accounting practices recommended by the NAIC or any similar practice adopted by the Indiana Department. Since such a standard would be adopted industry wide for crop insurers, the Company would also be required to conform its future GAAP financial statements to reflect the new MPCI statutory accounting methodology and to restate all historical GAAP financial statements consistent with this methodology for comparability. The Company cannot predict the accounting methodology that will eventually be implemented or when the Company will be required to adopt such methodology. The Company anticipates that any such new crop accounting methodology will not affect GAAP net income.

In 1998, the NAIC adopted the Codification of Statutory Accounting Principles guidance, which replaced the current Accounting Practices and Procedures manual as the NAIC's primary guidance on statutory accounting. The NAIC is now considering amendments to the Codification guidance that would also be effective upon implementation. The NAIC has recommended an effective date of January 1, 2001. The Codification provides guidance for areas where statutory accounting has been silent and changes current statutory accounting in some areas.

It is not known whether the Indiana Department and the Florida Department will adopt the Codification or make any changes to the guidance. The Company has not estimated the potential effect of the Codification guidance if adopted by the departments of insurance. However, the actual effect of adoption could differ as changes are made to the Codification guidance, prior to its recommended effective date of January 1, 2001.

In June 1998 SFAS No. 133, as amended, "Accounting for Derivative Instruments and Hedging Activities" was issued, to be effective for fiscal quarters and fiscal years beginning after June 15, 2000. The Company does not have any derivative instruments or hedging activities, therefore, the Company believes that SFAS No. 133 will have no material impact on the Company's financial statements or notes thereto.

Quantitative And Qualitative Disclosures About Market Risk

Insurance company investments must comply with applicable laws and regulations which prescribe the kind, quality and concentration of investments. In general, these laws and regulations permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common securities, real estate mortgages and real estate. The Company's investments in real estate and mortgage loans represent 1.1% of the Company's aggregate investments. The investment portfolios of the Company at December 31, 1999, consisted of the following:

                                                                   Cost or

Type of Investment (in thousands)                              Amortized Cost   Market Value

Fixed maturities:
    United  States  Treasury  securities  and  obligations  of  United
    States government corporation and agencies                         $ 62,553 $ 59,782
    Obligations of states and political subdivisions                       --       --
    Corporate securities                                                109,794  106,966
                                                                       -------- --------
Total Fixed Maturities                                                  172,347  166,748
Equity Securities:
    Common Stocks                                                        15,352   13,425
Short-Term investments                                                   21,820   21,820
Mortgage loans                                                            1,990    1,990
Other invested assets                                                       945      945
                                                                       -------- --------
Total Investments                                                      $212,454 $204,928

                                                                       ======== ========

The following table sets forth composition of the fixed maturity securities portfolio of the Company by time to maturity as of December 31:

         (in thousands)                                         1998                              1999
                                                                ----                              ----
                                                                     Percent Total                    Percent Total

         Time to Maturity                            Market Value      Market Value    Market Value     Market Value
         ----------------                            ------------      ------------    ------------     ------------

         1 year or less                                    $7,937              4.2%          $4,268             2.6%
         More than 1 year through 5 years                  50,099             26.2%          85,033            51.0%
         More than 5 years through 10 years                35,215             18.4%          38,566            23.1%
         More than 10 years                                23,034             12.1%          35,641            21.4%
                                                           ------             -----          ------            -----
                                                          116,285             60.9%         163,508            98.1%
         Mortgage-backed securities                        74,717             39.1%           3,240             1.9%
         Total                                           $191,002            100.0%        $166,748           100.0%
                                                         ========            ======        ========           ======


The following table sets forth the ratings assigned to the fixed maturity securities of the Company as of December 31:

         (in thousands)                                         1998                              1999
                                                                ----                              ----
                                                                     Percent Total                    Percent Total

         Rating (1)                                  Market Value      Market Value    Market Value     Market Value
         ----------                                  ------------      ------------    ------------     ------------

         Aaa or AAA                                       $72,520             37.9%        $102,818            61.7%
         Aa or AA                                           1,486               .8%           3,029             1.8%
         A                                                 79,809             41.8%          24,986            15.0%
         Baa or BBB                                        23,450             12.3%          21,522            12.9%
         Ba or BB                                          13,737              7.2%          13,691             8.2%
         Other below investment grade                          --                --             702              .4%
                                                               --                --             ---              ---

         Total                                           $191,002           $100.0%        $166,748           100.0%

         (1)      Ratings are assigned by Moody's Investors Service, Inc., and when not available, are based on ratings assigned by
                  Standard & Poor's Corporation.

The investment results of the Company for the periods indicated are set forth below:

         (in thousands)                                                   Years Ended December 31,
                                                                   1997              1998              1999

         Net Investment income (1)                                    $11,447            $12,373         $12,535
         Average investment portfolio (2)                            $189,473           $217,298        $216,707
         Pre-tax return on average investment portfolio                  6.0%               5.7%            5.8%
         Net realized gains (losses)                                   $9,444             $4,341          $(303)
         ---------------

         (1) Includes dividend income received in respect of holdings of common stock.

         (2) Average investment portfolio represents the average (based on amortized cost) of the beginning and ending investment portfolio.

The Company has the ability to hold its fixed maturity securities to maturity. If interest rates were to increase 10% from the December 31, 1999 levels, the decline in fair value of the fixed maturity securities would not significantly affect the Company's ability to meet its obligations to policyholders and debtors.

Market-Sensitive Instruments and Risk Management

The Company's investment strategy is to invest available funds in a manner that will maximize the after-tax yield of the portfolio while emphasizing the stability and preservation of the capital base. The Company seeks to maximize the total return on investment through active investment management utilizing third-party professional administrators, in accordance with pre-established investment policy guidelines established and reviewed regularly by the Board of Directors of the Company. Accordingly, the entire portfolio of fixed maturity securities is available to be sold in response to changes in market interest rate; changes in relative values of individual securities and asset sectors; changes in prepayment risks; changes in credit quality; and liquidity needs, as well as other factors.

The portfolio is invested in types of securities and in an aggregate duration which reflect the nature of the Company's liabilities and expected liquidity needs diversified among industries, issuers and geographic locations. The Company's fixed maturity and common equity investments are substantially all in public companies.

The following table provides information about the Company's financial instruments that are sensitive to changes in interest rates. For investment securities and debt obligations, the table presents principal cash flows and related weighted-average interest rates by expected maturity date. Additionally, the Company has assumed its available for sale securities are similar enough to aggregate those securities for presentation purposes.

                            Interest Rate Sensitivity

                      Principal Amount by Expected Maturity

                              Average Interest Rate

                                                        (dollars in thousands)


                                                                                                              Fair Value

                                                                                    There-after                12/31/99
                                                                                    -----------                --------
                            2000        2001        2002       2003        2004                     Total
                            ----        ----        ----       ----        ----                     -----


Assets

Available for sale           $4,278     $19,812     $20,268    $24,034     $24,715      $87,189     $180,296     $166,748
Average interest rate          6.5%        7.0%        7.3%       6.0%        6.1%         6.4%         6.5%         6.5%

Liabilities

IGF line of credit          $15,000        $ --        $ --       $ --        $ --         $ --      $15,000      $15,000
Preferred securities           $ --        $ --        $ --       $ --        $ --     $135,000     $135,000     $135,000
Average interest rate          8.5%         --%         --%        --%         --%         9.5%         9.4%         9.4%



Impact of the Year 2000 Issue

The Company successfully completed the appropriate assessment, remediation and testing processes necessary in all of its primary locations, Des Moines, Atlanta, Indianapolis and Tampa, to resolve the year 2000 issue in a timely fashion. No significant issues were identified by management, and there was no interruption to the Company's business processing system as a result of the year 2000 issue. Total costs associated with the year 2000 issue were $9.4 million, of which $7.7 million was capitalized. The Company had already made the decision to transition off all of its nonstandard auto legacy systems and this process had been in progress since 1996. These new systems are Y2K compliant and were completed prior to December 31,1999. The majority of costs capitalized are hardware and software costs.

CONSOLIDATED FINANCIAL STATEMENTS
as of December 31, 1999 and 1998
(in thousands, except share data)

CONSOLIDATED BALANCE SHEETS
                                                                                        1999          1998


                                                                                        ----          ----

ASSETS:
Investments:
Available for sale:
Fixed maturities, at market                                                         $166,748      $191,002
Equity securities, at market                                                          13,425        13,264
Short-term investments, at amortized cost, which approximates market                  21,820        15,597
Mortgage loans, at cost                                                                1,990         2,100
Other invested assets                                                                    945           890
                                                                                         ---           ---
TOTAL INVESTMENTS                                                                    204,928       222,853
Investments in and advances to related parties                                         1,462         3,545
Cash and cash equivalents                                                              3,097        14,800
Receivables (net of allowance for doubtful  accounts of $2,918 in 1999 and $6,393
    in 1998)                                                                          86,450       120,559
Reinsurance recoverable on paid and unpaid losses, net                                98,258        71,640
Prepaid reinsurance premiums                                                          10,463        31,172
Federal income taxes recoverable                                                       6,820        12,672
Deferred policy acquisition costs                                                     13,920        16,332
Deferred income taxes                                                                     --         5,146
Property and equipment, net of accumulated depreciation                               21,936        18,863
Intangible assets                                                                     43,221        45,781
Other assets                                                                           9,256         6,074
                                                                                       -----         -----
TOTAL ASSETS                                                                        $499,811      $569,437
                                                                                    ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
LIABILITIES:

Losses and loss adjustment expenses                                                 $214,948      $200,972
Unearned premiums                                                                     90,008       110,664
Reinsurance  payables  (including  payable to affiliate of $2,124 in 1999 and nil     35,850        25,484
in 1998)

Notes payable                                                                         16,929        13,744
Distributions payable on preferred securities                                          4,809         4,809
Other                                                                                 27,247        16,769
                                                                                      ------        ------
TOTAL LIABILITIES                                                                    389,791       372,442
                                                                                     -------       -------
Minority interest:
Company-obligated  mandatorily  redeemable  preferred  stock of trust  subsidiary
    holding solely parent debentures.                                                135,000       135,000
Stockholders' equity:
Common stock, no par value, 100,000,000 shares authorized,  and 10,385,399 shares
    issued and outstanding in both 1999 and 1998                                      38,136        38,136
Additional paid-in capital                                                             5,851         5,851
Unrealized gain on investments,  net of deferred tax of $(2,637) in 1999 and $680
    in 1998                                                                           (4,898)        1,261
Retained earnings                                                                    (64,069)       16,747
                                                                                     --------       ------
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                                                 (24,980)       61,995
                                                                                     --------       ------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                                $499,811      $569,437
                                                                                    ========      ========
The accompanying notes are an integral part of the consolidated financial statements.


CONSOLIDATED FINANCIAL STATEMENTS for the years ended December 31, 1999 1998, and 1997 (in thousands, except per share data) CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

                                                                                         1999       1998         1997
                                                                                         ----       ----         ----
Gross premiums written                                                               $473,687     $553,190     $460,600
Less ceded premiums                                                                  (216,124)    (220,982)    (183,059)
                                                                                     ---------    ---------    ---------
    NET PREMIUMS WRITTEN                                                             $257,563     $332,208     $277,541
                                                                                     ========     ========     ========

    NET PREMIUMS EARNED                                                              $263,334     $324,923     $271,814
Fee income                                                                             15,641       20,203       17,821
Net investment income                                                                  12,535       12,373       11,447
Net realized capital gain (loss)                                                         (303)       4,341        9,444
                                                                                         -----       -----        -----
    TOTAL REVENUES                                                                    291,207      361,840      310,526
                                                                                      -------      -------      -------
Expenses:
    Losses and loss adjustment expenses                                               265,198      270,466      212,450
    Policy acquisition and general and administrative expenses                         94,137       96,876       59,778
    Interest expense                                                                      620          163        3,158
    Amortization of intangibles                                                         2,687        2,379        1,197
                                                                                        -----        -----        -----
    TOTAL EXPENSES                                                                    362,642      369,884      276,583
                                                                                      -------      -------      -------
    EARNINGS (LOSS) BEFORE INCOME TAXES, MINORITY INTEREST, AND EXTRAORDINARY
        ITEM                                                                          (71,435)      (8,044)      33,943
                                                                                      --------      -------      ------
Income taxes:
    Current income tax expense (benefit)                                               (6,820)      (1,706)      13,105
    Deferred income tax expense (benefit)                                               7,865         (332)      (1,124)
                                                                                        -----         -----      -------
    TOTAL INCOME TAXES                                                                  1,045       (2,038)      11,981
                                                                                        -----       -------      ------
    NET EARNINGS (LSS) BEFORE MINORITY INTEREST AN D EXTRAORDINARY ITEM
                                                                                      (72,480)      (6,006)      21,962
Minority Interest:
Earnings in consolidated subsidiary                                                        --           --       (1,824)
Distributions on preferred securities, net of tax                                      (8,336)      (8,411)      (3,120)
                                                                                       -------      -------      -------
NET EARNINGS (LOSS) BEFORE EXTRAORDINARY ITEM                                         (80,816)     (14,417)      17,018
Extraordinary item, net of tax                                                             --           --         (713)
NET EARNINGS (LOSS)                                                                  $(80,816)    $(14,417)     $16,305
                                                                                     =========    =========     =======
Weighted average shares outstanding - Basic                                            10,385       10,402       10,450
                                                                                       ======       ======       ======
Weighted average shares outstanding - Fully Diluted                                    10,385       10,402       10,699
                                                                                       ======       ======       ======
Net earnings (loss) before extraordinary item per share - Basic                        $(7.78)      $(1.39)       $1.63
                                                                                       =======      =======       =====
Net earnings (loss) before extraordinary item per share - Fully Diluted                $(7.78)      $(1.39)       $1.59
                                                                                       =======      =======       =====
Net earnings (loss) per share - Basic                                                  $(7.78)      $(1.39)       $1.56
                                                                                       =======      =======       =====
Net earnings (loss) per share -Fully Diluted                                           $(7.78)      $(1.39)       $1.52
                                                                                       =======      =======       =====
The accompanying notes are an integral part of the consolidated financial statements.


CONSOLIDATED FINANCIAL STATEMENTS
for the years ended  December 31, 1999,  1998,  and 1997
(in  thousands,  except number of shares)
CONSOLIDATED  STATEMENTS OF CHANGES IN  STOCKHOLDERS' EQUITY
(DEFICIT)

                                                                      Additional                Unrealized         Total
                                                  Common Stock           Paid       Retained    Gain/(Loss)    Stockholders'
                                               Shares       Amount    In Capital    Earnings        On            Equity
                                                                                                Investments

BALANCE AT JANUARY 1, 1997                     10,450,000     38,969        5,905      15,206            820           60,900

Comprehensive Income:
Net earnings                                           --         --           --      16,305             --           16,305
Change in unrealized gains (losses) on
securities                                             --         --           --          --          1,088            1,088
                                                       --         --           --          --          -----            -----
Comprehensive income                                   --         --           --      16,305          1,088           17,393
                                                       --         --           --      ------          -----           ------
Adjustments of offering costs                          --         50           --          --             --               50
Exercise of stock options                           1,667         --           20          --             --               20
                                                    -----         --           --          --             --               --

BALANCE AT DECEMBER 31, 1997                   10,451,667     39,019        5,925      31,511          1,908           78,363
                                               ----------     ------        -----      ------          -----           ------

Comprehensive Income:
Net earnings (loss)                                    --         --           --    (14,417)             --         (14,417)
Change in unrealized gains (losses) on
securities                                             --         --           --          --          (647)            (647)
                                                       --         --           --          --          -----            -----
Comprehensive income (loss)                            --         --           --    (14,417)          (647)         (15,064)
                                                       --         --           --    --------          -----         --------
Exercise of stock options                           4,332         --           37          --             --               37
Shares acquired                                  (70,600)      (833)        (111)       (347)             --          (1,341)
                                                 --------      -----        -----       -----             --          -------

BALANCE AT DECEMBER 31, 1998                   10,385,399     38,186        5,851      16,747          1,261           61,995
                                               ----------     ------        -----      ------          -----           ------

Comprehensive Income:
Net earnings (loss)                                    --         --           --    (80,816)             --         (80,816)
Change in unrealized gains (losses) on
securities                                             --         --           --          --        (6,159)          (6,159)
                                                       --         --           --          --        -------          -------
Comprehensive income (loss)                            --         --           --    (80,816)        (6,159)         (86,975)

BALANCE AT DECEMBER 31, 1999                   10,385,399     38,186        5,851    (64,069)        (4,898)         (24,980)
                                               ==========     ======        =====    ========        =======         ========

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 1999, 1998, and 1997 (in thousands) CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                1999            1998           1997
                                                                                ----            ----           ----
Cash flows from operating activities
    Net earnings (loss)                                                        $(80,816)       $(14,417)      $16,305
    Adjustments to reconcile net earnings (loss) to net cash provided from operations:
        Minority interest                                                            --             ---         1,824
        Depreciation, amortization and other                                      9,262           5,901         5,136
        Deferred income tax expense (benefit)                                     8,460             326        (1,124)
        Net realized capital (gain) loss                                            281          (4,341)       (9,444)
        Net changes in operating assets and liabilities (net of assets acquired):
           Receivables                                                           34,110          (8,690)      (27,050)
           Reinsurance recoverable on losses, net                               (26,618)         18,610       (41,956)
           Prepaid reinsurance premiums                                          20,708           5,434       (21,624)
           Federal income taxes recoverable (payable)                             5,852         (11,167)       (1,186)
           Deferred policy acquisition costs                                      2,412          (5,592)        2,060
           Other assets and liabilities                                           5,174         (24,339)        4,999
           Losses and loss adjustment expenses                                   13,976          64,200        35,053
           Unearned premiums                                                    (20,657)         (3,971)       27,350
           Reinsurance payables                                                  10,366          (6,626)       25,602
                                                                                 ------          -------       ------
NET CASH PROVIDED/(USED)  FROM OPERATIONS                                       (17,490)         15,328        15,945
                                                                                --------         ------        ------
    Cash flow from investing activities net of assets acquired:

        Purchase of minority interest and subsidiaries                               --          (3,000)      (61,000)
        Net sales (purchases) of short-term investments                          (6,223)         (6,726)          694
        Proceeds from sales, calls and maturities of fixed maturities
                                                                                195,250         127,428       224,037
        Purchases of fixed maturities                                          (181,197)       (147,428)     (263,560)
        Proceeds from sales of equity securities                                  9,617          65,916        34,475
        Purchase of equity securities                                            (9,786)        (42,572)      (35,358)
        Net proceeds from (purchase) sales of other investments
                                                                                     35              (3)          210
        Purchase of property and equipment                                       (9,301)         (9,265)       (5,662)
                                                                                 -------         -------       -------
NET CASH USED IN INVESTING ACTIVITIES                                            (1,605)        (15,650)     (106,164)
                                                                                 -------        --------     ---------
    Cash flow from financing activities net of assets acquired:

        Proceeds from issuance of preferred securities                               --             ---       129,947
        Proceeds from initial public offering, net of expenses
                                                                                     --             ---           ---
        Net proceeds from line of credit                                          3,185           7,855         4,182
        Payments made on term debt                                                   --             ---       (48,000)
        Proceeds from consolidated subsidiary minority interest owner
                                                                                     --             ---         2,304
        Other investing activities                                                   --          (1,303)           20
        Loans from and (repayments to) related parties                            4,207          (2,706)          (53)
                                                                                  -----          -------          ----
NET CASH PROVIDED FROM FINANCING ACTIVITIES:
                                                                                  7,392           3,846        88,400
                                                                                  -----           -----        ------
Increase (decrease) in cash and cash equivalents                                (11,703)          3,524        (1,819)
Cash and cash equivalents, beginning of year                                     14,800          11,276        13,095
                                                                                 ------          ------        ------
Cash and cash equivalents, end of year                                           $3,097         $14,800       $11,276
                                                                                 ======         =======       =======
The accompanying notes are an integral part of the consolidated financial statements.


[HEADER]



SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------

1.   Nature of Operations and Significant Accounting Policies:

Symons International Group, Inc. (the "Company") is a 67.2% owned subsidiary of Goran Capital Inc. ("Goran"). The Company is primarily involved in the sale of nonstandard automobile insurance and crop insurance. The Company's products are marketed through independent agents and brokers. Its insurance subsidiaries are licensed in 35 states, primarily in the Midwest and Southern United States. The following is a description of the significant accounting policies and practices employed:

a. Basis of Presentation: The consolidated financial statements include the accounts, after intercompany eliminations, of the Company and its wholly-owned subsidiaries as follows:

     Superior Insurance Group Management, Inc ("Superior Group Management") (formerly, GGS Management Holdings, Inc. ("GGSH")) -a holding company for the nonstandard automobile operations which includes:

         Superior Insurance Group, Inc. ("Superior Group") (formerly, GGS Management, Inc. ("GGS")) -a management company for the nonstandard automobile operations;

         Superior Insurance Company ("Superior")-an insurance company domiciled in Florida;

         Superior American Insurance Company ("Superior American")- an insurance company domiciled in Florida;

         Superior Guaranty Insurance Company ("Superior Guaranty")- an insurance company domiciled in Florida;

         Pafco General Insurance Company ("Pafco")-an insurance company domiciled in Indiana;

IGF Holdings, Inc. ("IGFH")-a holding company for the crop operations which includes IGF and Hail Plus Corp.;

         IGF Insurance Company (IGF)-an insurance company domiciled in Indiana;

         North American Crop Underwriters, Inc. (NACU) - a managing general agency with exclusive focus on crop insurance.

     On August 12, 1997, the Company acquired the 48% minority interest in Superior Group Management from Goldman Funds through a purchase business combination. (See Note 2.)

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

f. Deferred Policy Acquisition Costs: Deferred policy acquisition costs are comprised of agents' commissions, premium taxes, certain other costs and investment income (starting in 1999) which are related directly to the acquisition of new and renewal business, net of expense allowances received in connection with reinsurance ceded, which have been accounted for as a reduction of the related policy acquisition costs. These costs are deferred and amortized over the terms of the policies to which they relate. Acquisition costs that exceed estimated losses and loss adjustment expenses and maintenance costs are charged to expense in the period in which those excess costs are determined.

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

h. Intangible Assets: Intangible assets consists primarily of goodwill, and debt acquisition costs. Goodwill is amortized over a 25-year period on a straight-line basis based upon management's estimate of the expected benefit period. Deferred debt acquisition costs are amortized over the term of the debt.

i. Losses and Loss Adjustment Expenses: Reserves for losses and loss adjustment expenses include estimates for reported unpaid losses and loss adjustment expenses and for estimated losses incurred but not reported. These reserves have not been discounted. The Company's loss and loss adjustment expense reserves include an aggregate stop-loss program. Reserves are established using individual case-basis valuations and statistical analysis as claims are reported. Those estimates are subject to the effects of trends in loss severity and frequency. While management believes the reserves are adequate, the provisions for losses and loss adjustment expenses are necessarily based on estimates and are subject to considerable variability. Changes in the estimated reserves are charged or credited to operations as additional information on the estimated amount of a claim becomes known during the course of its settlement. The reserves for losses and loss adjustment expenses are reported net of the receivables for salvage and subrogation of approximately $8,506 and $10,684 at December 31, 1999 and 1998, respectively.

j. Preferred Securities: Preferred securities represent Company-obligated mandatorily redeemable securities of subsidiary holding solely parent debentures and are reported at their liquidation value under minority interest. Distributions on these securities are charged against consolidated earnings.

k. Income Taxes: The Company utilizes the liability method of accounting for deferred income taxes. Under the liability method, companies will establish a deferred tax liability or asset for the future tax effects of temporary differences between book and taxable income. Changes in future tax rates will result in immediate adjustments to deferred taxes. (See Note 10.) Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

l. Reinsurance: Reinsurance premiums, commissions, expense reimbursements, and reserves related to reinsured business are accounted for on basis consistent with those used in accounting for the original policies and the terms of the reinsurance contracts. Premiums ceded to other companies have been reported as a reduction of premium income.

m. Asset Impairment Policy: The Company reviews the carrying values of its long-lived and identifiable intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Any long-lived assets held for disposal are reported at the lower of their carrying amounts or fair value less cost to sell.

n. Certain Accounting Policies for Crop Insurance Operations: In 1996, IGF instituted a policy of recognizing (i) 35% of its estimated multiple peril crop insurance (MPCI) gross premiums written for each of the first and second quarters, 20% for the third quarter and 10% for the fourth quarter;
     (ii) commission expense at the applicable rate of MPCI gross premiums written recognized; and (iii) Buy-up Expense Reimbursement at a rate of 25% in 1999, 27% in 1998, and 29% in 1997 of MPCI gross premiums written recognized along with normal operating expenses incurred in connection with premium writings. In the third quarter, if a sufficient volume of policyholder acreage reports have been received and processed by IGF, IGF's policy is to recognize MPCI gross premiums written for the first nine months based on a reestimate which takes into account actual gross premiums processed. If an insufficient volume of policies has been processed, IGF's policy is to recognize in the third quarter 20% of its full year estimate of MPCI gross premiums written, unless other circumstances require a different approach. The remaining amount of gross premiums written is recognized in the fourth quarter, when all amounts are reconciled. IGF recognizes MPCI underwriting gain or loss during the first and second quarters, as well as the third quarter, reflecting IGF's best estimate of the amount of such gain or loss to be recognized for the full year, based on, among other things, historical results, plus a provision for adverse developments. In the third and fourth quarters, a reconciliation amount is recognized for the underwriting gain or loss based on final premium and latest available loss information.

o. Accounting Changes: In 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS 130 requires companies to disclose comprehensive income in their financial statements. In addition to items included in net income, comprehensive income includes items currently charged or credited directly to stockholders' equity, such as the change in unrealized appreciation (depreciation) of securities. SFAS 131 established new standards for reporting operating segments, products and services, geographic areas and major customers. Segments are defined consistent with the basis management used internally to assess performance and allocate resources.

     On March 4, 1998, the AICPA Accounting Standards Executive Committee issued Statement of Position No. 98-1 (SOP 98-1), "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 was issued to address diversity in practice regarding whether and under what conditions the costs of internal-use software should be capitalized. SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. In 1999, the Company adopted the new requirements of the SOP which did not have significant effect on net earnings during 1999.

     In June 1998 SFAS No. 133, as amended, "Accounting for Derivative Instruments and Hedging Activities" was issued, to be effective for fiscal quarters and fiscal years beginning after June 15, 2000. The Company does not have any derivative instruments or hedging activities therefore, the Company believes that SFAS No. 133 will have no material impact on the Company's financial statements or notes thereto.

p. Earnings Per Share: The Company's basic earnings per share calculations are based upon the weighted average number of shares of common stock outstanding during each period. The fully diluted earnings per share for 1997 was computed using actual weighted average shares outstanding of 10,450,000 plus 249,000 assumed shares from stock option proceeds based upon the treasury stock method. Due to the net loss in 1998 and 1999, fully diluted earnings per share is the same as basic earnings per share.

2.       Corporate Reorganization and Acquisitions:

On August 12, 1997, the Company purchased the remaining minority interest in Superior Group Management for $61 million in cash. The excess of the acquisition price over the minority interest liability aggregated approximately $36,045 and was assigned to goodwill as the fair market value of assets and liabilities approximated their carrying value.

In July 1998, IGFH acquired all of the outstanding shares of common stock of NACU, a Henning, Minnesota based managing general agency which focuses exclusively on crop insurance. The acquisition price for NACU was $4,000 of which $3,000 was paid in cash and the remaining $1,000 payable July 1, 2001 without interest.

The acquisition of NACU was accounted for as a purchase and recorded as follows (in thousands):


                 Assets acquired                              $21,035

                 Liabilities assumed                           19,705
                                                               ------

                 Net assets acquired                            1,330

                 Purchase price                                 4,000
                                                                -----

                 Excess purchase price (goodwill)              $2,670
                                                               ======


The Company's results from operations for the year ended December 31, 1998 include the results of NACU subsequent to July 8, 1998.

3.   Investments:

Investments are summarized as follows:

                                                      Cost or                                   Estimated
                                                    Amortized             Unrealized             Market
December 31, 1999 (in thousands)                        Cost               Gain Loss              Value

Fixed Maturities:
U.S.  Treasury  securities and obligations of U.S.
    government corporations and agencies                62,553             2        (2,773)       59,782
Foreign governments                                        ---           ---           ---           ---
Obligations of states and political subdivisions                         ---
Corporate securities                                   109,794            14        (2,842)      106,966
                                                       -------            --        -------      -------
    TOTAL FIXED MATURITIES                             172,347            16        (5,615)      166,748
                                                       -------            --        -------      -------
Equity securities                                       15,352           884        (2,811)       13,425
Short-term investments                                  21,820           ---           ---        21,820
Mortgage loans                                           1,990           ---           ---         1,990
Other invested assets                                      945           ---           ---           945
                                                           ---           ---           ---           ---

                                                       212,454           900        (8,426)      204,928
                                                       =======           ===        =======      =======
                TOTAL INVESTMENTS

                                                      Cost or                                   Estimated
                                                     Amortized            Unrealized             Market
December 31, 1998 (in thousands)                        Cost               Gain Loss              Value

Fixed Maturities:
U.S.  Treasury  securities and obligations of U.S.
    government corporations and agencies               $71,033        $1,956          $(174)    $72,815
Foreign governments                                        ---           ---            ---         ---
Obligations of states and political subdivisions         6,765           ---           (115)      6,650
Corporate securities                                   110,657         1,579           (699)    111,537
                                                       -------         -----           -----    -------
    TOTAL FIXED MATURITIES                             188,455         3,535           (988)    191,002
                                                       -------         -----           -----    -------
Equity securities                                       13,918           755         (1,409)     13,264
Short-term investments                                  15,597           ---            ---      15,597
Mortgage loans                                           2,100           ---            ---       2,100
Other invested assets                                      890             0              0         890
                                                           ---             -              -         ---

                                                      $220,960        $4,290        $(2,397)   $222,853

                                                      ========        ======        ========   ========
                TOTAL INVESTMENTS

At December 31, 1999, 91.4% of the Company's fixed maturities were considered investment grade by The Standard & Poors Corporation or Moody's Investor Services, Inc. Securities with quality ratings Baa and above are considered investment grade securities. In addition, the Company's investments in fixed maturities did not contain any significant geographic or industry concentration of credit risk.

The amortized cost and estimated market value of fixed maturities at December 31, 1999, by contractual maturity, are shown in the table which follows. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty:

                                                                                     Estimated Market
                                                                   Amortized Cost          Value

(in thousands)
Maturity:
    Due in one year or less                                                   4,276              4,268
    Due after one year through five years                                    86,884             85,033
    Due after five years through ten years                                   40,779             38,566
    Due after ten years                                                      37,099             35,641
    Mortgage-backed securities                                                3,309              3,240
                                                                              -----              -----
TOTAL                                                                      $172,347           $166,748
                                                                           ========           ========

Gains and losses realized on sales of investments are as follows:

(in thousands)                                                       1999       1998           1997
                                                                     ----       ----           ----

Proceeds from sales                                              $205,826        $194,514      $254,470
Gross gains realized                                                3,007          10,901        10,639
Gross losses realized                                              (3,310)          6,560         1,195



  Net investment income for the years ended December 31 are as follows (in thousands):

                                                                 1999            1998              1997
                                                                 ----            ----              ----

Fixed maturities                                                  $11,522     $11,034           $10,061
Equity securities                                                     376         551               305
Cash and short-term investments                                     1,382       1,245             1,385
Mortgage loans                                                        152         173               182
Other                                                               (174)          32              (39)
                                                                    -----          --              ----
Total investment income                                            13,258      13,035            11,894
Investment expenses                                                 (723)        (662)            (447)
                                                                    -----        -----            -----
Net investment income                                             $12,535     $12,373           $11,447
                                                                  =======     =======           =======

  Investments with a market value of $12,728 and $14,950 (amortized cost of $12,760 and $14,726) as of December 31, 1999 and 1998, respectively, were on deposit in the United States and Canada. The deposits are required by various insurance departments and others to support licensing requirements and certain reinsurance contracts, respectively.

4.   Deferred Policy Acquisition Costs:

Policy acquisition costs are capitalized and amortized over the life of the policies. Policy acquisition costs are those costs directly related to the issuance of insurance policies including commissions, premium taxes, and underwriting expenses net of reinsurance commission income on such policies. During 1999 the Company changed its method of calculating deferred policy acquisition costs by including investment income in the computation. Prior period calculations did not consider investment income. The effect of the change was to increase policy acquisition costs by approximately $4,071 in 1999. Policy acquisition costs both acquired and deferred, and the related amortization charged to income were as follows:

(in thousands)                                                   1999            1998           1997
                                                                 ----            ----           ----

Balance, beginning of year                                        $16,332     $10,740        $12,800
Costs deferred during year                                         43,714      53,658         57,155
Amortization during year                                         (46,126)     (48,066)       (59,215)
                                                                 --------     --------       --------
Balance, end of year                                              $13,920     $16,332        $10,740
                                                                  =======     =======        =======

5.   Property and Equipment:

Property and equipment at December 31 are summarized as follows (in thousands):

                                                                 Accumulated

                                                   1999 Cost     Depreciation      1999 Net     1998 Net
                                                   ---------     ------------      --------     --------

Land                                                      $260             $ --          $260         $260
Buildings                                                7,412            1,232         6,180        6,348
Office furniture and equipment                           6,833            4,080         2,753        2,990
Automobiles                                                134               42            92           55
Computer equipment                                      20,889            8,238        12,651        9,210
                                                        ------            -----        ------        -----
Total                                                  $35,528          $13,592       $21,936      $18,863
                                                       =======          =======       =======      =======


Accumulated depreciation at December 31, 1998 was $9,401. Depreciation expense related to property and equipment for the years ended December 31, 1999, 1998 and 1997 were $4,382, $3,109 and $1,764, respectively.

6.   Intangible Assets:

Intangible assets at December 31 are as follows (in thousands):

                                                                  Accumulated

                                                   1999 Cost     Depreciation      1999 Net     1998 Net

Goodwill                                               $42,785           $4,641       $38,144      $39,332
Deferred debt costs                                      5,131              413         4,718        4,889
Other                                                   1,299               940          359         1,560
                                                        ------              ---          ----        -----
                                                      $49,215            $5,994      $43,221       $45,781
                                                      ========           ======      ========      =======


Accumulated amortization at December 31, 1998 was $3,697. Amortization expense related to intangible assets for the years ended December 31, 1999, 1998 and 1997 was $2,453, $2,379 and $1,197 respectively.

7.   Notes Payable:

At December 31, 1999, IGF maintained a revolving bank line of credit in the amount of $15,000 (the "IGF Revolver"). At December 31, 1999 and 1998, the outstanding balance was $15,000 and $12,000 respectively. Interest on this line of credit was at the New York prime rate (8.50% at December 31, 1999) minus .75% adjusted daily. This line is collateralized by the crop-related uncollected premiums, reinsurance recoverable on paid losses, Federal Crop Insurance Corporation (FCIC) annual settlement, and a first lien on the real estate owned by IGF. The IGF Revolver contains certain covenants which (i) restricts IGF's ability to accumulate common stock; (ii) sets minimum standards for investments and policyholder surplus; and (iii) limits the ratio of net written premiums to surplus. At December 31, 1999, IGF was not in compliance with the minimum statutory surplus covenant. However, IGF has received a waiver from the bank for December 31, 1999.

The weighted average interest rate on the line of credit was 7.02%, 6.96%, and 8.75% during 1999, 1998 and 1997, respectively.

Notes payable at December 31, 1999 also includes a $1,000 note due 2001 on the purchase of NACU at no interest. The balance of notes payable at December 31, 1999 includes three smaller notes (less than $300 each) assumed in the acquisition of NACU due 2002-2006 with periodic payments at interest rates ranging from 7% to 9.09%.

8.   Preferred Securities:

On August 12,  1997,  the  Company's  trust  subsidiary  issued $135  million in preferred securities ("Preferred Securities") at a rate of 9.5% paid semi-annually. The principal asset of the trust subsidiary are Senior Subordinated Notes of the Company in the principal amount of $135 million with an interest rate and maturity date substantially identical to those of the Preferred Securities. The Preferred Securities were offered under Rule 144A of the SEC ("Preferred Securities Offering") and, pursuant to the Registration Rights Agreement executed at closing, the Company filed a Form S-4 Registration Statement with the SEC on September 16, 1997 to effect the Exchange Offer. The S-4 Registration Statement was declared effective on September 30, 1997 and the Exchange Offer successfully closed on October 31, 1997. The proceeds of the Preferred Securities Offering were used to repurchase the remaining minority interest in Superior Group Management for $61 million, repay the balance of the term debt of $44.9 million the balance, after expenses, of approximately $24 million was contributed to the nonstandard automobile insurers of which $10.5 million was contributed in 1997. Expenses of the issue aggregated $5.1 million and are amortized over the term of the Preferred Securities (30 years). In the third quarter of 1997, the Company wrote off the remaining unamortized costs of the term debt of approximately $1.1 million pre-tax or approximately $0.07 per share which was recorded as an extraordinary item.

The Preferred Securities represent company-obligated mandatorily redeemable securities of subsidiary holding solely parent debentures and have a term of 30 years with semi-annual interest payments commencing February 15, 1998. The Preferred Securities may be redeemed in whole or in part after 10 years. The Preferred Security obligations of approximately $13 million per year is funded from the Company's nonstandard automobile management company and dividend capacity from the crop operations. The nonstandard auto funds are the result of management and billing fees in excess of operating costs.

The Trust Indenture for the Preferred Securities contains certain restrictive covenants. These covenants are based upon the Company's consolidated coverage ratio of earnings before interest, taxes, depreciation and amortization (EBITDA) whereby if the Company's EBITDA falls below 2.5 times consolidated interest expense (including Preferred Security distributions) for the most recent four quarters the following restrictions become effective:

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

These restrictions currently apply as the Company's consolidated coverage ratio was (4.89) in 1999, and will continue to apply until the Company's Consolidated Coverage Ratio is in compliance with the terms of the Trust Indenture. The Company is in compliance with these additional restrictions and therefore, this does not represent a default by the Company on the Preferred Securities.

Assuming the Preferred Securities Offering took place at January 1, 1997, the proforma effect of this offering on the Company's consolidated statement of earnings from continuing operations for the year ended December 31, 1997 is as follows:

                                                                   Unaudited
                                                                (In thousands)

   Revenues                                                       $313,014
   Net earnings from continuing operations                         $15,314
   Net earnings  from  continuing  operations  per common            $1.43
     share (fully diluted)

The pro forma results are not necessarily indicative of what actually would have occurred if these transactions had been in effect for the entire periods presented. In addition, they are not intended to be a projection of future results.

9.   Unpaid Losses and Loss Adjustment Expenses (in thousands):

Activity in the liability for unpaid losses and loss adjustment expenses is summarized as follows:

                                                                              1999       1998        1997
                                                                               ----       ----        ----

Balance at January 1                                                       $200,972      $136,772    $101,719
Less reinsurance recoverables                                                74,370        51,104      29,459
                                                                             ------        ------      ------
                                                                            126,602        85,668      72,260
                                                                            -------        ------      ------
                        NET BALANCE AT JANUARY 1

Incurred related to:
Current year                                                                234,737       257,470     201,118
Prior years                                                                  30,461        12,996      10,967
                                                                             ------        ------      ------
                                                                            265,198       270,466     212,085
                                                                            -------       -------     -------
                             TOTAL INCURRED

Paid related to:
Current year                                                                140,128       167,171     138,111
Prior years                                                                  98,274        62,361      60,566
                                                                             ------        ------      ------
                                                                            238,402       229,532     198,677
                                                                            -------       -------     -------
                               TOTAL PAID

    NET BALANCE AT DECEMBER 31                                              153,398       126,602      85,668
Plus reinsurance recoverables                                                61,550        74,370      51,104
                                                                             ------        ------      ------
                                                                           $214,948      $200,972    $136,772
                                                                           ========      ========    ========

                         BALANCE AT DECEMBER 31

Reserve  estimates  are  regularly  adjusted in  subsequent  reporting  periods, consistent with sound insurance reserving practices, as new facts and circumstances emerge which indicate a modification of the prior estimate is necessary. The adjustment, referred to as "reserve development," is inevitable given the complexities of the reserving process and is recorded in the statements  of  earnings  in the  period  the need for the  adjustments  becomes apparent. The foregoing reconciliation indicates that deficient reserve developments of $30,461, $12,996 and $10,967 in the December 31, 1999, 1998, and
1997 loss and loss adjustment expense reserves, respectively, emerged in the following year. The 1997 and 1998 deficient reserve development occurred primarily due to volatility in the historical trends for the nonstandard automobile business as a result of significant growth during 1996 and 1997. The deficient reserve development during 1999 resulted from a higher than expected frequency and severity on nonstandard automobile claims and from higher than expected losses on 1998 AgPI policies (see Note 18).

The anticipated effect of inflation is implicitly considered when estimating liabilities for losses and loss adjustment expenses. While anticipated price increases due to inflation are considered in estimating the ultimate claim costs, the increase in average severities of claims is caused by a number of factors that vary with the individual type of policy written. Future average severities are projected based on historical trends adjusted for implemented changes in underwriting standards, policy provisions, and general economic trends. Those anticipated trends are monitored based on actual development and are modified if necessary.

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

10.   Income Taxes:

The Company files a consolidated federal income tax return with its wholly-owned subsidiaries. Intercompany tax sharing agreements between the Company and its wholly-owned subsidiaries provide that income taxes will be allocated based upon separate return calculations in accordance with the Internal Revenue Code of 1986, as amended. Intercompany tax payments are remitted at such times as estimated taxes would be required to be made to the Internal Revenue Service ("IRS"). Refunds received from the IRS are distributed in a timely manner to the appropriate subsidiaries.

A reconciliation of the differences between federal tax computed by applying the federal statutory rate of 35% to income before income taxes and the income tax provision is as follows (in thousands):

                                                                              1999          1998        1997
                                                                              ----          ----        ----

Computed income taxes (benefit) at statutory rate                           $(25,002)    $(2,815)    $11,880
Alternative minimum taxes                                                      1,000          --          --
Dividends received deduction                                                     (92)       (130)        (78)
                                                                                 793         621         229
                     Goodwill and acquisition costs

Other                                                                          1,212         286         (50)
                                                                               -----         ---         ----
                                                                            $(22,089)    $(2,038)    $11,981
                                                                            =========    ========    =======
Valuation allowance                                                           23,134          --          --
                                                                              ------          --          --
Income Tax Expense (Benefit)                                                  $1,045     $(2,038)    $11,981
                                                                              ======     ========    =======

The net deferred tax asset at December 31, 1999 and 1998 is comprised of the following (in thousands):

                                                                                      1999       1998

Deferred tax assets:
    Unpaid losses and loss adjustment expenses                                      $4,112      $3,353
    Unearned premiums and prepaid insurance                                          5,568       5,972
    Allowance for doubtful accounts                                                  1,022       1,118
    Unrealized losses on investments                                                 2,637          --
    Net operating loss carryforwards                                                15,163         233
    Other                                                                              303       1,468
                                                                                       ---       -----
                                                                                   $28,805     $12,144

                                  DEFERRED TAX ASSET

Defered tax liabilities:
Defered policy acquisition costs                                                    (4,872)     (5,716)
Unrealized gains on investments                                                         --        (680)
Other                                                                                 (799)       (602)
                                                                                      -----       -----
DEFERRED TAX LIABILITY                                                              (5,671)     (6,998)
----------------------                                                              -------     -------
                                                                                    23,134       5,146
        VALUATION ALLOWANCE                                                        (23,134)         --
                                                                                   --------         --
NET DEFERRED TAX ASSET                                                           $        --    $5,146
----------------------                                                           ===========    ======

At December 31, 1999 the Company's net deferred tax assets are fully offset by a valuation allowance. The company will continue to assess the valuation allowance and to the extent it is determined that such allowance is no longer required, the tax benefit of the remaining net deferred tax assets will be recognized in the future.

As of December 31, 1999, the Company has unused net operating loss carryovers available as follows (in thousands):

           Years ending not later than December 31:                Amount

                  2000                                               $541
                  2002                                                126
                  2019                                             42,658
                                                                   ------
                   TOTAL                                          $43,325
                   -----                                          =======

Federal income tax filings attributed to the Company have been examined by the IRS through 1996. Beginning in April 2000, the IRS began examining the 1997, 1998, and 1999 federal corporate income tax filings for the Company and its subsidiaries.

11.   Leases:

The Company leases buildings, furniture, cars and equipment under operating leases. Operating leases generally include renewal options for periods ranging from two to seven years and require the Company to pay utilities, taxes, insurance and maintenance expenses.

The following is a schedule of future minimum lease payments under cancelable and non-cancelable operating leases for each of the five years succeeding December 31, 1999 and thereafter, excluding renewal options (in thousands):

Year Ending December 31:
2000                                                                  $4,316
2001                                                                   2,529
2002                                                                   2,270
2003                                                                   1,411
2004 and Thereafter                                                    2,586

Rental expense charged to operations in 1999, 1998 and 1997 amounted to $3,607, $2,939 and $1,176, respectively, including amounts paid under short-term cancelable leases.

12.   Reinsurance:

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

Approximately 72.4% of amounts recoverable from reinsurers are with the FCIC, a branch of the federal government. Another 17.3% of recoverable amounts are with Granite Reinsurance Company Ltd. ("Granite Re"), an affiliated foreign corporation which has not applied for an A.M. Best rating, related primarily to commercial business which is ceded 100% to Granite Re, which are fully collateralized. An additional 3.7% of uncollateralized recoverable amounts are with companies which maintain an A.M. Best rating of at least A+. Company management believes amounts recoverable from reinsurers are collectible.

In the fourth quarter of 1998, the Company commuted its nonstandard automobile quota share reinsurance treaties with an unrelated party at no gain or loss and completely absolved the reinsurer of all future liabilities.

On March 2, 1998, the Company announced that it had signed an agreement with Continental Casualty Company ("CNA") to assume its multi-peril and crop hail operations. CNA wrote approximately $80 million of multi-peril and crop hail insurance business in 1997. The Company reinsures a small portion of the Company's total crop book of business (approximately 22% MPCI and 15% crop hail) with CNA. Starting in the year 2000, assuming no event of change in control as defined in the agreement, the Company can purchase the reinsurance from CNA through a call provision or CNA can require the Company to buy the premiums reinsured with CNA. Regardless of the method of takeout of CNA, CNA must not compete in MPCI or crop hail for a period of time. There was no purchase price. The formula for the buyout in the year 2000 is based on a multiple of average pre-tax earnings that CNA received from reinsuring the Company's book of business.

Reinsurance activity for 1999, 1998 and 1997, which includes reinsurance with related parties, is summarized as follows (in thousands):

                         1999                               Direct       Assumed         Ceded          Net
                         ----                               ------       -------         -----          ---

Premiums Written                                          $385,655       $88,032     $(216,124)    $257,563
Premiums Earned                                            406,243        88,776      (229,685)     263,334
Incurred losses and loss adjustment expenses               395,843        98,882      (229,685)     265,198
Commission expenses (income)                                60,309        16,370       (73,088)       3,591

                         1998

Premiums Written                                          $425,526      $127,664     $(220,982)    $332,208
Premiums Earned                                            426,817       125,045      (226,938)     324,923
Incurred losses and loss adjustment expenses               402,093       127,970      (259,597)     270,466
Commission expenses (income)                                65,652        28,900       (85,081)       9,471

                         1997

Premiums Written                                          $430,002       $30,598     $(183,059)    $277,541
Premiums Earned                                            400,081        33,209      (161,476)     271,814
Incurred losses and loss adjustment expenses               290,712        35,034      (113,296)     212,450
Commission expenses (income)                                59,951         7,461       (77,898)     (10,486)


Amounts recoverable from reinsurers relating to unpaid losses and loss adjustment expenses were $61,550 and $74,370, as of December 31, 1999 and 1998, respectively. These amounts are reported as assets and are not netted against the liability for loss and loss adjustment expenses in the accompanying Consolidated Balance Sheets.

13.   Related Parties:

The Company and its subsidiaries have entered into transactions with various related parties including transactions with Goran and its affiliates, Granite Insurance Company (Granite) and Granite Re, Goran's subsidiaries.

The following balances were outstanding at December 31 (in thousands):

                                                                                          1999         1998

Investments in and advances to related parties:

Nonredeemable, nonvoting preferred stock of Granite                                        $702        $702
Due from directors and officers                                                             265       1,443
Other receivables from related parties                                                      495       1,400
                                                                                            ---       -----
    Total Receivables                                                                    $1,462      $3,545
                                                                                         ------      ======

                                                                                          1999         1998

Reinsurance payable to affiliates                                                        $2,124         $--
                                                                                         ------         ===



The following transactions occurred with related parties in the years ended December 31 (in thousands):

                                                                                    1999       1998       1997
                                                                                    ----       ----       ----
Reinsurance under various treaties, net:

Ceded premiums earned                                                              $9,082   $21,439    $13,537
Ceded losses and loss adjustment expenses incurred                                  7,710    14,069     11,876
Ceded commissions                                                                   1,169     4,048      3,523
Consulting fees charged by various related parties                                  3,652     3,134      1,150

In February 1998, Superior Group Management loaned Granite Re $3,199 payable in February 2002 with interest due semiannually at 6.8% to be used as collateral for reinsurance transactions. At December 31, 1999 and 1998, the amounts outstanding on this loan were nil and $1,302, respectively. The amounts due from officers and directors is composed substantially of interest bearing loans with definitive principal repayment schedules. The Company paid $3,112, $2,832, and $1,034, in 1999, 1998 and 1997, respectively, for consulting and other services relative to the conversion to the Company's new nonstandard automobile operating system. The Company has capitalized these costs as part of its new nonstandard automobile operating system. Approximately 90% of these payments are for services provided by consultants and vendors unrelated to the Company. Stargate Solutions ("Stargate") manages the work of the unrelated consultants and vendors and, as compensation for such work, has retained approximately 10% of the payments referred to above in return for management services provided. During 1998, Stargate was owned beneficially by certain directors of the Company and a relative of those directors. Also included in consulting fees to related parties is $520 and $270 in 1999 and 1998, respectively, for payments to Onex, Inc., an officer of whom was on the Company's Board of Directors, for employment related matters.

14.   Regulatory Matters:

Pafco and IGF, domiciled in Indiana, prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by the Indiana Department of Insurance (IDOI). Statutory requirements place limitations on the amount of funds which can be remitted to the Company from Pafco and IGF. The Indiana statute allows 10% of surplus as regard to policyholders or 100% of net income, whichever is greater, to be paid as dividends only from earned surplus. The Superior entities, domiciled in Florida, prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by the Florida Department of Insurance (FDOI). In the consent order approving the Acquisition of Superior, the FDOI (the "Acquisition Consent Order") has prohibited Superior from paying any dividends for four years without the prior written approval of the FDOI which prohibition was in effect through the 1999 calendar year. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed.

IGF received written approval through December 31, 1999 from the IDOI to reflect its business transacted with the FCIC as a 100% cession with any net underwriting results recognized in ceding commissions for statutory accounting purposes, which differs from prescribed statutory accounting practices. As of December 31, 1999, that permitted transaction had no effect on statutory surplus or net income. The underwriting profit results of the FCIC business, net of reinsurance of $18,206, $18,405 and $31,595, are netted with policy acquisition and general and administrative expenses for the years ended December 31, 1999, 1998 and 1997, respectively, in the accompanying Consolidated Statements of Earnings.

The NAIC is considering the adoption of a recommended statutory accounting standard for crop insurers, the impact of which is uncertain since several methodologies are currently being examined. Although the IDOI has permitted the Company to continue for its statutory financial statements through December 31, 1999 its practice of recording its MPCI business as 100% ceded to the FCIC with net underwriting results recognized in ceding commissions, the IDOI has indicated that in the future it will require the Company to adopt the MPCI accounting practices recommended by the NAIC or any similar practice adopted by the IDOI. Since such a standard would be adopted industry-wide for crop insurers, the Company would also be required to conform its future GAAP financial statements to reflect the new MPCI statutory accounting methodology and to restate all historical GAAP financial statements consistently with this methodology for comparability. The Company cannot predict what accounting methodology will eventually be implemented, but believe the Company will be required to adopt such methodology. The Company anticipates that any such new crop accounting methodology will not affect GAAP net earnings.

Net income (loss) of the insurance subsidiaries, as determined in accordance with statutory accounting practices (SAP), was $(20.5) million, $(21.5) million and $7.7 million, for 1999, 1998 and 1997, respectively. Consolidated statutory capital and surplus was approximately $50 million and $105 million at December 31, 1999 and 1998, respectively.

As of December 31, 1999, the risk-based capital of IGF was in excess of the company action level. Superior's risk-based capital ratio was at 199% or $151,000 below the company action level and Pafco's risk-based ratio was at 72% or $10.5 million below the company action level using the NAIC guidelines. To address IDOI concerns relating to Pafco, on February 17, 2000, Pafco agreed to an order under which the IDOI may monitor more closely the ongoing operations of Pafco. Among other matters, Pafco must:

o Refrain from doing any of the following without the IDOI's prior written consent: selling assets or business in force or transferring property, except in the ordinary course of business; disbursing funds, other than for specified purposes or for normal operating expenses and in the ordinary course of business (which does not include payments to affiliates, other than under written contracts previously approved by the IDOI, and does not include payments in excess of $10,000); lending funds; making investments, except in specified types of investments; incurring debt, except in the ordinary course of business and to unaffiliated parties; merging or consolidating with another company, or entering into new, or modifying existing, reinsurance contracts.

o Reduce its monthly auto premium writings, or obtain additional statutory capital or surplus, such that the year 2000 ratio of gross written premium to surplus and net written premium to surplus does not exceed 4.0 and 2.4, respectively; and provide the IDOI with regular reports demonstrating compliance with these monthly writings limitations. Further restrictions in premium writings would result in lower premium volume. Management fees payable to Superior Group are based on gross written premium therefore lower premium volume would result in reduced management fees paid by Pafco.

o                 Provide a summary of affiliate transactions to the IDOI.

o Continue to comply with prior IDOI agreements and orders to correct business practices, under which (as previously disclosed) Pafco must provide monthly financial statements to the IDOI, obtain prior IDOI approval of reinsurance arrangements and of affiliated party transactions, submit business plans to the IDOI that address levels of surplus and net premiums written, and consult with the IDOI on a monthly basis.

Pafco's inability or failure to comply with any of the above could result in the IDOI requiring further reductions in Pafco's permitted premium writings or in the IDOI instituting future proceedings against Pafco. No report has yet been issued by the IDOI on its previously disclosed target examination of Pafco, covering loss reserves, pricing and reinsurance.

Pafco has also agreed with the Iowa Department of Insurance (IADOI) to (i) limit its policy counts on automobile business in Iowa and (ii) provide the IADOI with policy count information on a monthly basis until June 30, 2000 and thereafter on a quarterly basis.

In addition Pafco has agreed to provide monthly financial information to other departments of insurance in states in which it writes business.

As previously disclosed, with regard to IGF and as a result of the losses experienced by IGF in the crop insurance operations, IGF has agreed with the IDOI to provide monthly financial statements and consult monthly with the IDOI, and to obtain prior approval for affiliated party transactions. IGF currently is not in compliance with its agreement to provide monthly financial statements to IDOI; however IGF is working with the IDOI to provide this information on a timely basis.

IGF has agreed with the IADOI that it will not write any nonstandard business, other than that which it is currently writing until such time as IGF has: (i) increased surplus; (ii) a net written premium to surplus ratios less than three to one; and (iii) surplus reasonable to its risk.

The FDOI has initiated examinations covering Superior. The scope of these examinations has covered or will cover market conduct, data processing systems, Year 2000 readiness and financial examinations as of June 30, 1999 and December 31, 1999. Although no report has been issued or other action taken by the FDOI, Superior expects to maintain ongoing discussions with the FDOI to address these and other issues, including reserve levels and financial review and reporting.

The Company's operating subsidiaries, their business operations, and their transactions with affiliates, including the Company, are subject to regulation and oversight by the IDOI, the FDOI, and the insurance regulators of other states in which the subsidiaries write business. The Company is a holding company and all of its operations are conducted by its subsidiaries. Regulation and oversight of insurance companies and their transactions with affiliates is conducted by state insurance regulators primarily for the protection of policyholders and not for the protection of other creditors or of shareholders. Failure to resolve issues with the IDOI and the FDOI in a manner satisfactory to the Company could result in future regulatory actions or proceedings that materially and adversely affect the Company.

In 1998, the NAIC adopted the Codification of Statutory Accounting Principles guidance, which will replace the current Accounting Practices and Procedures manual as the NAIC's primary guidance on statutory accounting. The NAIC is now considering amendments to the Codification guidance that would also be effective upon implementation. The NAIC has recommended an effective date of July 1, 2001. The Codification provides guidance for areas where statutory accounting has been silent and changes current statutory accounting in some areas.

It is not known whether the IDOI or the FDOI will adopt the Codification, and whether the Departments will make any changes to the guidance. The Company has not estimated the potential effect of the Codification guidance if adopted by the departments of insurance. However, the actual effect of adoption could differ as changes are made to the Codification guidance, prior to its recommended effective date of July 1, 2001.

15.   Commitments and Contingencies:

On February 23, 2000, a complaint for a class action alleging violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 was filed against the Company, certain officers, and certain directors in the United States District Court for the Southern District of Indiana. The complaint alleges, among other things, that the defendants rendered false and misleading statements and/or omissions concerning financial condition and business prospects of the Company, as well as the financial benefits that would inure to the Company and its shareholders. The Company intends to vigorously defend the claims brought against it.

The California Department of Insurance (CDOI) has advised the Company that it is reviewing a possible assessment which could total $3 million. This possible assessment relates to the charging of brokers fees charged to policyholders by independent agents who placed business with Superior. The CDOI has indicated that such broker fees charged by the independent agent to the policyholder were improper and has requested reimbursement to the policyholders by Superior. The Company did not receive any of these broker fees. As the ultimate outcome of this potential assessment is not deemed probable, the Company has not accrued any amount in its consolidated financial statements. Although the assessment has not been formally made by the CDOI at this time, the Company will vigorously defend any potential assessment and believes it will prevail.

         In 1998, IGF sold a total of 157 policies for agricultural business interruption insurance called AgPI that were intended to protect businesses that depend upon a steady flow of crop (or crops) to stay in business. This product was sold to a variety of businesses involved in agribusiness, including farmers, as well as grain elevator operators, produce shippers, custom harvesters, cotton gins, agriculture chemical dealers and other processing businesses whose income is heavily dependent on a stable supply of raw product (i.e., cotton), or whose product sales are negatively affected if crop yields fall (i.e., chemical dealers). Most of the policies were sold to California policyholders. The policy form required that the county in which crops reside must suffer a minimum level of crop loss before a loss recovery by a policyholder is possible. After the county loss test was met, then the policyholder must demonstrate an insurable economic loss on an individual basis under the policy.

The Company recognized approximately $7.6 million in written premium in 1998, of which $6 million was earned in 1998 and $1.6 million earned in the first quarter of 1999. Adverse weather conditions and resultant crop damage in parts of the country where the policies were sold, led the Company to begin establishing reserves for its possible exposure. However, the lack of National Agricultural Statistical Service ("NASS") and policyholder loss data adversely affected the Company's ability to establish the amount of their exposure. At December 31, 1998, the Company set its reserves at an amount equal to 100% of the earned premium. County loss data, as well as policyholder loss data, gradually became known starting in late April 1999. As of May 28, 1999, the Company recognized that it was experiencing unexpected adverse loss development on these policies and increased its incurred losses related to 1998 policies to $15 million. When the Company published second quarter results, NASS data was complete, and the Company had received policyholder data on nearly all policies to determine its exposure. The Company's estimated gross ultimate incurred loss and loss adjustment expense ("LAE") related to these policies was $25 million (gross loss before reinsurance recoveries). As the Company continued to investigate and reevaluate these claims, it increased its estimated ultimate gross incurred loss and loss adjustment expense related to these policies to $34.5 million.

IGF is a party to a number of pending legal proceedings relating to AgPI. IGF remains a defendant in six lawsuits pending in California state court (King and Fresno counties) having settled four other suits including two declaratory judgment actions that were brought by IGF in Federal District Court in California. In addition, IGF has settled 13 arbitration proceedings involving policyholders of the AgPI and has no outstanding arbitrations relating to this product. The first of these proceedings was commenced in July 1999. All discovery in the remaining proceedings has been stayed pending a June 2000 hearing on IGF's appeal of an order denying a dismissal of the cases and a remanding of these disputes to arbitration as called for in the policy provisions. The policyholders involved in the open proceedings have asserted that IGF is liable to them for the face amount of their policies, an aggregate of approximately $14.7 million, plus an unspecified amount of punitive damages and attorney's fees. As of December 31, 1999, IGF had paid an aggregate of approximately $7 million to the policyholders involved in these legal proceedings. The Company increased its reserves by $9.5 million in the fourth quarter of 1999 and reserved a total of $34.5 million in 1999 of which $22.3 million was paid through December 31, 1999.

Less than $0.1 million of 1999 gross written AgPI premiums have been written and assumed by the Company in 1999; in addition the policy language was revised materially. Based on the information presently available, the Company believes that it has recognized, through loss and LAE payments and reserves, its ultimate loss exposure related to the AgPI product. The Company feels its financial reserves for the lawsuits and arbitrations are sufficient to cover the resulting liability, if any, that may arise from these matters. However, there can be no assurance that the Company's ultimate liability for AgPI related claims will not be materially greater than the $34.5 million in gross losses already recorded in the consolidated financial statements related to this product and will not have a material adverse effect on the Company's results of operations or financial condition. Of the $34.5 million AgPI losses reserved approximately $21 million has been paid to date.

During the first quarter of 1999, the Company entered into reinsurance arrangements covering a portion of the AgPI business. Under those arrangements, during the first quarter the Company recorded $4.7 million of ceded gross premium and a $9.4 million reinsurance recovery, deferring the resulting net gain of $4.7 million. The $4.7 million deferred gain was recognized as income in the second quarter. The Company subsequently negotiated a change to the reinsurance in the fourth quarter which resulted in approximately $4.2 million additional gain being recorded as of December 31, 1999. The Company is not entitled to any further recoveries under these reinsurance arrangements.

The Company is a joint and several guarantor in a $7.25 million debt collateralized by operating assets held in an entity in which the company is a 50% owner. The estimated fair market value of the assets approximates the debt.

At December 31, 1998, the Company provided an allowance of $3.2 million associated with discrepancies identified in connection with the processing of premiums from the assumption of the CNA business and the related premiums receivable balance. In 1999, the Company resolved the discrepancy and reduced the allowance to $0.

Two assertions have been made in Florida alleging that service charges or finance charges are in violation of Florida law. The plaintiffs are attempting to obtain class certification in these actions. The Company believes that it has substantially complied with the premium financing statute and intends to vigorously defend any potential loss.

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

16.      Supplemental Cash Flow Information:

Cash paid for interest and income taxes are summarized as follows:

      (in thousands)                                                         1999       1998         1997
                                                                             ----       ----         ----

      Cash paid for interest                                                 $515       $260       $3,467
      Cash  paid/(received)  for federal income taxes,  net of refunds   (17,910)      5,351       11,670
      refunds

17.      Disclosures About Fair Values of Financial Instruments:

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

a)       Fixed Maturity, Equity Securities, and Other Investments:
         Fair values for fixed maturity and equity securities are based on quoted market prices.

b)       Short-term Investments, and Cash and Cash Equivalents:
         The carrying value for assets classified as short-term investments, and cash and cash equivalents in the accompanying Consolidated Balance Sheets approximates their fair value.

c) Short-term Debt: The carrying value for short-term debt approximates fair value.

d) Preferred Securities: The December 31, 1999 estimated market value of the Preferred Securities was $67,500 based on quoted market prices.

18.   Segment Information:

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

                                              Nonstandard
                                                 Auto                      Segment     Corporate     Consolidated
                                                              Crop         Totals       & Other        Totals

(in thousands)
Year Ended December 31, 1999

Premiums earned                                  $249,094    $14,240     $263,334            --       $263,334
Fee income                                         15,185        456       15,641            --         15,641
Net investment income                              12,339        293       12,632           (97)        12,535
Net realized capital gain                           (281)         21         (260)          (43)          (303)
                                                    -----         --         -----          ----          -----
Total Revenue                                     276,337     15,010      291,347          (140)       291,207
                                                  -------     ------      -------          -----       -------
Loss and loss adjustment expenses                 230,973     34,225      265,198           ---        265,198
Operating expenses                                 91,859        215       92,074         2,063         94,137
Amortization of intangibles                            --        493          493         2,194          2,687
Interest expense                                       --        620          620            --            620
Total expenses                                    322,832     35,553      358,385         4,257        362,642
                                                  -------     ------      -------         -----        -------
Earnings   (loss)  before  income  taxes,
    minority  interest and  extraordinary
    item                                        $(46,495)   $(20,543)    $(67,038)      $(4,397)      $(71,435)
                                                =========   =========    =========      ========      =========
Segment assets                                   $229,640   $145,622     $375,262      $124,549       $499,811
                                                 ========   ========     ========      ========       ========



Year Ended December 31, 1998
Premiums earned                                  $264,022    $60,901     $324,923            --       $324,923
Fee income                                         16,431      3,772       20,203            --         20,203
Net investment income                              11,958        275       12,233           140         12,373
Net realized capital gain                           4,124        217        4,341            --          4,341
                                                    -----        ---        -----            --          -----
Total revenue                                    $296,535     65,165      361,700           140        361,840
                                                 --------     ------      -------           ---        -------

Loss and loss adjustment expenses                 217,916     52,550      270,466            --        270,466
Operating Expenses                                 73,346     21,906       95,252         1,624         96,876
Amortization of intangibles                            --        339          339         2,040          2,379
Interest expense                                       --        163          163            --            163
                                                       --        ---          ---            --            ---
Total expenses                                    291,262     74,958      366,220         3,664        369,884
                                                  -------     ------      -------         -----        -------
Earnings   (loss)  before  income  taxes,
    minority  interest and  extraordinary
    item                                           $5,273    $(9,793)     $(4,520)      $(3,524)       $(8,044)
                                                   ======    ========     ========      ========       ========

Segment assets                                   $376,831   $143,434     $520,265       $49,172       $569,437
                                                 ========   ========     ========       =======       ========

Year Ended December 31, 1997

Premiums earned                                  $251,020    $20,794     $271,814            --       $271,814
Fee income                                         15,515      2,276       17,791            30         17,821
Net investment income                              10,969        191       11,160           287         11,447
Net realized capital gain                           9,462        (18)       9,444            --          9,444
                                                    -----        ----       -----            --          -----
Total revenue                                    $286,966    $23,243     $310,209          $317       $310,526
                                                 --------    -------     --------          ----       --------

Loss and loss adjustment expenses                 195,900     16,550      212,450            --        212,450
Operating Expenses                                 72,463    (14,404)      58,059         1,719         59,778
Amortization of intangibles                            --          2            2         1,195          1,197
Interest expense                                       --        233          233         2,925          3,158
                                                       --        ---          ---         -----          -----
Total expenses                                    268,363      2,381      270,744         5,839        276,583
                                                  -------      -----      -------         -----        -------

Earnings   (loss)  before  income  taxes,
    minority  interest and  extraordinary
    item                                          $18,603    $20,862      $39.465       $(5,522)      $(33,943)
                                                  =======    =======      =======      ========      =========
Extraordinary item, net of tax                      (713)         --         (713)           --           (713)
                                                    =====         ==        =====            ==          =====
Segment assets                                   $363,864   $119,660     $483,524       $46,351       $529,875
                                                 ========   ========     ========       =======       ========



19.   Stock Option Plans:

On November 1, 1996, the Company adopted the Symons International Group, Inc. 1996 Stock Option Plan (the "SIG Stock Option Plan"). The SIG Stock Option Plan provides the Company authority to grant nonqualified stock options and incentive stock options to officers and key employees of the Company and its subsidiaries and nonqualified stock options to nonemployee directors of the Company and Goran. Options have been granted at an exercise price equal to the fair market value of the Company's stock at date of grant. All of the outstanding stock options vest and become exercisable in three equal installments on the first, second and third anniversaries of the date of grant. On October 14, 1998, all SIG options were repriced to $6.3125 per share. In November 1999, certain officers and non employee directors of the Company surrendered a total of 1,153,600 stock options.

Information regarding the SIG Stock Option Plan is summarized below:

                                                       1999                       1998                      1997
                                                      Weighted                   Weighted                  Weighted
                                                       Average                    Average                   Average
                                                      Exercise                   Exercise                  Exercise
                                          Shares        Price     Shares           Price     Shares          Price
                                          ------        -----                      -----                     -----
Outstanding  at the  beginning of the     1,457,833      $6.3125     1,000,000      $6.3125      830,000       $12.50
 year

Granted                                          --      $6.3125       478,000       6.3125      185,267        15.35
Exercised                                   (1,667)      $6.3125       (4,332)       6.3125      (1,667)        12.50
Forfeited/Surrendered                   (1,243,133)      $6.3125      (15,835)       6.3125     (13,600)        12.50
                                        -----------      -------      --------       ------     --------        -----
Outstanding at the end of the year          213,033      $6.3125     1,457,833      $6.3125    1,000,000       $13.03
                                            =======      =======     =========      =======    =========       ======
Options exercisable at year end             120,366      $6.3125       760,289      $6.3125      521,578       $12.50
Available for future grant                1,286,967                     42,167                        --


The weighted average remaining life of the SIG options as of December 31, 1999 is 7.9 years.

The Board of Directors of Superior Group Management adopted the GGS Management Holdings, Inc. Stock Option Plan (the "Superior Group Management Stock Option
Plan"), effective April 30, 1996. The Superior Group Management Stock Option Plan authorizes the granting of nonqualified and incentive stock options to such officers and other key employees as may be designated by the Board of Directors of Superior Group Management. Options granted under the Superior Group Management Stock Option Plan have a term of ten years and vest at a rate of 20% per year for the five years after the date of the grant. The exercise price of any options granted under the Superior Group Management Stock Option Plan is subject to the following formula: 50% of each grant of options having an exercise price determined by the Board of Directors of Superior Group Management at its discretion, with the remaining 50% of each grant of options subject to a compound annual increase in the exercise price of 10%, with a limitation on the exercise price escalation as such options vest.

Information regarding the Superior Group Management Stock Option Plan is summarized below:

                                                      1999                       1998                      1997
                                                    Weighted                   Weighted                  Weighted
                                                     Average                   Average                    Average
                                                    Exercise                   Exercise                  Exercise
                                         Shares       Price     Shares(1)       Price      Shares(1)       Price
                                         ------       -----                     -----                      -----
Outstanding  at the  beginning of the
 year                                      94,732       $51.75       95,282        $51.75       27,777       $51.75
Granted                                        --           --           --            --       68,855           --
Forfeited                                 (2,500)       $51.75        (550)         51.75      (1,350)        51.75
                                          -------       ------        -----         -----      -------        -----
Outstanding at the end of the year         92,232       $51.75       94,732        $51.75       95,282       $51.75
                                           ======       ======       ======        ======       ======       ======
Options exercisable at year end            42,448                    24,601                      5,555
Available for future grant                 18,879                    16,379                     15,829

(1) Prior years outstanding share options have been restated to properly reflect outstanding options as at those respective dates.

                                                                    Options                        Options
                                                                      Outstanding                    Exercisable
                                                        Weighted      weighted                       Weighted
                                                        Average       Average                        Average
                                        Number      Remaining Life    Exercise Price     Number      Exercise Price
                                                              -----
Range of Exercise Prices             Outstanding       (in years)                      Exercisable

44.17 - $53.45                              64,561               6.8          $46.13         39,668          $47.35
$58.79-$71.14                               27,671               6.8           64.87          2,777          $58.79
                                            ------               ---           -----          -----          ------
                                            92,232                                           42,445
                                            ======                                           ======

The Company applies Accounting Principles Board Opinion No. 25, "Accounting of Stock Issued to Employees" and related interpretation in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for such plans. Had compensation cost been determined, based on the fair value at the grant dates for options granted under both the SIG Stock Option Plan and the GGSH Stock Option Plan during 1999, 1998 and 1997consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's pro forma net earnings and pro forma earnings per share for the years ended December 31, 1999, 1998 and 1997 would have been as follows:

(Dollars  in  thousands,  except per    1999 As       1999        1998 As        1998        1997 As     1997 Pro
share amounts)                         Reported     Pro forma    Reported     Pro forma     Reported       Forma
                                       --------     ---------    --------     ---------     --------       -----

Net earnings (loss)                     $(80,816)    $(82,513)    $(14,417)     $(16,352)      $16,305      $14,927
Basic earnings (loss) per share           $(7.78)      $(7.95)     $ (1.39)       $(1.57)        $1.56        $1.43

Fully  diluted  earnings  (loss) per
share                                     $(7.78)      $(7.95)      $(1.39)       $(1.57)        $1.52        $1.38


The fair value of each option grant used for purposes of estimating the pro forma amounts summarized above is estimated on the date of grant using the Black-Scholes option-price model with the weighted average assumptions shown in the following table:

                                                      SIG             SIG
                                                   1998 Grants    1997 Grants


Risk-free interest rates
 Dividend yields                                             5.4%       6.4%
 Volatility factors                                           .41       .39
 Weighted average expected life                         3.2 Years      3.3 Years
 Weighted average fair value per share                      $5.73      $5.54

20.   Quarterly Financial Information (unaudited):

Quarterly financial information is as follows:

(in thousands)                                                    First      Second      Third      Fourth             Total
                                                                  -----      ------      -----      ------             -----
                           1999

Gross written premiums                                         $152,022    $173,869    $67,686     $80,110          $473,687
Net premiums written                                             75,299      75,786     55,254      51,224           257,563
Net premiums earned                                              64,337      72,911     66,554      59,532           263,334
Total revenues                                                   70,706      79,690     72,228      68,583           291,207
Net earnings (loss)                                             (1,022)     (9,764)   (19,093)    (50,937)          (80,816)
Net earnings (loss) per share - basic                            (0.10)      (0.94)     (1.84)      (4.90)            (7.78)
Net earnings (loss) per share - fully diluted                    (0.10)      (0.94)     (1.84)      (4.90)            (7.78)

                           1998

Gross premiums written                                         $178,396    $173,094    $97,353    $104,347          $553,190
Net premiums written                                             99,561     104,714     70,694      57,239           332,208
Net premiums earned                                              68,485      98,958     93,912      63,568           324,923
Total revenues                                                   79,898     108,008    101,986      71,948           361,840
Net earnings                                                      4,924       5,668   (13,326)    (11,683)          (14,417)
Net earnings (loss) per share - basic                              0.47        0.55     (1.28)      (1.13)            (1.39)
Net earnings (loss) per share - fully diluted                      0.46        0.53     (1.28)      (1.13)            (1.39)

In the fourth quarter of 1999, the Company provided for a valuation allowance on its net deferred tax assets of $23.1 million.

In the fourth quarter of 1999, the Company provided for additional AgPI loss reserves of $5.3 million, net of reinsurance.

During the fourth quarters of 1999 and 1998, the Company increased reserves on its nonstandard automobile business by $6.9 million and $3.0 million for both current and prior accident years.

In the fourth quarter of 1998, the Company provided a $3.2 million reserve for potential processing errors in the crop business assumed from CNA. The Company also increased its reserves on AgPI exposures by approximately $1.8 million. As is customary in the crop insurance industry, insurance company participants in the FCIC program receive more precise financial results from the FCIC in the fourth quarter based upon business written on spring-planted crops. On the basis of FCIC-supplied financial results, IGF recorded, in the fourth quarter, an additional underwriting gain (loss), net of reinsurance, on its FCIC business of $791, $(3,506) and $6,979 during 1999, 1998 and 1997, respectively.

21.   Subsequent Events

On March 23, 2000, the FDOI notified the Company that Superior is required to not exceed a written premiums to surplus ratio of 4 to 1 as computed on an annualized basis and to file on a monthly basis a schedule that verifies its compliance with the net writing limitation of 4 to 1.

On February 29, 2000, the Company contributed $2.0 million in capital to Pafco.

22.   Management's Plans

The Company reported net losses of $80.8 million and $14.4 million for the years 1999 and 1998 respectively. While the stockholders equity at December 31, 1999 is a deficit of approximately $25.0 million, the Company has a thirty year mandatorily redeemable preferred stock outstanding of $135 million at an interest rate of 9.5%. This Trust Preferred is not due for redemption until 2027. The insurance subsidiaries have statutory surplus of approximately $50 million upon which the Company conducts its insurance operations. The management has initiated substantial changes in operational procedures and business in an effort to return the Company to profitable levels and to improve its financial condition. The nonstandard auto insurance segment hired a new President, a new Chief Information Officer, and pricing and claims management since the yearend. The Company has and is continuing to raise its rates in a market environment where increasing rates and withdrawal from the market by other companies shows positive trends for an improving profitability of the nonstandard auto division. The crop insurance company has experienced a substantial increase in gross sales in its major product lines and strong demand for its new innovative products.

Management believes that despite the recent losses and the deterioration in stockholders equity and statutory surplus, it has developed a business plan that if successfully implemented, can substantially improve operating results and its financial condition.

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

The Company maintains systems of internal controls which are designed to provide reasonable assurance that accounting records are reliable and to safe-guard the Company's assets. The independent accounting firm of BDO Seidman LLP has audited and reported on the Company's financial statements. Their opinion is based upon audits conducted by them in accordance that the consolidated financial statements are free of material misstatements.

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

/s/ Douglas H. Symons
Chief Executive Officer

April __, 2000

Board of Directors And Stockholders of Symons International Group, Inc. And Subsidiaries

We have audited the accompanying consolidated balance sheet of Symons International Group, Inc. and subsidiaries (the Company) as of December 31, 1999, and the related consolidated statements of earnings (loss), changes in stockholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated balance sheet of Symons International Group, Inc. and subsidiaries as of December 31, 1998 and the related consolidated statements of earnings (loss), changes in stockholders' equity and cash flows for the years ended December 31, 1998 and 1997, were audited by other auditors whose report dated April 13, 1999, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1999 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Symons International Group, Inc. and subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

/s/ _____________________
---------------------

BDO SEIDMAN, LLP

Grand Rapids, Michigan
March 14, 2000, except for Note 22,
 which is as of March 23, 2000

Board of Directors And Stockholders of Symons International Group, Inc. And Subsidiaries

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, changes in stockholders' equity and cash flows present fairly, in all material respects, the consolidated financial position of Symons International Group, Inc. and subsidiaries (the Company) at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
Indianapolis, Indiana
April 13, 1999

Stockholder Information

Corporate Offices
Symons International Group, Inc.
4720 Kingsway Drive
Indianapolis, Indiana  46205
(317) 259-6300

Registrar and Transfer Agent
National City Bank
4100 West 150th Street
3rd Floor
Cleveland, Ohio  44135-1385

Independent Public Accountants
BDO Seidman, LLP
99 Monroe, Avenue, N.W., Suite 800
Grand Rapids, Michigan  49503-2698

Annual Meeting of Stockholders
 May 31, 2000

10:00 a.m.
Corporate Offices
4720 Kingsway Drive

Indianapolis, Indiana  46205

Annual Report on Form 10-K

A copy of the Annual Report on Form 10-K for Symons International Group, Inc. for the year ended December 31, 1999, filed with the Securities and Exchange Commission, may be obtained, without charge, upon request to the individual and address noted under Shareholder Inquiries.

Market and Dividend Information

Symons International Group, Inc.'s common stock trades on the NASDAQ Stock Market's National Market under the symbol SIGC.

                                     NASDAQ

                                                                                 1999               1998


Quarter Ended                                                                High      Low       High      Low

March 31                                                                      9.625     4.125    20.375   16.125

June 30                                                                       6.375     4.000    20.500   16.375

September 30                                                                  8.438     4.250    19.875   16.000

December 31                                                                   5.625     1.156    15.750    5.375

On March 22, 2000, the Company received notice from Nasdaq - Amex that the Listing Qualifications Panel has determined that the Company was not in compliance with certain listing qualifications. On or before June 30, 2000, the Company must make a filing with the SEC and Nasdaq - Amex evidencing complete compliance with the required qualifications including net tangible assets excluding Preferred Securities, of at least $15,000,000, market value of public float of at least $5,000,000 for a period of ten consecutive days immediately thereafter, and a minimum $1.00 per share bid price requirement. In the event that the Company fails to comply with any of the terms of these requirements, the Company's securities will be delisted from The Nasdaq National Market. There can be no assurance that the Company will be able to comply with such requirements. In that event, the Company expects that its common stock may then be traded on the OTC Bulletin Board.

As of March 20, 2000, the Company had approximately 1200 stockholders based on the number of holders of record and an estimate of the number of individual participants represented by securities position listings.

Symons International Group, Inc. did not declare or pay cash dividends on its common stock during the years ended December 31, 1999 and 1998. The Company does not plan to pay cash dividends on its common stock in order to retain earnings to support the growth of its business.

Shareholder Inquiries

Inquiries should be directed to:
Douglas H. Symons
Chief Executive Officer

Symons International Group, Inc.
Tel:  (317) 259-6413
E-mail:  dsymons@sigins.com

Board of Directors

G. Gordon Symons
Chairman of the Board

Symons International Group, Inc.
Goran Capital Inc.

Alan G. Symons

President and Chief Executive Officer, Goran Capital Inc.

Douglas H. Symons

President and Chief Executive Officer, Symons International Group, Inc. Vice President and Chief Operating Officer, Goran Capital Inc.

John K. McKeating

Retired former President and Owner of Vision 2120 Optometric Clinics

Robert C. Whiting
President, Prime Advisors, Ltd

Larry S. Wechter

Managing Director and Chief Executive Officer
Monument Advisers, Inc.

Gene Yerant
Executive Vice President

Symons International Group, Inc.
Chief  Operating  Officer and President
Superior Insurance Group, Inc.

Executive Officers

Douglas H. Symons

President, Chief Executive Officer and Secretary
Symons International Group, Inc.

Bruce K. Dwyer

Vice President, Chief Financial Officer
Symons International Group, Inc.

Gene Yerant
Executive Vice President

Symons International Group, Inc.
Chief Operating  Officer and President
Superior Insurance Group, Inc.

Dennis G. Daggett
Chief Executive Officer
IGF Insurance Company

Mary E. DeLaat

Vice President, Chief Accounting Officer
Symons International Group, Inc.

Gregg Albacete
Chief Information Officer
Symons International Group, Inc.

Company, Subsidiaries and Branch Offices

CORPORATE OFFICE

Symons International Group, Inc.
4720 Kingsway Drive
Indianapolis, Indiana  46205
Tel:  317-259-6300
Fax:  317-259-6395
Website:  www.sigins.com

SUBSIDIARIES AND BRANCHES                      IGF Southwest
Pafco General Insurance Company                7914 Abbeville Avenue
4720 Kingsway Drive                            Lubbock, Texas  79424
Indianapolis, Indiana  46205                   Tel:  806-783-3010
Tel:  317-259-6300                             Fax:  806-783-3017
Fax:  317-259-6395
                                               IGF South
                                               101 Business Park Drive, Suite c
Superior Insurance Company                     Ridgeland, Mississippi  39157
280 Interstate North Circle, N.W., Suite 500   Tel:  601-957-9780
Atlanta, Georgia  30339                        Fax:  601-957-9793
Tel:  770-952-4885
Fax:  770-988-8583

                                                 IGF West
Superior Insurance Company                       1700 Bullard Avenue, Suite 106
5483 W. Waters Avenue                            Fresno, California  93710
Suite 1200, Building P                           Tel:  559-432-0196
Tampa, Florida  33634                            Fax:  559-432-0294
Tel:  813-887-4878
Fax:  813-287-8362                               IGF North
                                                 116 South Main, Box 1090
Superior Insurance Company                       Stanley, North Dakota  58784
1745 West Orangewood Road, Suite 210             Tel:  701-628-3536
Orange, California  92826                        Fax:  701-628-3537
Tel:  714-978-6811
Fax:  714-978-0353                               IGF - NACU
                                                 Highway 210 West, Box 375
IGF Insurance Company                            Henning, Minnesota 56551
Corporate Office                                 Tel:  218-583-4800
6000 Grand Avenue                                Fax:  218-583-4852
Des Moines, Iowa  50312
Tel:  515-633-1000
Fax:  515-633-1010

IGF Mid East
3921 Pintail Drive

Springfield, Illinois  62707
Tel:  217-726-2450
Fax:  217-726-2451

BACK PAGE

SIG Logo

SYMONS INTERNATIONAL GROUP, INC.

4720 Kingsway Drive
Indianapolis, Indiana  46205

Tel:   317-259-6300
Fax:  317-259-6395

                                  EXHIBIT INDEX

Reference to                                            Sequential
Regulation S-K                                          Page
Exhibit No.                                             Document Number


2.1          The Strategic Alliance Agreement by and between
             Continental Casualty Company and IGF Insurance Company,
             IGF Holdings, Inc. and Symons International Group, Inc.
             dated February 28, 1998 is incorporated by reference to Exhibit 2.1 of the Registrant's 1997 Form 10-K.

2.2 The MPCI Quota Share Reinsurance Contract by and between
             Continental Casualty Company and IGF Insurance Company,
             IGF Holdings, Inc. and Symons International Group, Inc.
             dated February 28, 1998 is incorporated by reference to Exhibit 2.2 of the Registrant's 1997 Form 10-K.

2.3 The MPCI Quota Share Reinsurance Agreement by and between
             Continental Casualty Company and IGF Insurance Company,
             IGF Holdings, Inc. and Symons International Group, Inc.
             dated February 28, 1998 is incorporated by reference to Exhibit 2.3 of the Registrant's 1997 Form 10-K.

2.4 The Crop Hail Insurance Quota Share Contract by and between
             Continental Casualty Company and IGF Insurance Company,
             IGF Holdings, Inc. and Symons International Group, Inc.
             dated February 28, 1998 is incorporated by reference to Exhibit 2.4 of the Registrant's 1997 Form 10-K.

2.5 The Crop Hail Insurance Quota Share Agreement by and between
             Continental Casualty Company and IGF Insurance Company, IGF Holdings, Inc. and Symons International Group, Inc.
             dated February 28, 1998 is incorporated by reference to Exhibit 2.5 of the Registrant's 1997 Form 10-K.

2.6 The Crop Hail Insurance Services and Indemnity Agreement by
             and between Continental Casualty Company and IGF Insurance
             Company, IGF Holdings, Inc. and Symons International Group, Inc. dated February 28, 1998 is incorporated by reference to Exhibit 2.6 of the Registrant's 1997 Form 10-K.

2.7 The Multiple Peril Crop Insurance Service and Indemnity Agreement
             by and between Continental Casualty Company and IGF Insurance Company, IGF Holdings, Inc. and Symons International Group, Inc. dated February 28, 1998 is incorporated by reference to Exhibit 2.7 of the Registrant's 1997 Form 10-K.

2.8      The Stock Purchase Agreement between IGF Holdings, Inc. and
             1911 CORP, dated July 7, 1998 is incorporated by reference to
             Exhibit 2.9 of the Registrant's 1998 Form 10-K.


3.1 The Registrant's Restated Articles of Incorporation are incorporated by reference to Exhibit 3.1 of the Registrant's Registration Statement on Form S-1, Reg. No. 333-9129.

3.2 Registrant's Restated Code of Bylaws, as amended, is incorporated by reference to Exhibit 1 of the Registrant's 1996 Form 10-K.

4.1(1)       The Senior Subordinated Indenture between Symons
             International Group, Inc. as issuer and Wilmington Trust Company as trustee for SIG Capital Trust I dated August 12, 1997 is incorporated by reference in the Registrant's Registration Statement on Form S-4, Reg. No. 333-35713.

4.1(2) First Supplemental Senior Subordinated Indenture between Symons International Group, Inc. and Wilmington Trust Company Related to SIG Capital Trust I dated January 15, 1998 is incorporated by reference to Exhibit 4.3(2) of the Registrant's 1997 Form 10-K.

10.1 The Management Agreement among Superior Insurance Company, Superior American Insurance Company, Superior Guaranty Insurance Company and GGS Management, Inc. dated April 30, 1996 is incorporated by reference to Exhibit 10.5 of the Registrant's Registration Statement on Form S-1, Reg. No. 333-9129.

10.2 The Management Agreement between Pafco General Insurance Company and Registrant dated May 1, 1987, as assigned to GGS Management, Inc. effective April 30, 1996, is incorporated by reference to Exhibit 10.6 of the Registrant's Registration Statement on Form S-1, Reg. No. 333-9129.

10.3 The Administration Agreement between IGF Insurance Company and Registrant dated February 26, 1990, as amended, is incorporated by reference to Exhibit 10.7 of the Registrant's Registration Statement on Form S-1, Reg. No. 333-9129.

10.4         The Agreement between IGF Insurance Company and Registrant dated November 1, 1990 is incorporated by reference to
             Exhibit 10.8 of the Registrant's Registration Statement on Form S-1, Reg. No. 333-9129.

10.5         The Registration Rights Agreement between Goran Capital Inc.
             and Registrant dated May 29, 1996 is incorporated by reference to Exhibit 10.13 of the Registrant's Registration
              Statement on Form S-1, Reg. No. 333-9129.

10.6         The Employment Agreement between GGS Management,
             Holdings, Inc. and Douglas H. Symons dated January 31, 1996 is incorporated by reference to Exhibit 10.16(2) of the Registrant's Registration Statement on Form S-1, Reg. No. 333-9129.

10.7 The Employment Agreement between IGF Insurance Company and Dennis G. Daggett effective February 1, 1996 is incorporated by reference to Exhibit 10.17(1) of the Registrant's
             Registration Statement on Form S-1, Reg. No. 333-9129.

10.8 The Employment Agreement between IGF Insurance Company and Thomas F. Gowdy effective February 1, 1996 is incorporated by reference to Exhibit 10.17(2) of the Registrant's Registration Statement on Form S-1, Reg. No. 333-9129.

10.9 The GGS Management Holdings, Inc. 1996 Stock Option Plan is incorporated by reference to Exhibit 10.21 of the Registrant's Registration Statement on Form S-1, Reg. No. 333-9129.

10.10 The Registrant's 1996 Stock Option Plan is incorporated by reference to Exhibit 10.22 of the Registrant's Registration Statement on Form S-1, Reg. No. 333-9129.

10.11 The Registrant's Retirement Savings Plan is incorporated by reference to Exhibit 10.24 of the Registrant's Registration Statement on Form S-1, Reg. No. 333-9129.

10.12 The Insurance Service Agreement between Mutual Service Casualty Company and IGF Insurance Company dated May 20, 1996 is incorporated by reference to Exhibit 10.25 of the Registrant's Registration Statement on Form S-1, Reg. No. 333-9129.

10.13(1) The Automobile Third Party Liability and Physical Damage Quota Share Reinsurance Contract between Pafco General Insurance Company and Superior Insurance Company is incorporated by reference to Exhibit 10.27(1) of the Registrant's Registration Statement on Form S-1, Reg. No. 333-9129.

10.13(2) The Crop Hail Quota Share Reinsurance Contract and Crop Insurance Service Agreement between Pafco General Insurance Company and IGF Insurance Company is incorporated by reference to Exhibit 10.27(2) of the Registrant's Registration Statement on Form S-1, Reg. No. 333-9129.

10.13(3) The Automobile Third Party Liability and Physical Damage Quota Share Reinsurance Contract between IGF Insurance Company and Pafco General Insurance Company is incorporated by reference to Exhibit 10.27(3) of the Registrant's Registration Statement on Form S-1, Reg. No. 333-9129.

10.13(4)     The Multiple Line Quota Share Reinsurance Contract between

             IGF Insurance Company and Pafco General Insurance Company is incorporated by reference to Exhibit 10.27(4) of the Registrant's Registration Statement on Form S-1, Reg. No. 333-9129.

10.13(5) The Standard Reinsurance Agreement between Federal Crop Insurance Corporation and IGF Insurance Company dated July 1, 1997.

10.13(6) The Automobile Variable Quota Share Reinsurance Agreement between The Superior Group and IGF Insurance Company dated October 1, 1998 is incorporated by reference to Exhibit 10.18(6) of the Registrant's 1999 Form 10-K.

10.13(7) The Automobile Variable Quota Share Reinsurance Agreement between The Pafco Group and IGF Insurance Company dated October 1, 1998 is incorporated by reference to Exhibit 10.18(7) of the Registrant's 1999 Form 10-K.

10.13(8) The Automobile Variable Quota Share Reinsurance Agreement between The Pafco Group and Granite Reinsurance Company, Ltd. dated October 1, 1998 is incorporated by reference to
             Exhibit 10.18(8) of the Registrant's 1999 Form 10-K.

10.13(9) Amendment No. 1 to the 1998 Standard Reinsurance Agreement dated July 29, 1998.

10.14(1) The SIG Capital Trust I 91/2% Trust Preferred Securities Purchase Agreement dated August 7, 1997 is incorporated by reference in the Registrant's Registration Statement on Form S-4, Reg. No. 333-35713.

10.14(2)     The Registration Rights Agreement among Symons
             International Group, Inc., SIG Capital Trust I and Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co., CIBC Wood Gundy Securities Corp. and Mesirow Financial, Inc. dated August 12, 1997 is incorporated by reference in the Registrant's Registration Statement on Form S-4,
             Reg. No. 333-35713.

10.14(3)     The Declaration of Trust of SIG Capital Trust 1 dated
             August 4, 1997 is incorporated by reference in the Registrant's Registration Statement on Form S-4, Reg. No. 333-35713.

10.14(4)     The Amended and Restated Declaration of Trust of SIG
             Capital Trust I dated August 12, 1997 is incorporated by reference in the Registrant's Registration Statement on Form S-4,
             Reg. No. 333-35713.

13           Annual Report to Security Holders

21           Schedule of Subsidiaries of the Registrant

27           Financial Data Schedule