Form 10-K, Exhibit 13
period 2001-12-31
SYMONS INTERNATIONAL GROUP INC
filed 2002-04-01
CIK 1013698

                        SYMONS INTERNATIONAL GROUP, INC.

                          ANNUAL REPORT TO SHAREHOLDERS

                                DECEMBER 31, 2001




CORPORATE PROFILE

Symons International Group, Inc. owns insurance companies principally engaged in the sale of nonstandard automobile insurance. Superior Insurance Company of Tampa, Florida and Pafco General Insurance Company of Indianapolis, Indiana underwrite nonstandard automobile insurance in the United States. Nonstandard automobile insurance is marketed and sold through independent agents to drivers who are unable to obtain coverage from insurers at standard or preferred rates.

Prior to 2001, the Company was also engaged in the crop insurance business through its subsidiary IGF Insurance Company. On June 6, 2001, the Company exited the crop insurance business when it sold the crop insurance operations of IGF to a third party. Accordingly, the financial statements included in this report reflect the results of the crop insurance segment as "discontinued operations".

The common stock of Symons International Group, Inc. trades on the OTC Bulletin Board under the symbol "SIGC.OB".




TABLE OF CONTENTS                                                                               PAGE
-----------------                                                                               ----

Financial Highlights                                                                              2
Vice Chairman's Report to Shareholders                                                            3
Selected Financial Data                                                                           4
Management's Discussion and Analysis of Financial Condition and Results of Operations             5
Consolidated Financial Statements                                                                15
Notes to Consolidated Financial Statements                                                       19
Reports of Independent Accountants                                                               41
Shareholder Information                                                                          42
Roster of Directors and Executive Officers                                                       43
Subsidiary and Branch Office Locations                                                           44

FINANCIAL HIGHLIGHTS For the years ended December 31,
(In thousands, except per share data)

                                                       2001           2000          1999          1998         1997
                                                       ----           ----          ----          ----         ----

Gross premiums written                                $161,092       $174,461     $236,401      $310,164     $334,199
Net operating earnings (loss) from continuing
operations (1)                                        (14,574)       (18,997)     (48,374)         (335)        7,739
Net earnings (loss) from discontinued
operations                                             (2,156)       (17,041)     (15,373)       (6,484)       13,560
Net earnings (loss)                                   (32,892)       (88,425)     (80,816)      (14,417)       16,305
Basic operating earnings (loss) per share from
continuing operations (1)                               (1.40)         (1.83)       (4.66)        (0.03)         0.74
Basic earnings (loss)  per share from
discontinued operations                                 (0.21)         (1.64)       (1.48)        (0.62)         1.30
Basic earnings (loss) per share                         (3.17)         (8.51)       (7.78)        (1.39)         1.56
Shareholders' equity (deficit)                       (144,012)      (112,445)     (24,980)        61,995       78,363
Return on average equity (2)                               N/A            N/A          N/A       (20.5%)        21.9%
Book value (deficit) per share                         (13.87)        (10.83)       (2.41)          5.97         7.50
Market value per share                                    0.07           0.36         1.44          7.25        19.22

(1) Operating earnings and per share amounts exclude amortization, interest, taxes, deferred income, realized capital gains and losses, minority interest, and any extraordinary items.
(2) Return on average equity cannot be calculated due to the accumulated deficit in shareholders' equity in 2001, 2000 and 1999.


                                        SYMONS INTERNATIONAL GROUP, INC.
                                               CORPORATE STRUCTURE


                                        Symons International Group, Inc.

                                --------------------------------------------------------
                Superior Insurance Group Management, Inc.                       IGF Holdings, Inc.


                     Superior Insurance Group, Inc.                            IGF Insurance Company

                    -----------------------------
                Pafco General           Superior Insurance
              Insurance Company              Company

                                      -----------------------
                               Superior American    Superior Guaranty
                               Insurance Company    Insurance Company


Vice Chairman's Report to Shareholders
--------------------------------------------------------------------------------



Dear Fellow Shareholder:

Hopefully, this year will be the last that I will have to report poor results on behalf of management. The year was a very tough one due to a poor market coupled with the closing of IGF and the sale of the crop assets. We exited the crop operations after three years of very difficult times. This exit from the industry resulted from poor crop/hail results, as well as from a product called AgPI, which was the result of a third party insurance company and several brokers causing irreparable harm to us. The government-sponsored MPCI product continually reducing government subsidies and, at the same time, increasing the overhead cost of companies through reporting and government mandated risk management also hurt the business. We set out to sell the operations in December of 2000 and on June 6, 2001 successfully sold IGF's crop assets to Acceptance Insurance Companies, Inc. In return for a fee, we also agreed that Symons International Group and all of its subsidiaries would stay out of the crop business for a certain period of time.

We kept the IGF company and certain assets and liabilities. We are running off the remaining risks as well as taking legal action against the third party insurance company and the agents who sponsored and sold improperly the AgPI product in an endeavor to recover an approximate $30 million in cash, plus damages.

On a more positive note, the nonstandard auto operations, which are written in PAFCO General Insurance Company and the Superior Insurance Group of companies, have seen substantial changes to management, the building of a new operating system, the withdrawal from certain states and substantial increases in rates over the last 2 years. The renewal business is performing at acceptable loss ratios. New business continues to be at unacceptable loss ratios. We've continued to take steps to rectify this imbalance and are hopeful that 2002 will see a return to profitability.

While we've reduced our overall employment from approximately 1,000 people to approximately 336, we are hopeful that once we get things right, we can start growing the company again.

The market for insurance, and specifically nonstandard auto, could not be better. There has been a withdrawal of many companies from nonstandard auto, as well as a shutdown of small independents due to the pullback of reinsurance support.

Rate increases by all auto writers have allowed pricing to return to reasonable levels. We now have offices in California, Virginia, Florida, Georgia, Indiana, and Colorado. It is management's feeling that regional centers improve the ultimate marketing of products and the settlement of losses.

We wish to thank our many employees and our Board of Directors for helping us work towards returning Symons International to profitability.

Yours sincerely,


/s/ Alan G. Symons
--------------------------
Alan G. Symons
Vice Chairman of the Board

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
SYMONS INTERNATIONAL GROUP, INC.

The selected consolidated financial data presented below is derived from the consolidated financial statements of the Company and its subsidiaries for the years ended December 31. This information should be read in conjunction with the consolidated financial statements of the Company and the notes thereto, included elsewhere in this report. All information in thousands, except share, per share, and ratio data.

                                                         2001         2000          1999         1998         1997
                                                         ----         ----          ----         ----         ----
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Gross Premiums Written                                 $161,092     $174,461     $236,401     $310,164      $334,199
Net Premiums Earned                                      76,947      137,706      249,094      264,022       251,020
Fee Income                                               12,295       14,140       15,185       16,431        15,545
Net Investment Income                                     6,286       10,074       12,242       12,098        11,256

Income (Loss) from Continuing Operations               $(30,736)    $(71,384)    $(65,443)     $(7,933)       $2,745
Income (Loss) from Discontinued Operations               (2,156)     (17,041)     (15,373)      (6,484)       13,560
                                                         -------     --------     --------      -------       ------
Net Income (Loss)                                      $(32,892)    $(88,425)    $(80,816)    $(14,417)      $16,305
                                                       =========    =========    =========    =========      =======

PER COMMON SHARE DATA:
Basic Income (Loss) from Continuing
   Operations                                            $(2.96)      $(6.87)      $(6.30)       $(.76)          $.26
Basic Income (Loss) from Discontinued
   Operations                                             (0.21)       (1.64)       (1.48)        (.62)          1.30
                                                          ------       ------       ------        -----          ----
Basic Net Income (Loss)                                  $(3.17)      $(8.51)      $(7.78)      $(1.38)         $1.56
                                                         =======      =======      =======      =======         =====
Basic Weighted Average Shares Outstanding                 10,385       10,385       10,385       10,402        10,450
                                                          ======       ======       ======       ======        ======

RATIOS:
Loss and LAE Ratio (1)                                     91.5%        82.3%        92.7%        82.5%         78.0%
Expense Ratio (2)                                          36.7%        38.8%        31.6%        22.2%         23.4%
                                                           -----        -----        -----        -----         -----
Combined Ratio (3)                                        128.2%       121.1%       124.3%       104.7%        101.4%
                                                          ======       ======       ======       ======        ======

CONSOLIDATED BALANCE SHEET DATA:
Total Investments                                       $107,027     $134,140     $201,887     $220,366      $213,829
Total Assets                                             243,536      287,957      373,812      448,885       469,872
Loss and Loss Adjustment Expense Reserves                 81,142      108,117      152,455      134,024       118,988
Trust Preferred Securities                               135,000      135,000      135,000      135,000       135,000
Total Shareholders' Equity (Deficit)                   (144,012)    (112,445)     (24,980)       61,995        78,363
Book Value (Deficit) Per Share                           (13.87)      (10.83)       (2.41)         5.97          7.50


(1) Loss and LAE Ratio: The ratio of loss and loss adjustment expenses ("LAE") incurred during the period, as a percentage of premiums earned.

(2) Expense Ratio: The ratio of policy acquisition, general and administrative expenses less billing fees, as a percentage of premiums earned.

(3)  Combined Ratio: The sum of the Loss and LAE Ratio and the Expense Ratio.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

All statements, trend analyses, and other information herein contained relative to markets for the Company's products and/or trends in the Company's operations or financial results, as well as other statements including words such as "anticipate," "could," "feel(s)," "believes," "plan," "estimate," "expect," "should," "intend," "will," and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, among other things: (i) the effect on customers, agents, employees and others due to the Company's receipt of a going concern opinion from its accountants; (ii) general economic conditions, including prevailing interest rate levels and stock market performance; (iii) factors affecting the Company's nonstandard automobile operations such as rate increase approval, policy renewals, new business written, and premium volume; and (iv) the factors described in this section and elsewhere in this report.

OVERVIEW

Symons International Group, Inc. (the "Company") owns insurance companies that underwrite and market nonstandard private passenger automobile insurance. The Company's principal insurance company subsidiaries are Pafco General Insurance Company ("Pafco"), Superior Insurance Company ("Superior") and IGF Insurance Company ("IGF"). The Company is a 73.1% owned subsidiary of Goran Capital Inc. ("Goran").

THE COMPANY'S ACCOUNTANTS HAVE ISSUED A GOING CONCERN OPINION

The Company's accountants have issued a report on their audit of the Consolidated Financial Statements of the Company as of December 31, 2001 which raises doubt as to the Company's ability to continue as a going concern given the recurring operating losses experienced by the Company over the past few years and the Company's net capital deficiency. None of the Company's insurance subsidiaries have going concern opinions. See - Liquidity and Capital Resources for a discussion of management's plans to address these matters.

STRATEGIC ALIGNMENT

As previously announced, in the fourth quarter of 2000, management initiated a strategic review of the Company's operations. This review resulted in a plan to divest the Company's crop insurance segment, allowing management to focus on nonstandard automobile insurance. In June 2001, the Company sold its crop segment and adopted a plan to wind-down the remaining crop segment obligations.

Accordingly, financial results of the crop insurance segment are presented as discontinued operations in the Company's financial statements. Continuing operations of the Company consist of the single nonstandard automobile insurance segment.

NONSTANDARD AUTOMOBILE INSURANCE OPERATIONS

Pafco, Superior, Superior Guaranty Insurance Company ("Superior Guaranty"), Superior American Insurance Company ("Superior American") and IGF, are engaged in the writing of insurance coverage for automobile physical damage and liability policies for nonstandard risks. Nonstandard risk insureds are those individuals who are unable to obtain insurance coverage through standard market carriers due to factors such as poor premium payment history, driving experience or violations, particular occupation or type of vehicle. The Company offers several different policies that are directed towards different classes of risk within the nonstandard market. Premium rates for nonstandard risks are higher than for standard risks. Since it can be viewed as a residual market, the size of the nonstandard private passenger automobile insurance market changes with the insurance environment and grows when the standard coverage becomes more restrictive. Nonstandard policies have relatively short policy periods and low limits of liability. Also, since the nonstandard automobile insurance business typically experiences lower rates of retention than standard automobile insurance, the number of new policyholders underwritten by nonstandard automobile insurance carriers each year is substantially greater than the number of new policyholders underwritten by standard carriers.

RESULTS OF OPERATIONS

OVERVIEW

2001 COMPARED TO 2000

For the year 2001, the Company reported a loss on continuing operations of $(30,736,000) or $(2.96) per share (basic and diluted). Loss on continuing operations for the year 2000 was $(71,384,000) or $(6.87) per share (basic and diluted), which included a one-time write down of goodwill in the amount of $33,464,000. Loss before income taxes and distributions on minority interest was $(15,930,000) and $(59,946,000) for 2001 and 2000, respectively. Operating earnings (loss) from continuing operations, measured as income/(loss) before amortization, interest, taxes, realized capital gains and losses and minority interest was $(14,574,000) or $(1.40) per share (basic and diluted) in 2001 and $(18,997,000) or $(1.83) per share in 2000 (basic and diluted).

The loss from discontinued operations was $(2,156,000) and $(17,041,000) for 2001 and 2000, respectively. Underwriting losses and operating costs in excess of original estimates contributed to the losses in 2001.

The Company is continuing to seek and implement rate increases and other underwriting actions to achieve profitability. A number of systems have been automated and service problems have been eliminated or significantly reduced. Although the Company has taken a number of actions to address factors contributing to these past losses, there can be no assurance that operating losses will not continue. See "Liquidity and Capital Resources" for further discussion of recent trends and uncertainties that are reasonably likely to have a material effect on the Company's financial condition and results of operations.

2000 COMPARED TO 1999

For the year 2000, the Company reported a loss on continuing operations of $(71,384,000) or $(6.87) per share (basic and diluted) which included a one-time write down of goodwill in the amount of $33,464,000. Loss on continuing operations for the year 1999 was $(65,443,000) or $(6.30) per share. Loss before income taxes and distributions on minority interest was $(59,946,000) and $(50,892,000) for 2000 and 1999, respectively. Operating earnings (loss) from continuing operations, measured as income/(loss) before amortization, interest, taxes, realized capital gains and losses and minority interests was $(18,997,000) or $(1.83) per share (basic and diluted) in 2000 and $(48,374,000)
or $(4.66) per share in 1999 (basic and diluted). Premium rate increases and reductions in loss ratios are the primary factors contributing to the reduction in operating losses for 2000.

Discontinued operations reported losses of $(17,041,000) and $(15,373,000) for 2000 and 1999, respectively.

YEARS ENDED DECEMBER 31, 2001 AND 2000

GROSS PREMIUMS WRITTEN

Gross premiums written have decreased 7.7% or $13,369,000 in 2001 from 2000 levels. Premium rate increases of approximately 24.8% were implemented throughout 2001 that were offset by a reduction in policies in force of 23.3%. In addition, the decline in gross premiums resulted from the Company exiting certain highly competitive markets and instituting other underwriting initiatives intended to increase profitability, which had the effect of reducing premium. Regulatory action in certain states also limited premiums written.

NET PREMIUMS WRITTEN

Net premiums written represent the portion of premiums retained by the Company after consideration for risk sharing through reinsurance contracts. As a result of losses in the Company's insurance subsidiaries and to manage overall risk retention, the Company entered into a reinsurance agreement to cede a portion of its gross written premiums to a third party. During 2001, the Company ceded approximately 54% of its gross written premiums on new and renewal business, under a quota share reinsurance contract that was effective January 1, 2000, to the reinsurers. In addition, the Company ceded a portion of its unearned premium reserve bringing the total cession to 79% in 2001.

NET PREMIUMS EARNED

Net premiums earned decreased 44.1% or $60,759,000 for the year ended December 31, 2001 as compared to the same period in 2000. Premiums are earned ratably over the term of the underlying insurance contracts. The reduction in net premiums earned is reflective of the overall reduction in gross premiums written and the increase in ceded premiums.

FEE INCOME

Fee income is derived from installment billings and other services provided to policyholders. For the year ended December 31, 2001, fee income decreased 13.0% or $1,845,000. The reduction in fee income is attributed to the reduction of insurance policies in force of 23.3% and the overall decline in written premium.

NET INVESTMENT INCOME

Net investment income decreased 37.6% or $3,788,000 in 2001 as compared to 2000. This decrease is reflective of the decline in invested assets during a period of declining premiums and the liquidation of investments to pay prior year losses settled in 2001. Furthermore, return on investments deteriorated due to a highly volatile market dominated by unfavorable economic conditions due to the worldwide recession and fallout from the September 2001 terrorist attacks.

NET REALIZED CAPITAL LOSSES

Net realized capital losses were $(1,185,000) in 2001 as compared to net realized capital losses of $(5,972,000) in 2000. Capital losses resulted from the liquidation of longer duration fixed income securities in 2001 in order to rebalance the investment activities in the portfolio. These transactions resulted in higher cash proceeds that were reinvested in shorter duration investment instruments. Capital losses were also realized due to the continued liquidation of investments to fund operations and claim payments under unfavorable market conditions.

LOSSES AND LAE

The loss and LAE ratio for the Company for the year ended December 31, 2001, was 91.5% of net premiums earned as compared to 82.3% of net premiums earned for 2000. A portion of LAE, unallocated loss adjustment expense ("ULAE") is not ceded as part of the quota share reinsurance contract mentioned above and accounts for approximately 4 points of the increased loss ratio in 2001with the reminder of the increase due to adverse current loss expense.

POLICY ACQUISITION AND GENERAL AND ADMINISTRATIVE EXPENSE

The Company reduced policy acquisition and general and administrative expenses for the year 2001 to $40,535,000 from the 2000 level of $67,538,000, a reduction of approximately 40%. This reduction is reflective of the decline in gross written premiums, an increase in ceding commissions associated with the quota share reinsurance contract, and overall operating expense reduction initiatives. As a percentage of gross premiums earned, the Company experienced a decrease in its operating expense ratio, net of fee income, from 38.8% in 2000 to 36.7% in 2001. This decrease in the expense ratio is the result of reduced operating expense initiatives and an increase in ceding commissions earned under the quota share reinsurance contract.

AMORTIZATION OF INTANGIBLES

Amortization expense decreased nearly 100%, or $34,806,000, in 2001 as compared to 2000 as the goodwill on the books in 2000 was written to zero at December 31, 2000.

INCOME TAXES

At December 31, 2001 the Company's net deferred tax assets are fully offset by a 100% valuation allowance that resulted in no tax benefit in 2001.

YEARS ENDED DECEMBER 31, 2000 AND 1999

GROSS PREMIUMS WRITTEN

Gross premiums written decreased 26.2% or $61,940,000 in 2000 from 1999 levels. Premium rate increases of approximately 14% were implemented throughout 2000 that were offset by a reduction in policies in force of

29%. The reduction in written premiums was further affected by a shift during the second quarter of 2000 to writing a higher mix of six-month policies while management evaluated rate adequacy.

NET PREMIUMS WRITTEN

Net premiums written represent the portion of premiums retained by the Company after consideration for risk sharing through reinsurance contracts. As a result of losses in the Company's insurance subsidiaries and to manage overall risk retention, a reinsurance agreement was negotiated to cede a portion of the gross written premiums to a third party. The Company ceded approximately 45% of its gross written premiums in 2000 under a quota share reinsurance contract that was effective January 1, 2000.

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

NET INVESTMENT INCOME

Net investment income decreased 17.7% in 2000 as compared to 1999. This is reflective of the decline in invested assets during a period of declining premiums and the payout of prior year losses when settled in 2000.

NET REALIZED CAPITAL LOSSES

Net realized capital losses were $(5,972,000) in 2000 as compared to $(324,000) in 1999. Capital losses were realized in 2000 due to the liquidation and reinvestment of a portion of the equity portfolio during the year as well as continued liquidation of investments to fund operations during a period of declining premiums.

LOSSES AND LAE

The loss and LAE ratio was 82.3% for 2000 as compared to 92.7% for 1999. The Company estimates accident year 2000 gross loss and LAE ratio to be 85.6% as compared to its current estimate of 84.8% for accident year 1999. Accident year 1999 reserves developed favorably during 2000, as a result, the current estimate for accident year 1999 is 4.5 percentage points lower than projected as of year-end 1999. The Company also experienced favorable development on accident years 1998 and prior.

POLICY ACQUISITION AND GENERAL AND ADMINISTRATIVE EXPENSE

The Company reduced policy acquisition and general and administrative expenses for the year 2000 to $67,538,000 or 28.1% from 1999 amounts of $93,922,000. This reduction is reflective of a 26.2% decline in gross written premiums, an increase in ceding commissions associated with the quota share reinsurance contract, and overall operating expense reductions. As a percentage of net premiums earned, the Company experienced an increase in its operating expense ratio net of billing fees from 31.6% to 38.8%. This increase was the result of the Company ceding 45% of its gross written premium under a quota share reinsurance contract and the 44.8% decline in earned premiums.

AMORTIZATION OF INTANGIBLES

Amortization expense increased in 2000 due to an impairment charge on the carrying value of goodwill resulting from the Superior Insurance Group Management, Inc. ("Superior Group Management") acquisition in 1997. The impairment charge and amortization expense recognized in 2000 was $34,806,000. Amortization of debt acquisition costs of $171,000 comprises the balance of the year 2000 expense.

INCOME TAXES

The variance in the rate from the federal statutory rate of 35%, before the effect of a valuation allowance on deferred tax assets, is primarily due to nondeductible goodwill amortization and alternative minimum taxes.

At December 31, 2000, the Company's net deferred tax assets were fully offset by a valuation allowance. Therefore, the Company has not recognized the benefit of tax losses carried forward. Earnings in future periods will result in no income tax expense until the current operating loss carryforwards are utilized.

LIQUIDITY AND CAPITAL RESOURCES

The primary source of funds available to the management and holding companies are fees from policyholders, management fees and dividends from its primary subsidiaries.

Superior Insurance Group, Inc. ("Superior Group") collects billing fees charged to policyholders who elect to make their premium payments in installments. Superior Group also receives management fees under its management agreement with its insurance subsidiaries. When the Florida Department of Insurance ("FDOI") approved the acquisition of Superior by Superior Group, it prohibited Superior from paying any dividends (whether extraordinary or not) for four years from the date of acquisition (May 1, 1996) without the prior written approval of the FDOI, which restriction expired in April 2000. As a result of regulatory actions taken by the Indiana Department of Insurance ("IDOI") with respect to Pafco and IGF, those subsidiaries may not pay dividends without prior approval by the IDOI. Pafco cannot pay extraordinary dividends, within the meaning of the Indiana Insurance Code, without the prior approval of the Indiana Insurance Commissioner. The management fees charged to Pafco, Superior and IGF are subject to review by the IDOI and FDOI.

The nonstandard automobile insurance subsidiaries' primary source of funds is premiums, investment income and proceeds from the maturity or sale of invested assets. Such funds are used principally for the payment of claims, payment of claims settlement costs, operating expenses (primarily management fees), commissions to independent agents, premium taxes, dividends and the purchase of investments. There is variability in cash outflows because of uncertainties regarding settlement dates for liabilities for unpaid losses. Accordingly, the Company maintains investment programs intended to provide adequate funds to pay claims. During 2001 and 2000, due to reduced premium volume, the Company has liquidated investments to pay claims. The Company historically has tried to maintain duration averages of 3.5 years. However, the reduction in new funds due to lower premium volume has and will continue to cause the Company to shorten the duration of its investments. The Company may incur additional costs in selling longer bonds to pay claims, as claim payments tend to lag premium receipts. Due to the decline in premium volume, the Company has experienced a reduction in its investment portfolio, but to date has not experienced any problems meeting its obligations for claims payments.

The Company has $1.2 million available at December 31, 2001 under its $2.5 million revolving credit facility ("Facility") with Granite Reinsurance Company, Ltd., a related party. The terms of the Facility call for monthly interest payments at the prime rate (as printed in the Wall Street Journal on the first business day of each month) plus 5.25% (the total rate was 10.0% at March 1,
2002) computed on an annual basis and not to exceed 18% per annum calculated on the average principal outstanding each month. All principal borrowed under the Facility is due on December 20, 2004.

On August 12, 1997, the Company issued through a wholly owned trust subsidiary $135 million aggregate principal amount in trust originated preferred securities (the "Preferred Securities"). The Preferred Securities have a term of 30 years with semi-annual interest payments of $6.4 million that commenced February 15, 1998. The Company may redeem the Preferred Securities in whole or in part after 10 years.

The Company elected to defer the semi-annual interest payments due in February and August 2000. The Company may continue to defer interest payments in accordance with the terms of the trust indenture for a period of up to five years. The unpaid interest installment amounts accrue interest at 9.5%. The Company continued the same deferral practice for the February and August payments due in 2001 and may continue this deferral practice for all payments due in 2002, 2003, and 2004. The payment due in February 2002 has been deferred.

The following table sets forth the minimum required obligations of the Company under the Preferred Securities for interest and principal payments for each of the next four years and thereafter assuming all semi-annual interest payments due in 2002, 2003, and 2004 are deferred (in thousands):

                              2002        2003        2004         2005    THEREAFTER        TOTAL
                              ----        ----        ----         ----    ----------        -----
Interest payments             $  -        $  -        $  -      $96,779      $282,150     $378,929
Principal payments               -           -           -            -       135,000      135,000
                              ----        ----        ----      -------      --------     --------
Total due                     $  -        $  -        $  -      $96,779      $417,150     $513,929
                              ====        ====        ====      =======      ========     ========

The trust indenture contains certain restrictive covenants based upon the Company's consolidated coverage ratio of earnings before interest, taxes, depreciation and amortization (EBITDA). If the Company's EBITDA falls below 2.5 times consolidated interest expense (including Preferred Securities distributions) for the most recent four quarters, the following restrictions become effective:

o The Company may not incur additional indebtedness or guarantee additional indebtedness.
o The Company may not make certain restricted payments including making loans or advances to affiliates, repurchasing common stock or paying dividends in excess of a stated limitation.
o The Company may not increase its level of non-investment grade securities defined as equities, mortgage loans, real estate, real estate loans and non-investment grade fixed income securities.

These restrictions currently apply, as the Company's consolidated coverage ratio was (0.90) in 2001, and will continue to apply until the Company's consolidated coverage ratio complies with the terms of the trust indenture. The Company complied with these additional restrictions as of December 31, 2001 and is in compliance as of March 29, 2002. The Company discovered it was not in compliance with the covenant dealing with the percentage of investment in other than "Permitted Investments" as defined by the indenture. The indenture allows for no more than 15% of total invested assets to be in non-investment grade securities as defined above. At December 31, 2001, approximately 21% of the Company's investment portfolio was invested in equity securities and non-investment grade bonds. The Company rectified the situation as of March 29, 2002 through the sale of approximately $8 million of the non-investment grade securities, the proceeds of which were invested in Permitted Investments.

Net cash used by operating activities in 2001 aggregated $(21,966,000) compared to $(48,153,000) in 2000 due to reduced cash provided by operations as a result of lower premium volumes and the reduced number of policies in force.

The Company believes cash flows in the nonstandard automobile operations from premiums, investment income and billing fees are sufficient to meet obligations to policyholders and operating expenses for the foreseeable future. This is due primarily to the lag time between receipt of premiums and the payment of claims. Accordingly, while there can be no assurance as to the sufficiency of the Company's cash flow in future periods, the Company believes that its cash flow will be sufficient to meet all of the Company's operating expenses and operating debt service (not including the Preferred Securities) for the foreseeable future.

The preceding paragraph notwithstanding, the Company has experienced, beginning in the fourth quarter of 2001 and continuing in January and February 2002, sustained adverse loss experience on a substantial portion of its new business written in certain markets. In late February and early March 2002, the Company commenced further analysis of loss ratios by individual agency and a review of claim settlement procedures. Based on this and other analysis, the Company has as of the filing of this document, taken the following actions to improve the financial position and operating results of the Company:

o Eliminated reinstatements in all markets, i.e., upon policy cancellation, the insured must obtain a new policy at prevailing rates and underwriting guidelines;
o Terminated or placed on new business moratorium several hundred agents whose loss ratios were abnormally high when compared to the average for the remaining agents (these agents accounted for approximately 16% of the total gross written premium in 2001);
o Increased underwriting requirements in certain markets including: higher down payments, new policy fees, and shorter policy terms;
o Hired a consultant with significant auto claims experience to review processes and suggest modifications to the claims function.

The Company expects the above actions to result in a decline of approximately 10 to 15% in gross written premiums from 2001 levels with a corresponding decrease in management fees payable to Superior Group, offset by reductions in operating expenses due to process changes and efficiencies.

Shareholders' equity reflected a deficit of $(144) million at December 31, 2001, which does not reflect the statutory surplus upon which the Company conducts its various insurance operations. The Company's insurance subsidiaries, not including IGF, after the effects of codification, had statutory surplus of approximately $21.9 million at December 31, 2001. (See Note 12 of the Consolidated Financial Statements for discussion regarding the effect of codification on statutory surplus.)

Given the financial position and loss experience of the Company over the past several years as described above, the Company's accountants have issued an opinion based on their audit of the December 31, 2001 Consolidated Financial Statements which includes an emphasis paragraph that raises the question of whether or not the Company can continue as a going concern. The Company's plans to improve financial results are described above.

Additionally, IGF, as further described in Note 13 to the consolidated financial statements, has been held responsible for payment of the premium attributable to a $15 million appeal bond in an action in Missouri. IGF is unable to post the premium for this bond and, if ultimately required to by the courts, such outcome could have a material adverse impact on the financial position of IGF and the Company.

EFFECTS OF INFLATION

Due to the short time that claims are outstanding in the product lines the Company underwrites, inflation does not pose a significant risk to the Company.

SIGNIFICANT ACCOUNTING POLICIES

Our financial statements reflect the selection and application of accounting policies that require management to make significant estimates and assumptions. We believe that the following is the more critical judgment area in the application of our accounting policies that currently affect our financial condition and results of operations. The reserve for losses and loss adjustment expenses includes estimates for reported unpaid losses and loss adjustment expenses, including a portion attributable to losses incurred but not reported. These reserves are not discounted. Reserves are established using individual case-basis evaluations and statistical analysis as claims are reported. Those estimates are subject to the effects of trends in loss severity and frequency. While management believes the reserves make reasonable provisions for unpaid loss and loss adjustment expense obligations, those provisions are necessarily based on estimates and are subject to variability. Changes in the estimated reserves are charged or credited to operations, as additional information on the estimated amount of a claim becomes known during the course of its settlement. The gross reserve for losses and loss adjustment expenses is reported net of anticipated receipts for salvage and subrogation. See Note 7 to the Consolidated Financial Statements for additional disclosure regarding the reserve for losses and loss adjustment expenses. The variation between the estimated loss and loss adjustment expenses and actual experience can be material.

PRIMARY DIFFERENCES BETWEEN GAAP AND SAP

The financial statements contained herein have been prepared in conformity with Generally Accepted Accounting Principles ("GAAP") which differ from Statutory Accounting Practices ("SAP") prescribed or permitted for insurance companies by regulatory authorities in the following respects: (i) certain assets are excluded as "Nonadmitted Assets" under statutory accounting; (ii) costs incurred by the Company relating to the acquisition of new business are expensed for statutory purposes; (iii) the investment in wholly-owned subsidiaries is consolidated for GAAP rather than valued on the statutory equity method in which the net income or loss and changes in unassigned surplus of the subsidiaries is reflected in net income for the period rather than recorded directly to unassigned surplus; (iv) fixed maturity investments are reported at amortized cost or market value based on their National Association of Insurance Commissioners ("NAIC") rating; (v) the liability for losses and loss adjustment expenses and unearned premium reserves are recorded net of their reinsured amounts for statutory accounting purposes; (vi) deferred income taxes are recognized as specified by statutory guidance; and (vii) credits for reinsurance are recorded only to the extent considered realizable.

NEW ACCOUNTING STANDARDS

The NAIC adopted the Codification of Statutory Accounting Principles guidance (the "Codification"), which replaces the Accounting Practices and Procedures manual, as the NAIC's primary guidance on statutory accounting effective January 1, 2001. The IDOI and the FDOI have adopted the Codification.

The changes in statutory accounting principles resulting from codification that impact the Company's insurance subsidiaries, among other things, limit the statutory carrying value of electronic data processing equipment and deferred tax assets in determining statutory surplus. The consolidated statutory surplus of insurance subsidiaries as of December 31, 2001 is $21.9 million, exclusive of IGF.

In June 2001, the Financial Accounting Standards Board (the "Board") finalized FASB Statements No. 141, BUSINESS COMBINATIONS, No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, and No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS. In August 2001, the Board issued FASB Statement No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. These new standards are effective in 2002 and are not expected to have a material impact on the Company's financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Insurance company investments must comply with applicable laws and regulations that prescribe the kind, quality and concentration of investments. In general, these laws and regulations permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common securities, real estate mortgages and real estate. The investment portfolios of the Company at December 31, 2001, consisted of the following (in thousands):

                                                                                     2001
                                                                                     ----
                                                                           Cost or
                                    TYPE OF INVESTMENT                    Amortized            Market
                                                                            Cost               Value
                                                                            ----               -----
Fixed maturities:
     U. S. Treasury securities and other obligations of the United
     States Government or agencies                                          $29,912            $30,210
     Obligations of states and political subdivisions                        17,500             19,381
     Corporate securities                                                    29,528             28,305
                                                                             ------             ------
          Total fixed maturities                                             76,940             77,896
Common stocks                                                                17,964             14,396
Short-term investments                                                       13,266             13,266
Other invested assets                                                         1,469              1,469
                                                                              -----              -----
                                                                           $109,639           $107,027
                                                                           ========           ========

The following table sets forth the composition of the fixed maturity securities portfolio of the Company by time to maturity as of December 31 (in thousands):


                                                       2001                              2000
                                                       ----                              ----

                                                            Percent Total                     Percent Total
Time to Maturity                           Market Value      Market Value    Market Value      Market Value
----------------                           ------------      ------------    ------------      ------------
1 year or less                                   $7,998              10.2          $7,956              8.0%
More than 1 year through 5 years                 25,950              33.3          40,391              40.6
More than 5 years through 10 years               20,477              26.3          14,825              14.9
More than 10 years                                4,091               5.3          22,724              22.8
                                                  -----               ---          ------              ----
                                                 58,516              75.1          85,896              86.3
Mortgage-backed securities                       19,380              24.9          13,610              13.7
                                                 ------              ----          ------              ----
Total                                           $77,896            100.0%         $99,506            100.0%
                                                =======            ======         =======            ======

The following table sets forth the ratings assigned to the fixed maturity securities of the Company as of December 31 (in thousands):

                                                      2001                              2000
                                                      ----                              ----

                                                           Percent Total                      Percent Total
                                                           -------------                      -------------
Rating (1)                                 Market Value     Market Value     Market Value      Market Value
----------                                 ------------     ------------     ------------      ------------
Aaa or AAA                                      $51,754            66.4%          $65,421             65.8%
Aa or AA                                          3,300             4.2%            1,732              1.7%
A                                                 9,242            11.9%           11,530             11.6%
Baa or BBB                                        7,617             9.8%           14,861             14.9%
Ba or BB                                          4,883             6.3%            5,148              5.2%
Other below investment grade                      1,100             1.4%              814               .8%
                                                  -----             ----              ---               ---
Total                                           $77,896             100%          $99,506              100%
                                                =======             ====          =======              ====

(1) Ratings are assigned by Standard & Poor's Corporation, and when not available, are based on ratings assigned by Moody's Investors Service, Inc.

The investment results of the Company's continuing operations for the periods indicated are set forth below (in thousands):

                                                                  Years Ended December 31,
                                                          2001               2000             1999
                                                          ----               ----             ----

Net Investment income (1)                                      $6,286           $10,074          $12,242
Average investment portfolio (2)                             $123,859          $173,231         $214,690
Pre-tax return on average investment portfolio                   5.1%              5.8%             5.7%
Net realized gains (losses)                                  $(1,185)          $(5,972)           $(324)

(1)  Includes dividend income received in respect of holdings of common stock.
(2) Average investment portfolio represents the average (based on amortized cost) of the beginning and ending investment portfolio.

If interest rates were to increase 10% from the December 31, 2001 levels, the decline in fair value of the fixed maturity securities would not significantly affect the Company's ability to meet its obligations to policyholders and creditors.

MARKET-SENSITIVE INSTRUMENTS AND RISK MANAGEMENT

The Company's investment strategy is to invest available funds in a manner that will maximize the after-tax yield of the portfolio while emphasizing the stability and preservation of the capital base. The Company seeks to maximize the total return on investments through active investment management utilizing third-party professional administrators, in accordance with pre-established investment policy guidelines established and reviewed regularly by the board of directors of the Company. Accordingly, the entire portfolio of fixed maturity securities is available to be sold in response to changes in market interest rates; changes in relative values of individual securities and asset sectors; changes in prepayment risks; changes in credit quality; and liquidity needs, as well as other factors.

The portfolio is invested in types of securities and in an aggregate duration, which reflect the nature of the Company's liabilities and expected liquidity needs diversified among industries, issuers and geographic locations. The Company's fixed maturity and common equity investments are substantially in public companies.

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

                                            Interest Rate Sensitivity
                                      Principal Amount by Expected Maturity
                                              Average Interest Rate
                                             (Dollars in thousands)

                                                Cost or Amortized Cost
                        ------------------------------------------------------------------------------   Market
                                                                                                         Value
                          2002       2003       2004      2005       2006     Thereafter      Total     12/31/01
                          ----       ----       ----      ----       ----     ----------      -----     --------
ASSETS

Available for sale         $7,586     $7,709    $7,163     $8,440     $6,901      $39,139       $76,940    $77,896

Average interest rate        7.3%       5.6%      6.6%       4.3%       6.3%         6.5%          6.1%       6.1%

LIABILITIES

Preferred securities            -          -         -          -          -     $135,000      $135,000     $9,000

Average interest rate           -          -         -          -          -         9.5%          9.5%       9.5%


CONSOLIDATED BALANCE SHEETS As of December 31, 2001 and 2000
(In thousands, except share data)

                                                                                       2001         2000
                                                                                       ----         ----
ASSETS
 Investments available for sale:
     Fixed maturities, at market                                                      $77,896      $99,506
     Equity securities, at market                                                      14,396       16,561
     Short-term investments, at amortized cost, which approximates market              13,266       14,872
     Mortgage loans, at cost                                                                -        1,870
      Other invested assets                                                             1,469        1,331
                                                                                        -----        -----
Total investments                                                                     107,027      134,140
Cash and cash equivalents                                                               3,385        1,363
Receivables, net of allowance of $1,526 and $1,940, respectively                       44,688       50,364
Reinsurance recoverable on paid and unpaid losses, net                                 31,546       48,315
Prepaid reinsurance premiums                                                           40,039       24,773
Deferred policy acquisition costs                                                         763        6,454
Advances to/(from) related parties                                                      (596)          680
Property and equipment, net of accumulated depreciation                                 9,890       12,392
Intangible assets                                                                       4,376        4,547
Other assets                                                                            2,418        3,545
Net assets of discontinued operations                                                       -        1,384
                                                                                     --------     --------
Total assets                                                                         $243,536     $287,957
                                                                                     ========     ========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Liabilities:
     Loss and loss adjustment expense reserves                                        $81,142     $108,117
     Unearned premiums                                                                 59,216       62,386
     Reinsurance payables                                                              58,226       62,059
     Distributions payable on preferred securities                                     33,203       18,397
     Deferred income                                                                    3,625            -
     Other liabilities                                                                 17,136       14,443
                                                                                      -------      -------
Total liabilities                                                                     252,548      265,402
                                                                                      -------      -------
Minority interest:
     Company-obligated mandatorily redeemable preferred stock of trust
           subsidiary holding solely parent debentures                                135,000      135,000
                                                                                      -------      -------
Shareholders' deficit:
     Common stock, no par value, 100,000,000 shares authorized, and
           10,385,399 shares issued and outstanding in both 2001 and 2000              38,136       38,136
     Additional paid-in capital                                                         5,851        5,851
     Unrealized loss on investments available for sale                                (2,613)      (3,938)
     Retained (deficit)                                                             (185,386)    (152,494)
                                                                                    ---------    ---------
Total shareholders' (deficit)                                                       (144,012)    (112,445)
                                                                                    ---------    ---------
Total liabilities and shareholders' (deficit)                                        $243,536     $287,957
                                                                                     ========     ========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.


CONSOLIDATED STATEMENTS OF OPERATIONS For the years ended December 31, 2001,
2000 and 1999 (In thousands, except per share data)
                                                                                        2001          2000        1999
                                                                                        ----          ----        ----
Gross premiums written                                                                $161,092      $174,461       $236,401
Less ceded premiums                                                                  (105,158)      (78,621)          8,425
                                                                                     ---------      --------          -----
Net premiums written                                                                   $55,934       $95,840       $244,826
                                                                                       =======       =======       ========
Net premiums earned                                                                    $76,947      $137,706       $249,094
Fee income                                                                              12,295        14,140         15,185
Net investment income                                                                    6,286        10,074         12,242
Other income                                                                               874             -              -
Net realized capital loss                                                              (1,185)       (5,972)          (324)
                                                                                       -------       -------          -----
Total revenues                                                                          95,217       155,948        276,197
                                                                                        ------       -------        -------
Expenses:
     Losses and loss adjustment expenses                                                70,441       113,379        230,973
     Policy acquisition and general and administrative expenses                         40,535        67,538         93,922
     Amortization of intangibles and impairment                                            171        34,977          2,194
                                                                                           ---        ------          -----
Total expenses                                                                         111,147       215,894        327,089
                                                                                       -------       -------        -------
Loss from continuing operations before income taxes and minority interest             (15,930)      (59,946)       (50,892)
                                                                                      --------      --------       --------
Income taxes:
     Current income tax expense (benefit)                                                    -           487          (968)
     Deferred income tax expense (benefit)                                                   -       (2,636)          7,183
                                                                                   -----------       -------          -----
Total income taxes                                                                           -       (2,149)          6,215
                                                                                   -----------       -------          -----
Loss from continuing operations before minority interest                              (15,930)      (57,797)       (57,107)
Minority interest:
     Distributions on preferred securities, net of tax of nil in 2001and 2000,
      and $4,489 in 1999                                                              (14,806)      (13,587)        (8,336)
                                                                                      --------      --------        -------
Loss from continuing operations                                                       (30,736)      (71,384)       (65,443)
Discontinued operations:
    Loss from operations of discontinued segment, less applicable income taxes
    of nil in 2001 and 2000 and $(5,170) in 1999.                                            -      (16,141)       (15,373)
    Loss on disposal of discontinued segment, less applicable taxes of nil             (2,156)         (900)              -
                                                                                       -------         -----       --------
    Loss from discontinued operations                                                  (2,156)      (17,041)       (15,373)
                                                                                       -------      --------       --------
Net loss                                                                             $(32,892)     $(88,425)      $(80,816)
                                                                                     =========     =========      =========
Weighted average shares outstanding - basic and fully diluted                           10,385        10,385         10,385
                                                                                        ======        ======         ======
Net loss from continuing operations per share - basic and fully diluted                $(2.96)       $(6.87)        $(6.30)
                                                                                       =======       =======        =======
Net loss of discontinued operations per share - basic and fully diluted                $(0.21)       $(1.64)        $(1.48)
                                                                                       =======       =======        =======
Net loss per share - basic and fully diluted                                           $(3.17)       $(8.51)        $(7.78)
                                                                                       =======       =======        =======

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.


CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT) For the years ended December 31, 2001, 2000 and 1999 (In thousands, except number of shares)

                                                Common Stock                                         Unrealized
                                                ------------           Additional    Gain/(Loss)     Retained          Total
                                                                        Paid-In          On          Earnings      Shareholders'
                                                Shares       Amount     Capital      Investments     (Deficit)        Equity
                                                ------       ------     -------      -----------     ---------        ------
Balance at January 1, 1999                    10,385,399    $38,136        $5,851         $1,261        $16,747          $61,995
                                              ----------    -------        ------         ------        -------          -------

Comprehensive income:
Net loss                                               -          -             -              -       (80,816)         (80,816)
Change in unrealized gains
  (losses) on securities                               -          -             -        (6,159)              -          (6,159)
                                              ----------     ------         -----        -------      ---------            -----
Comprehensive income (loss)                            -          -             -        (6,159)       (80,816)         (86,975)
                                              ----------     ------        ------         -----        --------          ------

Balance at December 31, 1999                  10,385,399     38,136         5,851        (4,898)       (64,069)         (24,980)
                                              ----------     ------         -----        -------       --------         --------

Comprehensive income:
Net loss                                               -          -             -              -       (88,425)         (88,425)
Change in unrealized gains (losses) on
  securities                                           -          -             -            960              -              960
                                              ----------     ------         -----        -------      ---------            -----
Comprehensive income (loss)                            -          -             -            960       (88,425)         (87,465)
                                              ----------     ------         -----        -------      ---------            -----

Balance at December 31, 2000                  10,385,399     38,136         5,851        (3,938)      (152,494)        (112,445)
                                              ----------     ------         -----        -------      ---------        ---------

Comprehensive income:
Net loss                                               -          -             -              -       (32,892)         (32,892)
Change in unrealized gains (losses) on
  securities                                           -          -             -          1,325              -            1,325
                                              ----------     ------         -----        -------      ---------            -----

Comprehensive income (loss)                            -          -             -          1,325       (32,892)         (31,567)
                                              ----------     ------         -----        -------      ---------         --------

Balance at December 31, 2001                  10,385,399    $38,136        $5,851       $(2,613)     $(185,386)       $(144,012)
                                              ==========    =======        ======       ========     ==========       ==========


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.


CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2001, 2000 and 1999
(In thousands)

                                                                                2001             2000             1999
                                                                                ----             ----             ----
Cash flows from operating activities
  Net loss                                                                     $(32,892)         $(88,425)        $(80,816)
    Adjustments  to  reconcile  net loss to net cash  provided  by (used in)
    operations:
      Depreciation, amortization, impairment and other                             2,710            39,305            7,398
      Deferred income tax expense (benefit)                                            -           (2,636)            4,175
      Net realized capital loss                                                    1,185             5,972              324

  Net changes in operating assets and liabilities:
     Receivables                                                                   5,676            12,163          (3,248)
     Reinsurance recoverable on losses, net                                       16,769          (33,560)           14,712
     Prepaid reinsurance premiums                                               (15,266)          (23,691)           18,924
     Federal income taxes recoverable                                                  -                 -           11,340
     Deferred policy acquisition costs                                             5,691             7,454            2,424
     Other assets and liabilities                                                  7,445           (6,868)            7,238
     Losses and loss adjustment expenses                                        (26,975)          (44,338)           18,431
     Unearned premiums                                                           (3,170)          (18,176)         (17,367)
     Reinsurance payables                                                        (3,833)            56,198            2,859
     Distributions payable on preferred securities                                14,806            13,587                -
  Net assets from discontinued operations                                          5,888            34,862            (310)
                                                                                   -----            ------            -----
Net cash (used in) operations                                                   (21,966)          (48,153)         (13,916)
                                                                                --------          --------         --------

Cash flows from investing activities, net of assets acquired:
  Net sales (purchases) of short-term investments                                  1,606             6,947          (6,266)
  Purchases of fixed maturities                                                 (34,204)           (9,937)        (181,197)
  Proceeds from sales, calls and maturities of fixed maturities                   60,262            76,947          195,784
  Purchase of equity securities                                                 (11,668)          (25,195)          (9,786)
  Proceeds from sales of equity securities                                        10,820            17,491            9,617
  Proceeds from repayment of mortgage loans                                        1,870               120              110
  Purchase of property and equipment                                             (1,378)           (1,685)          (8,437)
  Purchase of other investments                                                     (92)             (414)             (45)
  Net investing activities from discontinued operations                          (4,456)             (150)          (1,385)
                                                                                 -------             -----          -------
Net cash provided by / (used in) investing activities                             22,760            64,124          (1,605)
                                                                                  ------            ------          -------

Cash flow from financing activities, net of assets acquired:
  Loans from and (repayments to) related parties                                   1,276             (274)            2,438
  Net financing activities from discontinued operations                             (48)          (16,473)            4,954
                                                                                    ----          --------            -----
Net cash provided by / (used in) financing activities:                             1,228          (16,747)            7,392
                                                                                   -----          --------            -----

Increase (decrease) in cash and cash equivalents                                   2,022             (776)          (8,129)
Cash and cash equivalents, beginning of year                                       1,363             2,139           10,268
                                                                                   -----             -----           ------
Cash and cash equivalents, end of year                                            $3,385            $1,363           $2,139
                                                                                  ======            ======           ======


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

1.   NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

     Symons International Group, Inc. (the "Company") is a 73.1% owned subsidiary of Goran Capital Inc. ("Goran"). The Company operates in one segment, the sale of nonstandard automobile insurance. The Company's products are marketed through independent agents and brokers. The Company's active insurance subsidiaries are licensed in 24 states.

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

          Superior American Insurance Company ("Superior American") an insurance company domiciled in Florida;

          Superior Guaranty Insurance Company ("Superior Guaranty") an insurance company domiciled in Florida;

          Pafco General Insurance Company ("Pafco") an insurance company domiciled in Indiana;

          IGF Holdings, Inc. ("IGFH") a holding company; and,

          IGF Insurance Company ("IGF") an insurance company domiciled in Indiana (See Note 19).

     B. USE OF ESTIMATES: The preparation of financial statements requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     C. SIGNIFICANT ESTIMATES: The most significant estimates in the Company's balance sheet are the determination of prepaid policy acquisition costs and the reserve for insurance losses and loss adjustment expenses. Management's estimate of prepaid policy acquisition costs is based on historical studies and assumptions made regarding costs incurred. Management's estimate of insurance losses and loss adjustment expenses is based on past loss experience and consideration of current claim trends, as well as prevailing social, economic, and legal conditions. Actual results could differ from these estimates.

     D. PREMIUMS: Premiums are recognized as income ratably over the life of the policies and are stated net of ceded premiums. Unearned premiums are computed on the daily pro rata basis.

     E.   INVESTMENTS: Investments are presented on the following basis:

          Fixed maturities and equity securities are classified as available for sale and are carried at market value with the unrealized gain or loss considered a component of Shareholders' equity. Accordingly, any change in the unrealized gain or loss has no effect on net income.

          Real estate is carried at cost, less an allowance for depreciation.

          Mortgage loans are carried at outstanding principal balance.

          Realized gains and losses on the sale of investments are recorded on the trade date and are recognized in net income on the specific identification basis. Interest and dividend income are recognized as earned.

     F. CASH AND CASH EQUIVALENTS: For presentation in the statement of cash flows, the Company includes in cash and cash equivalents all cash on hand and demand deposits with original maturities of three months or less.

     G. DEFERRED POLICY ACQUISITION COSTS: Deferred policy acquisition costs are comprised of agents' commissions, premium taxes, certain other costs and investment income that are related directly to the acquisition of new and renewal business, net of expense allowances received in connection with reinsurance ceded, which have been accounted for as a reduction of the related policy acquisition costs. These costs are deferred and amortized over the term of the policies to which they relate. Acquisition costs that exceed estimated losses and loss adjustment expenses and maintenance costs are charged to expense in the period in which the excess costs are determined.

     H. PROPERTY AND EQUIPMENT: Property and equipment are recorded at cost. Depreciation for buildings is based on the straight-line method over 31 1/2 years. Other property and equipment is depreciated on the straight-line basis over their estimated useful lives ranging from three to seven years. Asset and accumulated depreciation accounts are relieved for disposals, with resulting gains or losses included in net income.

     I. INTANGIBLE ASSETS: Intangible assets consist primarily of debt acquisition costs and goodwill, in years 2000 and prior. Deferred debt acquisition costs are amortized over the term of the debt. Prior to 2000, goodwill was amortized over a 25-year period on a straight-line basis based upon management's estimate of the expected benefit period. See Note 5 regarding the goodwill impairment charge recorded in 2000.

     J. ASSET IMPAIRMENT POLICY: The Company reviews the carrying values of its long-lived and identifiable intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. See Note 5 regarding the goodwill impairment charge recorded in 2000. Any long-lived assets held for disposal are reported at the lower of carrying amount or fair value, less expected costs to sell.

     K. LOSSES AND LOSS ADJUSTMENT EXPENSES: Reserves for losses and loss adjustment expenses include estimates for reported unpaid losses and loss adjustment expenses, including a portion attributable to losses incurred but not reported. These reserves have not been discounted. Reserves are established using individual case-basis evaluations and statistical analysis as claims are reported. Those estimates are subject to the effects of trends in loss severity and frequency. While management believes the reserves make reasonable provisions for unpaid loss and loss adjustment expense obligations, those provisions are necessarily based on estimates and are subject to variability. Changes in the estimated reserves are charged or credited to operations as additional information on the estimated amount of a claim becomes known during the course of its settlement. The gross reserve for losses and loss adjustment expenses is reported net of anticipated receipts for salvage and subrogation of approximately $5,822,000 and $6,983,000 at December 31, 2001 and 2000, respectively.

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

     O. EARNINGS PER SHARE: The Company's basic earnings per share calculations are based on the weighted average number of shares of common stock outstanding during each period. As the Company has reported losses in 2001, 2000, and 1999, common stock equivalents are anti-dilutive; therefore, fully diluted earnings per share is the same as basic earnings per share.

     P. NEW ACCOUNTING PRONOUNCEMENTS: In June 2001, the Financial Accounting Standards Board (the "Board") finalized FASB Statements No. 141, BUSINESS COMBINATIONS, No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, and No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS. In August 2001, the Board issued FASB Statement No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. These new standards are effective in 2002 and will not have a material impact on the Company's financial position or results of operations.

     Q. RECLASSIFICATIONS: Certain amounts from prior periods have been reclassified to allow for comparability to the 2001 presentation.

2.   INVESTMENTS

     Investments are summarized as follows (in thousands):


                                                          Cost or                                  Estimated
    December 31, 2001                                    Amortized     Unrealized    Unrealized     Market
                                                           Cost           Gain          Loss         Value
                                                           ----           ----          ----         -----
    Fixed Maturities:
    U.S. Treasury  securities and obligations of U.S.
        government corporations and agencies                 $29,912          $609      $(311)      $30,210
    Mortgage backed securities                                17,500         1,928        (47)       19,381
                                                              ------         -----        ----       ------
        Total U.S. treasury and other government
        Obligations                                           47,412         2,537       (358)       49,591
    Corporate securities                                      29,528           430     (1,653)       28,305
                                                              ------           ---     -------       ------
        Total fixed maturities                                76,940         2,967     (2,011)       77,896
    Equity securities                                         17,965            27     (3,596)       14,396
    Short-term investments                                    13,266             -           -       13,266
    Other invested assets (including real estate)              1,469             -           -        1,469
                                                               -----        ------     -------        -----
        Total investments                                   $109,640        $2,994    $(5,607)     $107,027
                                                            ========        ======    ========     ========


                                                          Cost or                                  Estimated
    December 31, 2000                                    Amortized     Unrealized    Unrealized     Market
                                                           Cost          Gain           Loss         Value
                                                           ----          -----          ----         -----
    Fixed Maturities:
    U.S. Treasury securities and obligations of U.S.
        government corporations and agencies                 $42,934          $265        $(161)    $43,038
    Mortgage backed securities                                13,480           156          (26)     13,610
                                                              ------           ---          ----     ------
        Total  U.S.  treasury  and  other  government
        obligations                                           56,414           421         (187)     56,648
    Corporate securities                                      45,151           148       (2,441)     42,858
                                                              ------           ---       -------     ------
        Total fixed maturities                               101,565           569       (2,628)     99,506
    Equity securities                                         18,326         1,567       (3,332)     16,561
    Short-term investments                                    14,986             -         (114)     14,872
    Mortgage loans                                             1,870             -             -      1,870

    Other invested assets (including real estate)              1,331             -             -      1,331
                                                               -----        ------      --------      -----

        Total investments                                   $138,078        $2,136      $(6,074)   $134,140
                                                            ========        ======      ========   ========

     At December 31, 2001, The Standard & Poors Corporation or Moody's Investor Services, Inc. considered 92.3% of the Company's fixed maturities investment grade. Securities with quality ratings, Baa and above are considered investment grade securities. In addition, the Company's investments in fixed maturities did not contain any significant geographic or industry concentration of credit risk.

     The amortized cost and estimated market value of fixed maturities at December 31, 2001, by contractual maturity, are shown in the table that follows. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty (in thousands):

                                                                      Estimated
                                                Amortized Cost      Market Value
                                                --------------      ------------


     Due in one year or less                            $7,894            $7,998
     Due after one year through five years              26,057            25,950
     Due after five years through ten years             20,713            20,477
     Due after ten years                                 4,776             4,091
     Mortgage-backed securities                         17,500            19,380
                                                        ------            ------
                                                       $76,940           $77,896
                                                       =======           =======


     Gains and losses realized on sales of investments are as follows (in thousands):

                                             2001         2000        1999
                                             ----         ----        ----

     Proceeds from sales                    $71,082       $94,558     $205,511
     Gross gains realized                       481         1,359        2,983
     Gross losses realized                  (1,666)       (7,331)      (3,307)

     Net investment income for the years ended December 31 are as follows (in thousands):

                                              2001        2000        1999
                                              ----        ----        ----

     Fixed maturities                         $5,666       $8,795     $11,372
     Equity securities                           213          304         376
     Cash and short-term investments             469        1,077       1,139
     Mortgage loans                               65            -         152
     Other                                       769            -       (174)
                                                 ---            -       -----
     Total investment income                   7,182       10,176      12,865
     Investment expenses                       (896)        (102)       (623)
                                               -----        -----       -----
     Net investment income                     6,286      $10,074     $12,242
                                               =====      =======     =======

     Investments with a market value of $13,663,118 and $7,495,000 (amortized cost of $13,348,887 and $7,545,000 as of December 31, 2001 and 2000,
     respectively, were on deposit in the United States. The deposits are required by various insurance departments and others to support licensing requirements and certain reinsurance contracts.

3.   DEFERRED POLICY ACQUISITION COSTS

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

                                            2001        2000        1999
                                            ----        ----        ----

     Balance, beginning of year               $6,454     $13,908     $16,332
     Costs deferred during year               28,056      29,999      40,241
     Amortization during year               (33,747)    (37,453)    (42,665)
                                            --------    --------    --------
     Balance, end of year                       $763      $6,454     $13,908
                                                ====      ======     =======

4.   PROPERTY AND EQUIPMENT

     Property and equipment at December 31 are summarized as follows (in thousands):

                                                      Accumulated
                                        2001 Cost     Depreciation      2001 Net     2000 Net
                                        ---------     ------------      --------     --------

     Land                                     100                -           100         $100
     Buildings                              4,273            1,618         2,655        2,964
     Office furniture and equipment         2,162            1,354           808          939
     Automobiles                               76               34            42           57
     Computer equipment                    14,071            7,786         6,285        8,332
                                           ------            -----         -----        -----
     Total                                $20,682          $10,792        $9,890      $12,392
                                          =======          =======        ======      =======

     Accumulated depreciation at December 31, 2000 was $9,852,000. Depreciation expense related to property and equipment for the years ended December 31, 2001, 2000 and 1999 were $3,738,000, $3,498,000 and $2,909,000, respectively.

5.   INTANGIBLE ASSETS:

     In accordance with SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS, the Company determined in 2000 that the carrying value of goodwill that resulted from the acquisition of Superior Group Management exceeded its fair value. This determination was made considering the series of continued losses which the company had experienced, the reduction in the volume of premiums written, as well as an evaluation of future cash flows. Based on this assessment, a charge of $33,464,000 was recorded in the fourth quarter of 2000 to write-off the remaining carrying value of the goodwill. Such charge is included as amortization expense in the accompanying financial statements for 2000.

     Intangible assets at December 31 are as follows (in thousands):

                                                          Accumulated
                                            2001 Cost     Amortization      2001 Net     2000 Net
                                            ---------     ------------      --------     --------
     Deferred securities issuance costs        $5,132             $755        $4,376       $4,547

     Accumulated amortization with impairment at December 31, 2000 was $40,140,000. Amortization expense related to intangible assets for the years ended December 31, 2001, 2000 and 1999 was $171,000, $34,977,000, and
     $2,194,000 respectively.

6.   PREFERRED SECURITIES

     On August 12, 1997, the Company's trust subsidiary issued $135 million in preferred securities ("Preferred Securities") bearing interest at an annual rate of 9.5%. The principal assets of the trust subsidiary are senior subordinated notes of the Company in the principal amount of $135 million with an interest rate and maturity date substantially identical to those of the Preferred Securities. Expenses of the issue aggregated $5.1 million and are amortized over the term of the Preferred Securities.

     The Preferred Securities represent Company-obligated mandatorily redeemable securities of a trust subsidiary holding solely parent debentures and have a term of 30 years with semi-annual interest payments commencing February 15, 1998. The Company may redeem the Preferred Securities in whole or in part after 10 years. The annual Preferred Security obligations of approximately $13 million per year are funded from the Company's nonstandard automobile management company. The nonstandard auto funds are the result of management and billing fees in excess of operating costs. Under the terms of the indenture, the Company is permitted to defer semi-annual interest payments for up to five years. The Company elected to defer the interest payments due in February and August 2000 and 2001 and may continue this practice through 2004 (the payment due in February 2002 was deferred).

     The trust indenture for the Preferred Securities contains certain restrictive covenants. These covenants are based upon the Company's consolidated coverage ratio of earnings before interest, taxes, depreciation and amortization ("EBITDA"). If the Company's EBITDA falls below 2.5 times consolidated interest expense (including Preferred Security distributions) for the most recent four quarters the following restrictions become effective:

     o The Company may not incur additional indebtedness or guarantee additional indebtedness.
     o The Company may not make certain restricted payments including making loans or advances to affiliates, repurchasing common stock or paying dividends in excess of a stated limitation.
     o The Company may not increase its level of non-investment grade securities defined as equities, mortgage loans, real estate, real estate loans and non-investment grade fixed income securities.

     These restrictions currently apply, as the Company's consolidated coverage ratio was (0.90) in 2001, and will continue to apply until the Company's consolidated coverage ratio complies with the terms of the trust indenture. The Company complied with these additional restrictions as of December 31, 2001 and is in compliance as of March 29, 2002. The Company discovered it did not comply with the covenant dealing with the percentage of investment in other than "Permitted Investments" as defined by the indenture. The indenture allows for no more than 15% of total invested assets to be in non-investment grade securities as defined above. At December 31, 2001, approximately 21% of the Company's investment portfolio was invested in equity securities and non-investment grade bonds. The Company rectified the situation as of March 29, 2002 through the sale of approximately $8 million of the non-investment grade securities, the proceeds of which were invested in Permitted Investments.

7.   UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

     Activity in the liability for unpaid losses and loss adjustment expenses is summarized as follows (in thousands):

                                               2001         2000       1999
                                               ----         ----       ----

     Balance at January 1                    $108,117     $152,455    $134,024
     Less reinsurance recoverables             23,252       13,527      17,844
                                               ------       ------      ------
          Net balance at January 1             84,865      138,928     116,180
                                               ------      -------     -------
     Incurred related to:
     Current year                              69,667      127,497     214,606
     Prior years                                  774     (14,118)      16,367
                                               ------     --------      ------
          Total incurred                       70,441      113,379     230,973
                                               ------      -------     -------
     Paid related to:
     Current year                              46,973       85,334     122,380
     Prior years                               57,791       82,108      85,845
                                               ------       ------      ------
          Total paid                          104,764      167,442     208,225
                                              -------      -------     -------
          Net balance at December 31           50,542       84,865     138,928
     Plus reinsurance recoverables             30,600       23,252      13,527
                                               ------       ------      ------
          Balance at December 31              $81,142     $108,117    $152,455
                                              =======     ========    ========

     Reserve estimates are regularly adjusted in subsequent reporting periods as new facts and circumstances emerge to indicate that a modification of the prior estimate is necessary. The adjustment, referred to as "Reserve development," is inevitable given the complexities of the reserving process and is recorded in the statements of operations in the period when the need for the adjustment becomes apparent. The foregoing reconciliation indicates unfavorable development of $774,000 on the December 31, 2000 reserves. The 2000 deficient reserve development resulted primarily from a higher than expected frequency and severity on nonstandard automobile claims. The favorable reserve development of $14,118,000 during 2000 resulted from a major restructuring and strengthening of the nonstandard automobile claims function effective at the beginning of 2000. At that time, the Company replaced its existing claims management team with new claims management that improved performance of the claims staff.

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

8.   INCOME TAXES

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

     A reconciliation of the differences between federal tax computed by applying the federal statutory rate of 35% to income before income taxes and the income tax provision is as follows (in thousands):

                                                            2001          2000       1999
                                                            ----          ----       ----
     Computed income taxes (benefit) at statutory rate     $(5,576)      $(20,981)    $(17,812)
     Goodwill                                                     -         12,176          779
     Other                                                       32        (4,042)        2,121
                                                                 --        -------        -----
     Total                                                  (5,544)       (12,847)     (14,912)
     Valuation allowance                                      5,544         10,698       21,127
                                                              -----         ------       ------
     Income tax expense                                        $  -       $(2,149)       $6,215
                                                               ====       ========       ======

     The net deferred tax asset at December 31, 2001 and 2000 is comprised of the following (in thousands):

                                                         2001          2000
                                                         ----          ----
     Deferred tax assets:
     Unpaid losses and loss adjustment expenses          $1,300         $2,787
     Unearned premiums                                    1,159          2,633
     Allowance for doubtful accounts                        629          1,302
     Unrealized losses on investments                       914          1,378
     Net operating loss carryforwards                    18,279         18,118
     Other                                               15,180          8,758
                                                         ------          -----
        Deferred tax assets                              37,461         34,976
                                                         ------         ------
     Deferred tax liabilities:
     Deferred policy acquisition costs                    (168)        (2,259)
     Other                                                (924)          (892)
                                                          -----          -----
        Valuation allowance                            (36,369)       (31,825)
                                                       --------       --------
        Net deferred tax assets                            $  -           $  -
                                                           ====           ====

     At December 31, 2001, the Company's net deferred tax assets are fully offset by a valuation allowance. The Company will continue to assess the valuation allowance and to the extent it is determined that such allowance is no longer required, the tax benefit of the corresponding portion of remaining net deferred tax assets will be then be recognized.

     As of December 31, 2001, the Company has unused net operating loss carryovers available as follows (in thousands):

                   Year of expiration:                 Amount
                                                       ------

                   2002                                       $126
                   2019                                     35,005
                   2020                                     17,096
                                                            ------
                         Total                             $52,227
                                                           =======

     Approximately $12 million of the total unused net operating loss carryover was generated by the discontinued operations. The loss generated by the discontinued operations is available for use by the continuing operations. Federal income tax filings of the Company for years prior to 2000 have been examined by the Internal Revenue Service.

9.   LEASES

     The Company leases buildings, furniture, cars and equipment under operating leases. Operating leases generally include renewal options for periods ranging from two to seven years and require the Company to pay utilities, taxes, insurance and maintenance expenses.

     The following is a schedule of future minimum lease payments under cancelable and non-cancelable operating leases for each of the five years succeeding December 31, 2001 and thereafter, excluding renewal options (in thousands):

                   Years Ending December 31:

                   2002                                     $1,343
                   2003                                        499
                   2004                                        202
                   2005                                        131
                   2006 and Thereafter                         166

     Rental expense charged to operations in 2001, 2000 and 1999 amounted to $1,688,000, $1,848,000, and $2,370,000 respectively, including amounts paid under short-term cancelable leases.

10.  REINSURANCE

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

     The Company commuted the accident year 2000 portion of the reinsurance treaty with National Union Fire Insurance Company. The Company recognized the amounts received from National as a reduction of losses and loss adjustments expenses paid (thereby increasing losses and loss adjustment expenses incurred) to recognize the effect of releasing National from its obligations under the treaty, there was no effect on premiums earned, losses incurred, loss adjustment expense incurred or commission in the current year income statement due to this commutation.

     The Company sold 100% of its 2001 crop year business to Acceptance Insurance Companies Inc. ("Acceptance"), effective June 6, 2001. The agreements are without recourse as they relate to the net profit or loss on the 2001 crop year book of business. The sale was approved by the Indiana Department of Insurance.

     Reinsurance activity for 2001, 2000 and 1999, which includes reinsurance with related parties, is summarized as follows (in thousands):

                         2001                           Direct           Assumed       Ceded           Net
                         ----                           ------           -------       -----           ---
     Premiums written                                        159,821        1,271     (105,158)       55,934
     Premiums earned                                         163,828        2,484      (89,365)       76,947
     Incurred losses and loss adjustment expenses            132,589        2,616      (64,764)       70,441
     Commission expenses (income)                             18,979          151      (25,716)      (6,586)

                         2000                           Direct           Assumed       Ceded           Net
                         ----                           ------           -------       -----           ---

     Premiums written                                       $168,626       $5,835     $(78,621)      $95,840
     Premiums earned                                         187,720        4,918      (54,932)      137,706
     Incurred losses and loss adjustment expenses            144,987        4,828      (36,436)      113,379
     Commission expenses (income)                             21,234        1,041      (14,043)        8,232

                         1999                           Direct           Assumed       Ceded           Net
                         ----                           ------           -------       -----           ---

     Premiums written                                       $233,514       $2,887        $8,425     $244,826
     Premiums earned                                         252,357           88       (3,351)      249,094
     Incurred losses and loss adjustment expenses            231,197        7,838       (8,062)      230,973
     Commission expenses (income)                             27,352          633           435       28,420

     Amounts recoverable from reinsurers relating to unpaid losses and loss adjustment expenses were $30,181,000 and $23,252,000 as of December 31, 2001 and 2000, respectively. These amounts are reported as assets and are not netted against the liability for loss and loss adjustment expenses in the accompanying Consolidated Balance Sheets.

11.  RELATED PARTIES

     The Company and its subsidiaries have entered into transactions with various related parties including transactions with Goran and its affiliates, Granite Insurance Company ("Granite") and Granite Re.

     The following balances were outstanding at December 31 (in thousands):

                                                                        2001        2000
                                                                        ----        ----
     Due from directors and officers                                     $42        $291
     Other receivables from and (payables to) related parties          (638)         389
                                                                       -----         ---
        Total receivables (payables)                                 $ (596)       $ 680
                                                                     =======       =====

     Reinsurance payable to affiliates                                 $ 617         $ -
                                                                       =====         ===

     The following transactions occurred with related parties in the years ended December 31 (in thousands):

                                                                      2001      2000       1999
                                                                      ----      ----       ----
     Reinsurance under various treaties, net:
        Ceded premiums earned                                              $3      $186       $2,850
        Ceded losses and loss adjustment expenses incurred              (419)   (4,858)        2,932
        Ceded commissions                                                   1       (1)          114
     Consulting fees charged by various related parties                    16     1,895        3,652

     The amounts due from officers and directors are non-interest-bearing loans. The Company paid $1,846,000 and $3,112,000 in 2000 and 1999, respectively, for consulting and other services to a vendor owned in part by the brother of the Company's president. The consulting and other services were for the conversion of the Company's nonstandard automobile operating system. The Company has capitalized these costs as part of its nonstandard automobile operating system. Approximately 90% of these payments are for services provided by consultants and vendors unrelated to the Company.

     In December 2001, Superior Group obtained a line of credit from Granite Re in the total amount of $2.5 million. At December 31, 2001, $1.3 million was outstanding under the line. This note bears interest at the rate of prime plus 5.25% for a total of 10.0% at December 31, 2001. Interest only payments are due monthly until the principal is due on December 20, 2004.

12.  REGULATORY MATTERS

     Two of the Company's insurance company subsidiaries, Pafco General Insurance Company ("Pafco") and IGF are domiciled in Indiana and prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by the Indiana Department of Insurance ("IDOI"). While neither Pafco nor IGF has surplus from which to pay dividends, statutory requirements place limitations on the amount of funds that can be remitted to the Company from Pafco and IGF. The Indiana statute allows 10% of surplus in regard to policyholders or 100% of net income, whichever is greater, to be paid as dividends only from earned surplus; however, the Consent Orders with the IDOI, described below, prohibit the payment of any dividends by Pafco and IGF. Another insurance company subsidiary, Superior and Superior's insurance company subsidiaries, Superior American and Superior Guaranty, are domiciled in Florida and prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by the Florida Department of Insurance ("FDOI"). The Florida statute also contains limitations with regard to the payment of dividends. Superior may pay dividends of up to 10% of surplus or 100% of net income, whichever is greater, from earned surplus. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed.

     On June 6, 2001 IGF sold substantially all of its crop insurance assets to Acceptance. On June 24, 2001, following the sale of IGF's crop insurance assets and as a result of losses experienced by IGF in its crop insurance operations, the IDOI and IGF entered into a Consent Order (the "Consent Order") relating to IGF. IGF has discontinued writing new business and its operations are presently in run off.

     The IDOI has continued to monitor the status of IGF. The Consent Order prohibits IGF from taking any of the following actions without prior written consent of the IDOI:

     o    Sell or encumber any of its assets, property, or business in force;
     o Disburse funds, except to pay direct unaffiliated policyholder claims and normal operating expenses in the ordinary course of business (which does not include payment to affiliates except for the reimbursement of costs for running IGF by the Company, and does not include payments in excess of $10,000);
     o Lend its funds or make investments, except in specified types of investments;
     o Incur debts or obligations, except in the ordinary course of business to unaffiliated parties;
     o    Merge or consolidate with another company;
     o    Enter into new, or amend existing, reinsurance agreements;
     o Complete, enter into or amend any transaction or arrangement with an affiliate, and
     o    Disburse funds or assets to any affiliate.

     The Consent Order requires IGF to provide the IDOI with monthly written updates and immediate notices of any material change regarding the status of litigation with Mutual Service Casualty Insurance Company and with Continental Casualty Company, statutory reserves, number of non-standard automobile insurance policies in-force by state, and reports of all non-claims related disbursements. IGF's failure to comply with the Consent Order could cause the IDOI to begin proceedings to have a rehabilitator or liquidator appointed for IGF to extend the provisions of the Consent Order.

     While IGF is prohibited from writing any new business pursuant to the Consent Order, the departments of insurance of Florida, Illinois, Minnesota, Missouri, Nebraska, Virginia and South Carolina have required IGF to cease writing business in those states. IGF has also agreed with the departments of insurance of Texas and Washington to not write business in those states, and IGF presently intends to surrender its certificates of authority in most states in which it operated prior to the sale to Acceptance.

     As a result of the Consent Order, IGF was prohibited from writing new non-standard automobile insurance in Pennsylvania after July 30, 2001. Prior to July 31, 2001, the non-standard automobile insurance policies written in Pennsylvania by IGF accounted for approximately 10% of the total gross written premiums of the Company. During the third quarter of 2001, the Pennsylvania Department of Insurance determined that it would not permit new business to be written in that state by Superior or the Company's other insurance company subsidiaries. Therefore, total written premiums for 2001 were less than anticipated.

     Pafco has been subject to an agreed to order of the IDOI since February 17, 2000 that requires Pafco, among other matters, to:

     o Refrain from doing any of the following without the IDOI's prior written consent: (i) selling assets or business in force or transferring property, except in the ordinary course of business; (ii) disbursing funds, other than for specified purposes or for normal operating expenses and in the ordinary course of business (which does not include payments to affiliates, other than under written contracts previously approved by the IDOI, and does not include payments in excess of $10,000); (iii) lending funds; (iv) making investments, except in specified types of investments; (v) incurring debt, except in the ordinary course of business and to unaffiliated parties; (vi) merging or consolidating with another company; or (vii) entering into new, or modifying existing, reinsurance contracts.

     o Reduce its monthly auto premium writings, or obtain additional statutory capital or surplus, such that the ratio of gross written premium to surplus and net written premium to surplus does not exceed
          4.0 and 2.4, respectively; and provide the IDOI with regular reports demonstrating compliance with these monthly writings limitations.

     o Continue to comply with prior IDOI agreements and orders to correct business practices under which Pafco must provide monthly financial statements to the IDOI, obtain prior IDOI approval of reinsurance arrangements and affiliated party transactions, submit business plans to the IDOI that address levels of surplus and net premiums written, and consult with the IDOI on a monthly basis.

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

     Pafco has agreed with the Iowa Department of Insurance ("IADOI") that it will not write any new non-standard business in Iowa, until such time as Pafco has reduced its overall non-standard automobile policy counts in the state or has:

     o    Increased surplus, or
     o Has achieved a net written premium to surplus ratio of less than three to one, or
     o    Has surplus reasonable to its risk.

     Pafco has continued to service existing policyholders and renew policies in Iowa and provide policy count information on a monthly basis in conformance with IADOI requirements.

     Superior and Pafco also provide monthly financial information to the departments of insurance in certain states in which they write business, and Pafco has agreed to obtain IDOI prior approval of any new affiliated party transactions.

     The financial review of Superior for the year ended December 31, 1999 by the FDOI has been completed and the FDOI issued its final report during the fourth quarter of 2001. The FDOI's final report recommended additional examination of compliance issues and financial records' accuracy for years subsequent to 1999 and the FDOI took no additional action.

     On July 7, 2000, the FDOI issued a notice of its intent to issue an order (the "Notice") which principally addressed certain policy and finance fee payments by Superior to Superior Group. A formal administrative hearing to review the Notice and a determination that the order contemplated by the Notice not be issued was held in February 2001. The administrative law judge entered a recommended order on June 1, 2001 that was acceptable to the Company. On August 30, 2001, the FDOI rejected the recommended order and issued its final order which the Company believes improperly characterized billing and policy fees paid by Superior to Superior Group. Superior filed an appeal of the final order to Florida District Court. On March 4, 2002, the FDOI filed a petition in the Circuit Court of the Second Judicial Circuit in and for Leon County, Florida which seeks court enforcement of the FDOI's final order. Superior filed a motion with the FDOI for stay of the FDOI's final order. Superior also filed a motion with the District Court of Appeals, which was denied pending a ruling from the FDOI on Superior's motion for stay.

     In 1999, Superior ceased writing business in Illinois and agreed to obtain the approval of the Illinois Department of Insurance prior to writing any new business in Illinois. In July 2001, Superior agreed with the Department of Insurance in Texas to obtain its prior approval before writing any new business in that state. On October 9, 2001, the State Corporation Commission of Virginia issued an order to take notice regarding an order suspending Superior's license to write business in that state, which Superior believes is unwarranted. An administrative hearing for a determination that the suspension order not be issued was held March 5, 2002. The nonstandard automobile insurance policies written in Virginia by Superior accounted for approximately 13.1% of the total gross written premiums of the Company in 2001. A decision has not yet been rendered, and although Superior does not expect an adverse decision, Superior would appeal any decision that prohibits it from writing business in Virginia.

     The Company's operating subsidiaries, their business operations, and their transactions with affiliates, including the Company, are subject to regulation and oversight by the IDOI, the FDOI, and the insurance regulators of other states in which the subsidiaries write business. The Company is a holding company and all of its operations are conducted by its subsidiaries. Regulation and oversight of insurance companies and their transactions with affiliates is conducted by state insurance regulators primarily for the protection of policyholders and not for the protection of other creditors or of shareholders. Failure to resolve issues with the IDOI and the FDOI or other state insurance regulators in a mutually satisfactory manner could result in future regulatory actions or proceedings that materially and adversely affect the Company.

     The NAIC adopted the Codification of Statutory Accounting Principles guidance ("Codification"), which replaces the Accounting Practices and Procedures manual, as the NAIC's primary guidance on statutory accounting effective January 1, 2001. The IDOI and FDOI have adopted Codification.

     The changes in statutory accounting principles resulting from Codification which impact the Company's insurance subsidiaries, among other things, limit the statutory carrying value of electronic data processing equipment and deferred tax assets in determining statutory surplus. The consolidated statutory surplus of the Company's insurance subsidiaries as of December 31, 2001 was $21.9 million, excluding IGF.

13.  COMMITMENTS AND CONTINGENCIES

     As previously reported, IGF, which is a wholly owned subsidiary of the Company, had been a party to a number of pending legal proceedings and claims relating to agricultural production interruption insurance policies (the "AgPI Program") which were sold during 1998. All of the policies of insurance which were issued in the AgPI Program were issued by and under the name of Mutual Service Casualty Insurance Company ("MSI"), a Minnesota corporation with its principal place of business located in Arden Hills, Minnesota. Sales of this product resulted in large underwriting losses by IGF.

     Approximately $29 million was paid through December 31, 2001 in settlement of legal proceedings and claims related to the AgPI Program, with payments totaling approximately $359,000 during 2001. The Company reduced reserves related to AgPI by approximately $7 million during 2001. The Company has retained a reserve of approximately $3 million as a provision for expenses and settlement of ongoing litigation.

     All AgPI policyholder claims had been settled during 2000. However, on January 12, 2001 a case was filed in the Superior Court of California, County of Fresno, entitled S&W Seed Company, Dudley Silveira, Ric Blanchard and Darrell Silveira v. Mutual Service Casualty Insurance Company, IGF Insurance Company, and Dibuduo & Defendis Insurance Agency, Inc.; Case No. OICE CG 00137. The case was brought by four AgPI policyholders who had previously settled their AgPI claims pursuant to binding settlement agreements who now seek additional compensation by asserting through litigation that IGF and the third party carrier paid less than the policy limits they were promised when they purchased the policy and that each settling policyholder was forced to accept the lesser amount due to their economic duress - a legal theory recognized in California if certain elements of economic duress can be established. Discovery is proceeding. On January 16, 2002, the court entered an order granting IGF's motion for judgment on the pleadings and required plaintiffs to show an insurable interest. Plaintiffs amended their complaint attempting to allege an insurable interest and on March 19, 2002, the court granted IGF's demurrer to the amended complaint. In granting the demurrer the court held that any recovery payable to plaintiff would be limited to their actual economic losses regardless of how much plaintiffs thought they had been promised (i.e. plaintiffs cannot be paid policy limits without regard to actual losses incurred). The plaintiffs have ten (10) days in which to again amend their complaint.

     IGF remains a defendant/cross-complainant in eight lawsuits pending in Fresno County, California, which relate to the cross-claims between the selling brokers, MSI and IGF. These lawsuits have been consolidated for all purposes and discovery is proceeding.

     IGF and MSI are engaged in arbitration with respect to responsibility for the AgPI program settlements. The arbitration commenced in December 2000 and the parties had their first meeting with the panel on May 22, 2001. At that meeting, MSI moved for an order requiring IGF to post pre-hearing security through the issuance of a letter of credit in the amount of $39 million. Over IGF's objection, in a two to one vote, the panel ordered IGF to post the $39 million security by June 19, 2001. IGF sought relief from the order in the United States District Court for the District of New Jersey, but was unsuccessful.

     On November 7, 2001, the arbitration panel considered a petition for default judgment against IGF based on IGF's failure to post the pre-hearing security. On November 23, 2001, the arbitration panel issued an order denying MSI's motion for default judgment and requiring IGF to place $600,000 in an escrow account to cover MSI's prospective legal expenses. The panel also continued its original order that required IGF to post the $39 million security. IGF has deposited $600,000 into an escrow account as required by the arbitration panel but has not posted the $39 million letter of credit and is financially unable to do so.

     On June 25, 2001, MSI filed a complaint for preliminary and permanent injunctive relief and damages (the "MSI Complaint") against the Company, IGF Holdings, Inc., ("IGFH"), Granite Reinsurance Company Ltd. ("Granite Re"), Goran and certain affiliates of those companies, as well as certain members of the Symons family, and Acceptance in the United States District Court for the Southern District of Indiana,

     Indianapolis Division. The MSI Complaint alleges that the June 6, 2001 transfer of IGF's assets to Acceptance and the payments by Acceptance to the Company, Goran and Granite Re violated Indiana law and are voidable. In addition, the MSI Complaint alleges that Acceptance, the Company, Goran, IGFH and the Symons Family are liable to MSI for the entire $39 million claim which MSI is asserting against IGF in the arbitration proceeding on theories of successor liability and "piercing the corporate veil." The MSI Complaint seeks preliminary and permanent injunctive relief against the defendants, an order voiding the various transactions between and among the defendants and an order determining that the defendants are directly responsible to MSI for MSI's $39 million claim against IGF.

     The defendants filed answers to the MSI Complaint denying the material allegations and asserting affirmative defenses to the MSI Complaint. A hearing on MSI's Motion for Preliminary Injunctive Relief was held Thursday, August 2, 2001. On August 3, 2001, the court denied MSI preliminary injunctive relief. On January 7, 2002, MSI filed an amended complaint which added Superior Insurance Group Management, Inc., Superior Group, Superior and Pafco as defendants (the "MSI Amended Complaint"). The MSI Amended Complaint asserts claims substantively identical to the claims in the MSI Complaint. On February 21, 2002, the defendants filed answers to the MSI Amended Complaint and denied the material allegations contained in the MSI Amended Complaint and asserted affirmative defenses.

     Should MSI be successful in obtaining permanent injunctive relief against the Company and its affiliates, any such relief would have an adverse impact upon the Company and its affiliates and their respective assets and operations. Further, in the event MSI is successful in voiding the various transactions between the defendants or in the event the defendants are determined to be responsible to MSI for MSI's $39 million claim against IGF, those orders and determinations could have an adverse effect upon the Company and its affiliates and their respective assets and operations.

     As previously reported in the Company's Form 8-K filed on August 2, 2001, the Company and two of its subsidiaries, IGFH and IGF, are parties to a "Strategic Alliance Agreement" dated February 28, 1998 (the "SAA") with Continental Casualty Company ("CNA"), pursuant to which IGF acquired certain crop insurance operations of CNA. Through reinsurance agreements, CNA was to share in IGF's profits or losses on IGF's total crop insurance business. By letter dated January 3, 2001, CNA gave notice pursuant to the SAA of its exercise of the "Put Mechanism" under the SAA effective February 19, 2001. According to the SAA, upon exercise of the Put Mechanism, IGFH is obligated to pay CNA an amount equal to 5.85 times "Average Pre-Tax Income", an amount based in part upon payments made to CNA under the SAA. The SAA further provided that 30 days after exercise of the Put, IGF will execute a promissory note payable six months after the exercise of the Put in the principal amount equal to the amount owed, as specified by the SAA. In a letter dated March 20, 2001, CNA also asserted a claim for amounts allegedly due under reinsurance agreements for the 2000 crop year.

     Also, as previously reported in the Company's Form 8-K filed on August 2, 2001, the Company believes it has claims against CNA and defenses to CNA's claim that may ultimately offset or reduce amounts owed to CNA. The Company and CNA engaged in discussions regarding possible alternatives for the resolution of their respective claims against each other; however, those discussions ultimately proved to be unsuccessful.

     Following the failure of settlement discussions, on June 4, 2001, IGF, IGFH and the Company filed a complaint against CNA (the "IGF Complaint") in the United States District Court for the Southern District of Indiana, Indianapolis Division. The IGF Complaint asserts claims against CNA for fraud and constructive fraud in connection with the SAA and breach of contract and seeks relief against CNA for compensatory and punitive damages. On June 27, 2001, CNA filed its "Answer, Separate Defenses and Counterclaim", in which CNA generally denied the material allegations of the IGF Complaint and asserted various defenses to those claims.

     On June 6, 2001, CNA filed a complaint against IGF, IGFH and the Company in the United States District Court for the Southern District of Indiana, Indianapolis Division (the "CNA Complaint"), asserting claims based on the SAA and related agreements for approximately $25 million allegedly owed CNA by virtue of its exercise of the Put Mechanism, $3 million for amounts allegedly due under reinsurance agreements for the 2000 crop year, $1 million for certain "fronting costs," and $1 million pursuant to a note executed by IGFH to CNA's affiliate in connection with the acquisition by IGFH of North American Crop Underwriters, Inc. in 1998. CNA also asserted claims to the effect that the June 6, 2001 sale of IGF assets to Acceptance resulted in payments of funds to Goran, the Company and Granite Re, which funds allegedly should have been paid to IGF instead. On June 6, 2001, CNA asked the district court to enter a temporary restraining order preventing IGF, IGFH and the Company from disposing of the proceeds received by them in connection with the sale of IGF assets to Acceptance. In an emergency hearing, the court denied CNA the relief it requested, without prejudice to reconsideration of those issues at a future time. CNA has since amended the CNA Complaint to add Goran and Granite Re as defendants. CNA's counterclaim in response to the IGF Complaint asserts essentially the same claims against the same parties as the amended CNA Complaint.

     On September 20, 2001 the court ordered a consolidation of the two cases. On December 4, 2001, CNA filed an Amended Answer and Counterclaim that added Pafco, Superior and certain members of the Symons family as counterdefendants. CNA's Amended Answer and Counterclaim also alleges that IGF, IGFH, The Company, and the other counterdefendants are alter egos of each other and are directly liable to CNA for its claims. Discovery in the case is proceeding. Although the Company continues to believe that it has claims against CNA and defenses to CNA's claims which may offset or reduce amounts owing by the Company or its affiliates to CNA, there can be no assurance that the ultimate resolution of the claims asserted by CNA against the Company and its affiliates will not have a material adverse effect upon the Company's and its affiliates' financial condition or results of operations.

     The California Department of Insurance ("CDOI") filed a Notice of Noncompliance against Superior on June 29, 2001, which alleged that broker fees were charged by independent brokers in violation of California law. The Company and the CDOI agreed to a resolution of the matters raised in the Notice of Noncompliance by a Stipulation and Consent Order entered on December 26, 2001, wherein Superior agreed to pay the CDOI a penalty in the amount of $200,000 in settlement of the action.

     The Company is a defendant in a case filed on February 23, 2000, in the United States District Court for the Southern District of Indiana entitled Robert Winn, et al. v. Symons International Group, Inc., et al., Cause No. IP 00-0310-C-B/S. Other parties named as defendants are Goran, three individuals who were or are officers or directors of the Company or of Goran, PricewaterhouseCoopers, LLP and Schwartz Levitsky Feldman, LLP. The case purports to be brought on behalf of a class consisting of purchasers of the Company's stock or Goran's stock during the period February 27, 1998, through and including November 18, 1999. Plaintiffs allege, among other things, that defendants misrepresented the reliability of the Company's reported financial statements, data processing and financial reporting systems, internal controls and loss reserves in violation of
     Section 10(b) of the Securities Exchange Act of 1934 ("1934 Act") and SEC Rule 10b-5 promulgated thereunder. The individual defendants are also alleged to be liable as "controlling persons" under ss.20(a) of the 1934 Act. The Company and the individual defendants filed a motion to dismiss the amended consolidated complaint for failure to state a claim and for failure to plead with particularity as required by Fed. R. Civ. P.9 (b) and the Private Securities Litigation Reform Act of 1995. The accounting firms also filed motions to dismiss. On February 19, 2002 the court granted in part and denied in part defendants' motion to dismiss. On March 15, 2002 the Company and the individual defendants filed a motion for reconsideration of the court's ruling on the motion to dismiss, or alternatively to certify an order for appeal.

     Superior is a defendant in a case filed on May 8, 2001 in the United States District Court for the Southern District of Florida entitled The Chiropractic Centre, Inc. v. Superior Insurance Company which purports to be brought on behalf of a class consisting of healthcare providers improperly paid discounted rates on services to patients based upon a preferred provider contract with a third party. The plaintiff alleges that Superior breached a third party beneficiary contract, committed fraud and engaged in racketeering activity in violation of federal and Florida law by obtaining discounted rates offered by a third party with whom the plaintiff contracted directly. On September 28, 2001 the case was consolidated with fifteen or more similar actions. On October 29, 2001 Superior filed a motion to dismiss the action for lack of jurisdiction, which is pending. Superior intends to vigorously defend the claims brought against it.

     IGF is a defendant in a declaratory action entitled Kevin L. Stevens, Bank of America, Conservator of the Estate of Samuel Jay Ramsey and Gael Ramsey
     v. IGF Insurance Company originally filed on February 21, 2001 in the Circuit Court of Green County, Missouri. The action was subsequently removed to the Federal District Court for the Western District of Missouri. On October 11, 2001, the Federal District Court granted declaratory judgment in favor of the Company's insured, Stevens, and held that IGF was responsible for payment of the premium attributable to a $15 million appeal bond for Steven's appeal from a judgment against him in a related personal injury action. IGF believes that the District Court erred in granting declaratory judgment for Stevens and in holding that IGF is responsible for payment of the premium on the bond. IGF has appealed to the United States Court of Appeals for the Eighth Circuit for relief from the declaratory judgment. In the event IGF is ultimately required to pay the premium on the appeal bond, it would have a material adverse impact on IGF's financial position.

     Superior is a defendant in a case filed September 15, 2000 in the Circuit Court for Lee County, Florida entitled Charles L. Fulton, D.C. v. Superior Insurance Company. The case is purported to be brought on behalf of a class consisting of healthcare providers that rendered treatment to and obtained a valid assignment of benefits from persons insured by Superior. The court granted Superior's motions to dismiss the original and amended complaints but denied Superior's motion to dismiss the second amended complaint. The court is permitting plaintiff to go forward with class discovery. The plaintiff alleges that Superior reduced or denied claims for medical expenses payable to the plaintiff without firsT obtaining a written report in violation of Florida law. The plaintiff also alleges that Superior inappropriately reduced the amount of benefits payable to the plaintiff in breach of Superior's contractual obligations to the plaintiff. Superior believes the allegations of wrongdoing in violation of law are without merit and intends to vigorously defend the claims brought against it.

     Superior is a defendant in a case now entitled Oviedo Family Chiropractic Center, P.A. v. Superior Insurance Company originally filed February 4, 2000 in the Circuit Court for Dade County, Florida and entitled Medical Re-Hab Center v. Superior Insurance Company. The court granted Superior's motions to dismiss the original and first amended complaints. The plaintiff has filed a motion for leave to file a second amended complaint which is pending. The case purports to be brought on behalf of a class consisting of
     (i) healthcare providers that rendered treatment to Superior insureds and claimants of Superior insureds and (ii) such insureds and claimants. The plaintiff alleges that Superior reduced medical benefits payable and improperly calculated interest in violation of Florida law. The Company believes the claim is without merit and intends to vigorously defend the charges brought against it.

     Superior Guaranty is a defendant in a case filed October 8, 1999, in the Circuit Court for Manatee County, Florida entitled Patricia Simmons v. Superior Guaranty Insurance Company. The case purports to be brought on behalf of a class consisting of purchasers of insurance from Superior Guaranty. The plaintiff alleges that the defendant charged interest in violation of Florida law. Superior Guaranty believes that the allegations of wrongdoing as alleged in the complaint are without merit and intends to vigorously defend the claims brought against it.

     Superior Guaranty is a defendant in a case filed on November 26, 1996, in the Circuit Court for Lee County, Florida entitled Raed Awad v. Superior Guaranty Insurance Company, et al. The case purports to be brought on behalf of a class consisting of purchasers of insurance from Superior Guaranty. The plaintiffs allege that the defendant charged premium finance service charges in violation of Florida law. Superior Guaranty believes that the allegations of wrongdoing as alleged in the complaint are without merit and intends to vigorously defend the claims brought against it.

     On July 7, 2000, the FDOI issued a notice of its intent to issue an order (the "Notice") which principally addressed certain policy and finance fee payments by Superior to Superior Group. A formal administrative hearing to review the Notice and a determination that the order contemplated by the Notice not be issued was held in February 2001. The administrative law judge entered a recommended order on June 1, 2001 that was acceptable to the Company. On August 30, 2001, the FDOI rejected the recommended order and issued its final order which the Company believes improperly characterized billing and policy fees paid by Superior to Superior Group. Superior filed an appeal of the final order to Florida District Court. On March 4, 2002, the FDOI filed a petition in the Circuit Court of the Second Judicial Circuit in and for Leon County, Florida which seeks court enforcement of the FDOI's final order. Superior filed a motion with the FDOI for stay of the FDOI's final order. Superior also filed a motion with the District Court of Appeals, which was denied pending a ruling from the FDOI on Superior's motion for stay.

     See Business-Regulation-"REGULATORY DEVELOPMENTS", in Part I of this report, for additional legal matters involving insurance regulatory matters.

     The Company's insurance subsidiaries are parties to other litigation arising in the ordinary course of business. The Company believes that the ultimate resolution of these lawsuits will not have a material adverse effect on its financial condition or results of operations. The Company, through its claims reserves, reserves for both the amount of estimated damages attributable to these lawsuits and the estimate costs of litigation.

     The Company is a 50% owner in a limited liability corporation ("LLC") established to provide business services to the Company and an unrelated third party. The fair market value of the LLC's operating assets approximated its outstanding debt at December 31, 2001.

     The Company and its subsidiaries are named as defendants in various other lawsuits relating to their business. Legal actions arise from claims made under insurance policies issued by the Company's subsidiaries. The Company in establishing its loss reserves has considered these actions. The Company believes that the ultimate disposition of these lawsuits will not materially affect the Company's operations or financial position.

14.  SUPPLEMENTAL CASH FLOW INFORMATION

     Cash paid/(received) for income taxes and interest is summarized as follows (in thousands):

                                                                          2001           2000          1999
                                                                          ----           ----          ----
       Cash paid/(received) for federal income taxes, net of refunds    $        -      $(6,134)     $(17,952)
                                                                        ==========      ========     =========
       Cash paid for interest on preferred securities                   $        -      $      -       $12,825
                                                                        ==========      ========       =======

15.  DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

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

     A) FIXED MATURITY, EQUITY SECURITIES, AND OTHER INVESTMENTS: Fair values for fixed maturity and equity securities are based on quote market prices.

     B) SHORT-TERM INVESTMENTS, AND CASH AND CASH EQUIVALENTS: The carrying value for assets classified as short-term investments, and cash and cash equivalents in the accompanying Consolidated Balance Sheets approximates their fair value.

     C) SHORT-TERM DEBT: The carrying value for short-term debt approximates fair value.

     D) PREFERRED SECURITIES: There is not an active market for the Preferred Securities; however, the estimated market value as of December 31, 2001 was approximately $9,000,000.

16.  STOCK OPTION PLANS

     On November 1, 1996, the Company adopted the Symons International Group, Inc. ("SIG"). 1996 Stock Option Plan (the "SIG Stock Option Plan"). The SIG Stock Option Plan provides the Company authority to grant nonqualified stock options and incentive stock options to officers and key employees of the Company and its subsidiaries and nonqualified stock options to non-employee directors of the Company and Goran. Options have been granted at an exercise price equal to the fair market value of the Company's stock at date of grant. All of the outstanding stock options vest and become exercisable in three equal installments on the first, second and third anniversaries of the date of grant. On October 14, 1998, all SIG options were repriced to $6.3125 per share. In November 1999, certain officers and non-employee directors of the Company surrendered a total of 1,153,600 stock options.

     Information regarding the SIG Stock Option Plan is summarized below:

                                                           2001                        2000                       1999
                                                         Weighted                    Weighted                   Weighted
                                                         Average                     Average                     Average
                                             2001        Exercise        2000        Exercise        1999       Exercise
                                            Shares        Price         Shares        Price        Shares         Price
                                            ------        -----         ------        -----        -------        -----
     Outstanding  at  the  beginning  of
     the year                               1,344,833       $0.9400       213,033      $6.3125     1,457,833      $6.3125
     Granted                                       -              -     1,287,000       0.5436             -            -
     Exercised                                     -              -            -             -       (1,667)       6.3125
     Forfeited/Surrendered                   (73,500)        2.8474     (155,200)       5.0391     (1,243,133)     6.3125
                                             --------                   ---------                  -----------
     Outstanding at the end of the year     1,271,333        0.8283     1,344,833       0.9400       213,033       6.3125
                                            =========                   =========                    =======
     Options exercisable at year end          465,333        1.3180        73,500       6.3125       120,366       6.3125
     Available for future grant               228,667             -       155,167            -     1,286,967            -


                                                                         Options                        Options
                                                                       Outstanding                    Exercisable
                                                        Weighted         Weighted                       Weighted
                                                        Average          Average                        Average
                                        Number         Remaining         Exercise        Number         Exercise
     Range of Exercise Prices        Outstanding    Life (In Years)       Price        Exercisable       Price
     ------------------------        -----------    ---------------       -----        -----------       -----

         $0.50 - $0.8750                1,209,000        8.2                $0.5448        403,000         $0.5455
             $6.3125                       62,333        5.5                 6.3125         62,333          6.3125
                                        ---------                                           ------
                                        1,271,333        8.0                               465,333
                                        =========        ===                               =======

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

     Information regarding the Superior Group Management Stock Option Plan is summarized below:

                                                        2001                  2000                       1999
                                                      Weighted              Weighted                   Weighted
                                                      Average                Average                   Average
                                          2001        Exercise     2000     Exercise       1999        Exercise
                                         Shares        Price      Shares      Price       Shares        Price
                                         ------        -----      ------      -----       ------        -----
     Outstanding  at the beginning of
     the year                              83,432        $54.42    92,232       $51.75       94,732        $51.75
     Granted                                    -             -         -            -            -             -

     Forfeited                              (100)         57.65   (8,800)        51.48      (2,500)         51.75
                                            -----                 -------                   -------
     Outstanding  at  the  end of the
     year                                  83,332         57.65    83,432        54.42       92,232         51.75
                                           ======                  ======                    ======
     Options exercisable at year end       83,332              -   66,726             -      42,448             -
     Available for future grant            27,779              -   27,679             -      18,879             -

                                                                         Options                        Options
                                                                       Outstanding                    Exercisable
                                                        Weighted         Weighted                       Weighted
                                                        Average          Average                        Average
                                        Number         Remaining         Exercise        Number         Exercise
     Range of Exercise Prices        Outstanding    Life (In Years)       Price        Exercisable       Price
     ------------------------        -----------    ---------------       -----        -----------       -----
              $44.17                        41,667           4.1 yrs          $44.17         41,667          $44.17
              $71.14                        41,665           4.1 yrs          $71.14         41,665          $71.14

     The Company applies Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretation in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for such plans. Had compensation cost been determined, based on the fair value at the grant dates for options granted under both the SIG Stock Option Plan and the Superior Group Management Stock Option Plan during 2000, 1999 and 1998 consistent with the method of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company's pro forma net earnings and pro forma earnings per share for the years ended December 31, 2001, 2000 and 1999 would have been as follows:


     (Dollars in thousands, except      2001 As       2001        2000 As        2000         1999 As        1999
     per share amounts)                Reported     Pro Forma    Reported      Pro Forma     Reported     Pro Forma
                                       --------     ---------    --------      ---------     --------     ---------
     Net earnings (loss)                $(32,892)    $(33,096)    $(88,425)      $(88,709)    $(80,816)     $(82,513)
     Basic earnings (loss) per share      $(3.17)      $(3.19)      $(8.51)        $(8.54)      $(7.78)       $(7.95)
     Fully diluted  earnings  (loss)
     per Share                            $(3.17)      $(3.19)      $(8.51)        $(8.54)      $(7.78)       $(7.95)

     The fair value of each option grant used for purposes of estimating the pro forma amounts summarized above is estimated on the date of grant using the Black-Scholes option-price model with the weighted average assumptions shown in the following table:

                                                        SIG            SIG             SIG
                                                    2001 Grants    2000 Grants     1999 Grants
                                                    -----------    -----------     -----------
     Risk-free interest rates                          N/A              5%            N/A
     Dividend yields                                   N/A              -             N/A
     Volatility factors                                N/A             106%           N/A
     Weighted average expected life                    N/A          4.0 Years         N/A
     Weighted average fair value per share             N/A            $0.40           N/A

17.  MANAGEMENT'S PLANS

     The Company reported net losses of $(32.9) million and $(88.4) million for the years 2001 and 2000, respectively, and is a party to a number of legal proceedings and claims. While shareholders' equity at December 31, 2001 is a deficit of approximately $(144) million, the Company has offsetting thirty-year mandatorily redeemable trust preferred stock outstanding of $135 million, which are not due for redemption until 2027. The insurance subsidiaries, excluding IGF, have statutory surplus of approximately $21.9 million. Management has initiated substantial changes in operational procedures in an effort to return the Company to profitable levels and to improve its financial condition. The Company has and is continuing to raise its rates in a market environment where increasing rates and withdrawal from the market by other companies show positive trends for improving profitability of nonstandard automobile insurance underwriters.

     Beginning in the fourth quarter of 2001 and continuing in January and February 2002, the Company sustained adverse loss experience on a substantial portion of its new business written in certain markets. In late February and early March 2002, the Company commenced further analysis of loss ratios by individual agency and a review of claim settlement procedures. Based on this and other analysis, the Company has as of the filing of this document, taken the following actions to improve the financial position and operating results of the Company:

     o Eliminated reinstatements in all markets, i.e., upon policy cancellation, the insured must obtain a new policy at prevailing rates and underwriting guidelines;
     o Terminated or placed on new business moratorium several hundred agents whose loss ratios were abnormally high when compared to the average for the remaining agents (these agents accounted for approximately 16% of the total gross written premium in 2001);
     o Increased underwriting requirements in certain markets including: higher down payments, new policy fees, and shorter policy terms;
     o Hired a consultant with significant auto claims experience to review processes and suggest modifications to the claims function.

     The Company expects the above actions to result in a decline of approximately 10 to 15% in gross written premiums from 2001 levels with a corresponding decrease in management fees payable to Superior Group, offset by reductions in operating expenses due to process changes and efficiencies.

     Management believes that despite the recent losses and the deterioration in shareholders' equity and statutory surplus, it has developed a business plan that, if successfully implemented, can improve the Company's operating results and financial condition in 2002.

18.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Quarterly financial information of continuing operations is as follows (in thousands):

                                                                                 2001
                                                                                 ----
                                                        First       Second      Third      Fourth       Total
                                                        -----       ------      -----      ------       -----
     Gross written premiums                              $48,222     $46,868    $27,268   $38,734       $161,092
     Net premiums written                                 16,829      24,620     14,607       (122)       55,934
     Net premiums earned                                  18,728      23,031     22,839      12,349       76,947
     Total revenues                                       22,483      27,858     28,874      16,002       95,217
     Net operating loss from
     Continuing operations (1)                           (5,011)     (2,848)    (4,029)     (2,686)     (14,574)
     Net loss from continuing operations (2)             (9,432)     (7,009)    (6,824)     (7,471)     (30,736)
     Basic operating loss per share
     from continuing Operations                            (.48)       (.27)      (.39)       (.26)       (1.40)
     Net loss from continuing operations
     Per share - basic and diluted                         (.91)       (.68)      (.66)       (.71)       (2.96)

                                                                                 2000
                                                                                 ----
                                                        First       Second      Third      Fourth       Total
                                                        -----       ------      -----      ------       -----
     Gross written premiums                              $59,859     $30,032    $45,842     $38,728     $174,461
     Net premiums written                                 30,469      19,346     28,086      17,939       95,840
     Net premiums earned                                  43,042      37,376     30,857      26,431      137,706
     Total revenues                                       50,254      41,822     33,997      29,875      155,948
     Net operating loss
     From continuing operations (1)                      (5,511)     (4,837)    (5,952)     (2,697)     (18,997)
     Net loss from continuing operations (2)             (9,388)    (10,365)   (12,528)    (39,103)     (71,384)
     Basic operating loss per share
     from continuing Operations                            (.53)       (.47)      (.57)       (.26)       (1.83)
     Net loss from continuing operations
     Per share - basic and diluted                         (.91)       (.99)     (1.21)      (3.76)       (6.87)

     (1) Operating earnings and per share amounts exclude amortization, interest, taxes, realized capital gains and losses, minority interest, and any extraordinary items.

     (2) In the fourth quarter of 2000, the Company recorded an impairment charge related to goodwill of $33.5 million and increased reserves on its nonstandard automobile business by $6.9 million for both current and prior accident years.


19.  DISCONTINUED OPERATIONS

     As previously announced, the Company sold its crop insurance operations to Acceptance on June 6, 2001. This business was predominantly written through IGF. The divestiture of the crop insurance segment transferred ownership of crop insurance accounts, effective with the 2001 crop cycle.

     Management does not expect any remaining crop business to be material to the consolidated financial statements and accordingly has discontinued reporting crop insurance as a business segment. The results of the crop insurance segment have been reflected as "Discontinued Operations" in the accompanying consolidated financial statements.

     Summarized results of operations and financial position for discontinued operations were as follows:

     STATEMENTS OF OPERATIONS
     (in thousands)


     Year Ended December 31,                                              2001            2000            1999
                                                                          ----            ----            ----
     Gross premiums written                                                $256,722        $241,748         $237,286
                                                                           ========        ========         ========
     Net premiums written                                                    $(308)         $26,466          $12,737
                                                                             ======         =======          =======

            Net premiums earned                                              $(308)         $26,531          $14,240
            Net investment and fee income                                     1,657           1,229              749
            Net realized capital gain                                           799              10               21
                                                                                ---              --               --
     Total revenues                                                           2,148          27,770           15,010
                                                                              -----          ------           ------

            Loss and loss adjustment expenses                                 3,559          40,690           34,225
            Policy   acquisition  and  general  and  administrative
         expenses                                                               654           2,059              215
            Interest and amortization expense                                    91           1,162            1,113
                                                                                 --           -----            -----
     Total expenses                                                           4,304          43,911           35,553
                                                                              -----          ------           ------

     Loss before income taxes                                               (2,156)        (16,141)         (20,543)

     Income taxes:
             Current income tax (benefit)                                         -               -          (5,852)
             Deferred income tax expense                                          -               -              682
                                                                            -------         -------              ---
     Total income tax expense (benefit)                                           -               -          (5,170)
                                                                            -------         -------          -------

     Loss from operations of discontinued segment                                 -        (16,141)         (15,373)
     Loss on disposal of discontinued segment                               (2,156)           (900)                -
                                                                            -------           -----          -------
     Net loss from discontinued operations                                 $(2,156)       $(17,041)        $(15,373)
                                                                           ========       =========        =========

--------------------------------------------------
MANAGEMENT'S RESPONSIBILITY
--------------------------------------------------

Management recognizes its responsibility for conducting the Company's affairs in the best interests of all its shareholders. The consolidated financial statements and related information in this Annual Report are the responsibility of management. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles, which involve the use of judgement and estimates in applying the accounting principles selected. Other financial information in this Annual Report is consistent with that in the consolidated financial statements.

The Company maintains a system of internal controls, which is designed to provide reasonable assurance that accounting records are reliable and to safeguard the Company's assets. The independent accounting firm of BDO Seidman, LLP has audited and reported on the Company's consolidated financial statements for 2001, 2000 and 1999. Their opinion is based upon audits conducted by them in accordance with generally accepted auditing standards to obtain assurance that the consolidated financial statements are free of material misstatements.

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


/s/ Douglas H. Symons
--------------------------
Douglas H. Symons
President, Chief Executive Officer and Secretary
March 25, 2002

BOARD OF DIRECTORS AND SHAREHOLDERS OF SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
INDIANAPOLIS, INDIANA

We have audited the accompanying consolidated balance sheets of Symons International Group, Inc. and subsidiaries (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of earnings (loss), changes in shareholders' equity (deficit) and cash flows for the years ended December 31, 2001, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Symons International Group, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years ended December 31, 2001, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.

The accompanying Consolidated Financial Statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 17 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency, and as discussed in Note 13 is a party to a number of legal proceedings and claims, that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 17. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ BDO Seidman, LLP
----------------------
BDO Seidman, LLP
Grand Rapids, Michigan
March 29, 2002

SHAREHOLDER INFORMATION

CORPORATE OFFICES                               REGISTRAR AND TRANSFER AGENT
Symons International Group, Inc.                National City Bank
4720 Kingsway Drive                             4100 West 150th Street
Indianapolis, Indiana 46205                     3rd Floor
(317) 259-6300                                  Cleveland, Ohio 44135-1385

INDEPENDENT PUBLIC ACCOUNTANTS                  ANNUAL MEETING OF SHAREHOLDERS
BDO Seidman, LLP                                4720 Kingsway Drive
99 Monroe, Avenue, N.W., Suite 800              Indianapolis, Indiana 46205
Grand Rapids, Michigan 49503-2698               May 30, 2002 at 10:00 A.M. (EST)


ANNUAL REPORT ON FORM 10-K:
A copy of the Annual Report on Form 10-K for Symons International Group, Inc. for the year ended December 31, 2001, filed with the Securities and Exchange Commission, may be obtained, without charge, upon request to the individual and address noted under Shareholder Inquiries.


MARKET AND DIVIDEND INFORMATION

As of July 1, 2000 Symons International Group, Inc.'s common stock began trading on the OTC Bulletin Board under the symbol SIGC.OB. Prior to this date the Company's stock was traded on the NASDAQ Stock Market's National Market.

                                      STOCK TRADING PRICES
                                 2001                      2000
                                 ----                      ----


  Quarter Ended            High         Low          High         Low
  -------------            ----         ---          ----         ---

  March 31                $1.19         $.41        $2.16        $.86

  June 30                  $.59         $.35        $1.31        $.22

  September 30             $.51         $.06        $1.25        $.53

  December 31              $.17         $.04        $.81         $.16

Quotations reflect inter-dealer prices without retail markdown or commission and may not represent actual transactions.

As previously reported on October 25, 2000 the NASDAQ Listing and Hearing Review Council affirmed the decision of the NASDAQ Listing Qualifications Panel to delist the Company's securities from the NASDAQ National Market.

As of March 27, 2002, the Company had approximately 1,200 shareholders, based on the number of holders of record and an estimate of the number of individual participants represented by securities position listings.

Symons International Group, Inc. did not declare or pay cash dividends on its common stock during the years ended December 31, 2001, 2000 and 1999, nor does the Company presently plan to pay cash dividends on its common stock. Upstream dividend payments to the Company by its insurance subsidiaries are subject to restrictions and limitations under applicable laws under which an insurance subsidiary may not pay dividends to the Company without prior notice to, or approval by, the subsidiary's domiciling insurance regulator. The indenture relating to the Preferred Securities currently prohibits the payment of dividends on the common stock.

SHAREHOLDER INQUIRIES

INQUIRIES SHOULD BE DIRECTED TO:
Mr. Douglas H. Symons
President, Chief Executive Officer and Secretary
Symons International Group, Inc.
Tel.:  (317) 259-6413
Email:  dsymons@sigins.com

BOARD OF DIRECTORS

G. GORDON SYMONS
Chairman of the Board
Symons International Group, Inc. and
Goran Capital Inc.

ALAN G. SYMONS
Vice Chairman of the Board
Symons International Group, Inc.

President and Chief Executive Officer
Goran Capital Inc.

DOUGLAS H. SYMONS
President and Chief Executive Officer
Symons International Group, Inc.

Vice President and Chief Operating Officer
Goran Capital Inc.

ROBERT C. WHITING
President
Prime Advisors, Ltd.

LARRY S. WECHTER
Managing Director and Chief Executive Officer
Monument Advisors, Inc.

GENE S. YERANT
Executive Vice President
Symons International Group, Inc.

President
Superior Insurance Group, Inc.

TERRY W. ANKER
Chairman of the Board
Anthology Companies

EXECUTIVE OFFICERS

DOUGLAS H. SYMONS
President, Chief Executive Officer and Secretary
Symons International Group, Inc.

GENE S. YERANT
Executive Vice President
Symons International Group, Inc.

President
Superior Insurance Group, Inc.

GREGG F. ALBACETE
Vice President and Chief Information Officer
Symons International Group, Inc.

DAVID N. HAFLING
Vice President and Chief Actuary
Symons International Group, Inc.

MARK A. PAUL
Vice President, Chief Financial Officer and Treasurer
Symons International Group, Inc.


COMPANY, SUBSIDIARY AND BRANCH OFFICES

CORPORATE OFFICE

Symons International Group, Inc.
4720 Kingsway Drive
Indianapolis, Indiana 46205
Tel:  317-259-6300
Fax:  317-259-6395
Website:  WWW.SIGINS.COM

SUBSIDIARY AND BRANCH OFFICES

Superior Insurance Group, Inc.
4720 Kingsway Drive
Indianapolis, Indiana 46205
Tel:  317-259-6300
Fax:  317-259-6395
Website:  WWW.SIGAUTO.COM

Pafco General Insurance Company
4720 Kingsway Drive
Indianapolis, Indiana 46205
Tel:  317-259-6300
Fax:  317-259-6395

Superior Insurance Company
280 Interstate North Circle, N.W., Suite 500
Atlanta, Georgia 30339
Tel:  770-952-4885
Fax:  770-988-8583

IGF Insurance Company
4720 Kingsway Drive
Indianapolis, Indiana 46205
Tel:  317-259-6300
Fax:  317-259-6395

Superior Insurance Company - Claims Office
1745 West Orangewood Road, Suite 210
Orange, California 92826
Tel:  714-978-6811
Fax:  714-978-0353

Superior Insurance Company - Claims Office
6303 Little River Turnpike, Suite 220
Alexandria, Virginia 22312
Tel:  703-916-8001
Fax:  703-916-1783

Superior Insurance Company - Claims Office
700N Central Avenue, Suite 570
Glendale, California 91203
Tel:  818-956-3077
Fax:  818-956-3069

Superior Insurance Company - Claims Office
5503 W Waters Avenue, Suite 500
Tampa, Florida 33634
Tel:  813-887-4878
Fax:  813-243-0268

Superior Insurance Company - Claims Office
141 Union Boulevard, Suite 130
Lakewood, Colorado 80228
Tel:  303-984-7000
Fax:  303-985-1253

Superior Insurance Company- Claims Office
4500 PGA Boulevard, Suite 304A
Palm Beach Gardens, Florida 33418
Tel:  561-622-7831
Fax:  561-622-9741

Superior Insurance Company- Claims Office
7775 Baymeadows Way, Suite 107
Jacksonville, Florida 32256
Tel:  Pending
Fax: Pending

Superior Insurance Company- Claims Office
5700 Cleveland Street, Suite 336
Virginia Beach, Virginia 23462
Tel:  757-499-0500
Fax:  757-499-0560