Form 10-K, Exhibit 13
period 2002-12-31
SYMONS INTERNATIONAL GROUP INC
filed 2003-06-13
CIK 1013698

[GRAPHIC OMITED]


                                                                [GRAPHIC OMITED]


                        SYMONS INTERNATIONAL GROUP, INC.

                               2002 ANNUAL REPORT

                        SYMONS INTERNATIONAL GROUP, INC.

                          ANNUAL REPORT TO SHAREHOLDERS

                                DECEMBER 31, 2002


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

The Company was previously engaged in the crop insurance business through its subsidiary, IGF Insurance Company. On June 6, 2001, the Company exited the crop insurance business when IGF Insurance Company sold its crop insurance operations to a third party. Accordingly, the financial statements included in this report reflect the results of the crop insurance segment as "discontinued operations".

The common stock of Symons International Group, Inc. trades on the OTC Bulletin Board under the symbol "SIGC.OB".



TABLE OF CONTENTS                                                                      PAGE
-------------------------------------------------------------------------------------  ----
Financial Highlights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
Chairman's Report to Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . .     4
Selected Financial Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
Management's Discussion and Analysis of Financial Condition and Results of Operations     6
Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . .    17
Notes to Consolidated Financial Statements. . . . . . . . . . . . . . . . . . . . . .    21
Reports of Independent Accountants. . . . . . . . . . . . . . . . . . . . . . . . . .    45
Shareholder Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46
Roster of Directors and Executive Officers. . . . . . . . . . . . . . . . . . . . . .    47
Subsidiary and Branch Office Locations. . . . . . . . . . . . . . . . . . . . . . . .    48


FINANCIAL  HIGHLIGHTS
For  the  years  ended  December  31,
(In  thousands,  except  per  share  data)
                                                                             2002        2001        2000       1999       1998
                                                                          ----------  ----------  ----------  ---------  ---------
Gross premiums written . . . . . . . . . . . . . . . . . . . . . . . . .  $ 107,775   $ 161,092   $ 174,461   $236,401   $310,164
Net operating earnings (loss) from continuing operations (1) . . . . . .    (16,047)    (14,574)    (18,997)   (48,374)      (335)
Net earnings (loss) from discontinued operations . . . . . . . . . . . .          -      (2,156)    (17,041)   (15,373)    (6,484)
Net earnings (loss). . . . . . . . . . . . . . . . . . . . . . . . . . .    (35,260)    (32,892)    (88,425)   (80,816)   (14,417)
Basic operating earnings (loss) per share from continuing operations (1)      (1.55)      (1.40)      (1.83)     (4.66)     (0.03)
Basic earnings (loss)  per share from discontinued operations. . . . . .          -       (0.21)      (1.64)     (1.48)     (0.62)
Basic earnings (loss) per share. . . . . . . . . . . . . . . . . . . . .      (3.40)      (3.17)      (8.51)     (7.78)     (1.39)
Shareholders' equity (deficit) . . . . . . . . . . . . . . . . . . . . .   (178,879)   (144,012)   (112,445)   (24,980)    61,995
Return on average equity (2) . . . . . . . . . . . . . . . . . . . . . .  N/A         N/A         N/A         N/A          (20.5%)
Book value (deficit) per share . . . . . . . . . . . . . . . . . . . . .     (17.22)     (13.87)     (10.83)     (2.41)      5.97
Market value per share . . . . . . . . . . . . . . . . . . . . . . . . .       0.03        0.07        0.36       1.44       7.25

(1) Operating earnings and per share amounts exclude amortization, interest, taxes, realized capital gains and losses, minority interest, and any extraordinary items.
(2) Return on average equity cannot be calculated due to the accumulated deficit in shareholders' equity in 2002, 2001, 2000 and 1999.


                        SYMONS INTERNATIONAL GROUP, INC.


                               [GRAPHIC  OMITED]


                               [GRAPHIC  OMITED]


CORPORATE  STRUCTURE

Chairman's  Report  to  Shareholders

May  27,  2003


Dear  Fellow  Shareholder:


Despite a difficult market that permeated the insurance industry since September 11, 2001, we are seeing improvement in our company's operations as a result of key changes we have made.

The company reached a pinnacle in its operations in the late 1990's. We were writing premiums in excess of $500 million and realizing pre-tax profits in excess of $20 million. The latter part of that era saw a change in the underwriting of insurance in those fields that we were most active, nonstandard auto insurance and crop insurance.

The largest writer in the nonstandard field with premiums in the area of $10 billion decided in the latter half of the 90's that it would undertake a program of rate cutting to gain market share of the business. This forced other nonstandard insurers to reduce or hold the rates at levels that were not economical in an attempt to maintain business that would be otherwise lost. The results were that we, like others in the same field of insurance activity, struggled with increasing losses. This came at a time when the markets were unable to effectively increase rates to meet the added cost of deteriorating loss experience.

We cut costs of operations in an effort to produce a profitable portfolio of this class of business. We took the dramatic step of releasing employees, including several of the top personnel in the company. We culminated these changes in 2002 by appointing Douglas Symons as Chief Executive Officer of Goran Capital Inc.

Further, the company stopped writing business in jurisdictions where rates were inadequate and concentrated on renewing the business that was performing best. We received some help earlier on when the principal writer of nonstandard auto insurance decided that the loss of profits they encountered by their zeal to capture a larger share of the business was not favoring them. This return to a more normal market assisted us, and along with other changes we made, we now see improving results.

We put the business of IGF on the block two years ago and sold it to a leading writer of this class of insurance. 2002 was their first full year with the business they acquired from us. They were hit with net losses that exceeded earned premiums by approximately $50 million, which is an indication of the feast or famine nature of the crop insurance business.

It has been a hard grind over the past several years. Not only have we had to deal with the matters I mentioned, the insurance industry has been in turmoil since September 11, 2001 when terrorist losses exceeded $150 billion.

We have reduced the number of staff from 342 to 209 and our marketing, claims, and accounting departments have been placed under new management. They are doing an admirable job and with the strong executive team Douglas has assembled, I am encouraged that we are on the road back to sensibility and profits.

The Board of Directors have stuck with us through these trying times and I would be remiss if I did not thank them and congratulate the executives of the company and our employees for the brightening picture I feel they are bringing to us.




G.  Gordon  Symons

SELECTED  CONSOLIDATED  HISTORICAL  FINANCIAL  DATA
SYMONS  INTERNATIONAL  GROUP,  INC.

The selected consolidated financial data presented below is derived from the consolidated financial statements of the Company and its subsidiaries for the years ended December 31. This information should be read in conjunction with the consolidated financial statements of the Company and the notes thereto included elsewhere in this report. All information is in thousands, except share, per share and ratio data.

                                                  2002        2001        2000       1999       1998
                                             ----------  ----------  ----------  ---------  ---------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Gross Premiums Written. . . . . . . . . . .  $ 107,775   $ 161,092   $ 174,461   $236,401   $310,164
Net Premiums Earned . . . . . . . . . . . .     37,662      76,947     137,706    249,094    264,022
Fee Income. . . . . . . . . . . . . . . . .      9,341      12,295      14,140     15,185     16,431
Net Investment Income . . . . . . . . . . .      4,139       6,286      10,074     12,242     12,098

Income (Loss) from Continuing Operations. .  $ (35,260)  $ (30,736)  $ (71,384)  $(65,443)  $ (7,933)
Income (Loss) from Discontinued Operations.          -      (2,156)    (17,041)   (15,373)    (6,484)
                                             ----------  ----------  ----------  ---------  ---------
Net Income (Loss) . . . . . . . . . . . . .  $ (35,260)  $ (32,892)  $ (88,425)  $(80,816)  $(14,417)
                                             ==========  ==========  ==========  =========  =========

PER COMMON SHARE DATA:
Basic Income (Loss) from Continuing
   Operations . . . . . . . . . . . . . . .  $   (3.40)  $   (2.96)  $   (6.87)  $  (6.30)  $   (.76)
Basic Income (Loss) from Discontinued
   Operations . . . . . . . . . . . . . . .          -       (0.21)      (1.64)     (1.48)      (.62)
                                             ----------  ----------  ----------  ---------  ---------
Basic Net Income (Loss) . . . . . . . . . .  $   (3.40)  $   (3.17)  $   (8.51)  $  (7.78)  $  (1.38)
                                             ==========  ==========  ==========  =========  =========
Basic Weighted Average Shares Outstanding .     10,385      10,385      10,385     10,385     10,402
                                             ==========  ==========  ==========  =========  =========

RATIOS:
Loss and LAE Ratio (1). . . . . . . . . . .      127.9%       91.5%       82.3%      92.7%      82.5%
Expense Ratio (2) . . . . . . . . . . . . .       30.1%       36.7%       38.8%      31.6%      22.2%
                                             ----------  ----------  ----------  ---------  ---------
Combined Ratio (3). . . . . . . . . . . . .      158.0%      128.2%      121.1%     124.3%     104.7%
                                             ==========  ==========  ==========  =========  =========

CONSOLIDATED BALANCE SHEET DATA:
Total Investments . . . . . . . . . . . . .  $  54,673   $ 107,027   $ 134,140   $201,887   $220,366
Total Assets. . . . . . . . . . . . . . . .    148,072     244,132     287,957    373,812    448,885
Loss and Loss Adjustment Expense Reserves .     67,204      81,142     108,117    152,455    134,024
Trust Preferred Securities. . . . . . . . .    135,000     135,000     135,000    135,000    135,000
Total Shareholders' Equity (Deficit). . . .   (178,879)   (144,012)   (112,445)   (24,980)    61,995
Book Value (Deficit) Per Share. . . . . . .     (17.22)     (13.87)     (10.83)     (2.41)      5.97

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

(3)  Combined  Ratio:  The  sum of the Loss and LAE Ratio and the Expense Ratio.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING  STATEMENTS

All statements, trend analyses, and other information herein contained relative to markets for the Company's products and/or trends in the Company's operations or financial results, as well as other statements including words such as "anticipate," "could," "feel(s)," "believes," "plan," "estimate," "expect," "should," "intend," "will," and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, among other things: (i) the effect on customers, agents, employees and others due to the Company's receipt of going concern opinions from its accountants; (ii) general economic conditions, including prevailing interest rate levels and stock market performance; (iii) factors affecting the Company's nonstandard automobile operations such as rate increase approval, policy renewals, new business written and premium volume; and (iv) the factors described in this section and elsewhere in this report.

OVERVIEW

Symons International Group, Inc. (the "Company") owns insurance companies that underwrite and market nonstandard private passenger automobile insurance. The Company's principal insurance company subsidiaries are Pafco General Insurance Company ("Pafco"), Superior Insurance Company ("Superior") and IGF Insurance Company ("IGF"). The Company is a 73.8% owned subsidiary of Goran Capital Inc. ("Goran").

THE  COMPANY'S  ACCOUNTANTS  HAVE  ISSUED  A  GOING  CONCERN  OPINION

The Company's accountants have issued reports on their audits of the Consolidated Financial Statements of the Company as of December 31, 2001 and December 31, 2002 which address doubt as to the Company's ability to continue as a going concern given the recurring operating losses experienced by the Company over the past few years and the Company's net capital deficiency. See - Liquidity and Capital Resources for a discussion of management's plans to address these matters.

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

NONSTANDARD  AUTOMOBILE  INSURANCE  OPERATIONS

Pafco, Superior, Superior Guaranty Insurance Company ("Superior Guaranty"), and Superior American Insurance Company ("Superior American") are engaged in the writing of insurance coverage for automobile physical damage and liability policies for nonstandard risks. Nonstandard risk insureds are those individuals who are unable to obtain insurance coverage through standard market carriers due to factors such as poor premium payment history, driving experience or violations, particular occupation or type of vehicle. The Company offers several different policies that are directed towards different classes of risk within the nonstandard market. Premium rates for nonstandard risks are higher than for standard risks. Since it can be viewed as a residual market, the size of the nonstandard private passenger automobile insurance market changes with the insurance environment and grows when the standard coverage becomes more restrictive. Nonstandard policies have relatively short policy periods and low limits of liability. Also, since the nonstandard automobile insurance business typically experiences lower rates of retention than standard automobile insurance, the number of new policyholders underwritten by nonstandard automobile insurance carriers each year is substantially greater than the number of new policyholders underwritten by standard carriers.

RESULTS  OF  OPERATIONS

OVERVIEW

2002  Compared  to  2001

For the year 2002, the Company reported a loss on continuing operations of $(35,260,000) or $(3.40) per share (basic and diluted). Loss on continuing operations for the year 2001 was $(30,736,000) or $(2.96) per share (basic and diluted). Loss before income taxes and distributions on minority interest was $(19,236,000) and $(15,930,000) for 2002 and 2001, respectively. Operating earnings (loss) from continuing operations, measured as income/(loss) before amortization, interest, taxes, realized capital gains and losses and minority interest was $(16,047,000) or $(1.55) per share (basic and diluted) in 2002 and $(14,574,000) or $(1.40) per share in 2001 (basic and diluted).

The loss from discontinued operations was nil and $(2,156,000) for 2002 and 2001, respectively.

The Company is continuing to implement rate increases, improve underwriting actions and improve the claims department process and procedures to achieve profitability. A number of systems have been automated and service problems have been eliminated or significantly reduced.

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

YEARS  ENDED  DECEMBER  31,  2002  AND  2001

Gross  Premiums  Written

Gross premiums written decreased 33.1% or $53,317,000 in 2002 from 2001 levels. Premium rate increases of approximately 11.0% were implemented throughout 2002 and were offset by a reduction in policies in force of 46.9%. The primary reasons for this decline were the Company's withdrawal from certain highly competitive markets, additional strict underwriting initiatives intended to increase profitability, and the regulatory and strategic actions accompanied with reduction in policies in force.

Net  Premiums  Written

Net premiums written represent the portion of premiums retained by the Company after consideration for risk sharing through reinsurance contracts. As a result of declines in surplus in the Company's insurance subsidiaries and to manage overall risk retention, in 2000 the Company entered into a reinsurance agreement to cede a portion of its gross written premiums to National Union Fire Insurance Company ("National") of Pittsburgh, Pennsylvania, an unrelated third party. During 2002, the Company ceded approximately 71.7% of its gross written premiums on new and renewal business to reinsurers under a quota share reinsurance contract that was effective January 1, 2000.

Net  Premiums  Earned

Net  premiums  earned decreased 51.1% or $39,285,000 for the year ended December
31, 2002 as compared to the same period in 2001. Premiums are earned ratably over the term of the underlying insurance contracts. The reduction in net premiums earned is reflective of the overall reduction in gross premiums written and the increase in ceded premiums.

Fee  Income

Fee income is derived from installment billings and other services provided to policyholders. For the year ended December 31, 2002, fee income decreased 24.0% or $2,954,000. The reduction in fee income is attributed to the reduction of insurance policies in force of 46.9% and the overall decline in written premium.

Net  Investment  Income

Net investment income decreased 34.1% or $2,147,000 in 2002 as compared to 2001. This decrease is reflective of the decline in invested assets during a period of declining premiums, the liquidation of investments to pay prior year losses settled in 2002 and to settle the reinsurance payable to National. Furthermore, return on investments deteriorated due to a highly volatile market dominated by unfavorable economic conditions due to the worldwide recession.

Net  Realized  Capital  Losses

Net realized capital losses were $(2,807,000) in 2002 as compared to net realized capital losses of $(1,185,000) in 2001. Capital losses resulted primarily from the continued liquidation of longer duration fixed income securities in 2002 in order to fund operational expenses, claim payments, reinsurance payments to National under unfavorable market conditions and permanent impairment of other than temporary investments.

Losses  and  Loss  Adjustment  Expenses

The loss and loss adjustment expense ("LAE") ratio for the Company for the year ended December 31, 2002, was 127.9% of net premiums earned as compared to 91.5% of net premiums earned for 2001. A portion of LAE, unallocated loss adjustment expense ("ULAE"), is not ceded as part of the quota share reinsurance contract mentioned above and accounts for approximately 5 points of the increased loss ratio in 2002 with the remainder of the increase due to adverse loss experience.

Policy  Acquisition  and  General  and  Administrative  Expense

The Company reduced policy acquisition and general and administrative expenses for the year 2002 to $20,677,000 from the 2001 level of $40,535,000, a reduction of approximately 49.0%. This reduction is reflective of the decline in gross written premiums, an increase in ceding commissions associated with the quota share reinsurance contract and overall operating expense reduction initiatives. As a percentage of gross premiums earned, the Company experienced a decrease in its operating expense ratio, net of fee income, from 36.7% in 2001 to 30.1% in 2002.

Interest  expense

The Company obtained lines of credit from Granite Reinsurance Company Ltd. ("Granite Re"), a related party, in the amount of $2.5 million and $1.0 million in December 31, 2001 and October 2002, respectively. At December 31, 2002, a total of $2.98 million was outstanding. These line of credit notes bear interest at the rate of prime plus 5.25% for a total of 9.5% at December 31, 2002. Interest only payments are due monthly. The $2.5 million of the outstanding balance is due December 20, 2004 and the remaining balance of $480,000 is due on November 30, 2004. As of December 31, 2002 the interest expense on the lines of credit totaled $211,000.

Amortization  of  Deferred  Financing  Costs

Amortization expense totaled $171,000 for the years-ended December 2002 and 2001.

Income  Taxes

At December 31, 2002 the Company's net deferred tax assets were fully offset by a 100% valuation allowance that resulted in no tax benefit in 2002.

YEARS  ENDED  DECEMBER  31,  2001  AND  2000

Gross  Premiums  Written

Gross premiums written decreased 7.7% or $13,369,000 in 2001 from 2000 levels. Premium rate increases of approximately 24.8% were implemented throughout 2001 that were offset by a reduction in policies in force of 23.3%. The decline in gross premiums also resulted from the Company exiting certain highly competitive markets and instituting other underwriting initiatives intended to increase profitability, which had the effect of reducing premium. Regulatory action in certain states also limited premiums written.

Net  Premiums  Written

Net premiums written represent the portion of premiums retained by the Company after consideration for risk sharing through reinsurance contracts. As a result of losses in the Company's insurance subsidiaries and to manage overall risk retention, the Company entered into a reinsurance agreement to cede a portion of its gross written premiums to a third party. During 2001, the Company ceded approximately 54% of its gross written premiums on new and renewal business to the reinsurers, under a quota share reinsurance contract that was effective January 1, 2000. In addition, the Company ceded a portion of its unearned premium reserve bringing the total cession to 79% in 2001.

Net  Premiums  Earned

Net  premiums  earned decreased 44.1% or $60,759,000 for the year ended December
31, 2001 as compared to the same period in 2000. Premiums are earned ratably over the term of the underlying insurance contracts. The reduction in net premiums earned is reflected of the overall reduction in gross premiums written and the increase in ceded premiums.

Fee  Income

Fee income is derived from installment billings and other services provided to policyholders. For the year ended December 31, 2001, fee income decreased 13.0% or $1,845,000 as compared to the same period in 2000. The reduction in fee income was attributed to the reduction of insurance policies in force of 23.3% and the overall decline in written premium.

Net  Investment  Income

Net investment income decreased 37.6% or $3,788,000 in 2001 as compared to 2000. This decrease reflected the decline in invested assets during a period of declining premiums and the liquidation of investments to pay prior year losses settled in 2001. Furthermore, return on investments deteriorated due to a highly volatile market dominated by unfavorable economic conditions due to the worldwide recession and effects from the September 2001 terrorist attacks.

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


Losses  and  Loss  Adjustment  Expenses

The loss and LAE ratio for the Company for the year ended December 31, 2001, was 91.5% of net premiums earned as compared to 82.3% of net premiums earned for 2000. A portion of LAE, ULAE, is not ceded as part of the quota share reinsurance contract mentioned above and accounts for approximately 4 points of the increased loss ratio in 2001 with the reminder of the increase due to adverse loss expense.

Policy  Acquisition  and  General  and  Administrative  Expense

The Company reduced policy acquisition and general and administrative expenses for the year 2001 to $40,535,000 from the 2000 level of $67,538,000, a reduction of approximately 40%. This reduction is reflected the decline in gross written premiums, an increase in ceding commissions associated with the quota share reinsurance contract and overall operating expense reduction initiatives. As a percentage of gross premiums earned, the Company experienced a decrease in its operating expense ratio, net of fee income, from 38.8% in 2000 to 36.7% in 2001. This decrease in the expense ratio is the result of reduced operating expense initiatives and an increase in ceding commissions earned under the quota share reinsurance contract.

Amortization  of  Intangibles

Amortization expense decreased nearly 100%, or $34,806,000, in 2001 as compared to 2000 as the goodwill was written to zero at December 31, 2000.

Income  Taxes

At December 31, 2001 the Company's net deferred tax assets were fully offset by a 100% valuation allowance that resulted in no tax benefit in 2001.

LIQUIDITY  AND  CAPITAL  RESOURCES

The primary source of funds available to the management and holding companies are fees from policyholders and management fees.

Superior Insurance Group, Inc. ("Superior Group") collects billing fees charged to Pafco policyholders, who elect to make their premium payments in installments, and managing general agent ("MGA") fees charged to Superior policyholders. Superior Group also receives management fees under its management agreement with its insurance subsidiaries. When the Florida Department of Insurance ("FDOI") approved the acquisition of Superior by Superior Group, it prohibited Superior from paying any dividends (whether extraordinary or not) for four years from the date of acquisition (May 1, 1996) without the prior written approval of the FDOI, which restriction expired in April 2000. As a result of regulatory actions taken by the Indiana Department of Insurance ("IDOI") with respect to Pafco and IGF, those subsidiaries may not pay dividends without prior approval by the IDOI. Pafco cannot pay extraordinary dividends, within the meaning of the Indiana Insurance Code, without the prior approval of the Indiana Insurance Commissioner. The management fees charged to Pafco, Superior and IGF are subject to review by the IDOI and FDOI.

The nonstandard automobile insurance subsidiaries' primary source of funds is premiums, investment income and proceeds from the maturity or sale of invested assets. Such funds are used principally for the payment of claims, payment of claims settlement costs, operating expenses (primarily management fees), commissions to independent agents, premium taxes, dividends and the purchase of investments. There is variability in cash outflows because of uncertainties regarding settlement dates for liabilities for unpaid losses. Accordingly, the Company maintains investment programs intended to provide adequate funds to pay claims. During 2002 and 2001, due to reduced premium volume, the Company liquidated investments to pay claims. The Company historically has tried to maintain duration averages of 3.5 years. However, the reduction in new funds due to lower premium volume caused the Company to shorten the duration of its investments. The Company may incur additional costs in selling longer term bonds to pay claims, as claim payments tend to lag premium receipts. Due to the decline in premium volume, the Company experienced a reduction in its investment portfolio, but to date has not experienced any problems meeting its obligations for claims payments.

The Company has obtained a revolving credit facility ("Facility") with Granite Reinsurance Company Ltd., a related party, in the amount of $2.5 million due December 20, 2004, and $1.0 million due November 30, 2004, in December 2001 and October 2002, respectively. The terms of the Facility call for monthly interest payments at the prime rate (as printed in the Wall Street Journal on the first business day of each month) plus 5.25% (the total rate was 9.5% at March 1,
2003) computed on an annual basis and not to exceed 18% per annum calculated on the average principal outstanding each month.

On August 12, 1997, the Company issued through a wholly owned trust subsidiary $135 million aggregate principal amount in trust originated preferred securities (the "Preferred Securities"). The Preferred Securities have a term of 30 years with semi-annual interest payments of $6.4 million that commenced February 15, 1998. The Company may redeem the Preferred Securities in whole or in part 10 years after the issue date.

The Company elected to defer the semi-annual interest payments due in February and August 2000, 2001, and 2002 and expects to continue this practice through 2003 and 2004. The payment due in February 2003 was deferred. The unpaid interest installment amounts accrue interest at 9.5%.

The following table sets forth (in thousands) the obligations of the Company under the Preferred Securities and other contractual obligations as of December 31, 2002:

Contractual Obligations                                            Payments due by Period
-----------------------                                            ----------------------
                                                                                1 - 3     3 - 5
                                                    Total    Less than 1 year    years    years   More than 5 years
                                                   --------  -----------------  -------  -------  ------------------
Interest payments under
the Preferred Securities. . . . . . . . . . . . .  $378,929                  -  $96,779  $25,650  $          256,500
                                                   --------  -----------------  -------  -------  ------------------
Principal payments under the Preferred Securities  $135,000                  -        -        -  $          135,000
                                                   --------  -----------------  -------  -------  ------------------
Principal & Interest under the Facility . . . . .  $  3,546  $             283  $ 3,263        -                   -
-------------------------------------------------  --------  -----------------  -------  -------  ------------------

The Company may continue to defer semi-annual interest payments for up to an aggregate of five (5) years as permitted by the indenture for the Preferred Securities. All of the deferred interest (approximately $84 million, if all payments due in 2003 and 2004 are deferred) will become due and payable in February 2005. The Company relies on the payment of finance and service fees by its subsidiaries to fund its operations, including its payment of interest on the Preferred Securities. Certain state regulators, including the FDOI, have issued orders prohibiting the Company's subsidiaries from paying such fees to the Company. In the event such orders continue, the Company may not have sufficient revenue to fund its operations or to pay the deferred interest on the Preferred Securities. Such failure to pay could result in a default under the indenture and acceleration of the payment of the Preferred Securities.

The trust indenture contains certain restrictive covenants based upon the Company's consolidated coverage ratio of earnings before interest, taxes, depreciation and amortization (EBITDA). If the Company's EBITDA falls below 2.5 times consolidated interest expense (including Preferred Securities distributions) for the most recent four quarters, the following restrictions become effective:

- The Company may not incur additional indebtedness or guarantee additional indebtedness.
- The Company may not make certain restricted payments including making loans or advances to affiliates, repurchasing common stock or paying dividends in excess of a stated limitation.
- The Company may not increase its level of non-investment grade securities defined as equities, mortgage loans, real estate, real estate loans and non-investment grade fixed income securities.
These restrictions currently apply, as the Company's consolidated coverage ratio was (0.95) in 2002, and will continue to apply until the Company's consolidated coverage ratio complies with the terms of the trust indenture. The Company complied with these additional restrictions as of December 31, 2001 and 2002 and is in compliance as of May 9, 2003.

Net cash used by operating activities in 2002 aggregated $(61,652,000) compared to $(21,966,000) in 2001 due to reduced cash provided by operations as a result of lower premium volumes and the reduced number of policies in force.

The Company experienced, beginning in the fourth quarter of 2001 and continuing in January and February 2002, sustained adverse loss experience on a substantial portion of its new business written in certain markets. In late February and early March 2002, the Company commenced further analysis of loss ratios by individual agency and a review of claim settlement procedures. Based on this and other analysis, during 2002 the Company took a number of actions to improve the financial position and operating results of the Company including:

- Eliminated reinstatements in all markets, i.e., upon policy cancellation, the insured must obtain a new policy at prevailing rates and underwriting guidelines;
- Terminated or placed on new business moratorium several hundred agents whose loss ratios were abnormally high when compared to the average for the remaining agents (these agents accounted for approximately 16% of the total gross written premium in 2001);
- Increased underwriting requirements in certain markets including higher down payments, new policy fees and shorter policy terms;
- Hired a new vice president of claims with significant auto claims experience to improve the claims function.

The  above  actions  were  followed  by:

     -    Replacement  of the president of the non-standard automobile business;
     - Consolidation of all underwriting activities, premium accounting and agency licensing to the Indianapolis, IN office from Atlanta, GA;
     - Closing of regional offices in Denver, CO; Virginia Beach and Alexandria, VA; Glendale, CA; and Jacksonville, FL;
     -    Replacement  of  the  claims  department  national litigation manager;
     -    Replacement  of  the  marketing  manager  and  the  product  manager;
     -    Heavy  focus  on  the improvement of process and customer service; and
     -    Continued  transition  to  an  improved  policy  processing  system.

Shareholders' equity reflected a deficit of $(179) million at December 31, 2002, which does not reflect the statutory surplus upon which the Company conducts its various insurance operations. The Company's insurance subsidiaries, not including IGF, had statutory surplus of approximately $13.0 million as reflected in the Company's insurance subsidiaries annual statutory financial statements filed on March 1, 2003. Following the inclusion in the reserve amounts pursuant to the consulting actuary's analysis, the Company had statutory surplus of $3.0 million as of December 31, 2002. In May 2003, pursuant to a reserve analysis completed by the consulting actuary engaged by BDO Seidman, LLP, the Company's independent auditor, it was determined that reserves for losses and loss adjustment expenses for Superior and Pafco should be increased. These reserve adjustments, along with resulting adjustments to the permitted carrying values of certain assets, were recorded in the 2002 audited statutory financial statements filed for Superior and Pafco with the FDOI and the IDOI, respectively.

Given the financial position and loss experience of the Company over the past several years as described above, the Company's accountants have issued an opinion based on their audit of the December 31, 2002 Consolidated Financial Statements which includes an emphasis paragraph that addresses the question of whether or not the Company can continue as a going concern. The Company's plans to improve financial results are described above.

     EFFECTS  OF  INFLATION

Due to the short time that claims are outstanding in the product lines the Company underwrites, inflation does not pose a significant risk to the Company.

SIGNIFICANT  ACCOUNTING  POLICIES

The Company's financial statements reflect the selection and application of accounting policies that require management to make significant estimates and assumptions. Management believes that the following is the more critical judgment area in the application of our accounting policies that currently affect the Company's financial condition and results of operations. The reserve for losses and loss adjustment expenses includes estimates for reported unpaid losses and loss adjustment expenses, including a portion attributable to losses incurred but not reported. These reserves are not discounted. Reserves are established using individual case-basis evaluations and statistical analysis as claims are reported. Those estimates are subject to the effects of trends in loss severity and frequency. While management believes the reserves make reasonable provisions for unpaid loss and loss adjustment expense obligations, those provisions are necessarily based on estimates and are subject to variability. Changes in the estimated reserves are charged or credited to operations, as additional information on the estimated amount of a claim becomes known during the course of its settlement. The gross reserve for losses and loss adjustment expenses is reported net of anticipated receipts for salvage and subrogation. See Note 7 to the Consolidated Financial Statements for additional disclosure regarding the reserve for losses and loss adjustment expenses. The variation between the estimated loss and loss adjustment expenses and actual experience can be material.

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

NEW  ACCOUNTING  STANDARDS

The NAIC adopted the Codification of Statutory Accounting Principles guidance (the "Codification"), which replaced the Accounting Practices and Procedures manual as the NAIC's primary guidance on statutory accounting effective January 1, 2001. The IDOI and the FDOI have adopted the Codification. The changes in statutory accounting practices resulting from codification that impacted the Company's insurance subsidiaries, among other things, limited the statutory carrying value of electronic data processing equipment and deferred tax assets in determining statutory surplus.

In June 2001, the Financial Accounting Standards Board (the "Board") finalized FASB Statements No. 141, Business Combinations, No. 142, Goodwill and Other Intangible Assets, and No. 143, Accounting for Asset Retirement Obligations. In August 2001, the Board issued FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-lived Assets. These new standards were effective in 2002 and did not have a material impact on the Company's financial position or results of operations. In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" (SFAS 148) which amends SFAS 123, "Accounting for Stock-Based Compensation" (SFAS 123) to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reporting results. The Company has decided to continue to account for stock-based employee compensation using the intrinsic value method under APB Opinion No. 25, "Accounting for Stock Issued to Employees," and interpretations as permitted under SFAS 148. Accordingly, no compensation expense is recorded if the current market price of the underlying stock does not exceed the exercise price at the date of grant.

QUANTITATIVE  AND  QUALITATIVE  DISCLOSURES  ABOUT  MARKET  RISK

Insurance company investments must comply with applicable laws and regulations that prescribe the kind, quality and concentration of investments. In general, these laws and regulations permit investments, within specified limits and subject to certain qualifications in federal, state and municipal obligations, corporate bonds, preferred and common securities, real estate mortgages and real estate. The investment portfolios of the Company at December 31, 2002 consisted of the following (in thousands):

                                                                                        2002
                                                                                       -------
                                                                                 Cost or      Market
TYPE OF INVESTMENT                                                            Amortized Cost  Value
                                                                              -------------- -------
Fixed maturities:
     U. S. Treasury securities and other obligations of the United
     States government or agencies                                                  $17,814  $18,355
     Obligations of states and political subdivisions                                 4,828    5,005
     Corporate securities                                                            13,043   13,368
                                                                                    -------  -------
          Total fixed maturities                                                     35,685   36,728
Common stocks                                                                         9,667    6,404
Short-term investments                                                                8,495    8,495
Other invested assets                                                                 3,046    3,046
                                                                                    -------  -------
                                                                                    $56,893  $54,673
                                                                                    =======  =======

The following table sets forth the composition of the fixed maturity securities portfolio of the Company by time to maturity as of December 31 (in thousands):

                                                 2002                         2001
                                                 ----                         ----
                                                    Percent Total                  Percent Total
Time to Maturity                     Market Value    Market Value   Market Value    Market Value
----------------------------------  --------------  --------------  -------------  -------------
1 year or less . . . . . . . . . .  $        8,866           24.1   $       7,998          10.2
More than 1 year through 5 years .          12,077           32.9          25,950          33.3
More than 5 years through 10 years           7,492           20.4          20,477          26.3
More than 10 years . . . . . . . .           3,288            9.0           4,091           5.3
                                    --------------  --------------  -------------  -------------
                                            31,723           86.4          58,516          75.1
Mortgage-backed securities . . . .           5,005           13.6          19,380          24.9
                                    --------------  --------------  -------------  -------------
Total. . . . . . . . . . . . . . .  $       36,728          100.0%  $      77,896         100.0%
                                    ==============  ==============  =============  =============

The following table sets forth the ratings assigned to the fixed maturity securities of the Company as of December 31 (in thousands):

                                           2002                           2001
                                           ----                           ----
                                                Percent Total                Percent Total
Rating (1)                      Market Value    Market Value   Market Value   Market Value
-----------------------------  --------------  --------------  ------------- -------------
Aaa or AAA. . . . . . . . . .  $       24,677           67.2%  $      51,754          66.4%
Aa or AA. . . . . . . . . . .             971            2.6%          3,300           4.2%
A . . . . . . . . . . . . . .           4,262           11.6%          9,242          11.9%
Baa or BBB. . . . . . . . . .           5,479           14.9%          7,617           9.8%
Ba or BB. . . . . . . . . . .             281            0.8%          4,883           6.3%
Other below investment grade.           1,058            2.9%          1,100           1.4%
                               --------------  --------------  -------------  -------------
Total . . . . . . . . . . . .  $       36,728            100%  $      77,896           100%
                               ==============  ==============  =============  =============

(1) Ratings are assigned by Standard & Poor's Corporation, and when not available, are based on ratings assigned by Moody's Investors Service, Inc.

The investment results of the Company's continuing operations for the periods indicated are set forth below (in thousands):

                                                    Years Ended December 31,
                                                   2002      2001       2000
                                                 --------  ---------  ---------
Net investment income (1) . . . . . . . . . . .  $ 4,139   $  6,286   $ 10,074
Average investment portfolio (2). . . . . . . .  $98,613   $123,859   $173,231
Pre-tax return on average investment portfolio.      4.2%       5.1%       5.8%
Net realized gains (losses) . . . . . . . . . .  $(2,807)  $ (1,185)  $ (5,972)

(1)  Includes  dividend  income received in respect of holdings of common stock.
(2) Average investment portfolio represents the average (based on amortized cost) of the beginning and ending investment portfolio.


If interest rates were to increase 10% from the December 31, 2002 levels, the decline in fair value of the fixed maturity securities would not significantly affect the Company's ability to meet its obligations to policyholders and creditors.

MARKET-SENSITIVE  INSTRUMENTS  AND  RISK  MANAGEMENT

The Company's investment strategy is to invest available funds in a manner that will maximize the after-tax yield of the portfolio while emphasizing the stability and preservation of the capital base. The Company seeks to maximize the total return on investments through active investment management utilizing third-party professional administrators, in accordance with pre-established investment policy guidelines established and reviewed regularly by the board of directors of the Company. Accordingly, the entire portfolio of fixed maturity securities is available to be sold in response to changes in market interest rates; changes in relative values of individual securities and asset sectors, changes in prepayment risks, changes in credit quality, liquidity needs, as well as other factors.

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

                  Interest Rate Sensitivity - Principal Amount by Expected Maturity
                             Average Interest Rate (Dollars in thousands)

                                     Cost  or  Amortized  Cost                                 Market
                       --------------------------------------------------------------------     Value
                         2003     2004     2005     2006     2007     Thereafter     Total   12/31/02
                       -------  -------  -------  -------  -------  ------------  --------- ---------
ASSETS

Available for sale. .  $8,733   $4,428   $4,456   $4,728   $2,928   $    10,412   $ 35,685    36,728

Average interest rate    6.80%    7.20%    6.45%    5.95%    5.95%         6.98%      6.25%     6.25%

LIABILITIES
Preferred securities.       -        -        -        -        -   $   135,000   $135,000   $ 9,000
Average interest rate       -        -        -        -        -           9.5%       9.5%      9.5%
Credit Facility . . .       -   $2,980        -        -        -             -   $  2,980   $ 2,980
Average interest rate       -      9.5%       -        -        -             -        9.5%      9.5%


REVISED  ESTIMATE  OF  LOSS  RESERVES  RECORDED  IN  PRIOR  YEARS

The Company revised its estimate of the loss reserves recorded in prior years. At end of 2001 the Company's net loss and loss adjustment expense reserves for nonstandard auto insurance were $50,542,000. As claims that occurred prior to year-end 2001 were reported, investigated and settled during 2002, the Company reevaluated and, as necessary, revised its estimates of loss reserves. Based on current information that reserve at the end of 2001 should have been $63,317,000. In part the reserve increase was the result of an unanticipated increase in claim frequency during the fourth quarter of 2001. Because of the normal lag between the occurrence of an accident and the reporting of that accident, the Company did not realize its claim frequency for the fourth quarter of 2001 had increased until those claims were reported during 2002. The Company believes that the frequency increase was caused by an increase in miles driven which resulted from (1) a significant decrease in the price of gasoline, (2) a reluctance of people to fly on commercial airlines because of the September 11, 2001 terrorist attacks, and (3) a general improvement in economic conditions. In addition, during 2002 Superior experienced an unusual number of reopened claims from older accident quarters. At year-end 2001 the Company believed that these claims were closed with no outstanding liability. In response to this unusual activity the Company took appropriate action to enhance its claims function.

In May 2003, pursuant to a reserve analysis completed by the consulting actuary engaged by BDO Seidman, LLP, the Company's independent auditor, it was determined that reserves for losses and loss adjustment expenses for Superior and Pafco should increased as of December 31, 2002. These reserve adjustments, along with resulting adjustments to the permitted carrying values of certain assets, were recorded in the 2002 audited statutory financial statements filed for Superior and Pafco with the Insurance Department of Florida and the Indiana Department of Insurance, respectively. In the statutory financial statements of the Company's insurance subsidiaries the estimates of gross assumed loss and loss adjustment expense reserves was $59,971,000 and net loss and loss adjustment expense reserves was $37,886,000. Following the adjustment pursuant to the consulting actuary's analysis, the revised estimates of gross loss and loss adjustment expense reserves is $67,204,000 and net loss and loss adjustment expense reserves is $43,145,000. These reserves are based on analysis of historical data. Based on actions taken to enhance the Company's claim function, management anticipates that the majority of claims will be adjusted and settled more quickly which will reduce the overall costs while those claims of a questionable nature will be investigated more thoroughly. Also, the Company is focusing on reducing defense costs and is negotiating more favorable rates from attorneys. Finally, the Company is taking steps to increase the amounts of salvage and subrogation it collects as an offset to paid losses while reducing the expenses associated with collecting those amounts.

The business written by the Company did not expose it to highly uncertain exposures such as claims for asbestos-related illnesses, environmental remediation or product liability. The surplus lines insurance written by the Company also did not include these types of highly uncertain exposures.

CONSOLIDATED  BALANCE  SHEETS
As  of  December  31,  2002  and  2001
(In  thousands,  except  share  data)
                                                                              2002        2001
                                                                            ----------  ----------
ASSETS
Investments available for sale:
     Fixed maturities, at market . . . . . . . . . . . . . . . . . . . . .  $  36,728   $  77,896
     Equity securities, at market. . . . . . . . . . . . . . . . . . . . .      6,404      14,396
     Short-term investments, at amortized cost, which approximates market.      8,495      13,266
     Other invested assets . . . . . . . . . . . . . . . . . . . . . . . .      3,046       1,469
                                                                            ----------  ----------
Total investments. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     54,673     107,027
Cash and cash equivalents. . . . . . . . . . . . . . . . . . . . . . . . .        654       3,385
Receivables, net of allowance of $244 and $1,526, respectively . . . . . .     26,594      44,688
Reinsurance recoverable on paid and unpaid losses, net . . . . . . . . . .     25,918      31,546
Prepaid reinsurance premiums . . . . . . . . . . . . . . . . . . . . . . .     25,470      40,039
Deferred policy acquisition costs. . . . . . . . . . . . . . . . . . . . .          -         763
Property and equipment, net of accumulated depreciation. . . . . . . . . .      7,069       9,890
Deferred securities issuance costs . . . . . . . . . . . . . . . . . . . .      4,204       4,376
Other assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3,490       2,418
                                                                            ----------  ----------
Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 148,072   $ 244,132
                                                                            ==========  ==========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Liabilities:
     Loss and loss adjustment expense reserves . . . . . . . . . . . . . .  $  67,204   $  81,142
     Unearned premiums . . . . . . . . . . . . . . . . . . . . . . . . . .     35,797      59,216
     Reinsurance payables. . . . . . . . . . . . . . . . . . . . . . . . .     17,171      58,226
     Distributions payable on preferred securities . . . . . . . . . . . .     49,227      33,203
     Deferred income . . . . . . . . . . . . . . . . . . . . . . . . . . .      2,125       3,625
     Other liabilities . . . . . . . . . . . . . . . . . . . . . . . . . .     13,827      17,136
Advances from related parties. . . . . . . . . . . . . . . . . . . . . . .      2,687         596
     Net liabilities of discontinued operations. . . . . . . . . . . . . .      3,913           -
                                                                            ----------  ----------
Total liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    191,951     253,144
                                                                            ----------  ----------
Minority interest:
     Company-obligated mandatorily redeemable preferred stock of trust
           subsidiary holding solely parent debentures . . . . . . . . . .    135,000     135,000
                                                                            ----------  ----------
Shareholders' deficit:
     Common stock, no par value, 100,000,000 shares authorized, and
           10,385,399 shares issued and outstanding in both 2002 and 2001.     38,136      38,136
     Additional paid-in capital. . . . . . . . . . . . . . . . . . . . . .      5,851       5,851
     Unrealized loss on investments available for sale . . . . . . . . . .     (2,220)     (2,613)
     Retained deficit. . . . . . . . . . . . . . . . . . . . . . . . . . .   (220,646)   (185,386)
                                                                            ----------  ----------
Total shareholders' deficit. . . . . . . . . . . . . . . . . . . . . . . .   (178,879)   (144,012)
                                                                            ----------  ----------
Total liabilities and shareholders' deficit. . . . . . . . . . . . . . . .  $ 148,072   $ 244,132
                                                                            ==========  ==========

The accompanying notes are an integral part of the consolidated financial statements.


CONSOLIDATED  STATEMENTS  OF  OPERATIONS
For  the  years  ended  December  31,  2002,  2001  and  2000
(In  thousands,  except  per  share  data)
                                                                                    2002        2001       2000
                                                                                  ---------  ----------  ---------
Gross premiums written . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $107,775   $ 161,092   $174,461
Less ceded premiums. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   (77,291)   (105,158)   (78,621)
                                                                                  ---------  ----------  ---------
Net premiums written . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 30,484   $  55,934   $ 95,840
                                                                                  =========  ==========  =========
Net premiums earned. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 37,662   $  76,947   $137,706
Fee income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9,341      12,295     14,140
Net investment income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4,139       6,286     10,074
Other income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,675         874          -
Net realized capital loss. . . . . . . . . . . . . . . . . . . . . . . . . . . .    (2,807)     (1,185)    (5,972)
                                                                                  ---------  ----------  ---------
Total revenues . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50,010      95,217    155,948
                                                                                  ---------  ----------  ---------
Expenses:
     Losses and loss adjustment expenses . . . . . . . . . . . . . . . . . . . .    48,187      70,441    113,379
     Policy acquisition and general and administrative expenses. . . . . . . . .    20,677      40,535     67,538
     Interest expense . .      . . . . . . . . . . . . . . . . . . . . . . . . .       211           -          -
     Amortization of deferred financing costs, and  intangibles and impairment .       171         171     34,977
                                                                                  ---------  ----------  ---------
Total expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    69,246     111,147    215,894
                                                                                  ---------  ----------  ---------
Loss from continuing operations before income taxes and minority interest. . . .   (19,236)    (15,930)   (59,946)
                                                                                  ---------  ----------  ---------
Income taxes:
     Current income tax expense (benefit). . . . . . . . . . . . . . . . . . . .         -           -        487
     Deferred income tax expense (benefit) . . . . . . . . . . . . . . . . . . .         -           -     (2,636)
                                                                                  ---------  ----------  ---------
Total income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         -           -     (2,149)
                                                                                  ---------  ----------  ---------
Loss from continuing operations before minority interest . . . . . . . . . . . .   (19,236)    (15,930)   (57,797)
Minority interest:
     Distributions on preferred securities net of tax of nil
      in 2002, 2001, and  2000.                                                      (16,024)   (14,806)  (13,587)
                                                                                   ----------  ---------  --------
Loss from continuing operations. . . . . . . . . . . . . . . . . . . . . . . . .   (35,260)    (30,736)   (71,384)
Discontinued operations:
     Loss from operations of discontinued segment, less applicable income taxes
     Of nil in 2002, 2001, and 2000.. . . . . . . . . . . . . . . . . . . .. . .         -           -    (16,141)
     Loss on disposal of discontinued segment, less applicable taxes of nil. . .         -      (2,156)      (900)
                                                                                  ---------  ----------  ---------
     Loss from discontinued operations. . . . . . . . . . . . . . . . . . .. . .         -      (2,156)   (17,041)
                                                                                  ---------  ----------  ---------
Net loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $(35,260)  $ (32,892)  $(88,425)
                                                                                  =========  ==========  =========
Weighted average shares outstanding - basic and fully diluted. . . . . . . . . .    10,385      10,385     10,385
                                                                                  =========  ==========  =========
Net loss from continuing operations per share - basic and fully diluted. . . . .  $  (3.40)  $   (2.96)  $  (6.87)
                                                                                  =========  ==========  =========
Net loss of discontinued operations per share - basic and fully diluted. . . . .  $      -   $   (0.21)  $  (1.64)
                                                                                  ---------  ==========  =========
Net loss per share - basic and fully diluted . . . . . . . . . . . . . . . . . .  $  (3.40)  $   (3.17)  $  (8.51)
                                                                                  =========  ==========  =========

The accompanying notes are an integral part of the consolidated financial statements.


CONSOLIDATED  STATEMENTS  OF  CHANGES  IN  SHAREHOLDERS'  EQUITY  (DEFICIT)
For  the  years  ended  December  31,  2002,  2001  and  2000
(In  thousands,  except  number  of  shares)
                                                                         Unrealized
                                                             Additional  Gain/(Loss)  Retained      Total
                                                             Paid-In         On       Earnings  Shareholders'
                                          Common Stock       Capital     Investments  (Deficit)     Equity
                                          ------------       --------   ------------  ----------   ----------
                                        Shares      Amount
                                     ------------  --------
Balance at January 1, 2000. . . . .    10,385,399  $ 38,136  $      5,851  $  (4,898)  $ (64,069)  $ (24,980)
                                     ------------  --------  ------------  ----------  ----------  ----------

Comprehensive income:
Net loss. . . . . . . . . . . . . .             -         -             -          -     (88,425)    (88,425)
Change in unrealized gains (losses)
 on securities. . . . . . . . . . .             -         -             -        960           -         960
                                     ------------  --------  ------------  ----------  ----------  ----------
Comprehensive income (loss) . . . .             -         -             -        960     (88,425)    (87,465)
                                     ------------  --------  ------------  ----------  ----------  ----------

Balance at December 31, 2000. . . .    10,385,399    38,136         5,851     (3,938)   (152,494)   (112,445)
                                     ------------  --------  ------------  ----------  ----------  ----------

Comprehensive income:
Net loss. . . . . . . . . . . . . .             -         -             -          -     (32,892)    (32,892)
Change in unrealized gains (losses)
 on securities. . . . . . . . . . .             -         -             -      1,325           -       1,325
                                     ------------  --------  ------------  ----------  ----------  ----------
Comprehensive income (loss) . . . .             -         -             -      1,325     (32,892)    (31,567)
                                     ------------  --------  ------------  ----------  ----------  ----------

Balance at December 31, 2001. . . .    10,385,399    38,136         5,851     (2,613)   (185,386)   (144,012)
                                     ============  ========  ============  ==========  ==========  ==========

Comprehensive income:
Net loss. . . . . . . . . . . . . .             -         -             -          -     (35,260)    (35,260)
Change in unrealized gains (losses)
 on securities. . . . . . . . . . .             -         -             -        393           -         393
                                     ------------  --------  ------------  ----------  ----------  ----------
Comprehensive income (loss) . . . .             -         -             -        393     (35,260)    (34,867)
                                     ------------  --------  ------------  ----------  ----------  ----------

Balance at December 31, 2002. . . .    10,385,399  $ 38,136  $      5,851  $  (2,220)  $(220,646)  $(178,879)
                                     ============  ========  ============  ==========  ==========  ==========


The accompanying notes are an integral part of the consolidated financial statements.


CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS
For  the  years  ended  December  31,  2002,  2001  and  2000
(In  thousands)
                                                                        2002       2001       2000
                                                                      ---------  ---------  ---------
Cash flows from operating activities
 Net loss. .       . . . . . . . . . . . . . . . . . . . . . . . . .  $(35,260)  $(32,892)  $(88,425)
  Adjustments to reconcile net loss to net cash provided by
   (used in) operations:
   Depreciation, amortization, impairment and other .   .. . . . . .     3,810      2,710     39,305
   Deferred income tax expense (benefit). . . . . . . .  . . . . . .         -          -     (2,636)
   Net realized capital loss. . . . . . . . . . . . . ..   . . . . .     2,807      1,185      5,972
  Net changes in operating assets and liabilities:
   Receivables. . . . . . . . . . . . . . . . . . . . . . .. . . . .    18,095      5,676     12,163
   Reinsurance recoverable on losses, net . . . . . . . . .. . . . .     5,628     16,769    (33,560)
   Prepaid reinsurance premiums . . . . . . . . . . . . . .. . . . .    14,569    (15,266)   (23,691)
   Deferred policy acquisition costs. . . . . . . . . . . .. . . . .       763      5,691      7,454
   Other assets and liabilities . . . . . . . . . . . . . .. . . . .    (1,966)     7,445     (6,868)
   Losses and loss adjustment expenses. . . . . . . . . . .. . . . .   (13,938)   (26,975)   (44,338)
   Unearned premiums. . . . . . . . . . . . . . . . . . . .. . . . .   (23,419)    (3,170)   (18,176)
   Reinsurance payables . . . . . . . . . . . . . . . . . .. . . . .   (41,055)    (3,833)    56,198
   Distributions payable on preferred securities. . . . . .. . . . .    16,024     14,806     13,587
  Net assets/(liabilities) from discontinued operations. .       . .    (7,710)     5,888     34,862
                                                                      ---------  ---------  ---------
Net cash (used in) operations. . . . . . . . . . . . . . . . . . . .   (61,652)   (21,966)   (48,153)
                                                                      ---------  ---------  ---------

Cash flows from investing activities, net of assets acquired:
      Net sales  of short-term investments . . . . . . . . . . . . .     4,770      1,606      6,947
      Purchases of fixed maturities. . . . . . . . . . . . . . . . .   (28,723)   (34,204)    (9,937)
      Proceeds from sales, calls and maturities of fixed maturities.    70,821     60,262     76,947
      Purchase of equity securities. . . . . . . . . . . . . . . . .      (884)   (11,668)   (25,195)
      Proceeds from sales of equity securities . . . . . . . . . . .     5,428     10,820     17,491
      Proceeds from repayment of mortgage loans. . . . . . . . . . .         -      1,870        120
      Purchase of property and equipment . . . . . . . . . . . . . .      (681)    (1,378)    (1,685)
      Net sales (purchase) of other investments. . . . . . . . . . .       866        (92)      (414)
      Net investing activities from discontinued operations. . . . .     5,663     (4,456)      (150)
                                                                      ---------  ---------  ---------
Net cash provided by  investing activities . . . . . . . . . . . . .    57,260     22,760     64,124
                                                                      ---------  ---------  ---------

Cash flow from financing activities, net of assets acquired:
      Loans from and (repayments to) related parties . . . . . . . .     2,091      1,276       (274)
      Proceeds from related parties .  . . . . . . . . . . . . . . .    (2,477)         -          -
      Net financing activities from discontinued operations. . . . .     2,047        (48)   (16,473)
                                                                      ---------  ---------  ---------
Net cash provided by / (used in) financing activities: . . . . . . .     1,661      1,228    (16,747)
                                                                      ---------  ---------  ---------

Increase (decrease) in cash and cash equivalents . . . . . . . . . .    (2,731)     2,022       (776)
Cash and cash equivalents, beginning of year . . . . . . . . . . . .     3,385      1,363      2,139
                                                                      ---------  ---------  ---------
Cash and cash equivalents, end of year . . . . . . . . . . . . . . .  $    654   $  3,385   $  1,363
                                                                      =========  =========  =========

The accompanying notes are an integral part of the consolidated financial statements.

------
SYMONS  INTERNATIONAL  GROUP,  INC.  AND  SUBSIDIARIES
------------------------------------------------------

1.     NATURE  OF  OPERATIONS  AND  SIGNIFICANT  ACCOUNTING  POLICIES

Symons International Group, Inc. (the "Company") is a 73.8% owned subsidiary of Goran Capital Inc. ("Goran"). The Company operates in one segment, the sale of nonstandard automobile insurance. The Company's products are marketed through independent agents and brokers. The Company's active insurance subsidiaries are licensed in 19 states.

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

      Superior American Insurance Company ("Superior American") an insurance Company domiciled in Florida;

      Superior Guaranty Insurance Company ("Superior Guaranty") an insurance Company domiciled in Florida; and

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

C. SIGNIFICANT ESTIMATES: The most significant estimates in the Company's balance sheet are the determination of prepaid policy acquisition costs, the reserve for insurance losses and loss adjustment expenses. Management's estimate of prepaid policy acquisition costs is based on historical studies and assumptions made regarding costs incurred. Management's estimate of insurance losses and loss adjustment expenses is based on past loss experience and consideration of current claim trends, as well as prevailing social, economic and legal conditions. Actual results could differ from these estimates.

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

H. PROPERTY AND EQUIPMENT: Property and equipment are recorded at cost. Depreciation for buildings is based on the straight-line method over 31 years. Other property and equipment is depreciated on the straight-line basis over their estimated useful lives ranging from three to seven years. Asset and accumulated depreciation accounts are relieved for disposals, with resulting gains or losses included in net income.

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

K. LOSSES AND LOSS ADJUSTMENT EXPENSES: Reserves for losses and loss adjustment expenses include estimates for reported unpaid losses and loss adjustment expenses, including a portion attributable to losses incurred but not reported. These reserves have not been discounted. Reserves are established using individual case-basis evaluations and statistical analysis as claims are reported. Those estimates are subject to the effects of trends in loss severity and frequency. While management believes the reserves make reasonable provisions for unpaid loss and loss adjustment expense obligations, those provisions are necessarily based on estimates and are subject to variability. Changes in the estimated reserves are charged or credited to operations as additional information on the estimated amount of a claim becomes known during the course of its settlement. The gross reserve for losses and loss adjustment expenses is reported net of anticipated receipts for salvage and subrogation of approximately $4,535,000 and $5,822,000 at December 31, 2002 and 2001,
     respectively.

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

N. REINSURANCE: Reinsurance premiums, commissions and reserves related to reinsured business are accounted for on a basis consistent with those used in accounting for the original policies and the terms of the reinsurance contracts. Premiums ceded to other companies have been reported as a reduction of premium income.

O. EARNINGS PER SHARE: The Company's basic earnings per share calculations are based on the weighted average number of shares of common stock outstanding during each period. As the Company has reported losses in 2002, 2001, and 2000, common stock equivalents are anti-dilutive; therefore, fully diluted earnings per share is the same as basic earnings per share.

P. STOCK-BASED COMPENSATION: As discussed further in note 16, the Company accounts for stock-based employee compensation using the intrinsic value method under APB Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations as permitted under SFAS 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" (SFAS 148). Accordingly, no compensation expense is recognized if the market price of the underlying stock does not exceed the exercise price at the date of grant. However, SFAS 123, "Accounting for Stock-Based Compensation," (SFAS
     123) as amended by SFAS 148 requires the Company to present pro forma information as if it had accounted for its stock-based compensation under the fair value method of SFAS 123. The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation.

                                                            2002       2001       2000
                                                           ---------  ---------  ---------
Net loss as reported. . . . . . . . . . . . . . . . . . .  $(35,260)  $(32,892)  $(88,425)
Add: Compensation expense for stock-based
 compensation included in reported net income,
net of related tax effects. . . . . . . . . . . . . . . .        --         --         --
Deduct: Total stock-based compensation expense
 determined under fair-value-based method, net of related
 tax effects. . . . . . . . . . . . . . . . . . . . . . .      (143)      (204)      (284)
                                                           ---------  ---------  ---------
Pro forma net loss. . . . . . . . . . . . . . . . . . . .  $(35,403)  $(33,096)  $(88,709)

Net loss per share:
Basic and fully diluted, as reported. . . . . . . . . . .  $  (3.40)  $  (3.17)  $  (8.51)
Basic and fully diluted, pro forma. . . . . . . . . . . .  $  (3.41)  $  (3.19)  $  (8.54)

Q. NEW ACCOUNTING PRONOUNCEMENTS: In June 2001, the Financial Accounting Standards Board (the "Board") finalized FASB Statements No. 141, Business Combinations, No. 142, Goodwill and Other Intangible Assets, and No. 143, Accounting for Asset Retirement Obligations. In August 2001, the Board issued FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-lived Assets. These new standards were effective in 2002 and did not have a material impact on the Company's financial position or results of operations. In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" (SFAS 148) which amends SFAS 123, "Accounting for Stock-Based Compensation" (SFAS 123) to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reporting results. The Company has decided to continue to account for stock-based employee compensation using the intrinsic value method under APB Opinion No. 25, "Accounting for Stock Issued to Employees," and interpretations as permitted under SFAS 148. Accordingly, no compensation expense is recorded if the current market price of the underlying stock does not exceed the exercise price at the date of grant.

R.     RECLASSIFICATIONS:           Certain amounts from prior periods have been
reclassified  to  allow  for  comparability  to  the  2002  presentation.


2.     INVESTMENTS

Investments  are  summarized  as  follows  (in  thousands):

                                                   Cost or                             Estimated
                                                   Amortized   Unrealized    Unrealized    Market
December 31, 2002                                     Cost        Gain          Loss        Value
                                                   ----------  -----------  ------------  -------
Fixed Maturities:
U.S. Treasury securities and obligations of U.S.
  government corporations and agencies. . . . . .  $   17,814  $       541  $         -   $18,355
Mortgage backed securities. . . . . . . . . . . .       4,828          182           (5)    5,005
                                                   ----------  -----------  ------------  -------
  Total U.S. Treasury and other government
  obligations. . . . . . . . . . . . . . . . . .      22,642          723           (5)   23,360
Corporate securities. . . . . . . . . . . . . . .      13,043        1,129         (804)   13,368
                                                   ----------  -----------  ------------  -------
  Total fixed maturities. . . . . . . . . . . . .      35,685        1,852         (809)   36,728
Equity securities . . . . . . . . . . . . . . . .       9,667          126       (3,389)    6,404
Short-term investments. . . . . . . . . . . . . .       8,495            -            -     8,495
Other invested assets (including real estate) . .       3,046            -            -     3,046
                                                   ----------  -----------  ------------  -------

  Total investments . . . . . . . . . . . . . . .  $   56,893  $     1,978  $    (4,198)  $54,673
                                                   ==========  ===========  ============  =======

                                                    Cost or                             Estimated
                                                   Amortized   Unrealized    Unrealized    Market
December 31, 2001                                     Cost        Gain          Loss        Value
                                                   ----------  -----------  ------------  -------
Fixed Maturities:
U.S. Treasury securities and obligations of U.S.
  government corporations and agencies . . .    .  $   29,912  $       609  $      (311)  $ 30,210
Mortgage backed securities. . . . . . . . . . . .      17,500        1,928          (47)    19,381
                                                   ----------  -----------  ------------  --------
  Total U.S. Treasury and other government
  obligations . . . . .  . . . . . . . . . . .  .      47,412        2,537         (358)    49,591
Corporate securities. . . . . . . . . . . . . . .      29,528          430       (1,653)    28,305
                                                   ----------  -----------  ------------  --------
  Total fixed maturities. . . . . . . . . . . . .      76,940        2,967       (2,011)    77,896
Equity securities . . . . . . . . . . . . . . . .      17,965           27       (3,596)    14,396
Short-term investments. . . . . . . . . . . . . .      13,266            -            -     13,266
Other invested assets (including real estate) . .       1,469            -            -      1,469
                                                   ----------  -----------  ------------  --------

Total investments . . . . . . . . . . . . . . . .  $  109,640  $     2,994  $    (5,607)  $107,027
                                                   ==========  ===========  ============  ========



At December 31, 2002, The Standard & Poors Corporation or Moody's Investor Services, Inc. considered 96.4% of the Company's fixed maturities investment grade. Securities with quality ratings, Baa and above are considered investment grade securities. In addition, the Company's investments in fixed maturities did not contain any significant geographic or industry concentration of credit risk.

The amortized cost and estimated market value of fixed maturities at December 31, 2002, by contractual maturity, are shown in the table that follows. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty and securities may have to be liquidated to cover operational losses (in thousands):

                                                          Estimated
                                        Amortized Cost   Market Value
                                        ---------------  -------------
Due in one year or less. . . . . . . .  $         8,733  $       8,866
Due after one year through five years.           11,712         12,077
Due after five years through ten years            7,448          7,492
Due after ten years. . . . . . . . . .            2,965          3,288
Mortgage-backed securities . . . . . .            4,828          5,005
                                        ---------------  -------------
                                        $        35,686  $      36,728
                                        ===============  =============


Gains and losses realized on sales of investments are as follows (in thousands):

                         2002      2001      2000
                       --------  --------  --------
Proceeds from sales .  $76,249   $71,082   $94,558
Gross gains realized.    2,502       481     1,359
Gross losses realized   (5,309)   (1,666)   (7,331)


Net investment income for the years ended December 31 are as follows (in thousands):

                                  2002     2001      2000
                                -------  -------  --------
Fixed maturities. . . . . . . .  $4,221   $5,666   $ 8,795
Equity securities . . . . . . .     145      213       304
Cash and short-term investments     204      469     1,077
Mortgage loans. . . . . . . . .       -       65         -
Other . . . . . . . . . . . . .       -      769         -
                                 -------  -------  --------
Total investment income . . . .   4,570    7,182    10,176
Investment expenses . . . . . .    (431)    (896)     (102)
                                 -------  -------  --------
Net investment income . . . . .  $4,139   $6,286   $10,074
                                 =======  =======  ========

Investments with a market value of $13,126,139 and $13,663,118 (amortized cost of $12,908,173 and $13,348,887) as of December 31, 2002 and 2001, respectively, were on deposit in the United States. The deposits are required by various insurance departments and others to support licensing requirements and certain reinsurance contracts.

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

                              2002       2001       2000
                            ---------  ---------  ---------
Balance, beginning of year  $    763   $  6,454   $ 13,908
Costs deferred during year    18,861     28,056     29,999
Amortization during year .   (19,624)   (33,747)   (37,453)
                            ---------  ---------  ---------
Balance, end of year . . .  $      -   $    763   $  6,454
                            ---------  =========  =========


4.     PROPERTY  AND  EQUIPMENT

Property  and equipment at December 31 are summarized as follows (in thousands):

                                              Accumulated
                                   2002 Cost  Depreciation  2002 Net  2001 Net
                                 -----------  ------------  --------- -------
Land . . . . . . . . . . . . .  $         100  $       -  $     100  $  100
Buildings. . . . . . . . . . .          4,279      1,877      2,402   2,655
Office furniture and equipment          2,108      1,684        424     808
Automobiles. . . . . . . . . .             76         49         27      42
Computer equipment . . . . . .         14,801     10,685      4,116   6,285
                                -------------  ---------  ---------  ------
Total. . . . . . . . . . . . .  $      21,364  $  14,295  $   7,069  $9,890
                                =============  =========  =========  ======


Accumulated depreciation at December 31, 2001 was $10,792,000. Depreciation expense related to property and equipment for the years ended December 31, 2002, 2001 and 2000 was $3,658,000, $3,738,000 and $3,498,000, respectively.

5.     INTANGIBLE  ASSETS

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

Intangible  assets  at  December  31  are  as  follows  (in  thousands):

                                                Accumulated
                                     2002 Cost  Amortization  2002 Net  2001 Net
                                    ---------  -------------  ---------  -------
Deferred securities issuance costs  $       5,132  $     928  $   4,204  $4,376


Accumulated amortization at December 31, 2001 was $755,000. Amortization expense related to intangible assets for the years ended December 31, 2002, 2001 and 2000 was $173,000, $171,000, and $34,977,000 respectively.


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

The Preferred Securities represent Company-obligated mandatorily redeemable securities of a trust subsidiary holding solely parent debentures and have a term of 30 years with semi-annual interest payments commencing February 15, 1998. The Company may redeem the Preferred Securities in whole or in part after 10 years. The annual Preferred Security obligations of approximately $13 million per year were anticipated to be funded from the Company's nonstandard automobile management company from management and billing fees in excess of operating costs. Under the terms of the indenture, the Company is permitted to defer semi-annual interest payments for up to five years. The Company elected to defer the interest payments due in February and August 2000, 2001 and 2002 and February 2003 and expects to continue this practice through 2003 and 2004. All of the deferred interest (approximately $84 million, if all payments due in 2003 and 2004 are deferred) will become due and payable in February 2005. The Company relies on the payment of finance and service fees by its subsidiaries to fund its operations, including its payment of interest on the Preferred
Securities. Certain state regulators, including the Florida Department of Insurance ("FDOI"), have issued orders prohibiting the Company's subsidiaries from paying such fees to the Company. In the event such orders continue, the Company may not have sufficient revenue to fund its operations or to pay the deferred interest on the Preferred Securities. Such failure to pay could result in a default under the indenture and acceleration of the payment of the Preferred Securities.

The trust indenture for the Preferred Securities contains certain restrictive covenants. These covenants are based upon the Company's consolidated coverage ratio of earnings before interest, taxes, depreciation and amortization ("EBITDA"). If the Company's EBITDA falls below 2.5 times consolidated interest expense (including Preferred Security distributions) for the most recent four quarters the following restrictions become effective:

- The Company may not incur additional indebtedness or guarantee additional indebtedness.
- The Company may not make certain restricted payments including making loans or advances to affiliates, repurchasing common stock or paying dividends in excess of a stated limitation.
- The Company may not increase its level of non-investment grade securities defined as equities, mortgage loans, real estate, real estate loans and non-investment grade fixed income securities.

These restrictions currently apply, as the Company's consolidated coverage ratio was (0.95) in 2002, and will continue to apply until the Company's consolidated coverage ratio complies with the terms of the trust indenture. The Company complied with these additional restrictions as of December 31, 2001 and 2002 and is in compliance as of May 9, 2003.

7.     UNPAID  LOSSES  AND  LOSS  ADJUSTMENT  EXPENSES

Activity in the liability for unpaid losses and loss adjustment expenses is summarized as follows (in thousands):

                                  2002      2001      2000
                                 -------  --------  ---------
Balance at January 1. . . . . .  $81,142  $108,117  $152,455
Less reinsurance recoverables .   30,600    23,252    13,527
                                 -------  --------  ---------
     Net balance at January 1 .   50,542    84,865   138,928
                                 -------  --------  ---------
Incurred related to
current year. . . . . . . . . .   35,413    69,667   127,497
Prior years . . . . . . . . . .   12,775       774   (14,118)
                                 -------  --------  ---------
     Total incurred . . . . . .   48,188    70,441   113,379
                                 -------  --------  ---------
Paid related to
Current year. . . . . . . . . .   19,211    46,973    85,334
Prior years . . . . . . . . . .   36,374    57,791    82,108
                                 -------  --------  ---------
     Total paid . . . . . . . .   55,585   104,764   167,442
                                 -------  --------  ---------
     Net balance at December 31   43,145    50,542    84,865
Plus reinsurance recoverables .   24,059    30,600    23,252
                                 -------  --------  ---------
     Balance at December 31 . .  $67,204  $ 81,142  $108,117
                                 =======  ========  =========


Reserve estimates are regularly adjusted in subsequent reporting periods as new facts and circumstances emerge to indicate that a modification of the prior estimate is necessary. The adjustment, referred to as "reserve development," is inevitable given the complexities of the reserving process and is recorded in the statements of operations in the period when the need for the adjustment becomes known. The foregoing reconciliation indicates unfavorable development of $12,775,000 on the December 31, 2001 reserves. A portion of the 2001 reserve development was caused by a larger than normal number of previously closed claims that reopened in 2002. The remainder of the 2001 reserve development resulted from a higher than expected frequency and severity on nonstandard automobile claims.

The anticipated effect of inflation is implicitly considered when estimating losses and loss adjustment expenses liabilities. While anticipated price increases due to inflation are considered in estimating the ultimate claims costs, increases in average claim severities is caused by a number of factors. Future severities are projected based on historical trends adjusted for implemented changes in underwriting standards, policy provisions, claims management practices and procedures and general economic trends. Anticipated severity trends are monitored relative to actual development and are modified if necessary.

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

A reconciliation of the differences between federal tax computed by applying the federal statutory rate of 35% to income before income taxes and the income tax provision is as follows (in thousands):

                                                     2002      2001      2000
                                                   --------  --------  ---------
Computed income taxes (benefit) at statutory rate  $(6,732)  $(5,576)  $(20,981)
Goodwill. . . . . . . . . . . . . . . . . . . . .        -         -     12,176
Distribution in excess of basis . . . . . . . . .      637         -          -
Other . . . . . . . . . . . . . . . . . . . . . .       73        32     (4,042)
                                                   --------  --------  ---------
Total . . . . . . . . . . . . . . . . . . . . . .   (6,022)   (5,544)   (12,847)
Valuation allowance . . . . . . . . . . . . . . .    6,022     5,544     10,698
                                                   --------  --------  ---------
Income tax expense. . . . . . . . . . . . . . . .  $     -   $     -   $ (2,149)
                                                   ========  ========  =========

The net deferred tax asset at December 31, 2002 and 2001 is comprised of the following (in thousands):

                                             2002       2001
                                            ---------  ---------
Deferred tax assets:
Unpaid losses and loss adjustment expenses  $  1,112   $  1,300
Unearned premiums. . . . . . . . . . . . .       656      1,159
Allowance for doubtful accounts. . . . . .       190        629
Unrealized losses on investments . . . . .       777        914
Net operating loss carryforwards . . . . .    13,344     18,279
Capital loss carryforwards . . . . . . . .     4,055      2,107
Accrued interest payable . . . . . . . . .    17,230     11,621
Other. . . . . . . . . . . . . . . . . . .     1,806      1,452
                                            ---------  ---------
   Deferred tax assets . . . . . . . . . .    39,170     37,461
                                            ---------  ---------
Deferred tax liabilities:
Deferred policy acquisition costs. . . . .       713       (168)
Other. . . . . . . . . . . . . . . . . . .      (877)      (924)
                                            ---------  ---------
   Valuation allowance . . . . . . . . . .   (39,006)   (36,369)
                                            ---------  ---------
   Net deferred tax assets . . . . . . . .  $      -   $      -
                                            =========  =========


At December 31, 2002 and 2001, the Company's net deferred tax assets were fully offset by a valuation allowance.

As of December 31, 2002, the Company has unused net operating loss carryovers available as follows (in thousands):

Year of expiration:
2019. . . . . . . .  $21,030
2020. . . . . . . .   17,095
                     -------
      Total . . . .  $38,125
                     =======


Federal income tax filings of the Company for years prior to 2000 have been examined by the Internal Revenue Service.

9.     LEASES

The Company leases buildings, furniture, cars and equipment under operating leases. Operating leases generally include renewal options for periods ranging from two to seven years and require the Company to pay utilities, taxes, insurance and maintenance expenses.

The following is a schedule of future minimum lease payments under cancelable and non-cancelable operating leases for each of the five years succeeding December 31, 2002 and thereafter, excluding renewal options (in thousands):

Years Ending December 31:
2003. . . . . . . . . . .  $617
2004. . . . . . . . . . .   438
2005. . . . . . . . . . .   338
2006. . . . . . . . . . .   117
2007 and Thereafter . . .    83

Rental expense charged to operations in 2002, 2001 and 2000 amounted to $1,009,516, $1,688,000 and $1,848,000, respectively, including amounts paid under short-term cancelable leases.

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

Approximately 88.3% of uncollateralized amounts recoverable are with companies which maintain an A.M. Best rating of at least A+. Another 2.7% of recoverable amounts are with Granite Reinsurance Company Ltd. ("Granite Re"), an affiliated foreign corporation which has not applied for an A.M. Best rating, related primarily to commercial business which is ceded 100% to Granite Re, which are fully collateralized. Company management believes amounts recoverable from reinsurers are collectible.

Superior commuted the accident year 2001 and 2000 portion of the reinsurance treaty with National Union Fire Insurance Company ("National"). Superior recognized the amounts received from National as a reduction of losses and loss adjustments expenses paid (thereby increasing losses and loss adjustment expenses incurred) to recognize the effect of releasing National from its obligations under the treaty. There was no effect on premiums earned, losses incurred, loss adjustment expense incurred or commission in the current year income statement due to this commutation.

The Company sold 100% of its 2001 crop year business to Acceptance Insurance Companies Inc. ("Acceptance"), effective June 6, 2001. The agreements are without recourse as they relate to the net profit or loss on the 2001 crop year book of business. The sale was approved by the Indiana Department of Insurance.

Reinsurance activity for 2002, 2001 and 2000, which includes reinsurance with related parties, is summarized as follows (in thousands):

               2002                                         Direct   Assumed    Ceded      Net
                                                           --------  ------    -------    ------
      Premiums written                                     $107,708     $67    $(77,291)   $30,484
      Premiums earned                                       129,370     212     (91,920)    37,662
      Incurred losses and loss adjustment expenses          114,056     147     (66,016)    48,187
      Commission expenses (income)                           11,038     (1)     (24,656)   (13,619)

               2001                                         Direct   Assumed    Ceded      Net
               ----                                        --------  -------    ------    -------
      Premiums written                                     $159,821  $1,271   $(105,158)  $ 55,934
      Premiums earned                                       163,828   2,484     (89,365)    76,947
      Incurred losses and loss adjustment expenses          132,589   2,616     (64,764)    70,441
      Commission expenses (income)                           18,979     151     (25,716)    (6,586)

               2000                                         Direct   Assumed    Ceded       Net
               ----                                        -------   -------   -----       -----
      Premiums written                                     $168,626  $5,835   $ (78,621)  $ 95,840
      Premiums earned                                       187,720   4,918     (54,932)   137,706
      Incurred losses and loss adjustment expenses          144,987   4,828     (36,436)   113,379
      Commission expenses (income)                           21,234   1,041     (14,043)     8,232


Amounts recoverable from reinsurers relating to unpaid losses and loss adjustment expenses were $24,060,000 and $30,181,000 as of December 31, 2002 and 2001, respectively. These amounts are reported as assets and are not netted against the liability for loss and loss adjustment expenses in the accompanying Consolidated Balance Sheets.

11.     RELATED  PARTIES

The Company and its subsidiaries have entered into transactions with various related parties including transactions with Goran and its affiliates, Granite Insurance Company ("Granite") and Granite Re.

The  following  balances  were  outstanding  at  December  31  (in  thousands):

                                                             2002     2001
                                                           --------  ------
Due from directors and officers . . . . . . . . . . . . .  $    44   $  42
Other receivables from and (payables to) related parties.   (2,731)   (638)
                                                           --------  ------
Total receivables (payables). . . . . . . . . . . . . . .  $(2,687)  $(596)
                                                           ========  ======

Reinsurance payable to affiliates . . . . . . . . . . . .  $   502   $ 617
                                                           ========  ======


The following transactions occurred with related parties in the years ended December 31 (in thousands):

                                                     2002    2001     2000
                                                    ------  ------  --------
Reinsurance under various treaties, net:
Ceded premiums earned. . . . . . . . . . . . . . .  $   0   $   3   $   186
Ceded losses and loss adjustment expenses incurred    (85)   (419)   (4,858)
Ceded commissions. . . . . . . . . . . . . . . . .      0       1        (1)
Consulting fees charged by various related parties     48      16     1,895

The amounts due from officers and directors are non-interest-bearing loans. The Company paid $1,846,000 in 2000 for consulting and other services to a vendor owned in part by the brother of the Company's president. The consulting and other services were for the conversion of the Company's nonstandard automobile operating system. The Company has capitalized these costs as part of its nonstandard automobile operating system. Approximately 90% of these payments are for services provided by consultants and vendors unrelated to the Company.

Superior Group obtained a line of credit from Granite Re in the amount of $2.5 million and $1 million in December 31, 2001 and October 2002, respectively. At December 31, 2002, $2.98 million was outstanding under the line. These line of credit notes bear interest at the rate of prime plus 5.25% for a total of 9.5% at December 31, 2002. Interest only payments are due monthly. The $2.5 million outstanding is due December 20, 2004 and $480 thousand is due November 30, 2004.

12.     REGULATORY  MATTERS

Two of the Company's insurance company subsidiaries, Pafco and IGF, are domiciled in Indiana and prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by the IDOI. While neither Pafco nor IGF has surplus from which to pay dividends, statutory requirements place limitations on the amount of funds that can be remitted to the Company from Pafco and IGF. The Indiana statute allows 10% of surplus in regard to policyholders or 100% of net income, whichever is greater, to be paid as dividends only from earned surplus; however, the consent orders with the IDOI, described below, prohibit the payment of any dividends by Pafco and IGF. Another insurance company subsidiary, Superior, and Superior's insurance company subsidiaries, Superior American and Superior Guaranty, are domiciled in Florida and prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by the FDOI. The Florida statute also contains limitations with regard to the payment of dividends. Superior, Superior American and Superior Guaranty may pay dividends of up to 10% of surplus or 100% of net income, whichever is greater, from earned surplus. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed.

On June 6, 2001, IGF sold substantially all of its crop insurance assets to Acceptance. On June 29, 2001, following the sale of IGF's crop insurance assets and as a result of losses experienced by IGF in its crop insurance operations, the IDOI and IGF entered into a consent order (the "Consent Order") relating to IGF. IGF has discontinued writing new business and its operations are presently in run off. The IDOI has continued to monitor the status of IGF. The Consent Order prohibits IGF from taking any of the following actions without prior written consent of the IDOI:

-    Sell  or  encumber  any  of  its  assets,  property,  or business in force;
- Disburse funds, except to pay direct unaffiliated policyholder claims and normal operating expenses in the ordinary course of business (which does not include payments to affiliates except for the reimbursement of costs for running IGF by the Company, and does not include payments in excess of $10,000);
- Lend its funds or make investments, except in specified types of investments;
- Incur debts or obligations, except in the ordinary course of business to unaffiliated parties;
-    Merge  or  consolidate  with  another  company;
- Enter into new, or amend existing, reinsurance agreements; - Complete, enter into or amend any transaction or arrangement with an affiliate, and
-    Disburse  funds  or  assets  to  any  affiliate.

The Consent Order also requires IGF to provide the IDOI with monthly written updates and immediate notice of any material change regarding the status of litigation with Continental Casualty Company, statutory reserves, number of non-standard automobile insurance policies in-force by state, and reports of all non-claims related disbursements. IGF's failure to comply with the Consent Order could cause the IDOI to begin proceedings to have a rehabilitator or liquidator appointed for IGF or to extend the provisions of the Consent Order.

Pafco has been subject to an agreed to order of the IDOI since February 17, 2000 that requires Pafco, among other matters, to:

- Refrain from doing any of the following without the IDOI's prior written consent:
     - Selling assets or business in force or transferring property, except in the ordinary course of business;
     - Disbursing funds, other than for specified purposes or for normal operating expenses and in the ordinary course of business (which does not include payments to affiliates, other than under written contracts previously approved by the IDOI, and does not include payments in excess of $10,000);
     -    Lending  funds;
     -    Making  investments,  except  in  specified  types  of  investments;
     - Incurring debt, except in the ordinary course of business and to unaffiliated parties;
     -    Merging  or  consolidating  with  another  company;  or
     -    Entering  into  new  or  modifying  existing,  reinsurance  contracts.
- Reduce its monthly auto premium writings, or obtain additional statutory capital or surplus, such that the ratio of gross written premium to surplus and net written premium to surplus does not exceed 4.0 and 2.4, respectively; and provide the IDOI with regular reports demonstrating compliance with these monthly writings limitations.
- Continue to comply with prior IDOI agreements and orders to correct business practices under which Pafco must provide monthly financial statements to the IDOI, obtain prior IDOI approval of reinsurance arrangements and affiliated party transactions, submit business plans to the IDOI that address levels of surplus and net premiums written, and consult with the IDOI on a monthly basis.

Pafco's inability or failure to comply with any of the above conditions could result in the IDOI requiring further reductions in Pafco's permitted premium writings or in the IDOI instituting future proceedings against Pafco. Restrictions on premium writings result in lower premium volume. Management fees payable to Superior Group are based on gross written premium; therefore, lower premium volume results in reduced management fees paid by Pafco to Superior Group.

In March 2000, Pafco agreed with the Iowa Department of Insurance ("IADOI") that it would not write any new non-standard business in Iowa, until such time as Pafco has reduced its overall non-standard automobile policy counts in the state or has:

-    Increased  surplus,  or
- Has achieved a net written premium to surplus ratio of less than three to one, or
-    Has  surplus  reasonable  to  its  risk.

Pafco has continued to service existing policyholders and renew policies in Iowa and provide policy count information on a monthly basis in conformance with IADOI requirements.

Superior and Pafco provide monthly financial information to the departments of insurance in certain states in which they write business at the states' request.

On July 7, 2000, the FDOI issued a notice of its intent to issue an order (the "Notice") which principally addressed certain policy and finance fee payments by Superior to Superior Group. A formal administrative hearing to review the Notice and a determination that the order contemplated by the Notice not be issued was held in February 2001. The administrative law judge entered a recommended order on June 1, 2001 that was acceptable to the Company. On August 30, 2001, the FDOI rejected the recommended order and issued its final order which the Company believes improperly characterized billing and policy fees paid by Superior to Superior Group. On September 28, 2001, Superior filed an appeal of the final order to the Florida District Court of Appeal. On March 4, 2002, the FDOI filed a petition in the Circuit Court of the Second Judicial Circuit in and for Leon County, Florida seeking court enforcement of the FDOI's final order. Superior filed a motion with the FDOI for stay of the FDOI's final order. Superior also filed a motion for stay with the District Court of Appeal, which was denied pending a ruling from the FDOI. On April 5, 2002 the FDOI granted a stay of the final order that was conditional upon the cessation of the payment of billing fees by Superior to Superior Group and the posting of a $15 million appeal bond. Superior did not agree to the conditions imposed by the FDOI's conditional stay. On May 6, 2002 Superior filed a motion with the District Court of Appeal seeking a stay of the final order pending Superior's appeal or, in the alternative, a consolidation of the FDOI's enforcement action with the pending appeal. On June 19, 2002, the District Court of Appeal entered an order which struck the FDOI's conditional requirement for the stay that Superior post a $15 million appeal bond. However, the order denied Superior's request to consolidate the appeal with the enforcement action. On September 26, 2002, the District Court of Appeal affirmed the final order of the FDOI. On October 31, 2002 the Circuit Court entered a final order which granted the FDOI's petition for enforcement of the FDOI's final order and which requires Superior to comply with the FDOI final order.

In accordance with the FDOI's final order, Superior ceased payment of finance and service fees as of October 1, 2002 and has requested repayment from Superior Group of $15 million of finance and service fees paid from 1997 through 1999 and additional finance and service fees paid thereafter in the approximate amount of $20 million. Without the payment of finance and service fee income to Superior Group or an amendment to the management agreement or reallocation of operational responsibilities, Superior Group could not operate profitably. Accordingly, on October 1, 2002, Superior Group discontinued the provision of certain claims services to Superior. Superior is currently exchanging proposals with the FDOI to establish an acceptable repayment plan in accordance with the final order.

On September 10, 2002, the FDOI filed a petition in the Circuit Court of the Second Judicial Circuit in and for Leon County, Florida for an order to show cause and notice of automatic stay which sought the appointment of a receiver for the purpose of rehabilitation of Superior. The court entered an order to show cause, temporary injunction and notice of automatic stay on September 13, 2002 and a hearing was held on October 24, 2002. On November 1, 2002, the court entered an order that denied the FDOI's petition for appointment of a receiver. On November 8, 2002, the FDOI filed a motion for rehearing, which was denied on December 17, 2002.

On November 20, 2002, the FDOI issued a notice and order to show cause which seeks to suspend or revoke Superior's certificate of authority principally based upon allegations that Superior did not comply with the FDOI's August 30, 2001 final order during the pendency of the appeal of the order to the District Court of Appeal. Superior believes that it has fully and timely complied with the final order and that the action brought by the FDOI is barred by res judicata. A formal administrative hearing to review the notice and a determination that the order or administrative action contemplated by the notice not be issued was held in May 2003. The administrative law judge has not yet issued a recommended order, which the FDOI may accept or reject.

 On March 21, 2003, the FDOI filed a Motion for Enforcement of Final Order Granting Petition to Enforce Agency Action (the "Motion for Enforcement") in the Circuit Court of the Second Judicial Circuit in and for Leon County, Florida which sought to hold Superior in contempt for failure to comply with the FDOI's final order during the pendency of Superior's appeal to the Florida District Court of Appeal. On May 7, 2003 a hearing was held on the Motion for Enforcement and an order has not yet been issued.

On October 9, 2001, the State Corporation Commission of Virginia ("Virginia Commission") issued an order to take notice regarding an order suspending Superior's license to write business in that state. An administrative hearing for a determination that the suspension order not be issued was held March 5, 2002. On May 3, 2002, the hearing examiner issued his report and recommended that Superior's license not be suspended and that Superior file its risk based capital plans and monthly and quarterly financial information with the Virginia Bureau of Insurance ("Bureau"). On June 19, 2002 the Virginia Commission entered an order which adopted the findings of the hearing examiner, continued the matter until such time as the Bureau requests further action and requires the continued monitoring of the financial condition of Superior by the Bureau. On October 11, 2002, the Virginia Commission filed an administrative Rule to Show Cause. A hearing was scheduled for November 18, 2002 to determine whether Superior's license to transact insurance business in Virginia should be suspended. Because of Superior's improved financial condition, the Virginia
Commission continued the hearing indefinitely. The nonstandard automobile insurance policies written in Virginia by Superior accounted for approximately 13.1% and 14.5% of the total gross written premiums of the Company in 2001 and in 2002, respectively.

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

Risk-Based  Capital  Requirements

In order to enhance the regulation of insurer solvency, the NAIC has adopted a formula and model law to implement risk-based capital ("RBC") requirements for property and casualty insurance companies designed to assess minimum capital requirements and to raise the level of protection that statutory surplus provides for policyholder obligations, Indiana and Florida have substantially adopted the NAIC model law and Indiana directly, and Florida indirectly, have adopted the NAIC model Formula. The RBC formula for property and casualty insurers: (i ) underwriting, which encompasses the risk of adverse loss developments and inadequate pricing; (ii) declines in asset values arising from credit risk; (iii) declines in asset values arising from investment risks; (iv) off-balance sheet risk arising from adverse experience from non-controlled asset, guarantees for affiliates, contingent liabilities and reserve and premium growth. Pursuant to the model law, insurers having less statutory surplus that that required by the RBC calculation will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy.

The RBC model law provides for four levels of regulatory action. The extent of regulatory intervention and action increases as the level of surplus to RBC decreases. The first level, the Company Action Level (as defined by the NAIC), requires and insurer to submit a plan of corrective actions to the regulator if surplus falls below 200% of the RBC amount. The Regulatory action level re quires an insurer to submit a plan containing corrective actions and requires the relevant insurance commissioner to perform and examination or other analysis and issue a corrective order if surplus falls below 150% of the RBC amount. The Authorized Control Level gives the relevant insurance commissioner the option either to take the aforementioned actions or to rehabilitate or liquidate the insurer if surplus falls below 70% of the RBC amount.

At the time of filing of the unaudited annual statutory financial statements of the Company's insurance subsidiaries with the IDOI and the FDOI for the year ended December 31, 2002, the RBC calculations for Pafco and Superior were in excess of 200% of the RBC amount, a level which requires no corrective action. The RBC calculation for IGF as of December 31, 2002 was in excess of 100% of the RBC amount, which is above the authorized control level.

In May 2003, pursuant to a reserve analysis completed by the consulting actuary engaged by BDO Seidman, LLP, the Company's independent auditor, reserves for losses and loss adjustment expenses for Superior and Pafco were increased as of December 31, 2002. These reserve adjustments, along with resulting adjustments to the permitted carrying values of certain assets of Superior, investments in Superior American and Superior Guaranty, were recorded in the 2002 audited statutory financial statement filed for Superior and Pafco with the FDOI and the IDOI, respectively. Based on the adjusted audited statutory financial statements, the surplus for Superior fell below 70% of the RBC amount and the surplus level for Pafco was above 150% of the RBC amount as of December 31, 2002. As a result, there may be additional regulatory actions taken by the insurance regulators in states in which the companies write business.

The NAIC Insurance Regulatory Information System ("IRIS") was developed primarily to assist state insurance departments in executing their statutory mandate to oversee the financial condition of insurance companies. IRIS ratios consist of twelve ratios with defined acceptable ranges. They are used as an initial screening process for identifying companies that may be in need of special attention. Companies that have several ratios that fall outside of the acceptable range are selected for closer review by the NAIC. If the NAIC determines that more attention may be warranted, one of five priority designations is assigned and the insurance department of the state of domicile is then responsible for follow-up action.

Based on the December 31, 2002 statutory financials filed with the NAIC, Pafco had values outside of the acceptable ranges for five IRIS tests. These included the two-year overall operating ratio, the investment yield ratio, the change in surplus ratio, the liabilities and liquid assets ratio, and the estimated current reserve deficiency to policyholders' surplus ratio.

Based on the December 31, 2002 statutory financials filed with the NAIC, Superior had values outside of the acceptable ranges for six IRIS tests. These included the surplus aid to policyholders' surplus ratio, the two-year overall operating ratio, the change in surplus ratio, the liabilities to liquid assets ratio, the one-year reserve development to policyholders' surplus ratio, and the two-year reserve development to policyholders' surplus ratio.

As of December 31, 2002, IGF had values outside of the acceptable ranges for five IRIS tests. These included the change in net writings ratio, the two-year overall operating ratio, the change in surplus ratio, the liabilities to liquid assets ratio, and the agent's balances to policyholders' surplus ratio.

13.     COMMITMENTS  AND  CONTINGENCIES

Superior Guaranty is a defendant in a case filed on November 26, 1996, in the Circuit Court for Lee County, Florida entitled Raed Awad v. Superior Guaranty Insurance Company, et al., Case No. 96-9151 CA LG. The case purported to be brought on behalf of a class consisting of purchasers of insurance from Superior Guaranty. The plaintiffs alleged that Superior Guaranty charged premium finance service charges in violation of Florida law. The parties have reached a class settlement which has been approved by the court that is not expected to be material to Superior Guaranty.

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

Approximately $29 million was paid through December 31, 2002 in settlement of legal proceedings and policyholder claims related to the AgPI Program. All AgPI policyholder claims were settled during 2000. However, on January 12, 2001 a case was filed in the Superior Court of California, County of Fresno, entitled S&W Seed Company, Dudley Silveira, Ric Blanchard and Darrell Silveira v. Mutual Service Casualty Insurance Company, IGF Insurance Company, and Dibuduo & Defendis Insurance Agency, Inc.; Case No. OICE CG 00137. The case was brought by four AgPI policyholders who had previously settled their AgPI claims pursuant to binding settlement agreements who now seek additional compensation by asserting through litigation that IGF and the third party carrier paid less than the policy limits they were promised when they purchased the policy and that each settling policyholder was forced to accept the lesser amount due to their economic duress - a legal theory recognized in California if certain elements can be established. The plaintiff's amended their complaint four times during 2002. A demurrer to the fourth amended complaint was filed by MSI and a motion to strike was filed by IGF, which were denied. IGF filed a motion for summary judgment to dismiss the claims in the plaintiff's fourth amended complaint on the basis that releases previously executed by the plaintiffs are binding. The court granted the motion for summary judgment. The cross claims between the selling brokers and MSI and IGF remain pending. The trial is scheduled to begin in August 2003.

Superior Guaranty is a defendant in a case filed on October 8, 1999, in the Circuit Court for Manatee County, Florida entitled Patricia Simmons v. Superior Guaranty Insurance Company, Case No. 1999 CA-4635. The case purported to be brought on behalf of a class consisting of purchasers of insurance from Superior Guaranty. The Plaintiff alleged that the defendant charged interest in violation of Florida law. The parties have settled the case in an amount that is not material to the Company's financial condition.

The Company is a defendant in a case filed on February 23, 2000, in the United States District Court for the Southern District of Indiana entitled Robert Winn, et al. v. Symons International Group, Inc., et al., Cause No. IP 00-0310-C-B/S. Other parties named as defendants are Goran, three individuals who were or are officers or directors of the Company or of Goran, PricewaterhouseCoopers LLP and Schwartz Levitsky Feldman, LLP. The case purports to be brought on behalf of a class consisting of purchasers of the Company's stock or Goran's stock during the period February 27, 1998, through and including November 18, 1999.
Plaintiffs allege, among other things, that defendants misrepresented the reliability of the Company's reported financial statements, data processing and financial reporting systems, internal controls and loss reserves in violation of
Section 10(b) of the Securities Exchange Act of 1934 (the "1934 Act") and SEC Rule 10b-5 promulgated thereunder. The individual defendants are also alleged to be liable as "controlling persons" under Sec.20 (a) of the 1934 Act. As previously reported in the Company's September 30, 2002 Form 10-Q, the Company, Goran and the individual defendants entered into an agreement with the plaintiffs for settlement. The settlement is subject to certain terms and conditions and court approval.

As previously reported, the Company and two of its subsidiaries, IGFH and IGF, were parties to a "Strategic Alliance Agreement" dated February 28, 1998 (the "SAA") with Continental Casualty Company ("CNA"), pursuant to which IGF acquired certain crop insurance operations of CNA. The obligations of the Company, IGFH, IGF and CNA under the SAA are the subject of an action filed on June 4, 2001 and pending in United States District Court for the Southern District of Indiana, Indianapolis Division. Claims have also been asserted in the action against Goran, Granite Re, Pafco, Superior and certain members of the Symons family. Discovery is proceeding. Although the Company continues to believe that it has claims against CNA and defenses to CNA's claims which may offset or reduce amounts owing by the Company or its affiliates to CNA, there can be no assurance that the ultimate resolution of the claims asserted by CNA against the Company and its affiliates will not have a material adverse effect upon the Company's and its affiliates' financial condition or results of operations.

Superior was a defendant in a case filed on May 8, 2001 in the United States District Court Southern District of Florida entitled The Chiropractic Centre, Inc. v. Superior Insurance Company, Case No. 01-6782. The case purported to be brought on behalf of a class consisting of healthcare providers improperly paid discounted rates on services to patients based upon a preferred provider contract with a third party. The plaintiff alleged that Superior breached a third party beneficiary contract, committed fraud and engaged in racketeering activity in violation of federal and Florida law by obtaining discounted rates offered by a third party with whom the plaintiff contracted directly. On September 30, 2002, the court issued an administrative order which dismissed the case. The court's order administratively closing the case could be temporary or permanent. Superior believes that the allegations of wrongdoing as alleged in the complaint were without merit and in the event the order is temporary, Superior intends to vigorously defend the claims brought against it.

IGF is a defendant in a case filed on December 31, 2002 in the Circuit Court of Greene County, Missouri entitled Kevin L. Stevens v. Wilkerson Insurers, et al., Case No. 102CC5135. Other parties named as defendants are Goran, Goran's subsidiaries, Symons International Group (Florida), Inc. and Granite Re, Superior Group Management, Superior, Superior American, Superior Guaranty, Pafco and three individuals who were or are officers or directors of the Company. Motions to dismiss Goran, Symons International Group (Florida), Inc., Granite Re, Superior Group Management, Superior, Superior American, Superior Guaranty and certain named individuals for lack of personal jurisdiction are pending. The case purports to be brought on behalf of an IGF insured seeking to recover alleged damages based on allegations of bad faith, negligent claims handling and breach of fiduciary duties with respect to a claim which arose from an accident caused by the IGF insured. IGF believes that the allegations of wrongdoing as alleged in the complaint are without merit and intends to vigorously defend the claims brought against it.

See Note 12 to the Consolidated Financial Statements, Regulatory Matters, for additional contingencies involving insurance regulatory matters.

The Company and its subsidiaries are named as defendants in various other lawsuits relating to their business and arising in the ordinary course of business. Legal actions arise from claims made under insurance policies issued by the Company's subsidiaries. The Company, through its claims reserves, reserves for both the amount of estimated damages attributable to these lawsuits and the estimate costs of litigation. The Company believes that the ultimate disposition of these lawsuits will not materially affect the Company's operations or financial position.

14.     SUPPLEMENTAL  CASH  FLOW  INFORMATION

Cash paid/(received) for income taxes and interest is summarized as follows (in thousands):

                                                               2002   2001     2000
                                                               -----  -----  --------
Cash paid/(received) for federal income taxes, net of refunds
                                                               $   -  $   -  $(6,134)
                                                               =====  =====  ========
Cash paid for interest. . . . . . . . . . . . . . . . . . . .  $ 211  $   -  $     -
                                                               =====  =====  ========

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

a) FIXED MATURITY, EQUITY SECURITIES AND OTHER INVESTMENTS: Fair values for fixed maturity and equity securities are based on quote market prices.
b) SHORT-TERM INVESTMENTS AND CASH AND CASH EQUIVALENTS: The carrying value for assets classified as short-term investments and cash and cash equivalents in the accompanying Consolidated Balance Sheets approximates their fair value.
c) SHORT-TERM DEBT: The carrying value for short-term debt approximates fair value.
d) PREFERRED SECURITIES: There is not an active market for the Preferred Securities; however, the estimated market value as of December 31, 2002 was approximately $9,000,000.

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

Information  regarding  the  SIG  Stock  Option  Plan  is  summarized  below:

                                              2002                 2001                 2000
                                            Weighted             Weighted            Weighted
                                             Average              Average             Average
                                   2002     Exercise     2001     Exercise     2000  Exercise
                                   Shares     Price     Shares     Price     Shares     Price
                                 ----------  -------  ----------  -------  ---------- -------
Outstanding at the beginning of
 the year . . . . . . . . . . .  1,271,333   $0.8283  1,344,833   $0.9400    213,033   $6.3125
Granted . . . . . . . . . . . .          -         -          -         -  1,287,000    0.5436
Exercised . . . . . . . . . . .          -         -          -         -          -         -
Forfeited/Surrendered . . . . .   (386,333)   1.4650    (73,500)   2.8474   (155,200)   5.0391
                                 ----------           ----------           ----------
Outstanding at the end of the
 Year . . . . . . . . . . . . .    885,000    0.5503  1,271,333    0.8283  1,344,833    0.9400
                                 ==========           ==========           ==========
Options exercisable at year end    590,167    0.5520    465,333    1.3180     73,500    6.3125
Available for future grant. . .    615,000         -    228,667         -    155,167         -

                                                        Options                 Options
                                          Weighted    Outstanding             Exercisable
                                           Average      Weighted                 Weighted
                                          Remaining     Average                  Average
                             Number       Life (in      Exercise      Number     Exercise
Range of Exercise Prices   Outstanding     Years)        Price      Exercisable   Price
-------------------------  -----------  ------------   ---------    ----------  --------
0.50 - $0.8750 . . . . .      884,500           7.4  $     0.5477      763,000  $  0.5477
6.3125 . . . . . . . . .          500           5.5        6.3125          500     6.3125
                           -----------                              -----------
                              885,000                                  763,500
                           ==========                               ===========

The Board of Directors of Superior Group Management (formally, GGS Management Holdings, Inc.) adopted the GGS Management Holdings, Inc. Stock Option Plan (the "Superior Group Management Stock Option Plan"), effective April 30, 1996. The Superior Group Management Stock Option Plan authorizes the granting of nonqualified and incentive stock options to such officers and other key employees as may be designated by the Board of Directors of Superior Group Management. Options granted under the Superior Group Management Stock Option Plan have a term of ten years and vest at a rate of 20% per year for the five years after the date of the grant. The exercise price of any options granted under the Superior Group Management Stock Option Plan is subject to the following formula: 50% of each grant of options having an exercise price determined by the Board of Directors of Superior Group Management at its discretion, with the remaining 50% of each grant of options subject to a compound annual increase in the exercise price of 10%, with a limitation on the exercise price escalation as such options vest.

Information regarding the Superior Group Management Stock Option Plan is summarized below:

                                            2002            2001              2000
                                          Weighted         Weighted        Weighted
                                          Average          Average          Average
                                  2002    Exercise  2001   Exercise  2000  Exercise
                                  Shares   Price   Shares   Price   Shares   Price
                                 --------  ------  -------  ------  -------  ------
Outstanding at the beginning
 of the year. . . . . . . . . .   83,332   $57.65  83,432   $54.42  92,232   $51.75
Granted . . . . . . . . . . . .        -        -       -        -       -        -
Forfeited . . . . . . . . . . .  (55,555)   57.65    (100)   57.65  (8,800)   51.48
                                 --------  ------  -------          -------
Outstanding at the end of the
 year . . . . . . . . . . . . .   27,777    57.65  83,332    57.65  83,432    54.42
                                 ========          =======          =======
Options exercisable at year end   27,777    57.65  83,332    57.65  66,726    54.42
Available for future grant. . .   83,334        -  27,779        -  27,679        -


                                                                  Options      Options
                                                                Outstanding   Exercisable
                                                      Weighted    Weighted    Weighted
                                                      Average     Average     Average
                                      Number         Remaining    Exercise     Number    Exercise
Range of Exercise Prices           Outstanding     Life (in years)  Price    Exercisable   Price
-------------------------         ------------     --------------  -------   ----------    -----
44.17. . . . . . . . . .               13,889          3.1 yrs  $   44.17       13,889  $   44.17
71.14. . . . . . . . . .               13,888          3.1 yrs  $   71.14       13,888  $   71.14

The Company accounts for stock-based employee compensation using the intrinsic value method under APB Opinion No. 25, "Accounting for Stock Issued to Employees" and interpretation as permitted under SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure'' (SFAS 148). Accordingly, no compensation cost is recorded if the current market price of the underlying stock does not exceed the exercise price at the date of grant. See Note 1 for a pro forma disclosure of the effect stock-based compensation would have had on net loss and net loss per share had the Company applied the fair value accounting provisions of SFAS 123 to stock-based employee compensation and non-employee director compensation.

For purposes of applying SFAS 123, the fair value of each option grant was estimated using the Black-Scholes option-pricing model with the following assumptions:

                                     SIG            SIG            SIG
                                 2002 Grants    2001 Grants     2000 Grants
                                -----------  -------------     -----------
Risk-free interest rates. . . . . . .  N/A          N/A                   5%
Dividend yields . . . . . . . . . . .  N/A          N/A                   -
Volatility factors. . . . . . . . . .  N/A          N/A                 106%
Weighted average expected life. . . .  N/A          N/A           4.0 Years
Weighted average fair value per share  N/A          N/A          $     0.40


17.     MANAGEMENT'S  PLANS

The Company reported net losses of $(35.3) million and $(32.9) million for the years 2002 and 2001, respectively, and is a party to a number of legal proceedings and claims. While shareholders' equity at December 31, 2002 is a deficit of approximately $(179) million, the Company has partially offsetting thirty-year mandatorily redeemable trust preferred stock outstanding of $135 million, which are not due for redemption until 2027. Accumulated interest of approximately $84 million will be due in February 2005. The insurance subsidiaries, excluding IGF, have statutory surplus of approximately $30 million. Management has initiated substantial changes in operational procedures in an effort to return the Company to profitable levels and to improve its financial condition. The Company has and is continuing to raise its rates in a market environment where increasing rates and withdrawal from the market by other companies show positive trends for improving profitability of nonstandard automobile insurance underwriters.

During January and February 2002, the Company sustained adverse loss experience on a substantial portion of its new business written in certain markets. In late February and early March 2002, the Company commenced further analysis of loss ratios by individual agency and a review of claim settlement procedures. Based on this and other analysis, the Company took a number of actions to improve the financial position and operating results of the Company including:

- Eliminated reinstatements in all markets, i.e., upon policy cancellation, the insured must obtain a new policy at prevailing rates and underwriting guidelines;
- Terminated or placed on new business moratorium several hundred agents whose loss ratios were abnormally high when compared to the average for the remaining agents (these agents accounted for approximately 16% of the total gross written premium in 2001);
- Increased underwriting requirements in certain markets including: higher down payments, new policy fees, and shorter policy terms;
- Hired a consultant with significant auto claims experience to review processes and suggest modifications to the claims function.

The  above  actions  were  followed  by:
-    Replacement  of  the  president  of  the  non-standard automobile business;
-    Hiring  an  experienced  vice  president  of  claims;
- Consolidation of all underwriting activities, premium accounting, and agency licensing to the Indianapolis, IN office from Atlanta, GA;
- Closing of regional offices in Denver, CO; Virginia Beach and Alexandria, VA; Glendale, CA; and Jacksonville, FL;
-    Replacement  of  the  claims  department  national  litigation  manager;
-    Replacement  of  the  marketing  manager  and  the  product  manager;
-    Heavy  focus  on  the  improvement  of  process  and  customer service; and
-    Continued  transition  to  an  improved  policy  processing  system.

These actions have resulted in improved operations and a lower expense ratio. Employee staffing levels decreased 40% from 346 to 209 at December 31, 2001 and 2002, respectively. The Company continues to review all job functions in an effort to improve efficiencies.

Management believes that despite the historical losses, it has developed a business plan that can improve the Company's operating results and financial condition in 2003.

18.     QUARTERLY  FINANCIAL  INFORMATION  (UNAUDITED)

Quarterly financial information of continuing operations is as follows (in thousands):

                                                             2002
                                                             ----
                                       First     Second    Third     Fourth      Total
                                      --------  --------  --------  ---------  ---------
Gross written premiums . . . . . . .  $43,755   $21,499   $17,449   $ 25,072   $107,775
Net premiums written . . . . . . . .   12,782     5,640     4,169      7,893     30,484
Net premiums earned. . . . . . . . .   11,766     9,876     7,721      8,299     37,662
Total revenues . . . . . . . . . . .   15,280    13,460    11,957      9,314     50,011
Net operating loss
From continuing operations (1) . . .   (3,102)   (4,967)   (1,013)    (6,965)   (16,047)
Net loss from continuing operations.   (7,729)   (9,421)   (4,584)   (13,526)   (35,260)
Basic operating loss per share
from continuing operations . . . . .     (.30)     (.48)     (.10)      (.67)     (1.55)
Net loss from continuing operations
Per share - basic and diluted. . . .     (.74)     (.91)    (0.44)     (1.31)     (3.40)

                                                             2001
                                                             ----
                                       First     Second    Third     Fourth      Total
                                       --------  --------  --------  -------     ------
Gross written premiums . . . . . . .  $48,222   $46,868   $27,268   $ 38,734   $161,092
Net premiums written . . . . . . . .   16,829    24,620    14,607       (122)    55,934
Net premiums earned. . . . . . . . .   18,728    23,031    22,839     12,349     76,947
Total revenues . . . . . . . . . . .   22,483    27,858    28,874     16,002     95,217
Net operating loss from
Continuing operations (1). . . . . .   (5,011)   (2,848)   (4,029)    (2,686)   (14,574)
Net loss from continuing operations.   (9,432)   (7,009)   (6,824)    (7,471)   (30,736)
Basic operating loss per share
from continuing operations . . . . .     (.48)     (.27)     (.39)      (.26)     (1.40)
Net loss from continuing operations
Per share - basic and diluted. . . .     (.91)     (.68)     (.66)      (.71)     (2.96)

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

Summarized results of operations and financial position for discontinued operations were as follows:

STATEMENTS  OF  OPERATIONS
(in  thousands)



Year Ended December 31,                                      2002      2001       2000
                                                           --------  ---------  ---------
Gross premiums written. . . . . . . . . . . . . . . . . .  $  (314)  $256,722   $241,748
                                                           ========  =========  =========
Net premiums written. . . . . . . . . . . . . . . . . . .  $    (5)  $   (308)  $ 26,466
                                                           ========  =========  =========

       Net premiums earned. . . . . . . . . . . . . . . .  $     8   $   (308)  $ 26,531
       Net investment and fee income. . . . . . . . . . .    1,058      1,657      1,229
       Net realized capital gain. . . . . . . . . . . . .   (2,935)       799         10
                                                           --------  ---------  ---------
Total revenues. . . . . . . . . . . . . . . . . . . . . .   (1,869)     2,148     27,770
                                                           --------  ---------  ---------

       Loss and loss adjustment expenses. . . . . . . . .      204      3,559     40,690
       Policy acquisition and general and administrative
      expenses. . . . . . . . . . . . . . . . . . . . . .   (2,073)       654      2,059
       Interest and amortization expense. . . . . . . . .        -         91      1,162
                                                           --------  ---------  ---------
Total expenses. . . . . . . . . . . . . . . . . . . . . .   (1,869)     4,304     43,911
                                                           --------  ---------  ---------

Loss before income taxes. . . . . . . . . . . . . . . . .        -     (2,156)   (16,141)

Income taxes:
        Current income tax (benefit). . . . . . . . . . .        -          -          -
        Deferred income tax expense . . . . . . . . . . .        -          -          -
                                                           --------  ---------  ---------
Total income tax expense (benefit). . . . . . . . . . . .        -          -          -
                                                           --------  ---------  ---------

Loss from operations of discontinued segment. . . . . . .        -          -    (16,141)
Loss on disposal of discontinued segment. . . . . . . . .        -     (2,156)      (900)
                                                           --------  ---------  ---------
Net loss from discontinued operations . . . . . . . . . .  $     -   $ (2,156)  $(17,041)
                                                           ========  =========  =========

-------------------------------------------------------------------------------
MANAGEMENT'S  RESPONSIBILITY
-------------------------------------------------------------------------------

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

The Company maintains a system of internal controls, which is designed to provide reasonable assurance that accounting records are reliable and to safeguard the Company's assets. The independent accounting firm of BDO Seidman, LLP has audited and reported on the Company's consolidated financial statements for 2002, 2001 and 2000. Their opinion is based upon audits conducted by them in accordance with generally accepted auditing standards to obtain assurance that the consolidated financial statements are free of material misstatements.

The Board of Directors, two members of which include outside directors, meets with the independent external auditors and management representatives to review the internal accounting controls, the consolidated financial statements and other financial reporting matters. In addition to having unrestricted access to the books and records of the Company, the independent external auditors also have unrestricted access to the Board of Directors.


                               [GRAPHIC  OMITED]


                               [GRAPHIC  OMITED]


Douglas  H.  Symons
President,  Chief  Executive  Officer  and  Secretary
June  3,  2003

BOARD OF DIRECTORS AND SHAREHOLDERS OF SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
INDIANAPOLIS,  INDIANA

We have audited the accompanying consolidated balance sheets of Symons International Group, Inc. and subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of earnings (loss), changes in shareholders' equity (deficit) and cash flows for the years ended December 31, 2002, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Symons International Group, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years ended December 31, 2002, 2001 and 2000 in conformity with accounting principles generally accepted in the United States of America.

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

As discussed in note 12, the Company's insurance subsidiaries are subject to evaluation and regulation under the NAIC Insurance Regulatory Information System
(IRIS) and risk-based capital (RBC) requirements for property and casualty insurance companies. The resulting IRIS test results and RBC calculations reported by the subsidiaries as of December 31, 2002, may result in various levels of corrective action, including regulatory control, by the Indiana Department of Insurance and the Florida Department of Insurance.



/s/  BDO  Seidman,  LLP

BDO  Seidman,  LLP
Grand  Rapids,  Michigan
May  9,  2003

SHAREHOLDER  INFORMATION

Corporate  Offices          Registrar  and  Transfer  Agent
Symons  International  Group,  Inc.     National  City  Bank
4720  Kingsway  Drive          4100  West  150th  Street
Indianapolis,  Indiana  46205     3rd  Floor
(317)  259-6300          Cleveland,  Ohio  44135-1385

Independent  Public  Accountants     Annual  Meeting  of  Shareholders
BDO  Seidman,  LLP          4720  Kingsway  Drive
99  Monroe,  Avenue,  N.W.,  Suite  800     Indianapolis,  Indiana  46205
Grand  Rapids,  Michigan  49503-2698     July  11,  2003  at  10:00  A.M.  (EST)


ANNUAL  REPORT  ON  FORM  10-K:
A copy of the Annual Report on Form 10-K for Symons International Group, Inc. for the year ended December 31, 2002, filed with the Securities and Exchange Commission, may be obtained, without charge, upon request to the individual and address noted under Shareholder Inquiries.


MARKET  AND  DIVIDEND  INFORMATION

As of July 1, 2000 Symons International Group, Inc.'s common stock began trading on the OTC Bulletin Board under the symbol SIGC.OB. Prior to this date the Company's stock was traded on the NASDAQ Stock Market's National Market.

                              Stock Trading Prices


                                   2002        2001
                                  -----        -----
Quarter Ended                   High   Low   High   Low
-------------                   ----  ---  ----  ----

March 31                        $.09  $ .05  $1.19  $.41

June 30                         $.06  $ .03  $ .59  $.35

September 30                    $.05  $ .01  $ .51  $.06

December 31                     $.06  $ .02  $ .17  $.04

Quotations reflect inter-dealer prices without retail mark-up, markdown or commission and may not represent actual transactions.

As of March 31, 2003, the Company had approximately 1,200 shareholders, based on the number of holders of record and an estimate of the number of individual participants represented by securities position listings.

Symons International Group, Inc. did not declare or pay cash dividends on its common stock during the years ended December 31, 2002, 2001 and 2000, nor does the Company presently plan to pay cash dividends on its common stock. Dividend payments to the Company by its insurance subsidiaries are subject to restrictions and limitations under applicable laws under which an insurance subsidiary may not pay dividends without prior notice to, or approval by, the subsidiary's domiciling insurance regulator. The indenture relating to the Preferred Securities currently prohibits the payment of dividends on the Company's common stock. See Management's Discussion and Analysis of Financial Condition and Results of Operations and the notes to the Consolidated Financial Statements for additional discussion regarding restrictions on the payment of dividends.

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
Email:  dsymons@sigins.com

BOARD  OF  DIRECTORS

G.  GORDON  SYMONS
Chairman  of  the  Board
Symons  International  Group,  Inc.  and
Goran  Capital  Inc.

DOUGLAS  H.  SYMONS
President  and  Chief  Executive  Officer
Symons  International  Group,  Inc.

President  and  Chief  Executive  Officer
Goran  Capital  Inc.

TERRY  W.  ANKER
Chairman  of  the  Board
Anthology  Companies

MICHAEL  D.  PUCKETT
President  and  Chief  Financial  Officer
CFG  Wealth  Management

EXECUTIVE  OFFICERS

DOUGLAS  H.  SYMONS
President,  Chief  Executive  Officer  and  Secretary
Symons  International  Group,  Inc.

GREGG  F.  ALBACETE
Vice  President  and  Chief  Information  Officer
Symons  International  Group,  Inc.

DAVID  N.  HAFLING
Vice  President  and  Chief  Actuary
Symons  International  Group,  Inc.

BRUCE  K.  DWYER
Chief  Financial  Officer
Symons  International  Group,  Inc.


COMPANY,  SUBSIDIARY  AND  BRANCH  OFFICES

CORPORATE  OFFICE

Symons  International  Group,  Inc.
4720  Kingsway  Drive
Indianapolis,  Indiana  46205
Tel:  317-259-6300
Fax:  317-259-6395
Website:  www.sigins.com
          --------------

SUBSIDIARY  AND  BRANCH  OFFICES

Superior  Insurance  Group,  Inc.
4720  Kingsway  Drive
Indianapolis,  Indiana  46205
Tel:  317-259-6300
Fax:  317-259-6395
Website:  www.sigauto.com
          ---------------

Pafco  General  Insurance  Company
4720  Kingsway  Drive
Indianapolis,  Indiana  46205
Tel:  317-259-6300
Fax:  317-259-6395

Superior  Insurance  Company
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